As filed with the Securities and Exchange Commission on December 22, 2010
Registration No. 333-171001

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

EVERGREEN SOLAR, INC.
(Exact name of Registrant as specified in its charter)

Delaware	3674	04-3242254
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

138 Bartlett Street
Marlboro, Massachusetts 01752
(508) 357-2221
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Michael El-Hillow
President and Chief Executive Officer
Evergreen Solar, Inc.
138 Bartlett Street
Marlboro, Massachusetts 01752
(508) 357-2221
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

John R. Utzschneider, Esq. J.Q. Newton Davis, Esq. Bingham McCutchen LLP One Federal Street Boston, Massachusetts 02110 (617) 951-8000	Christian M. Ehrbar, Esq. General Counsel and Corporate Secretary Evergreen Solar, Inc. 138 Bartlett Street Marlboro, Massachusetts 01752 (508) 357-2221	John A. Fore, Esq. Wilson Sonsini Goodrich & Rosati, Professional Corporation 650 Page Mill Road Palo Alto, California 94304 (650) 493-9300

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effectiveness of this registration statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount	Offering	Aggregate	Registration
Securities Being Registered	to be Registered	Price per Share	Offering Price(1)	Fee(2)
4.0% Convertible Subordinated Additional Cash Notes due 2020	$104,000,000(3)	100%	$208,000,000	$14,830.40(4)
7.5% Convertible Senior Notes due 2017	$165,000,000(5)	100%	$165,000,000	$11,764.50(6)
Common Stock, $0.01 par value per share	(7)	(7)	(7)	(7)

(1)	Represents the value of the maximum amount of 4.0% Senior Convertible Notes due 2013 and 13.0% Convertible Senior Secured Notes due 2015, as applicable, that the registrant may receive from tendering holders in the exchange offers described in this Registration Statement.

(2)	The registration fee has been calculated pursuant to Rule 457(f) under the Securities Act.

(3)	Represents the maximum principal amount at maturity of 4.0% Convertible Subordinated Additional Cash Notes due 2020 that may be issued pursuant to the exchange offers described in this Registration Statement.

(4)	$14,260 of this fee was previously paid on December 6, 2010.

(5)	Represents the maximum principal amount at maturity of 7.5% Convertible Senior Notes due 2017 that may be issued pursuant to the exchange offers described in this Registration Statement.

(6)	This fee was previously paid on December 6, 2010.

(7)	The shares of common stock that are being registered include such indeterminate number of shares of common stock, if any, that may be issued upon conversion of the new notes registered hereby, which shares are not subject to an additional fee pursuant to Rule 457(i) of the Securities Act. Pursuant to Rule 416 under the Securities Act, such number of shares of common stock registered hereby shall include an indeterminate number of shares of common stock that may be issued in connection with stock splits, stock dividends, recapitalizations or similar events.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus may change. We may not complete the exchange offer and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 22, 2010

PROSPECTUS

EVERGREEN SOLAR, INC.

Offer to Exchange
up to $100,000,000 of our 4.0% Convertible Subordinated Additional Cash Notes due 2020
for up to $200,000,000 of our 4.0% Senior Convertible Notes due 2013
(CUSIP No. 30033RAC2)
and
up to $165,000,000 of our 7.5% Convertible Senior Notes due 2017
for up to $165,000,000 of our 13.0% Convertible Senior Secured Notes due 2015
(CUSIP No. 30033RAD0)
and
Consent Solicitation

We are offering to exchange (i) an aggregate principal amount of up to $100,000,000 of new 4.0% Convertible Subordinated Additional Cash Notes due 2020, or the new 4% notes, for an aggregate principal amount of up to $200,000,000 of 4.0% Senior Convertible Notes due 2013, or the existing 4% notes, and (ii) an aggregate principal amount of up to $165,000,000 of new 7.5% Convertible Senior Notes due 2017, or the new 7.5% notes, for an aggregate principal amount of up to $165,000,000 of 13.0% Convertible Senior Secured Notes due 2015, or the existing 13% notes. You may tender all, some or none of your existing 4% notes or your existing 13% notes, subject, in the case of the 4% exchange offer, to the modified “Dutch auction” procedures discussed below. The amount of new 4% notes to be issued will be determined by the modified “Dutch auction” procedures described below. In exchange for each $1,000 principal amount of existing 13% notes that is tendered and accepted, holders of existing 13% notes will receive $1,000 principal amount of our new 7.5% notes.

The exchange offer for the existing 4% notes is being conducted as a modified “Dutch auction” pursuant to which holders of such notes will have the opportunity to specify an exchange ratio at which they would be willing to exchange such notes for new 4% notes. Holders must submit tenders in the range from $425 principal amount (referred to as the 4% minimum exchange ratio) to $500 principal amount of new 4% notes that would be issued for each $1,000 principal amount of existing 4% notes surrendered for exchange by such holder. If the 4% clearing exchange ratio is $425, we will issue $85,000,000 aggregate principal amount of new 4% notes, and if the 4% clearing exchange ratio is $500, we will issue $100,000,000 aggregate principal amount of new 4% notes, in each case assuming that at least $200,000,000 principal amount of existing 4% notes are tendered.

We will accept existing 4% notes tendered beginning with the 4% minimum exchange ratio and continuing in order of increasing increments of $2.50 in new 4% notes per $1,000 principal amount of existing 4% notes, until the aggregate principal amount of accepted existing 4% notes tendered equals $200,000,000 (including any subsequent increase in such amount, referred to as the 4% maximum amount). The highest exchange ratio specified with respect to existing 4% notes accepted for exchange in this process is referred to as the 4% clearing exchange ratio. If the aggregate principal amount of existing 4% notes tendered in this exchange offer exceeds the 4% maximum amount, all existing 4% notes tendered at or below the 4% clearing exchange ratio will be accepted on a pro rata basis up to the 4% maximum amount, and existing 4% notes tendered above the 4% clearing exchange ratio will be rejected. If the aggregate principal amount of existing 4% notes tendered in this exchange offer is less than the 4% maximum amount, we will accept all existing 4% notes tendered, and the highest exchange ratio specified with respect to any existing 4% notes tendered will be the 4% clearing exchange ratio. All existing 4% notes tendered that we accept will be paid in new 4% notes based on the same 4% clearing exchange ratio. We reserve the right, but are not obligated, to increase the 4% maximum amount.

The exchange offer relating to the existing 4% notes is referred to in this prospectus as the 4% exchange offer, the exchange offer relating to the existing 13% notes is referred to in this prospectus as the 13% exchange offer, and they are collectively referred to as the exchange offers.

In all cases, we will make appropriate adjustments to avoid exchanges of existing notes in a principal amount other than $1,000 and integral multiples of $1,000 and issuances of new 4% notes and new 7.5% notes in a principal amount other than $1,000 or integral multiples of $1,000. The aggregate principal amount of new notes to be issued to any holder in the exchange offers will be rounded to the nearest $1,000. Any fractional portion of new notes will be paid in cash.

All holders whose existing notes are validly tendered and accepted will also receive a cash payment equal to the accrued and unpaid interest on their existing notes accepted for exchange from the last applicable interest payment date to but excluding the settlement date.

As part of the exchange offers, we are soliciting the consent of holders of the requisite principal amount outstanding of our existing 13% notes necessary to amend certain terms and conditions of the indenture governing the existing 13% notes (referred to as the consent solicitation). The proposed amendments would release the security interest and all of the collateral securing our obligations under the existing 13% notes, terminate the existing collateral documents and eliminate many of the restrictive covenants and certain events of default in the indenture governing the existing 13% notes. Holders may not deliver consents to the proposed amendments without tendering their existing 13% notes, and holders may not tender their existing 13% notes without delivering consents.

The exchange offers and consent solicitation will expire at 11:59 p.m., New York City time, on          , 2011, after the vote at the special stockholder meeting we have called to approve the issuance of the exchange consideration in these exchange offers under the applicable provisions of Nasdaq Marketplace Rule 5635 and to increase the authorized shares of our common stock (referred to as the special meeting). We may extend the expiration date and time of either or both the exchange offers and consent solicitation, and such applicable date and time shall be referred to as the expiration date. You may withdraw existing 4% notes and existing 13% notes, or, collectively, the existing notes, tendered in the applicable exchange offer at any time prior to the expiration date. Consents may be revoked at any time prior to the expiration date. Consents may be revoked only by withdrawing the related existing 13% notes tendered in the 13% exchange offer and the withdrawal of any existing 13% notes will automatically constitute a revocation of the related consents.

Any note withdrawn pursuant to the terms of these exchange offers shall not thereafter be considered tendered for any purpose of this prospectus unless and until such note is again tendered pursuant to these exchange offers. Existing notes not exchanged in the exchange offers will be returned to the tendering holder at our expense promptly after the expiration or termination of the exchange offers.

Our common stock is currently listed on The Nasdaq Global Market under the symbol “ESLR.” We have submitted an application to Nasdaq to move our common stock from The Nasdaq Global Market to The Nasdaq Capital Market and expect the move to become effective on December 29, 2010. The last reported sale price of our common stock on The Nasdaq Global Market on December 17, 2010 was $0.60 per share. We do not intend to list either the new 4% notes or the new 7.5% notes on any national securities exchange or include them in any automated quotation system.

See “Risk Factors” beginning on page 22 for a discussion of risk factors you should consider before deciding to participate in either exchange offer. Neither we, our officers, our board of directors, the dealer manager, the exchange agent, the information agent nor any other person authorized by us is making any recommendation as to whether or not you should tender your notes for exchange pursuant to the exchange offers or deliver a consent pursuant to the consent solicitation.

The amounts of our existing 4% notes that are exchanged in the 4% exchange offer may be prorated as set forth herein. See “Description of the Exchange Offers and Consent Solicitation — Proration With Respect to Existing 4% Notes.” Holders should therefore tender the maximum amount of existing 4% notes that they wish to be accepted. We intend to promptly return tendered existing 4% notes which may not be not accepted due to proration to the holders thereof.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The dealer manager for the exchange offers and consent solicitation is:

Lazard Capital Markets

The date of this prospectus is          .

The information contained or incorporated by reference in this prospectus is part of a registration statement we filed with the U.S. Securities and Exchange Commission (“SEC”). You should rely only on the information and representations contained or incorporated by reference in this prospectus. Neither we, our officers, our board of directors, the dealer manager, the exchange agent, the information agent nor the trustee has authorized any other person to provide you with different information. You should not assume that the information appearing in this prospectus is accurate as of any date other than the date on the front cover of this prospectus. You should not assume that the information contained in the documents incorporated by reference in this prospectus is accurate as of any date other than the respective dates of those documents. Our business, financial condition, results of operations and prospects may have changed since that date. We are not making an offer of these securities in places where we have made good faith efforts to comply with state statutes but have been prohibited by administrative or judicial action from making offers and sales.

This prospectus incorporates important business and financial information about Evergreen Solar, Inc. that is not included or delivered with this prospectus. Such information is available without charge to holders of existing 4% notes and existing 13% notes upon written or oral request made to the office of the Corporate Secretary, Evergreen Solar, Inc., 138 Bartlett Street, Marlboro, Massachusetts 01752 (Telephone (508) 357-2221). To obtain timely delivery of any requested information, holders of existing 4% notes and existing 13% notes must make any request no later than          , 2011 or the date that is no later than five business days prior to the expiration of the exchange offers.

i

FORWARD-LOOKING STATEMENTS

This prospectus, and the documents incorporated by reference herein, contain forward-looking statements regarding management’s expectations, beliefs, strategies, goals, outlook and other non-historical matters. They may often be identified with such words as “we expect,” “we believe,” “we anticipate” or similar indications of future expectations. These statements are neither promises nor guarantees and involve risks and uncertainties. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including, but not limited to, statements regarding:

•	our future growth, revenue, earnings and gross margin improvement;

•	our ability to reduce manufacturing costs and improve yields in our Devens, Massachusetts manufacturing facility and meet initial manufacturing cost and yield targets in our Wuhan, China manufacturing facility;

•	the completion of our Midland, Michigan and Wuhan, China facilities and Jiawei Solar (Wuhan) Co., Ltd.’s Wuhan, China facilities and other potential capacity expansions, and the timing of such facilities becoming fully operational and meeting manufacturing capacity goals on schedule and within budget;

•	the transition of our panel assembly to China from our manufacturing facility in Devens, Massachusetts;

•	the sufficiency of our cash and cash equivalents; access to capital markets to satisfy our anticipated cash requirements or to restructure our outstanding indebtedness; and possible sales or exchanges of securities and our planned use of proceeds from such sales;

•	capital requirements to respond to competitive pressures and acquire complementary businesses and necessary technologies;

•	costs associated with research and development, building or improving manufacturing facilities, general and administrative expenses and business growth;

•	the demand, pricing and market for our products, shifts in our geographic product revenue mix, and our position in the solar power market;

•	the volume of solar wafers, cells and panels we can produce;

•	the making of strategic investments and expansion of strategic partnerships, manufacturing operations and distribution networks; and the future benefit of these activities;

•	the operating efficiency of our manufacturing facilities, including increases in manufacturing scale and technological improvements needed to continuously reduce the cost per watt to manufacture our products;

•	revenue from customer contracts primarily denominated in Euros that are subject to foreign currency exchange risks and the use of derivative financial instruments to manage those risks;

•	our receipt of government sponsored financing and other funding to support our expansion and our ability to satisfy associated obligations;

•	our expectations regarding product performance and technological competitiveness;

•	our ability to obtain key materials;

•	the benefits of our proprietary technology and new manufacturing processes and other developments, including advances in our quad wafer furnace, the industry standard size wafer furnaces we are developing and other continued enhancements of our wafer, cell and panel production technologies; and

•	the completion or failure to complete all or any part of our recapitalization plan or our move to The Nasdaq Capital Market and the expected impact of completing or failing to complete these actions.

There are numerous risks and uncertainties which could cause our actual results to differ materially from such forward-looking statements, including, for example:

•	unexpected materials shortages or price increases;

•	the uncertainty involved in forecasting the cost benefits from new technologies, new operational strategies and operational scaling;

•	the possibility that we may be unable to fund future manufacturing expansions;

•	the complexity of forecasting product pricing and customer demand in a volatile and uncertain market for our products;

•	the default that would occur under our outstanding indebtedness if we are delisted from Nasdaq, which would cause our indebtedness to become immediately due and payable;

•	we may be unable to complete one or more aspects of our recapitalization plan; and

•	our expectations regarding the impact of the completion or failure of all or any part of our recapitalization plan may not be correct.

These and additional risks and uncertainties described under “Risk Factors” are among other risks and uncertainties that could cause forward looking statements to be incorrect and may have a material adverse effect upon our business, results of operations and financial condition. We caution readers not to place undue reliance on any forward-looking statements contained in this prospectus, the documents incorporated by reference herein or any “free writing prospectus” we authorize to be delivered to you. Forward-looking statements speak only as of the date they are made and we undertake no obligation to update any such statements, except as otherwise required by applicable law.

TRADEMARKS

We own or have rights to trademarks or trade names that we use in conjunction with the operation of our business. Each trademark, trade name or service mark of any other company appearing in this prospectus or any accompanying prospectus supplement belongs to its holder. Use or display by us of other parties’ trademarks, trade names or service marks is not intended to and does not imply a relationship with, or endorsement or sponsorship by us of, the trademark, trade name or service mark owner.

WHERE YOU CAN FIND MORE INFORMATION

Evergreen Solar, Inc. is subject to the information requirements of the Securities Exchange Act of 1934, or the Exchange Act, and in accordance with the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov.

Evergreen Solar, Inc. has a website located at http://www.evergreensolar.com. The information on this website is not incorporated by reference into this prospectus or any prospectus supplement and you should not consider it part of this prospectus or any prospectus supplement.

The letter of transmittal and consent and all correspondence in connection with the exchange offers and consent solicitation should be sent or delivered by each holder of existing 4% notes or existing 13% notes, or a beneficial owner’s broker, dealer, commercial bank, trust company or other nominee, to the exchange agent at its address or facsimile number set forth below.

Exchange Agent:

U.S. Bank National Association

By Hand, Overnight Delivery or Mail (Registered or Certified Mail Recommended):	By Facsimile Transmission (for eligible institutions only):

West Side Flats Operation Center 60 Livingston Avenue St. Paul, MN 55107 Attn: Specialized Finance (Evergreen Solar)	(651) 495-8158 Attn: Specialized Finance Fax cover sheet should provide a call back number and request a call back, upon receipt.

Confirm receipt by calling (651) 495-3520

For Information Call:
800-934-6802

Questions concerning tender or consent procedures and requests for additional copies of this prospectus or the letter of transmittal and consent or any of the other accompanying documents may be directed to the information agent at the address and telephone number set forth below.

Information Agent:

The Proxy Advisory Group, LLC®
18 East 41st Street, Suite 2000
New York, New York 10017

Please Call (212) 616-2180

Questions regarding the terms of the exchange offers and consent solicitation should be directed to the dealer manager at the address and telephone number set forth below.

Dealer Manager

Lazard Capital Markets LLC
30 Rockefeller Plaza
New York, New York 10020
Attention: Susan Schwab
Telephone: (212) 632-1960

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

This prospectus “incorporates by reference” certain information we file with the SEC. The information incorporated by reference is an important part of this prospectus. The incorporated documents contain significant information about us, our business and our finances. Any statement contained in a document which is incorporated by reference into this prospectus is automatically updated and superseded if information contained in this prospectus, or information that we later file with the SEC, modifies or replaces this information. We incorporate by reference the following documents filed with the SEC:

•	Annual Report on Form 10-K, as amended, for the year ended December 31, 2009;

•	Quarterly Report on Form 10-Q, for the period ended April 3, 2010;

•	Quarterly Report on Form 10-Q, for the period ended July 3, 2010;

•	Quarterly Report on Form 10-Q, for the period ended October 2, 2010;

•	Current Report on Form 8-K filed with the SEC on February 4, 2010;

•	Current Report on Form 8-K filed with the SEC on March 29, 2010, as amended by the Current Report on Form 8-K/A filed with the SEC on August 12, 2010 and by the Current Report on Form 8-K/A filed with the SEC on September 14, 2010;

•	Current Report on Form 8-K filed with the SEC on April 1, 2010;

•	Item 8.01 of Current Report on Form 8-K filed with the SEC on April 19, 2010

•	Current Report on Form 8-K filed with the SEC on April 26, 2010;

•	Current Report on Form 8-K filed with the SEC on April 27, 2010;

•	Items 1.01 and 5.02 of Current Report on Form 8-K filed with the SEC on May 4, 2010;

•	Current Report on Form 8-K filed with the SEC on July 8, 2010;

•	Current Report on Form 8-K filed with the SEC on August 2, 2010;

•	Current Report on Form 8-K filed with the SEC on August 12, 2010;

•	Current Report on Form 8-K filed with the SEC on September 24, 2010;

•	Current Report on Form 8-K filed with the SEC on November 17, 2010;

•	Current Report on Form 8-K filed with the SEC on December 6, 2010;

•	The description of our common stock included in the Form 8-A filed on October 4, 2000 and any amendment or report filed with the SEC for the purpose of updating such description; and

•	All documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of the initial registration statement and prior to the effectiveness of the registration statement and after the date of this prospectus and prior to the termination of the offering; except as to any portion of any future report or document that is not deemed filed under such provisions.

We will provide without charge to each person to whom a prospectus is delivered, on written or oral request of that person, a copy of any or all of the documents we are incorporating by reference into this prospectus, other than exhibits to those documents unless those exhibits are specifically incorporated by reference into those documents. A written request should be addressed to:

Evergreen Solar, Inc.
138 Bartlett Street
Marlboro, Massachusetts 01752
Attention: Corporate Secretary.

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To obtain timely delivery of any requested information, holders of existing 4% notes and existing 13% notes must make any request no later than          , 2011 or the date that is no later than five business days prior to the expiration of the exchange offers.

This prospectus is part of a registration statement we filed with the SEC. We have incorporated exhibits into the registration statement. You should read the exhibits carefully for provisions that may be important to you.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different or additional information. We are not making an offer of these securities in any state where we have made good faith efforts to comply with state statutes but have been prohibited by administrative or judicial action from making the offer. You should not assume that the information in this prospectus or in the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus or the date of the applicable documents.

SUMMARY

The following is a summary of the more detailed information included in this prospectus. For a more complete understanding of Evergreen Solar and the exchange offers and consent solicitation, we encourage you to read carefully this entire prospectus, including the documents incorporated herein by reference. Unless otherwise stated, all references to “us,” “our,” “Evergreen,” “we,” the “Company” and similar designations refer to Evergreen Solar, Inc. and its consolidated subsidiaries unless the context otherwise requires and all references to “Evergreen Solar” refer to Evergreen Solar, Inc.

Our Company

We develop, manufacture and market String Ribbon® solar panels utilizing our proprietary wafer manufacturing technology. Our technology involves a unique process to produce multi-crystalline silicon wafers by growing thin sheets of multi-crystalline silicon that are then laser cut into wafers. This process substantially reduces the amount of silicon and other processing costs required to produce a wafer when compared to conventional sawing processes. Silicon is the key raw material in manufacturing multi-crystalline silicon wafers. With current silicon consumption of approximately 3.7 grams per watt, we believe we are the industry leader in efficient silicon consumption and use approximately half the silicon used by wafer manufacturers utilizing conventional sawing processes. The wafers we produce are the primary components of photovoltaic, or PV, cells which, in turn, are used to produce solar panels. We believe that our proprietary and patented technologies offer significant cost and manufacturing advantages over competing silicon-based wafer manufacturing technologies.

Corporate Information

Evergreen Solar, Inc. was incorporated in Delaware in August 1994. Our executive offices are located at 138 Bartlett Street, Marlboro, Massachusetts 01752, and our telephone number is (508) 357-2221. We maintain an Internet website at www.evergreensolar.com. The information on our website is not incorporated by reference into this prospectus or any prospectus supplement, and you should not consider it part of this prospectus or any prospectus supplement.

Recapitalization Plan

On December 6, 2010, we announced that our Board of Directors had approved a comprehensive recapitalization plan to align our capital structure with our current business model and better position us to pursue future growth. The recapitalization plan, if completed, will substantially reduce our outstanding indebtedness and annual interest expense, exchange a portion of our existing debt for new debt with longer maturities, create a capital structure that we believe is more likely to cause the holders of our convertible debt to convert their notes into common stock (which would further accomplish our long term goal of substantially reducing outstanding debt) and increase our flexibility to manage our business by eliminating certain restrictive covenants and the security interest contained in the existing 13% notes. The recapitalization plan is comprised of the following elements:

•	the exchange offers and consent solicitation described in this prospectus;

•	raising additional capital by seeking to sell up to $40,000,000 aggregate principal amount of our new 4% notes, referred to as the new 4% notes financing;

•	implementing the 1-for-6 reverse stock split previously approved by our stockholders at our annual meeting on July 27, 2010, which will become effective prior to the closing of the exchange offers. The primary objective of the 1-for-6 reverse stock split is to raise the per share trading price of our common stock. The Company believes that this will, among other things, better enable us to maintain the listing requirements of our common stock under Nasdaq Marketplace Rules and facilitate higher levels of institutional stock ownership, as investment policies of many institutional investors require minimum securities price points; and

•	increasing our authorized shares of common stock from 120,000,000 shares, which will be the number of authorized shares after we file the amendment to our certificate of incorporation that will effect the 1-for-6 reverse stock split, to 240,000,000 shares in order to ensure that we have sufficient shares available for future issuances.

We are holding a special meeting of stockholders to ask our stockholders to approve the issuance of the new notes (and the issuance of common stock issuable upon conversion of the new notes) in connection with the exchange offers and new 4% notes financing, under the applicable provisions of Nasdaq Marketplace Rule 5635, and to approve an amendment to our certificate of incorporation to increase the Company’s authorized common shares to 240,000,000 from 120,000,000. Approval by our stockholders of these two proposals is a condition to the completion of the exchange offers.

The information in this prospectus does not reflect the implementation of the 1-for-6 reverse stock split except where otherwise noted.

Recent Events

On July 1, 2010, we received a deficiency letter from The Nasdaq Global Market stating that, based on the closing bid price of our common stock for the 30 consecutive business days preceding such date, we no longer meet the minimum $1.00 per share requirement for continued listing on The Nasdaq Global Market under Marketplace Rule 5450(a)(1). We have submitted an application to Nasdaq to move our common stock from The Nasdaq Global Market to The Nasdaq Capital Market and expect the move to become effective on December 29, 2010. By switching markets, we will have an additional 180-day grace period to regain compliance with the minimum bid price rule and will complete the 1-for-6 reverse stock split discussed above in order to better enable us regain compliance with the minimum bid price rule.

THE EXCHANGE OFFERS AND CONSENT SOLICITATION

We have summarized the material terms of the exchange offers and consent solicitation in this section. You should read the description of the exchange offers and consent solicitation under “Description of the Exchange Offers and Consent Solicitation,” of the new 4% notes under “Description of New 4% Notes” and of the new 7.5% notes under “Description of New 7.5% Notes” for more detailed information.

Offeror	Evergreen Solar, Inc.

The Exchange Offers	We are offering to exchange (i) an aggregate principal amount of up to $100,000,000 of new 4% notes for an aggregate principal amount of up to $200,000,000 of existing 4% notes and (ii) an aggregate principal amount of up to $165,000,000 of new 7.5% notes for an aggregate principal amount of up to $165,000,000 of existing 13% notes. As of the date of this prospectus, there are $249,207,000 aggregate principal amount of existing 4% notes and $165,000,000 aggregate principal amount of existing 13% notes outstanding. You may tender all, some or none of your existing 4% notes or your existing 13% notes, subject, in the case of the 4% exchange offer, to the modified “Dutch auction” procedures discussed below. The amount of new 4% notes to be issued will be determined by the modified “Dutch auction” procedures described below. In exchange for each $1,000 principal amount of existing 13% notes that is tendered and accepted, holders of existing 13% notes will receive $1,000 principal amount of our new 7.5% notes. We refer to the existing 4% notes and the existing 13% notes, collectively, as the existing notes and to the new 4% notes and the new 7.5% notes, collectively, as the new notes.

Modified “Dutch Auction” Procedures for 4% Exchange Offer	The 4% exchange offer is being conducted as a modified “Dutch auction” pursuant to which holders of existing 4% notes will have the opportunity to specify an exchange ratio at which they would be willing to exchange existing 4% notes for new 4% notes. Holders must submit tenders in the range from $425 principal amount (referred to as the 4% minimum exchange ratio) to $500 principal amount of new 4% notes that would be issued for each $1,000 principal amount of existing 4% notes surrendered for exchange by each holder. If the 4% clearing exchange ratio is $425, we will issue $85,000,000 aggregate principal amount of new 4% notes, and if the 4% clearing exchange ratio is $500, we will issue $100,000,000 aggregate principal amount of new 4% notes, in each case assuming that at least $200,000,000 principal amount of existing 4% notes are tendered.

We will accept existing 4% notes tendered beginning with the 4% minimum exchange ratio and continuing in order of increasing increments of $2.50 in new 4% notes per $1,000 principal amount of existing 4% notes, until the aggregate principal amount of accepted existing 4% notes tendered equals $200,000,000 (including any subsequent increase in such amount, referred to as the 4% maximum amount). The highest exchange ratio specified with respect to existing 4% notes accepted for exchange in this process is referred to as the 4% clearing exchange ratio. If the aggregate principal amount of existing 4% notes tendered in the 4% exchange offer exceeds the 4% maximum amount, all existing 4% notes tendered at or below the 4% clearing exchange ratio will be accepted on a pro rata basis up to the 4% maximum amount, and existing 4% notes tendered above the 4% clearing exchange ratio will be rejected. If the aggregate principal amount of existing 4% notes tendered in this exchange offer is less than the 4% maximum amount, we will accept all existing 4% notes tendered, and the highest exchange ratio specified with respect to any existing 4% notes tendered will be the 4% clearing exchange ratio. All existing 4% notes tendered that we accept will be paid in new 4% notes based on the same 4% clearing exchange ratio. We reserve the right, but are not obligated, to increase the 4% maximum amount.

Deciding Whether to Participate in the Exchange Offers	Neither we, our officers, our board of directors, the dealer manager, the exchange agent nor the information agent is making any recommendation as to whether you should tender your existing notes for exchange pursuant to the exchange offers or deliver a consent pursuant to the consent solicitation. Further, neither we nor they have authorized anyone to make any such recommendation. Accordingly, you must make your own determination as to whether to tender your existing notes and, if so, the aggregate principal amount of existing notes to tender and, in the case of existing 4% notes, the exchange ratio at which to tender your notes. You should read this prospectus and the letter of transmittal and consent and consult with your financial, legal and tax advisors, if any, to make that decision. In particular, you should know that there are certain significant adverse tax consequences that could result from the exchange of existing notes or the holding, conversion or other disposition of the new notes. Investors considering the exchange of existing notes for new notes should discuss the tax consequences with their own tax advisors. See “Material U.S. Federal Income Tax Considerations.”

The Consent Solicitation	As part of the 13% exchange offer, we are soliciting the consent of holders of the requisite principal amount outstanding of the existing 13% notes necessary to amend certain terms and conditions of the indenture governing the existing 13% notes. For a description of the proposed amendments to the indenture governing the existing 13% notes, see “Description of the Proposed Amendments.” Holders of existing 13% notes may not deliver consents to the proposed amendments without tendering their existing 13% notes for exchange in the 13% exchange offer, nor may they tender their existing 13% notes in the 13% exchange offer without also delivering their consents to the proposed amendments. In connection with a valid tender of existing 13% notes, the completion, execution and delivery of the accompanying letter of transmittal and consent by a holder of existing 13% notes, or the electronic transmittal through The Depository Trust Company’s, or DTC, Automated Tender Offer Program system, or ATOP, which binds holders of existing 13% notes to the terms of the letter of transmittal and consent, will constitute the delivery of consents with respect to the tendered notes.

Purpose of the Exchange Offers and Consent Solicitation	The purpose of the exchange offers is to substantially reduce our outstanding indebtedness and annual interest expense, exchange a portion of our existing debt for new debt with longer maturities, create a capital structure that we believe is more likely to cause the holders of our convertible debt to convert into common stock (which would further accomplish our long term goal of substantially reducing outstanding debt) and increase our flexibility to manage our business by eliminating certain restrictive covenants and the security interest contained in the existing 13% notes. The purpose of the consent solicitation is to adopt the proposed amendments, which will release the security interest and all of the collateral securing our obligations under the existing 13% notes, terminate the existing collateral documents and eliminate many of the restrictive covenants and certain events of default in the indenture governing the existing 13% notes.

Amendments	The proposed amendments will release the security interest and all of the collateral securing our obligations under the existing 13% notes and terminate the existing collateral documents. The proposed amendments will also eliminate the following restrictive covenants and provisions (and any related events of default) from the existing 13% notes indenture:

• the provision titled “Limitation on Debt and Disqualified or Preferred Stock;”

• the provision titled “Limitation on Liens;”

• the provision titled “Limitation on Asset Sales;”

• the provision titled “Limitation on Investments and Restricted Payments;” and

• the provision titled “Security Interest.”

For a detailed discussion of the proposed amendments, see “Description of the Proposed Amendments.”

Consent Vote Required	We must receive consents from holders holding at least $123,750,000 aggregate principal amount of existing 13% notes to approve the proposed amendments, which we refer to as the minimum consent condition. If we satisfy the minimum consent condition, Evergreen Solar and the trustee for the 13% notes indenture intend to execute and deliver a 13% supplemental indenture, which will effect the proposed amendments, on or promptly after the expiration of the 13% exchange offer. The 13% supplemental indenture will not become operative until the settlement date.

Expiration Date	The exchange offers and consent solicitation will expire at 11:59 p.m., New York City time, on , 2011, unless extended by us. We refer to such date and time, as may be extended, as the expiration date. We may extend the 4% exchange offer without also extending the 13% exchange offer or extend the 13% exchange offer without also extending the 4% exchange offer.

Settlement Date	The settlement date will occur promptly following the expiration date. We anticipate that the settlement date will occur on or about the third business day following the expiration date.

Proration with Respect to Existing 4% Notes	As described above with respect to the modified “Dutch auction” procedures to be used in the 4% exchange offer, existing 4% notes may be tendered at or below the 4% clearing exchange ratio in an aggregate principal amount greater than the 4% maximum amount. If this occurs, we will accept only a pro rata portion of the tendered existing 4% notes accepted for exchange, up to the 4% maximum amount.

Holders of existing 4% notes should therefore tender the maximum amount of existing 4% notes that they wish to be accepted. We will promptly return, at our expense, tendered existing 4% notes that we do not accept due to proration.

Withdrawal and Revocation	You may withdraw existing notes tendered in the applicable exchange offer at any time prior to the expiration date and, if not previously accepted for exchange, after the expiration of 40 business days from 2011. Consents may also be revoked any time prior to the expiration date, but only by withdrawing the related existing 13% notes. The withdrawal of any existing 13% notes will automatically constitute a revocation of the related consents. If we do not accept any existing notes tendered for exchange, the existing notes will be returned to the registered holder at our expense promptly after the expiration or termination of the exchange offers. Any withdrawn or unaccepted existing notes will be credited to the tendering holder’s account at DTC or, if the withdrawn or unaccepted existing notes are held in physical form, will be returned to the tendering holder.

Conditions to the Exchange Offers and Consent Solicitation	Our obligation to consummate the exchange offers and consent solicitation is conditioned upon:

• the effectiveness of the registration statement of which this prospectus forms a part;

• with respect to the 13% exchange offer, our receipt of valid tenders, not validly withdrawn, of at least $123,750,000 in aggregate principal amount of existing 13% notes;

• the approval by stockholders at a special meeting of certain of the transactions contemplated by our recapitalization plan, including the exchange offers; and

• the other conditions described in “Description of the Exchange Offers and Consent Solicitation — Conditions to the Exchange Offers and Consent Solicitation — Registration and Combined General Conditions.”

The consent solicitation is further conditioned upon the minimum consent condition and the other conditions described in “Description of the Exchange Offers and Consent Solicitation — Conditions to the Exchange Offers and Consent Solicitation — Consent General Conditions.” The 13% exchange offer is also conditioned on the minimum consent condition.

The 4% exchange offer is not conditioned on the consummation of the 13% exchange offer or the minimum consent condition and we may complete the 4% exchange offer without completing the 13% exchange offer or receiving such consents. See “Risk Factors —

Risks Related to the Exchange Offers and Consent Solicitation — Risks to Holders Tendering in the Exchange Offers — The consummation of the 4% exchange offer is not contingent on the consummation of the 13% exchange offer.” Similarly, the 13% exchange offer is not conditioned on the consummation of the 4% exchange offer and we may complete the 13% exchange offer without completing the 4% exchange offer. See “Risk Factors — Risks Related to the Exchange Offers and Consent Solicitation — Risks to Holders Tendering in the Exchange Offer — The consummation of the 13% exchange offer is not contingent on the consummation of the 4% exchange offer.”

Subject to applicable law, we may terminate or withdraw the exchange offers or the consent solicitation if any of the conditions are not satisfied or waived by the expiration date. We may also extend the exchange offers and the consent solicitation from time to time until the conditions are satisfied or waived.

Although we have no present plans or arrangements to do so, we reserve the right to amend, modify or waive, at any time, the terms and conditions of the exchange offers and consent solicitation (other than the registration conditions, the minimum consent condition and the condition relating to receipt of stockholder approval at our special meeting required under Nasdaq rules, referred to as the Nasdaq stockholder approval condition), subject to applicable law. We will give you notice of any amendments, modifications or waivers as and if required by applicable law.

Acceptance of Tenders	Subject to the provisions described above in “— Modified ‘Dutch Auction’ Procedures for 4% Exchange Offer” and “— Proration with Respect to Existing 4% Notes,” all properly completed, executed and delivered letters of transmittal and consent tendered along with existing notes received by the exchange agent on or prior to the expiration date may be accepted.

Procedures for Tendering Outstanding Existing Notes and Delivering Consents	If you are a holder of existing notes and you wish to tender your existing notes for exchange and, with respect to existing 13% notes, deliver consents pursuant to the exchange offers and consent solicitation, on or prior to the expiration date, you must:

(1) agree to be bound by the letter of transmittal and consent by transmitting either:

• a computer-generated message transmitted by means of DTC’s ATOP and received by the exchange agent in which you acknowledge and agree to be bound by the terms of the letter of transmittal and consent, which accompanies this prospectus; or

• a properly completed and duly executed letter of transmittal and consent, which accompanies this prospectus, or a facsimile of the letter of transmittal and consent, with all signature guarantees and other documents required by the letter of transmittal and consent, to the exchange agent at the address set forth on the back cover of this prospectus; and

(2) deliver the existing notes to the exchange agent by either transmitting a timely confirmation of book-entry transfer of your existing notes into the exchange agent’s account at DTC pursuant to the procedure for book-entry transfers or, if the existing notes are held in physical form, delivering the existing notes to the exchange agent, in either case as described in this prospectus under the heading “Description of the Exchange Offers and Consent Solicitation — Procedures for Tendering Existing Notes and Delivering Consents.”

With respect to the letter of transmittal and consent or DTC ATOP submission referred to in (1) above, a holder should specify the exchange ratio for the existing 4% notes tendered by such holder, as described above under “— Modified ‘Dutch Auction’ Procedures for 4% Exchange Offer”. If a holder of existing 4% notes does not specify the exchange ratio, the holder will be treated as accepting the 4% clearing exchange ratio, which may have the effect of lowering the 4% clearing exchange ratio and could result in a holder’s existing notes being exchanged at the minimum $425 exchange ratio.

We have not provided guaranteed delivery procedures in connection with the exchange offers and consent solicitation. You must timely tender your existing notes and deliver your consents in accordance with the procedures set forth herein.

Tendering and Consenting Through a Custodian	If you are a beneficial owner of existing notes that are held by or registered in the name of a custodial entity such as a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your existing notes, you should contact your custodial entity promptly and instruct it to tender your existing notes and give consent on your behalf pursuant to the procedures of that custodial entity.

Accrued Interest on Existing Notes	Holders will receive accrued and unpaid interest on any existing notes accepted in the exchange offers. The amount of accrued interest will be calculated from the last interest payment date up to, but excluding, the settlement date of the exchange offers and will be paid in cash.

Trading	Our common stock is currently traded on The Nasdaq Global Market under the symbol “ESLR.” We have submitted an application to Nasdaq to move our common stock from The Nasdaq Global Market to The Nasdaq Capital Market and expect the move to become effective on December 29, 2010. By switching markets, we will have an additional 180-day grace period to regain compliance with the minimum bid price rule. See “— Recent Events.”

Exchange agent	U.S. Bank National Association

Dealer manager	Lazard Capital Markets LLC

Information agent	The Proxy Advisory Group, LLC®

Risk Factors	You should carefully consider the matters described under “Risk Factors,” as well as other information set forth in this prospectus and in the letter of transmittal and consent.

Consequences of Not Exchanging Existing Notes	For a description of the consequences of failing to exchange your existing notes, see “Risk Factors” and “Description of the Exchange Offers and Consent Solicitation — Certain Consequences to Holders of Existing Notes Not Participating in the Exchange Offers and Consent Solicitation.”

Use of Proceeds	We will not receive any cash proceeds from the exchange offers or consent solicitation. As discussed under “— Recapitalization Plan” above, we plan to raise additional capital by seeking to sell up to $40,000,000 aggregate principal amount of our new 4% notes to investors.

Tax Consequences	See “Material U.S. Federal Income Tax Considerations” for a description of certain material U.S. federal income tax consequences associated with the exchange offers.

Further Information	Questions about the terms of the exchange offers or consent solicitation should be directed to the dealer manager. If you have questions regarding tender or consent procedures or require additional copies of this prospectus or the letter of transmittal and consent, please contact the information agent. Contact information for the dealer manager and the information agent are set forth on the back cover of this prospectus.

SUMMARY OF THE NEW 4% NOTES

The summary below highlights information contained elsewhere in this prospectus. This summary does not contain all the information that you should consider before deciding whether to exchange your existing 4% notes for the new 4% notes. The “Description of New 4% Notes” and “Description of Common Stock” sections of this prospectus contain a more detailed description of the terms and conditions of the new 4% notes and our common stock issuable upon conversion of the new 4% notes. Capitalized terms used but not otherwise defined in this summary have the meanings set forth in “Description of New 4% Notes.” As used in this section, references to “us,” “our,” “Evergreen,” “we,” the “Company” and similar designations refer only to Evergreen Solar, Inc. and do not include its direct or indirect subsidiaries.

Issuer	Evergreen Solar, Inc.

Securities Offered	Initially up to $140,000,000 aggregate principal amount (including an aggregate principal amount of up to $40,000,000 issuable in connection with the new 4% notes financing) of 4% Convertible Subordinated Additional Cash Notes due 2020, which we refer to as the new 4% notes.

Stated Maturity	July 15, 2020, unless earlier converted, repurchased or redeemed.

Interest	The new 4% notes will bear interest at a rate of 4% per annum. Interest will be payable semi-annually in arrears in cash on January 15 and July 15 of each year, beginning July 15, 2011.

Ranking	The new 4% notes will be our unsecured subordinated obligations and will:

• be contractually subordinated in right of payment to all of our existing and future senior indebtedness;

• be effectively subordinated to all of our existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness; and

• be structurally subordinated in right of payment to all existing and future indebtedness and other liabilities of our subsidiaries.

The existing 4% notes will not constitute senior debt for purposes of the subordination provisions of the new 4% notes and the new 4% notes indenture. As of October 2, 2010, on a pro forma basis as if the exchange offers, consent solicitation and new 4% notes financing had occurred as of such date (assuming that the 4% exchange offer was completed at the 4% maximum amount and at a $500 exchange ratio and that all of the existing 13% notes were tendered in the 13% exchange offer), we would have had no secured indebtedness outstanding, we would have had approximately $165.0 million of senior indebtedness outstanding, we would have had $49.2 million of existing 4% notes outstanding, which will be pari passu with the new 4% notes, and our subsidiaries would have had approximately $43.9 million of existing indebtedness and other liabilities outstanding (including trade payables but excluding inter-company obligations). See “Unaudited Pro Forma Financial Data.”

Conversion Rights	You may convert the new 4% notes at any time from the date on which the new 4% notes are originally issued, referred to as the issue date, until the close of business on the business day immediately preceding the stated maturity date and subject to the terms of the indenture governing the new 4% notes, in multiples of $1,000 principal amount of new 4% notes. The initial conversion rate is 1,000 shares of common stock per $1,000 principal amount of new 4% notes (equivalent to an initial conversion price of $1.00 per share), subject to adjustment as described in “Description of New 4% Notes — Conversion Rights — Conversion Rate Adjustments.”

Additional Amount Upon Conversion	You will also receive an Additional Amount upon conversion of $300 per $1,000 principal amount of converted new 4% notes paid at our option (subject to certain limitations) in cash or in shares of our common stock, to the extent that, at the time of such conversion, we have a sufficient number of shares of authorized and unissued shares that have not been reserved for other purposes, with such common stock valued, for conversions at your option, at a price per share equal to 90% of the lesser of (i) the average of the daily VWAP for the 10 trading days ending on the date of conversion and (ii) the daily VWAP on the date of conversion (referred to herein as the Trailing Pricing Mechanism) and, for conversions at the option of the Company, at a price per share equal to the average daily VWAP for the 10 trading days beginning two trading days following the notice of conversion (referred to herein as the Subsequent Pricing Mechanism). Notwithstanding the foregoing, in no event will the per share value used to calculate the number of shares issuable in connection with the Additional Amount be less than $0.50, subject to adjustment. At any time after the one year anniversary of the issue date, we may, at our option, terminate your right to receive the Additional Amount upon conversion, subject to 20 trading days having elapsed following notice of such termination. We may only pay this Additional Amount in cash after our existing 13% notes are no longer outstanding, unless we did not receive approval from our stockholders at the special meeting to increase our authorized shares of common stock to 240,000,000 shares (after giving effect to the 1-for-6 reverse stock split), and in any event subject to the subordination provisions of the new 4% notes indenture. See “Description of New 4% Notes — Conversion Rights — General.”

Coupon Make Whole Payment in Connection with a Voluntary Conversion	If you elect to convert some or all of your new 4% notes on or prior to January 15, 2015, you will receive a Coupon Make Whole Payment for the new 4% notes being converted. This Coupon Make Whole Payment will be equal to the aggregate amount of interest payments that would have been payable on such converted new 4% notes from the last day through which interest was paid on the new 4% notes, or the issue date if no interest has been paid, to and including January 15, 2015.

This Coupon Make Whole Payment payable upon a voluntary conversion, will initially be paid in shares of our common stock, to the extent that, at the time of such conversion, we have a sufficient number of shares of authorized and unissued shares that have not been reserved for other purposes, with such common stock valued pursuant to the Trailing Pricing Mechanism. Notwithstanding the

foregoing, in no event will the per share value used to calculate the number of shares issuable in connection with the Coupon Make Whole Payment be less than $0.50, subject to adjustment. We may, at our option, pay the Coupon Make Whole Payment payable upon a voluntary conversion in cash or, following any such election to pay in cash, in shares of our common stock, subject to 11 trading days having elapsed following notice of any election to pay in cash or, following any such cash election, notice of any election to pay in shares of our common stock. We may only make this Coupon Make Whole Payment in cash after our existing 13% notes are no longer outstanding, unless we did not receive approval from our stockholders at the special meeting to increase our authorized shares of common stock to 240,000,000 shares (after giving effect to the 1-for-6 reverse stock split), and in any event subject to the subordination provisions of the new 4% notes indenture.

See “Description of New 4% Notes — Coupon Make Whole Payment in Connection with a Voluntary Conversion.”

Conversion at the Option of the Company	We may elect to mandatorily convert some or all of the new 4% notes if the last reported sale price of our common stock is greater than or equal to the Trigger Price (as defined in the “Description of New 4% Notes”) for at least 20 trading days during any 30 consecutive trading day period ending within five trading days prior to the date of the notice of conversion. The Trigger Price is intended to provide that we may only elect to mandatorily convert the new 4% notes when, based on the trading price of our common stock during the measurement period described above, the value of the shares of our common stock issuable to holders of the new 4% notes upon conversion together with the Additional Amount (assuming for such purposes that the Additional Amount is then payable by us) but not including any Coupon Make Whole Payment, is equal to or greater than the face amount of the existing 4% notes tendered by holders in the 4% exchange offer in exchange for each $1,000 principal amount of new 4% notes issued in the 4% exchange offer.

If we elect to convert some or all of your new 4% notes on or prior to January 15, 2015, you will receive the Coupon Make Whole Payment for the new 4% notes being converted.

This Coupon Make Whole Payment payable in connection with a mandatory conversion will initially be paid in shares of our common stock, to the extent that, at the time of such conversion, we have a sufficient number of shares of authorized and unissued shares that have not been reserved for other purposes, with such common stock valued pursuant to the Subsequent Pricing Mechanism. Notwithstanding the foregoing, in no event will the per share value used to calculate the number of shares issuable in connection with the Coupon Make Whole Payment be less than $0.50, subject to adjustment. We may, at our option (with notice of such election in the notice of conversion), pay the Coupon Make Whole Payment payable in connection with a mandatory conversion in cash. We may only make this Coupon Make Whole Payment in cash after our existing 13% notes are no longer outstanding, unless we did not receive approval from our stockholders at the special meeting to increase our authorized shares of common stock to 240,000,000 shares (after giving effect to the 1-for-6 reverse stock split), and in any event subject to the subordination provisions of the new 4% notes indenture.

See “Description of New 4% Notes — Conversion at the Option of the Company.”

Limitations on Conversion	We will not effect any conversion of the new 4% notes (including any conversion described under “Description of New 4% Notes — Conversion Rights — Conversion at the Option of the Company”), and holders of the new 4% notes will not have the right to convert any portion of the new 4% notes, to the extent that after giving effect to such conversion, a holder (together with such holder’s affiliates) would beneficially own in excess of 9.9% of the number of shares of our common stock outstanding immediately after giving effect to such conversion. See “Description of Notes — Limitations on Conversion.”

Fundamental Change Permits Holders to Require Us to Purchase New 4% Notes	You may require us to purchase your new 4% notes for cash upon a fundamental change at a purchase price equal to 100% of the principal amount of the new 4% notes, plus accrued and unpaid interest to, but excluding, the purchase date, subject to certain conditions. See “Description of New 4% Notes — Fundamental Change Permits Holders to Require Us to Purchase New 4% Notes.”

Optional Redemption	Prior to January 15, 2015, we may not redeem the new 4% notes. On or after January 15, 2015, we may redeem for cash some or all of the new 4% notes at our option at a price equal to 100% of the principal amount of the new 4% notes being redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. We may only redeem the new 4% notes after our existing 13% notes are no longer outstanding, and subject to the subordination provisions of the new 4% notes indenture. See “Description of New 4% Notes — Optional Redemption.”

Trustee	U.S. Bank National Association

Book-entry Form	The new 4% notes will be issued in book-entry form and will be represented by global certificates deposited with, or on behalf of, DTC, and registered in the name of a nominee of DTC. Beneficial interests in any of the new 4% notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities except in limited circumstances. See “Book Entry System.”

Absence of a Public Market for the New 4% Notes	The new 4% notes are new securities and there is currently no established market for them. Accordingly, we cannot assure holders as to the development or liquidity of any market for the new 4% notes. We do not intend to apply for a listing of the new 4% notes on any securities exchange or any automated dealer quotation system.

The new 4% notes and the common stock issuable upon conversion of the 4% notes are being registered pursuant to a registration statement of which this prospectus forms a part. The new 4% notes are convertible at your option at any time from the issue date until the close of business on the business day immediately preceding the stated maturity date.

Nasdaq Symbol for Our Common Stock	Our common stock is currently traded on The Nasdaq Global Market under the symbol “ESLR.” We have submitted an application to Nasdaq to move our common stock from The Nasdaq Global Market to The Nasdaq Capital Market and expect the move to become effective on December 29, 2010. See “— Recent Events.”

Governing Law	The new 4% notes indenture and the new 4% notes will provide that they will be governed and construed in accordance with the laws of the State of New York.

Material U.S. Federal Income Tax Considerations	Holders are urged to consult their own tax advisors with respect to the federal, state, local and foreign tax consequences of purchasing, owning and disposing of the new 4% notes and common stock issuable upon conversion of the new 4% notes. See “Material U. S. Federal Income Tax Considerations.”

Risk Factors	You should carefully consider the information set forth in the section of this prospectus titled “Risk Factors” beginning on page 22 as well as the other information included and incorporated by reference in this prospectus and any “free writing prospectus” we authorize to be delivered to you before deciding whether to invest in the new 4% notes.

Reverse Stock Split	The information in this “Summary of New 4% Notes” does not reflect the implementation of the 1-for-6 reverse stock split described elsewhere in this prospectus, which will become effective prior to the closing of the exchange offers. Upon implementation of the 1-for-6 reverse stock split, appropriate adjustments will be made to the initial conversion rate, initial conversion price and other share price-based terms applicable to the New 4% Notes that are described in this “Summary of New 4% Notes” to give effect to the reverse stock split.

SUMMARY OF THE NEW 7.5% NOTES

The summary below highlights information contained elsewhere in this prospectus. This summary does not contain all the information that you should consider before deciding whether to exchange your existing 13% notes for the new 7.5% notes. The “Description of New 7.5% Notes” and “Description of Common Stock” sections of this prospectus contain a more detailed description of the terms and conditions of the new 7.5% notes and our common stock issuable upon conversion of the new 7.5% notes. Capitalized terms used but not otherwise defined in this summary have the meanings set forth in “Description of New 7.5% Notes.” As used in this section, references to “us,” “our,” “Evergreen,” “we,” the “Company” and similar designations refer only to Evergreen Solar, Inc. and do not include its direct or indirect subsidiaries.

Issuer	Evergreen Solar, Inc.

Securities Offered	Initially up to $165,000,000 aggregate principal amount of 7.5% Convertible Senior Notes due 2017, which we refer to as the new 7.5% notes.

Stated Maturity	April 15, 2017, unless earlier converted, repurchased or redeemed.

Interest	The new 7.5% notes will bear interest at a rate of 7.5% per annum. Interest will be payable semi-annually in arrears in cash on April 15 and October 15 of each year, beginning April 15, 2011.

Ranking	The new 7.5% notes will be our general senior unsecured obligations and will:

• rank senior in right of payment to all of our existing and future indebtedness that is, by its terms, expressly subordinated in right of payment to the new 7.5% notes, including the new 4% notes;

• rank pari passu in right of payment with all of our existing and future indebtedness that is not so subordinated;

• be effectively subordinated in right of payment to all of our secured indebtedness to the extent of the value of the collateral securing those obligations; and

• be structurally subordinated in right of payment to all existing and future indebtedness and other liabilities of our subsidiaries.

As of October 2, 2010, on a pro forma basis as if the exchange offers, consent solicitation and new 4% notes financing had occurred as of such date (assuming that the 4% exchange offer was completed at the 4% maximum amount and at a $500 exchange ratio and that all of the existing 13% notes were tendered in the 13% exchange offer), we would have had no secured indebtedness outstanding; we would have had approximately $49.2 million of senior indebtedness (in the form of the existing 4% notes still outstanding) that would be pari passu in right of payment to the new 7.5% notes outstanding; and our subsidiaries would have had approximately $43.9 million of existing indebtedness and other liabilities outstanding (including trade payables but excluding inter-company obligations). See “Unaudited Pro Forma Financial Data.”

Conversion Rights	You may convert your new 7.5% notes at any time from the date on which the new 7.5% notes are originally issued, referred to as the issue date, until the close of business on the business day immediately preceding the stated maturity date and subject to the terms of the indenture governing the new 7.5% notes, in multiples of $1,000 principal amount of new 7.5% notes. The initial conversion rate of shares of common stock per $1,000 principal amount of new 7.5% notes will be determined by dividing $1,000 by the initial conversion price, which will equal 120% of the average of the daily VWAP (as defined in “Description of New 7.5% Notes”) for the five trading days ending on (and including) the second trading day prior to the expiration date of the 13% exchange offer, as the same may be extended. However, in no event will the initial conversion price be less than $0.75 or greater than $1.25. We will issue a press release announcing the initial conversion rate for the new 7.5% notes prior to 9:00 a.m. (New York City time) on the business day immediately preceding the expiration of the 13% exchange offer. See “Description of New 7.5% Notes — Conversion Rights.”

Coupon Make Whole Payment in Connection with a Voluntary Conversion	If you elect to convert some or all of your new 7.5% notes on or prior to April 15, 2015, you will receive a Coupon Make Whole Payment for the new 7.5% notes being converted. This Coupon Make Whole Payment will be equal to the aggregate amount of interest payments that would have been payable on such converted new 7.5% notes from the last day through which interest was paid on the new 7.5% notes, or the issue date if no interest has been paid, to and including April 15, 2015.

This Coupon Make Whole Payment payable upon a voluntary conversion will initially be paid in shares of our common stock, to the extent that, at the time of such conversion, we have a sufficient number of shares of authorized and unissued shares that have not been reserved for other purposes, with such common stock valued at a price per share equal to 90% of the lesser of (i) the average of the daily VWAP for the 10 trading days ending on the date of conversion and (ii) the daily VWAP on the date of conversion (referred to herein as the Trailing Pricing Mechanism). Notwithstanding the foregoing, in no event will the per share value used to calculate the number of shares issuable in connection with the Coupon Make Whole Payment be less than $0.50, subject to adjustment. We may, at our option, pay the Coupon Make Whole Payment payable upon a voluntary conversion in cash or, following any such election to pay in cash, in shares of our common stock, subject to 11 trading days having elapsed following notice of any election to pay in cash or, following any such cash election, notice of any election to pay in shares of our common stock.

See “Description of New 7.5% Notes — Coupon Make Whole Payment in Connection with a Voluntary Conversion.”

Conversion at the Option of the Company	We may elect to mandatorily convert some or all of the new 7.5% notes if the last reported sale price of our common stock is greater than or equal to 150% of the conversion price of the new 7.5% notes for at least 20 trading days during any 30 consecutive trading day period ending within five trading days prior to the date of the notice of conversion.

If we elect to convert some or all of your new 7.5% notes on or prior to April 15, 2015, you will receive the Coupon Make Whole Payment for the new 7.5% notes being converted.

This Coupon Make Whole Payment payable in connection with a mandatory conversion will initially be paid in shares of our common stock, to the extent that, at the time of such conversion, we have a sufficient number of shares of authorized and unissued shares that have not been reserved for other purposes, with such common stock valued at a price per share equal to the average of the daily VWAP for the 10 trading days beginning two trading days following the date of the notice of conversion (referred to herein as the Subsequent Pricing Mechanism). Notwithstanding the foregoing, in no event will the per share value used to calculate the number of shares issuable in connection with the Coupon Make Whole Payment be less than $0.50, subject to adjustment. We may, at our option (with notice of such election in the notice of conversion), pay the Coupon Make Whole Payment payable in connection with a mandatory conversion in cash.

See “Description of New 7.5% Notes — Conversion at the Option of the Company.”

Limitations on Conversion	We will not effect any conversion of the new 7.5% notes (including any conversion described under “Description of New 7.5% Notes — Conversion Rights — Conversion at the Option of the Company”), and holders of the new 7.5% notes will not have the right to convert any portion of the new 7.5% notes, to the extent that after giving effect to such conversion, a holder (together with such holder’s affiliates) would beneficially own in excess of 9.9% of the number of shares of our common stock outstanding immediately after giving effect to such conversion. See “Description of Notes — Limitations on Conversion.”

Fundamental Change Permits Holders to Require Us to Purchase New 7.5% Notes	You may require us to purchase your new 7.5% notes for cash upon a fundamental change at a purchase price equal to 100% of the principal amount of the new 7.5% notes, plus accrued and unpaid interest to, but excluding, the purchase date, subject to certain conditions. See “Description of New 7.5% Notes — Fundamental Change Permits Holders to Require Us to Purchase New 7.5% Notes.”

Optional Redemption	Prior to April 15, 2015, we may not redeem the new 7.5% notes. On or after April 15, 2015, we may redeem for cash some or all of the new 7.5% notes at our option at a price equal to 100% of the principal amount of the new 7.5% notes being redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. See “Description of New 7.5% Notes — Optional Redemption.”

Certain Covenants	The new 7.5% notes indenture governing the new 7.5% notes will restrict our ability and the ability of our subsidiaries to incur or permit liens on property or assets with respect to certain indebtedness existing under or with respect to equity and equity linked securities. However, these limitations will be subject to a number of important qualifications and exceptions, as set forth in “Description of New 7.5% Notes — Certain Covenants.”

Trustee	U.S. Bank National Association

Book-entry Form	The new 7.5% notes will be issued in book-entry form and will be represented by global certificates deposited with, or on behalf of, DTC, and registered in the name of a nominee of DTC. Beneficial interests in any of the new 7.5% notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities except in limited circumstances. See “Book Entry System.”

Absence of a Public Market for the New 7.5% Notes	The new 7.5% notes are new securities and there is currently no established market for the new 7.5% notes. Accordingly, we cannot assure holders as to the development or liquidity of any market for them. We do not intend to apply for a listing of the new 7.5% notes on any securities exchange or any automated dealer quotation system. The new 7.5% notes and the common stock issuable upon conversion of the notes are being registered pursuant to a registration statement of which this prospectus forms a part. The new 7.5% notes are convertible at your option at any time from the issue date until the close of business on the business day immediately preceding the stated maturity date.

Nasdaq Symbol for Our Common Stock	Our common stock is currently traded on The Nasdaq Global Market under the symbol “ESLR.” We have submitted an application to Nasdaq to move our common stock from The Nasdaq Global Market to The Nasdaq Capital Market and expect the move to become effective on December 29, 2010. See “— Recent Events.”

Governing Law	The new 7.5% notes indenture and the new 7.5% notes will provide that they will be governed and construed in accordance with the laws of the State of New York.

Material U.S. Federal Income Tax Considerations	Holders are urged to consult their own tax advisors with respect to the federal, state, local and foreign tax consequences of purchasing, owning and disposing of the new 7.5% notes and common stock issuable upon conversion of the new 7.5% notes. See “Material U.S. Federal Income Tax Considerations.”

Risk Factors	You should carefully consider the information set forth in the section of this prospectus titled “Risk Factors” beginning on page 22 as well as the other information included and incorporated by reference in this prospectus and any “free writing prospectus” we authorize to be delivered to you before deciding whether to invest in the new 7.5% notes.

Reverse Stock Split	The information in this “Summary of New 7.5% Notes” does not reflect the implementation of the 1-for-6 reverse stock split described elsewhere in this prospectus, which will become effective prior to the closing of the exchange offers. Upon implementation of the 1-for-6 reverse stock split, appropriate adjustments will be made to the initial conversion rate, initial conversion price and other share price-based terms applicable to the New 7.5% Notes that are described in this “Summary of New 7.5% Notes” to give effect to the reverse stock split.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

The following summary historical consolidated financial data should be read in conjunction with, and are qualified by reference to, our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements, including the related notes, incorporated by reference into this prospectus.

The summary historical consolidated financial data in this section are not intended to replace the consolidated financial statements. The data presented for the fiscal years ended December 31, 2005 and 2006 and as of December 31, 2005, 2006 and 2007 are derived from our audited consolidated financial statements not included in this prospectus or incorporated by reference herein. The data presented for the fiscal years ended December 31, 2007, 2008 and 2009 and as of December 31, 2008 and 2009 are derived from our audited consolidated financial statements incorporated by reference herein. The data presented as of October 3, 2009 are derived from our unaudited condensed consolidated financial statements not included in this prospectus or incorporated by reference herein. The historical consolidated financial information as of October 2, 2010 and for the year-to-date periods ended October 3, 2009 and October 2, 2010 has been derived from, and should be read together with, our unaudited condensed consolidated financial statements and accompanying notes incorporated by reference herein. Historical results are not necessarily indicative of future results.

						For the Year-to-Date Period Ended
	For the Year Ended December 31,					October 3,	October 2,
	2005	2006	2007	2008	2009	2009	2010
	(In thousands, except per share data)

Consolidated Statement of Operations Data:
Revenue	$43,627	$102,252	$69,866	$111,959	$271,848	$197,302	$249,524
Cost of revenue	39,954	90,310	52,838	93,073	253,484	187,842	229,725

Gross profit	3,673	11,942	17,028	18,886	18,364	9,460	19,799

Operating Expenses:
Research and development	10,622	18,390	20,594	22,039	18,058	13,307	15,078
Selling, general and administrative	12,708	21,890	20,608	23,868	26,260	18,990	28,713
Write-off of loan receivable from silicon supplier	—	—	—	—	43,882	43,882	—
Facility start-up and equipment write-offs	—	1,526	1,404	38,657	16,115	6,639	14,481
Restructuring charges	—	—	—	30,413	11,940	3,394	13,780

	—
Total operating expenses	23,330	41,806	42,606	114,977	116,255	86,212	72,052

Operating loss	(19,657)	(29,864)	(25,578)	(96,091)	(97,891)	(76,752)	(52,253)
Other income (expense):
Foreign exchange gains (losses), net	5	3,322	444	(4,078)	2,650	3,460	(2,845)
Gain on investment in Sovello AG	527	—	—	—	—	—	—
Interest income	3,140	4,613	9,774	12,695	4,728	3,672	1,612
Interest expense	(2,526)	(6,084)	(3,412)	(8,874)	(27,992)	(20,101)	(29,002)
Loss on share lending	—	—	—	(140,706)	—	—	—
Gain on early extinguishment of debt	—	—	—	—	—	—	24,777

						For the Year-to-Date Period Ended
	For the Year Ended December 31,					October 3,	October 2,
	2005	2006	2007	2008	2009	2009	2010
	(In thousands, except per share data)

Other income (expense), net	1,146	1,851	6,806	(140,963)	(20,614)	(12,969)	(5,458)

Loss before noncontrolling interest, equity income (loss) from interest in Sovello AG, (impairment) recovery of equity investment and income tax benefit	(18,511)	(28,013)	(18,772)	(237,054)	(118,505)	(89,721)	(57,711)
Equity income (loss) from interest in Sovello AG		495	2,170	8,435	(29,748)	(16,202)	—
Impairment and other charges associated with equity investment in Sovello AG	—	—	—	—	(126,057)	(69,713)	—
Recovery of impairment charges associated with Sovello AG	—	—	—	—	—	—	3,227
Income tax benefit	—	—	—	—	(8,090)	(7,805)	—

Net loss including noncontrolling interest	(18,511)	(27,518)	(16,602)	(228,619)	(266,220)	(167,831)	(54,484)
Net loss attributable to noncontrolling interest	1,195	849	—	—	—	—	—

Net loss attributable to Evergreen Solar, Inc.	$(17,316)	$(26,669)	$(16,602)	$(228,619)	$(266,220)	$(167,831)	$(54,484)

Net loss per share attributable to Evergreen Solar, Inc. (basic and diluted)	$(0.29)	$(0.41)	$(0.19)	$(1.75)	$(1.42)	$(0.92)	$(0.27)
Weighted average shares used in computing basic and diluted net loss per share	59,631	65,662	86,799	130,675	187,777	182,250	205,361

	As of
	December 31,	December 31,	December 31,	December 31,	December 31,	October 3,	October 2,
	2005	2006	2007	2008	2009	2009	2010
	(In thousands)

Consolidated Balance Sheet Data:
Current assets	$144,853	$81,994	$182,190	$258,319	$237,638	$217,481	$259,330
Non-current assets	84,106	125,257	371,065	750,192	589,995	658,723	575,721
Current liabilities	20,449	24,404	69,962	100,517	65,623	38,585	57,132
Non-current liabilities	109,837	90,000	90,000	320,356	362,824	336,558	429,081
Total stockholders’ equity	98,673	92,847	393,293	587,638	399,186	501,061	348,838

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated:

						Year-to-Date
						Period
	Fiscal Year Ended December 31,					Ended
	2005	2006	2007	2008	2009	October 2, 2010

Loss before noncontrolling interest, equity income (loss), (impairment) recovery of equity investment and income tax benefit	$(18,511)	$(28,013)	$(18,772)	$(237,054)	$(118,505)	$(57,711)
Fixed charges:
Interest portion of operating lease(1)	223	340	383	677	846	606
Debt interest(2)	2,526	6,434	4,395	16,401	30,661	29,865

Total fixed charges	$2,749	$6,774	$4,778	$17,078	$31,507	$30,471

Loss before noncontrolling interest, equity income (loss), (impairment) recovery of equity investment and income tax benefit plus fixed charges	$(15,762)	$(21,589)	$(14,977)	$(227,503)	$(89,667)	$(28,103)

Ratio of earnings to fixed charges	(3)	(3)	(3)	(3)	(3)	(3)

Supplemental Information:
Additional earnings required to achieve 1:1 ratio of earnings to fixed charges	$18,511	$28,363	$19,755	$244,581	$121,174	$58,574

(1)	Represents an approximate interest factor of 1/3 of operating rentals.

(2)	Includes interest capitalized.

(3)	Earnings are inadequate to cover fixed charges; additional earnings required presented in supplemental information in above table.

RISK FACTORS

Before deciding whether to participate in the exchange offers and consent solicitation, you should read carefully this prospectus, including the risks described below and the documents incorporated by reference herein. In addition, you should carefully consider, among other things, the matters discussed under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009, our Quarterly Reports for the periods ended April 3, 2010, July 3, 2010 and October 2, 2010 and in other documents that we subsequently file with the Securities and Exchange Commission, all of which are incorporated by reference in this prospectus. The risks and uncertainties described below or incorporated by reference herein are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the risks described below or incorporated by reference herein actually occur, our business, financial condition and results of operations could be materially and adversely affected. The risks described below or incorporated by reference herein also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See “Forward-Looking Statements.”

Risks Related to Our Industry, Products, Financial Results and Operations

Our high level of debt could adversely affect our ability to fulfill our obligations under the new notes and may impact our future operations and growth plans.

Our current annual cash interest obligations associated with our outstanding convertible debt is approximately $31.4 million. After giving effect to the exchange offers (assuming that the 4% exchange offer was completed at the 4% maximum amount and at a $500 exchange ratio and that all of the existing 13% notes were tendered in the 13% exchange offer) and the completion of the new 4% notes financing, our expected annual cash interest obligations associated with our outstanding convertible debt would be approximately $18.0 million. See “Unaudited Pro Forma Financial Data.” In addition, we must repay $36.8 million of loans and related interest payable to Hubei Science and Technology Investment Co., Ltd., an investment fund sponsored by the government of Hubei, China, or HSTIC, by July 24, 2014, in connection with the financing of our China-based wafer manufacturing facility. We may also incur additional debt from time to time to finance working capital, product development efforts, strategic acquisitions, investments and alliances, capital expenditures or other general corporate purposes, subject to the restrictions contained in the indentures governing the existing notes, the new 7.5% notes and the new 4% notes, and in any other agreements under which we incur indebtedness.

Our significant debt and debt service requirements could adversely affect our ability to operate our business and may limit our ability to take advantage of potential business opportunities. For example, our high level of debt presents the following risks:

•	we are required to use a substantial portion of our cash flow from operations to pay principal at maturity and interest on our debt when due, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, product development efforts, acquisitions, investments and strategic alliances and other general corporate requirements, as well as making it more difficult for us to make payments on the notes;

•	our substantial leverage increases our vulnerability to economic downturns and adverse competitive and industry conditions and could place us at a competitive disadvantage compared to our competitors that have less debt or are less leveraged;

•	our debt service obligations could limit our flexibility in planning for, or reacting to, changes in our business and our industry and could limit our ability to pursue other business opportunities, borrow more money for operations or capital in the future and implement our business strategies;

•	our level of debt and the covenants within our debt instruments may restrict us from raising additional financing on satisfactory terms to fund working capital, capital expenditures, product development efforts, strategic acquisitions, investments and alliances, and other general corporate requirements; and

•	covenants in our debt instruments may limit our ability to pay dividends, issue new or additional debt, guarantee debt or make other restricted payments and investments.

Any of the above-listed factors could have an adverse effect on our business, financial condition and results of operations.

A failure to comply with the covenants and other provisions in our debt instruments could result in events of default under such instruments, which could permit acceleration of our various outstanding notes. Any required repayment of our indebtedness as a result of acceleration would reduce the amount of our current cash on hand such that we would not have those funds available for use in our business. In addition, we may not have sufficient cash on hand to pay all such amounts in the event of an acceleration.

Although completion of the exchange offers and the new 4% notes financing will, overall, substantially reduce our outstanding indebtedness and our cash interest obligations, we will still have a significant amount of indebtedness outstanding. Although our recapitalization plan is intended to create a capital structure that we believe is more likely to cause the holders of our convertible debt to convert their notes into common stock (which would further accomplish our long term goal of substantially reducing outstanding debt), we can provide no assurances that these conversions will occur. If our indebtedness outstanding after the exchange offers and the new 4% notes financing is not subsequently substantially reduced by conversions into common stock prior to maturity, we may have to eventually reduce our indebtedness by other means, including further debt restructurings or raising additional funds through new equity financings if we are unable to service our debt or repay principal when due. Our ability to meet our payment and other obligations may depend on our ability to reduce our indebtedness through conversions into common stock or other debt restructurings, and our ability to generate significant cash flow in the future. This, to some extent, is subject to general economic, financial, competitive, legislative and regulatory factors, as well as other factors that are beyond our control. Our business may not generate cash flow in an amount sufficient to enable us to pay the principal of, or interest on, our indebtedness, including the new notes, or to fund our other liquidity needs, including working capital, capital expenditures, product development efforts, strategic acquisitions, investments and alliances, and other general corporate requirements.

We cannot assure you that our total indebtedness will be reduced by conversions into common stock, or that we will be able to reduce our indebtedness by other means, or that our business will generate sufficient cash flows from operations or that future borrowings will be available to us in amounts sufficient and on terms reasonable to us to support our liquidity needs. We cannot assure you that any of these remedies could, if necessary, be effected on commercially reasonable terms, or at all, or that they would permit us to meet our scheduled debt service obligations and fund our liquidity needs. In addition, if we incur additional debt, the risks associated with our substantial leverage, including the risk that we will be unable to service our debt or generate enough cash flow to fund our liquidity needs, could intensify. If we are not able to generate sufficient cash flow to service our debt obligations and fund our liquidity needs, we may need to refinance or restructure our indebtedness, sell assets, reduce or delay capital investments, or seek to raise additional capital. If we are unable to successfully further refinance or restructure our indebtedness (including through conversions into common stock), sell assets, reduce or delay capital investments or raise additional capital, we may have to seek bankruptcy protection.

We may need to raise significant additional capital in order to continue to grow our business and fund our operations as planned, which may not be available on acceptable terms or at all.

We will need to generate cash internally or raise significant additional capital to fund our planned expansion of manufacturing facilities beyond the Devens and Wuhan facilities, to acquire complementary businesses and to obtain raw materials or necessary technologies. If adequate capital does not become available when needed on acceptable terms, our ability to fund our operations, further develop and expand our manufacturing operations and distribution network, or otherwise respond to competitive pressures would be significantly limited. In such a case, the stock price of our common stock would likely be materially and adversely impacted.

Our ability to raise capital may be severely hampered by adverse changes in general economic market conditions. The U.S. economy has undergone unprecedented turmoil amid stock market volatility, difficulties in the financial services sector, tightening of the credit markets, softness in the housing markets, concerns of inflation and deflation, reduced corporate profits and capital spending, reduced consumer spending, and continuing economic uncertainties. This turmoil and the uncertainty about future economic conditions could negatively impact our ability to obtain debt or equity financing. The cost and availability of credit has been and may continue to be adversely affected as concerns about the stability of the markets generally, and the strength of counterparties specifically, has led many lenders and institutional investors to reduce, and in some cases, cease, to provide funding to borrowers. If these market and economic conditions continue, they may limit our ability to access the capital markets to meet liquidity and capital expenditure requirements. We cannot predict the timing, strength or duration of this severe global economic downturn.

The new 4% notes financing contemplated by our recapitalization plan may not be consummated, and the exchange offers and consent solicitation are not contingent on the closing of the new 4% notes financing.

The exchange offers and consent solicitation are not contingent on our consummation of the new 4% notes financing contemplated by our recapitalization plan. We cannot assure you that we will be able to consummate the new 4% notes financing. If we fail to consummate the new 4% notes financing, we will need to find other sources of liquidity to meet our future growth needs or will need to take actions such as reducing or delaying capital expenditures, product development efforts, strategic acquisitions, investments and alliances, selling assets, or restructuring or refinancing our debt, including the new notes. See “— Our high level of debt could adversely affect our ability to fulfill our obligations under the new notes and may impact our future operations and growth plans.

If we do not receive approval from our stockholders at the special meeting to increase our authorized shares of common stock to 240,000,000 shares (after giving effect to the 1-for-6 reverse split), we may be required to make certain payments on conversion of our new notes in cash.

We will be required to make certain Coupon Make Whole Payments with respect to the new notes and payment of Additional Amounts with respect to the new 4% notes upon their conversion. Although we have the option to pay these amounts in cash or shares of common stock, if we do not receive approval from our stockholders at the special meeting to increase our authorized shares of common stock to 240,000,000 shares (after giving effect to the 1-for-6 reverse stock split), under certain circumstances we could be in a position where we do not have sufficient shares to pay all of these amounts by issuing shares, and we would be required to pay these amounts in cash. This could have a material adverse impact on our financial flexibility, our liquidity and our ability to use this cash to fund our operations and expected future growth. In addition, if we did not have sufficient cash to pay these amounts, this non-payment would create an event of default with respect to the new notes. See “— Our high level of debt could adversely affect our ability to fulfill our obligations under the new notes and may impact our future operations and growth plans.”

We must continue to invest significantly in research and development to support our unique wafer technology, and these efforts may not result in continued and necessary improvement in our technology.

If our continuing development efforts regarding our wafer manufacturing technologies are not successful, and we are unable to decrease manufacturing costs, including further reducing silicon consumption, we may not be able to sufficiently reduce the price of our products, which might prevent our products from being competitively priced, and our revenues and gross margins may be negatively impacted.

Evaluating our business and future prospects may be difficult due to the rapidly changing market landscape.

Although we were formed in 1994 to develop crystalline silicon technology for use in manufacturing solar power products and began shipping product in 1997, we first shipped products at commercial scale in

September 2001. Relative to the entire solar industry, we have shipped only a limited number of solar panels and have recognized limited revenues generated by products we have manufactured.

The solar power market is rapidly evolving and is experiencing technological advances, a growth of manufacturers in low cost manufacturing regions and new market entrants. Our future success will require us to scale our manufacturing capacity significantly beyond the capacity of our existing Devens and Wuhan, China facilities, find other third parties to manufacture our products or license our proprietary technologies. As a result, you should consider our business and prospects in light of the risks, expenses and challenges that we will face in a growing and rapidly evolving market.

We face intense competition from other companies producing solar energy and other renewable energy products. If we fail to adapt to changing market conditions and to compete successfully with existing or new competitors, our business prospects and results of operations could be materially and adversely affected.

The PV market is intensely competitive and rapidly evolving. The number of PV product manufacturers rapidly increased over the past few years as demand for PV products grew substantially. If we fail to attract and retain customers in our target markets for our current and future products, we will be unable to maintain or increase our revenues and market share. Some of our competitors have established more prominent market positions, and if we fail to attract and retain customers and establish successful distribution networks in our target markets for our products, we will be unable to increase our sales. Our competitors include PV divisions of large conglomerates such as BP Solar and Sharp Corporation, as well as integrated manufacturers of PV products such as Kyocera Corporation, Suntech Power Holdings Company Ltd., SolarWorld AG, SunPower Corporation, Trina Solar and Yingli Solar. Many of our existing and potential competitors have a stronger market position than we do, have substantially greater financial, technical and manufacturing resources than we do and have substantially greater access to government support than we do.

We also face competition from new entrants to the PV market, including those that may offer more advanced technological solutions or that have greater financial resources, such as semiconductor manufacturers, several of which have announced their intention to start production of PV components. A significant number of our competitors are developing or currently producing products based on more advanced PV technologies, including thin films, amorphous silicon and other nanotechnologies, which may eventually offer cost advantages over our proprietary wafer manufacturing technology. A widespread adoption of any of these technologies could result in a rapid decline in demand for our products and a resulting decrease in our revenues if we fail to adopt such technologies or are otherwise unable to compete with them. In addition, some of our competitors have become, or are becoming, vertically integrated in the PV industry value chain, from silicon ingot manufacturing to PV system sales and installation. In addition, our competitors may also enter into the polysilicon manufacturing business, which may provide them with additional cost advantages. Furthermore, the entire PV industry also faces competition from conventional energy and non-solar renewable energy providers.

We have a history of losses, expect to incur substantial further losses and may not achieve or maintain profitability in the future, which in turn could materially decrease the value of our common stock.

Since our inception, we have incurred significant net losses. We expect to incur additional losses until we achieve substantial manufacturing volumes from our Chinese facility, and if we do not achieve our expected production targets and cost reductions we may not become profitable. Even if we achieve profitability, we may be unable to sustain or increase our profitability in the future if we are not able to sufficiently expand capacity or continue to reduce our costs, which in turn could materially decrease the market value of our common stock. We expect to continue to make significant capital expenditures and anticipate that our expenses will increase as we seek to:

•	expand our manufacturing operations, whether domestically or internationally;

•	develop our distribution network;

•	continue investing in research and development;

•	implement internal systems and infrastructure to support our growth; and

•	hire additional personnel.

We do not know whether our revenues will grow rapidly enough to absorb these costs, and our limited operating history makes it difficult to assess the extent of these expenses or their impact on our operating results.

We may be subject to certain liabilities based upon our prior ownership of Sovello, which may adversely impact our funds available for our operations.

On April 21, 2010, the sale of our interest in Sovello was completed. In connection with such sale, our joint venture agreement concerning Sovello was terminated, as well as our undertaking to certain of Sovello’s lenders to support Sovello’s outstanding indebtedness. However, although we have no remaining contractual obligations, the German government could pursue us for repayment of certain German government grant funding previously issued to Sovello in the event Sovello becomes insolvent prior to the first anniversary of the sale. In the event Sovello becomes insolvent prior to April 21, 2011, and is unable to repay the German grant funding it previously received, we could have significant liability for repayment of such funds.

Our future success depends on our ability to increase our manufacturing capacity beyond our existing Devens and Wuhan, China facilities, license our technologies or otherwise outsource the manufacturing of our products. Our inability to increase our production capacity directly or successfully outsource the manufacturing of our products will limit our growth potential and impair our operating results and financial condition.

Our ability to plan, construct and equip additional manufacturing facilities is subject to significant risk and uncertainty, including:

•	the completion of any facilities will be subject to the risks inherent in the establishment of a new manufacturing facility, including risks of delays and cost overruns as a result of a number of factors, many of which may be out of our control, such as delays in government approvals, burdensome permit conditions and delays in the customization, delivery, and installation of manufacturing equipment from numerous suppliers; and

•	we may be required to depend on third parties or strategic partnerships that we establish in the development and operation of additional production capacity, which may subject us to risks that such third parties do not fulfill their obligations to us under our arrangements with them.

If we are unable to develop and successfully operate additional manufacturing facilities, establish contract manufacturing relationships or license our technologies, we may be unable to scale our business to the extent necessary to improve results of operations and achieve profitability. Moreover, there can be no assurance that if we do expand our manufacturing capacity, establish contract manufacturing relationships or license our technologies, we will be able to generate customer demand for our solar power products at these production levels or increase our revenues or achieve profitability.

Our dependence on a limited number of suppliers for certain materials, including key components for our solar power products and capital equipment, could adversely affect our ability to manufacture and timely deliver our products.

We manufacture products using materials and components procured from a limited number of suppliers, and certain materials and components we use are proprietary or available only from a limited number of sources, primarily our wafer furnaces and high temperature filament. Our materials and components supply chain, therefore, makes us more susceptible to quality issues, shortages and price changes. If we fail to develop, maintain or expand relationships with suppliers, or if our suppliers fail to supply good quality materials on time that meet our cost requirements and we are unable to find alternative sources, we may be unable to manufacture our products in a timely and cost-effective manner.

If the market price of polysilicon decreases, we could be at a competitive disadvantage because we have entered into multi-year polysilicon contracts.

Polysilicon is the key raw material, and typically the most expensive component for, solar power products utilizing crystalline silicon wafers. The market price for polysilicon steadily decreased from mid-2008 through early 2010. We purchase polysilicon pursuant to long-term supply contracts, which contain fixed pricing and volume requirements. Although we have been able to renegotiate pricing and volumes under our contracts from time to time, other wafer manufacturers may be able to enter into new long-term contracts or purchase polysilicon on the spot market at lower prices than those to which we have agreed with our suppliers. If the price we pay for polysilicon is significantly higher than the price paid by our competitors, our competitive cost advantage of producing wafers could decrease despite using substantially less silicon in our manufacturing process relative to conventional manufacturing processes.

Technological changes in the solar power industry could render our solar power products uncompetitive or obsolete, which could reduce our market share and cause our revenues to decline.

The solar power market is characterized by continually changing technology requiring improved features, such as increased efficiency, higher power output and lower cost. Our failure to further refine our wafer manufacturing technology and develop and introduce new lower cost solar power products could cause our products to become uncompetitive or obsolete, which could reduce our market share and cause our revenues to decline. A variety of competing solar power technologies are under development by other companies that could result in lower manufacturing costs or higher product performance than those expected for our solar power products. Our development efforts may be rendered obsolete by the technological advances of others, and other technologies may prove more advantageous for the commercialization of solar power products.

Our ability to increase market share and revenues depends on our ability to successfully maintain our existing distribution relationships and expand our distribution channels.

We currently sell our solar power products primarily to domestic and international distributors, system integrators, project developers and other resellers, which typically resell our products to end users on a global basis. During the year-to-date period ended October 2, 2010, we sold our solar power products to approximately 70 distributors, system integrators, project developers and other resellers. During this period, approximately 82% of our products were sold to just 10 of these distribution partners. If we are unable to successfully maintain our existing distribution relationships and expand our distribution channels, our revenues and future prospects will be materially harmed. As we seek to grow our revenues by entering new markets in which we have little experience selling our products, our ability to increase market share and revenues will depend substantially on our ability to expand our distribution channels by identifying, developing and maintaining relationships with resellers. We may be unable to enter into relationships with resellers in the markets we target or on terms and conditions favorable to us, which could prevent us from entering these markets or entering these markets in accordance with our plans. Our ability to enter into and maintain relationships with resellers will be influenced by the relationships between these resellers and our competitors, market acceptance of our products and our lower brand recognition as a newer entrant and smaller volume producer.

Our dependence on a small number of distribution partners may cause significant fluctuations or declines in our product revenues.

As of October 2, 2010, approximately 23%, 18% and 15% of our product revenues were generated from sales to IBC Solar AG, Wagner & Co. Solartechnik GmbH and Donauer Solartechnik Vertriebs GmbH, respectively. These companies are in various stages of development, and the loss of sales to any of them or the decline of any of their businesses could materially adversely affect our business, financial condition and results of operation. We anticipate that sales of our solar power products to a limited number of distribution partners will continue to account for a significant portion of our total product revenues for the foreseeable future. Consequently, any one of the following events may cause material fluctuations or declines in our product revenues and negatively impact our operating results:

•	reduction, delay or cancellation of orders from one or more of our significant distribution partners;

•	selection by one or more of our significant distribution partners of products competitive with ours;

•	loss of one or more of our significant distribution partners and our failure to recruit additional or replacement distribution partners; and

•	failure of any of our significant distribution partners to make timely payment of our invoices.

Our current long-term customer contracts for our products will result in a significant portion of our sales being concentrated among a limited number of customers. The failure of one or more customers to purchase or pay for our products in accordance with their contractual commitments could significantly decrease our revenues and harm our business, financial condition and results of operations.

In 2008, we entered into long-term sales agreements with several customers that extend until the end of 2013. These customers have agreed to purchase, in the aggregate, a substantial portion of our estimated total manufacturing output.

The failure of these customers to purchase product as agreed in our contracts, or pay for purchased product, could significantly harm our business, financial condition and results of operations. Given the nature of the market for our products and the terms of our customer contracts, we were required to reduce our prices, reduce contracted volumes and modify other payment terms on occasion during 2009 and 2010. Further price reductions will result in lower revenues and decreased margins. Our sales contracts allow for customers to request price changes based upon current market conditions, and we may have to amend contracts for volumes or pricing, as we did during 2009 and 2010, in order to remain competitive in the marketplace in the future.

As a result of the recent global turmoil in the solar markets generally during 2010, certain of our significant customers have had difficulty meeting their agreed upon payment terms, requiring us to defer certain revenue that we would otherwise have received, and we recorded a doubtful account charge of approximately $6.4 million relating to a receivable from a Korean customer during the third quarter of 2010.

Problems with product quality or product performance may cause us to incur warranty expenses and may damage our market reputation and prevent us from achieving increased sales and market share.

Consistent with standard practice in the solar industry, the duration of our product warranties is lengthy. Our current standard product warranty includes a five-year warranty period for defects in material and workmanship and a 25-year warranty period for declines in power performance beyond specified levels. We believe our warranty periods are consistent with industry practice. Due to the long warranty period, we bear the risk of extensive warranty claims long after we have shipped product and recognized revenues. Although we have sold solar panels since 1997, the substantial majority of them have been operating for less than four years. The possibility of future product failures could cause us to incur substantial expenses to repair or replace defective products. Furthermore, widespread product failures may damage our market reputation and reduce our market share and cause sales to decline.

Our success depends on the continuing contributions of our key personnel.

We rely heavily on the services of our key executive officers and the loss of services of any principal member of our management team could adversely impact our operations. The competition for qualified personnel is intense in our industry. We may not be successful in attracting and retaining sufficient numbers of qualified personnel to support our anticipated growth. However, we cannot guarantee that any employee will remain employed with us for any definite period of time because all of our employees, including our key executive officers, serve at-will and may terminate their employment at any time for any reason.

We face particular commercial, jurisdictional and legal risks associated with our proposed expansion in China.

We expect the cells and panels made for us by Jiawei Solar (Wuhan) Co., Ltd., or Jiawei, will represent a substantial portion of our annual capacity by early 2011. Accordingly, our financial condition, results of operations, business or prospects could be materially adversely affected if we are not successful in our subcontracting relationship with Jiawei in China. The success of this relationship and our activities in China in general are subject to the economic, political and legal conditions or developments in China.

Examples of economic and political developments that could adversely affect us include government control over capital investments or changes in tax regulations that are applicable to us. In addition, a substantial portion of the productive assets in China remain government-owned. The Chinese government also exercises significant control over Chinese economic growth through the allocation of resources, controlling payment of foreign currency denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. Additionally, China has historically adopted laws, regulations and policies which impose additional restrictions on the ability of foreign companies to conduct business in China or otherwise place them at a competitive disadvantage in relation to domestic companies. Any adverse change in economic conditions or government policies in China could have a material adverse effect on our overall economic growth and therefore have an adverse effect on our financial condition, results of operations, business or prospects.

We also face risks associated with Chinese laws and the Chinese legal system. China’s legal system is rapidly evolving and, as a result, the interpretation and enforcement of many laws, regulations and rules are not always uniform, and legal proceedings in China often involve uncertainties. The legal protections available to us may therefore be uncertain and may be limited. Implementation of Chinese intellectual property-related laws has historically been lacking, primarily because of ambiguities in Chinese laws and difficulties in enforcement. Accordingly, the intellectual property rights and confidentiality protections available to us in China may not be as effective as in the United States or other countries. In addition, any litigation brought by or against us in China may be protracted and may result in substantial costs and diversion of resources and management attention, and the anticipated outcome would be highly uncertain.

Although we have entered into agreements with Jiawei and have begun construction of a 100 MW wafer facility in Wuhan, China, we are subject to significant risks associated with expanding production in China requiring substantial management by our employees. The completion and start-up of our wafer manufacturing facility in Wuhan or Jiawei’s cell and panel manufacturing facilities may take longer or cost more to complete than anticipated. Further, expansion beyond the first 100 MW facility may be dependent upon its successful execution at greater volumes, and funding from the Chinese government may be less than anticipated or may not be available at all, potentially requiring significantly more capital resources by us.

As a result of the foregoing factors, our financial condition, results of operations, business or prospects may be materially and adversely affected.

Our reliance on Jiawei as a subcontracting manufacturer puts us at risk to the extent that Jiawei cannot manage increasing levels of production and cannot complete the build out of its facilities.

Jiawei has needed support from us since we commenced our relationship in 2009. To assist Jiawei in meeting its obligations to us, we loaned Jiawei approximately $12.8 million through October 2, 2010. These loans were made to provide Jiawei with sufficient financing flexibility to establish its cell and panel manufacturing facility as well as for working capital requirements as Jiawei rapidly ramps its operations. If Jiawei is unable to fulfill its obligations to provide cell and panel manufacturing capacity to match our wafer capacity in China, it will negatively impact our ability to increase our production and revenues.

Our Agreements with HSTIC and Jiawei subject us to risk of loss of control or ownership of our operations in Wuhan, China if we are not successful in running our operations.

If we fail to meet our obligation to repay HSTIC and repurchase its equity interest in our China-based manufacturing affiliate, Evergreen Solar (China) Co., Ltd., or Evergreen China, pursuant to our agreements with HSTIC when due or upon acceleration, we will be required to relinquish our board and management control of, and potentially forfeit our equity interest in, Evergreen China. In addition, if we fail to meet our obligations to Jiawei pursuant to our manufacturing services agreement, we could be required to sell our equity interest in, or the assets of, Evergreen China to Jiawei, or be required to purchase from Jiawei its equity interests in, or the assets of, its Wuhan, China manufacturing subsidiary. As a result of the foregoing factors, our financial condition, results of operations, business or prospects may be materially and adversely affected.

Our growing international operations and customer base require us to comply with complex, multi-national income, value-added and other tax rules, for which our accruals may be insufficient.

Significant judgment is required in determining our worldwide liability for U.S. federal, state and international taxes, including income tax, value-added tax and import and export tax. Although we believe that our estimates of such provisions and accruals are consistent with applicable laws and our contractual relationships with customers and suppliers, no assurance can be given that our provisions and accruals for such taxes have been and will be sufficient. If they are not sufficient, or if our exposure to taxes substantially increases, our financial condition, results of operation, business or prospects may be adversely affected.

Increasing protectionist sentiment in the United States and abroad and the imposition of trade barriers subjects our business to the risk of increased costs and presents other challenges to our ability to effectively compete in the United States and abroad.

A substantial portion of the parts and materials used in our products are sourced in foreign countries. For example, substantially all of the silicon we use to manufacture our solar wafers and a significant portion of the frames, glass and other supplies used in our solar panels are imported from Asia because these items are either not available at all or not available at competitive prices from domestic sources. As a result, we are subject to the legal, political, social and regulatory requirements and economic conditions of many jurisdictions other than the United States and we are subject to the difficulties posed by restrictions on foreign trade imposed by the United States, and other countries. A number of trade actions have recently been brought by parties in the United States which aim to restrict the import of certain materials to the United States. One of those actions led to the imposition by the Department of Commerce of significant countervailing and antidumping duties on the framing material we import from our China-based supplier. As a result we face increased costs for these materials until we increase the amount of domestically sourced frames or shift our purchases to another non-Chinese supplier whose prices are competitive and not subject to any countervailing, antidumping or other imposed duties. It is unclear what other trade barriers might be imposed by the United States or other countries, such as export requirements, tariffs, taxes and other restrictions and expenses, and how those actions could increase the prices of our domestic or foreign made products, and the parts and materials used to make our products. Any such increases would make our product offering less competitive in the U.S. or in other countries and adversely impact our results of operations.

Because we utilize highly flammable materials in our manufacturing processes, we are subject to the risk of losses arising from explosions and fires, which could materially and adversely affect our financial condition and results of operations.

We utilize highly flammable materials in our manufacturing processes. By utilizing these materials, we are subject to the risk of losses arising from explosions and fires. Our inability to fill customer orders during an extended business interruption could materially and adversely impact existing distribution partner relationships resulting in market share decreases and reduced revenues.

Government subsidies and economic incentives for solar technology distort our marketplace and could cause our revenues to decline, among other reasons, because subsidies and economic incentives we rely on are reduced or our competitors are more successful than we are in obtaining the benefits of government subsidies and economic incentives, which could allow them to sell products at lower costs.

We believe that the growth of the majority of our target markets depends on the availability and size of government subsidies and economic incentives for solar technology. Today, while declining, the cost of solar power exceeds the cost of power furnished by the conventional electric utility grid. As a result, federal, state and local governmental bodies in many countries have provided subsidies in the form of cost reductions, tax incentives and other incentives to end users, distributors, systems integrators, other resellers and manufacturers of solar power products to promote the use of solar energy and to reduce dependency on conventional forms of energy. In the future, these government subsidies and economic incentives could be reduced or eliminated altogether. For example, German subsidies are designed to decrease annually, and during 2010, the German government announced additional declines in response to the rapidly declining costs of installing solar systems. In addition, the Emerging Renewables Program in California has finite funds that may not last through the current program period. California subsidies have declined in the past and will continue to decline as cumulative installations exceed stated thresholds. Net metering policies in California, which currently cap net metering based upon aggregate customer peak demand, could also limit the amount of solar power installed within California. The reduction or elimination of government subsidies and economic incentives would likely reduce the size of these markets or result in increased price competition, which could cause our revenues to decline.

In addition, China has announced major initiatives to promote the development of its domestic solar industry, including making significant long-term financing available to enable the expansion of local industry participants. By contrast, the Economic Stimulus bill signed by President Obama in February 2009 provides little similar benefits for U.S. solar manufacturers. While we and Jaiwei pursue financing and other incentives available to us in China, we are not significant participants in the Chinese solar industry compared to many of our major competitors. To the extent our competitors are successful in obtaining more assistance from the Chinese government than us, we may be at a disadvantage from a financing standpoint.

If the adoption rate for solar power technology does not continue to grow, or sufficient demand for solar power products does not develop or takes longer to develop than we anticipate, our revenues would not significantly increase as we expect and we may be unable to achieve or sustain profitability.

The market for solar power products continues to emerge and rapidly evolve, and its future and longer-term success is uncertain. If solar power technology proves unsuitable for widespread commercial deployment, or if demand for solar power products fails to develop sufficiently, we would likely be unable to generate enough revenues to achieve and sustain profitability. In addition, demand for solar power products in the markets and geographic regions that we target may not develop or may develop more slowly than we anticipate. Many factors will influence the widespread adoption of solar power technology and demand for solar power products, including:

•	cost-effectiveness of solar power technologies as compared with conventional and non-solar alternative energy technologies;

•	performance and reliability of solar power products as compared with conventional and non-solar alternative energy products;

•	success of alternative distributed generation technologies such as fuel cells, wind power and micro turbines;

•	fluctuations in economic and market conditions that impact the viability of conventional and non-solar alternative energy sources, such as increases or decreases in the prices of oil and other fossil fuels;

•	capital expenditures by customers that tend to decrease when the United States or the global economy slows;

•	continued deregulation of the electric power industry and broader energy industry; and

•	availability of government subsidies and incentives.

If we are unable to adequately protect our unique intellectual property, we could lose our competitive advantage in the solar power market.

Our ability to compete effectively against competing solar power technologies will depend, in part, on our ability to protect our current and future proprietary technology, product designs and manufacturing processes by obtaining, maintaining and enforcing our intellectual property rights through a combination of patents, copyrights, trademarks and trade secrets and also through unfair competition laws. We may not be able to adequately obtain, maintain or enforce our intellectual property rights and information and unauthorized parties may attempt to obtain and use information we regard as proprietary. We also may need to defend our products against infringement or misappropriation claims, either of which could result in the loss of our competitive advantage in the solar power market and materially harm our business and profitability. We face the following risks in protecting our intellectual property and in developing, manufacturing, marketing and selling our products:

•	although we have a number of foreign patents and applications, the laws of some foreign jurisdictions, particularly China, do not protect intellectual property rights to the same extent as laws in the United States, and we may encounter difficulties in protecting and defending our rights in such foreign jurisdictions;

•	to the extent we license our technology to third parties in foreign countries, we may encounter difficulties in protecting and defending our intellectual property rights against such third parties and others; and

•	we also rely substantially on trade secret protections to protect our interests in proprietary know-how and processes for which patents are difficult to obtain or enforce; however, we may not be able to adequately protect our trade secrets.

In addition, while we pursue a policy of having our employees, consultants and advisors execute proprietary information and invention agreements when they begin working for us, these agreements may not provide meaningful protection for our trade secrets or other proprietary information in the event of unauthorized use or disclosure. If we fail to maintain trade secrets and patent protection, our potential, future revenues may decrease.

Licenses for technologies and intellectual property may not be available to us.

We have entered into license agreements for technologies and intellectual property rights, including an agreement relating to the manufacture of a portion of the high temperature filament we use to produce String Ribbon wafers. Any of our license agreements may be subject to terms and conditions which may limit our ability to use the licensed intellectual property under certain circumstances. For example, our license to manufacture high temperature filament may terminate if we materially breach the license agreement or if we abandon the construction of a manufacturing facility to exploit the licensed technology. We may need to enter into additional license agreements in the future for other technologies or intellectual property rights of third parties. Such licenses, however, may not be available to us on commercially reasonable terms or at all.

Existing regulations and changes to such regulations concerning the electrical utility industry may present technical, regulatory and economic barriers to the purchase and use of solar power products, which may significantly reduce demand for our products.

The market for electricity generation products is heavily influenced by foreign, federal, state and local government regulations and policies concerning the electric utility industry, as well as internal policies and regulations promulgated by electric utilities. These regulations and policies often relate to electricity pricing and technical interconnection of customer-owned electricity generation. In the United States and in a number of other countries, these regulations and policies are being modified and may continue to be modified.

Customer purchases of, or further investment in the research and development of, alternative energy sources, including solar power technology, could be deterred by these regulations and policies, which could result in a significant reduction in the potential demand for our solar power products. For example, utility companies commonly charge fees to larger, industrial customers for disconnecting from the electric grid or for having the capacity to use power from the electric grid for back-up purposes. These fees could increase the cost to our customers of using our solar power products and make them less desirable, thereby harming our business, prospects, results of operations and financial condition.

We anticipate that our solar power products and their installation will be subject to oversight and regulation in accordance with national, state and local laws and ordinances relating to building codes, safety, environmental protection, utility interconnection and metering and related matters. There is also a burden in having to track the requirements of individual states and design equipment to comply with the varying standards. Any new government regulations or utility policies pertaining to our solar power products may result in significant additional expenses to us, our resellers and their customers and, as a result, could cause a significant reduction in demand for our solar power products.

Compliance with environmental regulations can be expensive, and noncompliance with these regulations may result in potentially significant monetary damages, penalties, adverse publicity or interruptions to our business.

If we fail to comply with present or future environmental laws or regulations we may be required to pay substantial civil or criminal penalties, incur significant capital expenditures, suspend or limit production or cease operations. We use toxic, volatile and otherwise hazardous chemicals in our research and development and manufacturing activities and generate and discharge hazardous emissions, effluents and wastes from these operations. Any failure by us to control the use of or generation of, or to restrict adequately the discharge or disposal of, hazardous substances or wastes or to otherwise comply with the complex, technical environmental regulations governing our activities could subject us to potentially significant monetary damages and penalties, criminal proceedings, third party property damage or personal injury claims, natural resource damage claims, cleanup costs or other costs, or restrictions or suspensions of our business operations. In addition, under some foreign, federal and state statutes and regulations governing liability for releases of hazardous substances or wastes to the environment, a governmental agency or private party may seek recovery of response costs or damages from generators of the hazardous substances or operators of property where releases of hazardous substances have occurred or are ongoing, even if such party was not responsible for the release or otherwise at fault. Also, federal, state or international environmental laws and regulations may ban or restrict the availability and use of certain hazardous or toxic raw materials that are or may be used in producing our products, and substitute materials may be more costly or unsatisfactory in performance. We believe that we either have all environmental permits necessary to conduct our business or have initiated the process to obtain additional or modified environmental permits needed to conduct our business. While we are not aware of any outstanding, material environmental claims, liabilities or obligations, future developments such as the implementation of new, more stringent laws and regulations, more aggressive enforcement policies, or the discovery of unknown environmental conditions associated with our current or past operations or properties may require expenditures that could have a material adverse effect on our business, results of operations or financial condition. Any noncompliance with or incurrence of liability under environmental laws may subject us to adverse publicity, damage our reputation and competitive position and adversely affect sales of our products.

Our Devens, Massachusetts manufacturing facility has been constructed on part of the former Fort Devens Army base, which is associated with contamination caused by prior military activities on and near the site. Fort Devens closed in the early 1990’s and subsequently underwent environmental remediation according to an agreement between the U.S. Environmental Protection Agency and the U.S. Army. As a condition to the lease for the property, we must not disturb existing groundwater monitoring wells and must allow the U.S. Army access to the property to conduct testing and remedial activities. If environmental contamination is found on the Devens site it could be incorrectly attributed to our activities or the U.S. Army could be required to take additional remedial actions on the Devens site. Any such activities could disrupt the operation of our manufacturing facility.

Actions against Lehman Brothers and Barclays to recover damages or shares of our common stock loaned to Lehman Brothers could be expensive, time-consuming and ultimately unsuccessful.

In July 2008, we loaned approximately 30 million shares of Evergreen Solar’s common stock to Lehman Brothers International (Europe), or LBIE. None of those shares were returned to us upon demand in September 2008, and 12 million of those shares were ultimately transferred to Lehman Brothers Inc., or LBI, and thereafter to Barclays Capital Inc., or Barclays. We are attempting to recover the value of the 30 million shares as of September 2008 by pursuing a claim against LBIE in its UK insolvency proceedings. LBIE has refused, to date, to acknowledge that this claim has any material value, which may lead to litigation to determine the proper amount of the claim. Whatever the claim amount is ultimately determined to be, that amount would not be paid in full, as LBIE is insolvent. We are also pursuing litigation against LBI and Barclays to recover the 12 million shares that were transferred to them. LBIE and Barclays have moved to dismiss that litigation, and if their motions are denied, we can expect LBIE and Barclays to defend the suit vigorously. We may incur significant legal expenses and allocate management time and attention to the pursuit of the foregoing claim and litigation. Despite our expense and efforts, no assurance can be provided that we will be awarded any damages or recover any of the shares from any Lehman Brothers or Barclays entity.

If Lehman Brothers’ claims against us arising out of our capped call agreement are successful, our financial position could be materially and adversely affected.

As previously disclosed, we received notification from Lehman Brothers OTC Derivatives Inc. or LOTC, purporting to terminate the capped call transaction that we entered into concurrent with our senior convertible debt offering in June 2008. On September 25, 2009, we received a letter from LOTC demanding payment of $19,992,487 (plus $340,673 in interest) as payment for the purported termination of the capped call transaction. Recently, LOTC increased its demand to no less than $23,643,902 (plus interest). If litigation is commenced, we will likely incur significant legal expenses and allocate management time and attention to defend against these claims, and cannot predict the outcome of any such claims. If LOTC’s claims are successful, our financial position could be materially and adversely affected.

Our ability to use net operating loss carryforwards may be subject to limitation.

Section 382 of the U.S. Internal Revenue Code of 1986, as amended, imposes an annual limit on the amount of net operating loss carryforwards that may be used to offset taxable income when a corporation has undergone significant changes in its stock ownership or equity structure. Our ability to use net operating losses may be limited by prior changes in our ownership, by the issuance of shares of common stock upon conversion of the existing notes or new notes, or by the consummation of other transactions. As a result, if we earn net taxable income, our ability to use net operating loss carryforwards to offset U.S. federal taxable income may become subject to limitations, which could potentially result in increased future tax liabilities for us.

Provisions of our existing notes and new notes could discourage an acquisition of us by a third party.

Certain provisions of our existing notes and new notes could make it more difficult or more expensive for a third party to acquire us, or may even prevent a third party from acquiring us. For example, upon the occurrence of certain transactions constituting a fundamental change, holders of the existing notes and new notes will have the right, at their option, to require us to repurchase all of their new notes or any portion of the principal amount of such notes. By discouraging an acquisition of us by a third party, these provisions could have the effect of depriving the holders of our common stock of an opportunity to sell their common stock, as applicable, at a premium over prevailing market prices.

Unfavorable changes in foreign currency exchange rates could increase the cost to manufacture our products or result in foreign currency exchange losses, which could adversely affect our profits, product orders and market share.

The expansion of our distribution network internationally has increased our exposure to fluctuation in currency exchange rates. A substantial portion of our product revenues have been, and are expected to continue to be, denominated in Euros. As a result, a strengthening of the U.S dollar will decrease our expected U.S. dollar revenue and thereby adversely affect our gross and net profit margins.

We often purchase equipment and materials internationally in transactions denominated in foreign currency. As a result of significant currency fluctuations in recent periods that are expected to continue, we are exposed to potential increased costs if the U.S. dollar currency loses value relative to the applicable foreign currency. Such increased costs will adversely impact our future financial condition and results of operations.

The Chinese yuan, in which a growing portion of our manufacturing costs are denominated, is subject to somewhat unique potential for valuation changes as the Chinese government is being continually pressured by its trading partners to allow its currency to float in a manner similar to other major currencies. Any increase in the value of the Chinese yuan may impact our ability to control the cost of our products in the world market. Specifically, the decision by the Chinese government to allow the yuan to begin to float against the U.S. dollar could significantly increase the labor and other costs incurred in the operation of our Wuhan facility and the cost of materials, parts, components and subassemblies we source in China, thereby having a material and adverse effect on our costs and, in turn, our financial condition and results of operations.

To date, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may enter into hedging transactions in the future, the availability and effectiveness of these transactions may be limited and we may not be able to successfully hedge our exposure at all.

Risks Related to the New Notes

The indentures governing the new notes will not restrict us or our subsidiaries from incurring debt, including secured debt, and the new notes will not be protected by financial or other restrictive covenants, except for restrictions under the indenture that will govern the new 7.5% notes limiting our and our subsidiaries ability to create liens with respect to certain indebtedness existing under or with respect to equity and equity linked securities.

The indentures governing the new notes will not restrict us or our subsidiaries from incurring additional debt, including secured debt. If we or our subsidiaries incur additional indebtedness or liabilities, our ability to pay our obligations on the new notes could be adversely affected. The indentures governing the new notes also will not contain other financial covenants, restrict our ability to repurchase our securities, pay dividends or make restricted payments, or contain covenants or other provisions to afford holders protection in the event of a transaction that substantially increases our level of indebtedness, except for restrictions under the indenture that will govern the new 7.5% notes limiting our and our subsidiaries ability to create liens with respect to certain indebtedness existing under or with respect to equity and equity linked securities. The indentures also will not contain covenants limiting transactions by us with our affiliates or to restrict our entry into agreements that could negatively impact our ability to obtain cash from our subsidiaries to service our obligations under the new notes. One such existing restriction is that Evergreen China is currently prohibited from making dividends or other distributions to us until we have repurchased the equity interests in it held by HSTIC. The absence of these covenants allows us and our subsidiaries to take actions that may adversely impact our ability to repay the new notes.

Completion of our recapitalization plan may cause fluctuations in the price of our common stock.

As part of our recapitalization plan, we will implement a 1-for-6 reverse stock split previously approved by our stockholders. The primary objective of the 1-for-6 reverse stock split is to have the ability to raise the per share trading price of our common stock. We believe that this will, among other things, better enable us to maintain the listing requirements of our common stock on The Nasdaq Global Market and facilitate higher levels of institutional stock ownership, where investment policies generally prohibit investments in lower-priced securities. We cannot assure you that the reverse stock split will accomplish this objective for any meaningful period of time. While we expect that the reduction in the number of outstanding shares of common stock will proportionally increase the market price of our common stock, we cannot assure you that the reverse stock split will increase the market price of our common stock or result in any permanent or sustained increase in the market price of our stock, which is dependent upon many factors, including our business and financial performance, general market conditions, and prospects for future success. See “— Risks Related to Our Common Stock — The price of our common stock may fluctuate significantly, which could result in substantial losses for our stockholders and subject us to litigation.” In addition, if a large percentage of holders of new notes convert their new notes soon after the settlement of the exchange offers, a significant number of additional shares of our common stock will be in the market, diluting the ownership interest of our existing stockholders which could have an adverse impact on the price of our common stock. We cannot assure you that the price of our common stock will remain at a level above the conversion prices of the new notes.

We may in the future depend on cash flow generated by our foreign subsidiaries to service the new notes as we execute our business strategy of focusing on our foreign expansion.

As we expand our foreign operations, we may in the future depend on cash flows generated by our foreign subsidiaries to service the new notes and our other indebtedness. The ability of our subsidiaries to pay dividends or make other payments or advances to us will depend upon their operating results and will be subject to applicable laws and the terms of agreements entered into by us or our subsidiaries. For example, Evergreen China is currently prohibited from making dividends or other distributions to us until we have repurchased the equity interests in it held by HSTIC. We cannot assure you that cash flow generated by our foreign subsidiaries will be sufficient to service the new notes.

The conversion rate for the new notes may not be adjusted for all dilutive events that may occur.

The conversion rate for the new notes will be subject to adjustment for certain events including, but not limited to, the issuance of share dividends on our common stock, the issuance of certain rights or warrants, subdivisions or combinations of our common stock, certain distributions of assets, debt securities, share capital or cash to holders of our common stock and certain issuer tender or exchange offers as described under “Description of New 4% Notes — Conversion Rights — Conversion Rate Adjustments” and “Description of New 7.5% Notes — Conversion Rights — Conversion Rate Adjustments.” Such conversion rates will not be adjusted for other events, such as share issuances for cash or third-party tender offers, that may adversely affect the trading price of the new notes or any shares of common stock. We are not restricted from issuing additional shares of common stock or equity linked securities during the life of the new notes and have no contractual obligation to consider the interests of holders of the new notes in deciding whether to issue shares of common stock. There can be no assurance that an event that adversely affects the value of the new notes, but does not result in an adjustment to the conversion rate, will not occur.

Because your right to require us to purchase the new notes is limited, the market price of the new notes may decline if we enter into a transaction that is not a fundamental change under the indenture governing the applicable new notes.

Although you will have the right to require us to purchase the new notes upon a fundamental change, the term “fundamental change” is limited and does not include every event that might substantially affect our capital structure and the value of the new notes and our common stock. A highly leveraged transaction, reorganization, merger, change in control or similar transaction may not necessarily constitute a fundamental change. For example, the term “fundamental change” does not apply to transactions in which 90% of the consideration (excluding cash payments in lieu of fractional shares and cash payments made in respect of dissenters’ appraisal rights) paid for shares of our common stock in a merger or similar transaction which otherwise would constitute a fundamental change consists of publicly traded common stock or if any “person” or “group” of related “persons” becomes the “beneficial owner” of more than 50% of the voting power of our capital stock solely by virtue of ownership of the new 7.5% notes and the new 4% notes, the existing 4% notes and the existing 13% notes.

In addition, it is not certain whether we would be required to purchase the new notes upon certain asset sales, because the meaning of “substantially all” assets, the sale of which would constitute a fundamental change, is not established under applicable law. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under New York law, which governs the indentures and the new notes, or under the laws of Delaware, our jurisdiction of organization. Accordingly, the ability of a holder of new notes to require us to purchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets and those of our subsidiaries taken as a whole to another person or group may be uncertain. See “Description of New 4% Notes — Fundamental Change Permits Holders to Require Us to Purchase New 4% Notes” and “Description of New 7.5% Notes — Fundamental Change Permits Holders to Require Us to Purchase New 7.5% Notes.”

If you hold new notes, you are not entitled to any rights with respect to our common stock, but you are subject to all changes made with respect to our common stock.

If you hold new notes, you are not entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on shares of common stock), but you are subject to all changes affecting the common stock. You will only be entitled to rights on the common stock if and when we deliver shares of common stock to you in exchange for your new notes. For example, in the event that an amendment is proposed to our certificate of incorporation or by-laws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of the shares of common stock, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

We may not be able to repay the new notes when due or as otherwise required pursuant to the terms of the applicable indenture.

At the applicable maturity, the entire outstanding principal amount of the new notes will become due and payable. In addition, upon the occurrence of a fundamental change, subject to certain conditions, holders of notes may require us to purchase their notes for cash. It is possible that we would not have sufficient funds to repay the notes at maturity or make the required purchase of the notes should we be required to pursuant to the terms of the applicable indenture. We cannot assure you that we would have the financial resources, or would be able to arrange financing on acceptable terms, or at all, to make such payments. A fundamental change may also constitute an event of default under, or result in the acceleration of the maturity of, our other then-existing indebtedness. Our ability to purchase the new notes in cash may be limited by law or the terms of other agreements relating to our indebtedness outstanding at the time. Failure to repay the new notes at maturity or to make the required purchase, as the case may be, would constitute an event of default under the indentures for the new notes, which, in turn, would result in an event of default under certain of our other debt agreements or securities, resulting in acceleration and required repayment of this other debt and further restrict our ability to make payments on, or to purchase, the new notes. See “Description of New 4% Notes — Fundamental Change Permits Holders to Require Us to Purchase New 4% Notes” and “Description of New 7.5% Notes — Fundamental Change Permits Holders to Require Us to Purchase New 7.5% Notes.” Our inability to pay for your new notes at maturity or new notes that are tendered for purchase could result in your receiving substantially less than the principal amount of the new notes.

If an active trading market does not develop for the new notes, you may be unable to sell the new notes or to sell them at a price you deem sufficient.

The new notes will constitute new issues of securities with no established trading market, and we do not intend to list them on any securities exchange. Although the dealer manager has advised us that it currently intends to make a market in the new notes, it is not obligated to do so and may discontinue its market-making activities at any time without notice. As a result, the market price of the new notes could be adversely effected. We cannot give you any assurance as to:

•	the liquidity of any trading market that may develop;

•	the ability of holders to sell their new notes; or

•	the price at which holders would be able to sell their new notes.

Even if a trading market develops, the new notes may trade at higher or lower prices than their principal amount or purchase price, depending on many factors, including:

•	prevailing interest rates;

•	the number of holders of the new notes;

•	the interest of securities dealers in making a market for the new notes;

•	the market for similar notes; and

•	our operating performance and financial condition.

Moreover, the market for non-investment grade debt has historically been subject to disruptions that have caused volatility in prices. It is possible that the market for the new notes will be subject to disruptions. A disruption may have a negative effect on you as a holder of the new notes, regardless of our prospects or performance.

Finally, if a large number of holders of the existing notes do not tender their existing notes or tender their existing notes improperly, the limited amount of new notes that would be issued and outstanding after we complete the exchange offers could adversely affect the development of a market for the notes.

If we do not accept for tender more than $199,207,000 aggregate principal amount in existing 4% notes, or if we do not receive approval from our stockholders at the special meeting to increase our authorized shares of common stock, the right of holders of our existing 13% notes to require us to repurchase their existing 13% notes will not terminate.

The indenture governing the existing 13% notes provides that a holder of existing 13% notes may require us to repurchase all or a portion of such holder’s notes on April 15, 2013 unless less than $50,000,000 in aggregate principal amount of existing 4% notes and any debt (other than “subordinated debt” (as defined in the indenture for the existing 13% notes for this purpose)) used to refinance the existing 4% notes is outstanding. If we do not accept for tender more than $199,207,000 in aggregate principal amount of existing 4% notes, at least $50,000,000 aggregate principal amount of existing 4% notes will remain outstanding after the close of the exchange offers. In addition, if we do not receive approval from our stockholders at the special meeting to increase our authorized shares to 240,000,000 shares (after giving effect to the 1-for-6 reverse stock split), we will be permitted to pay in cash Additional Amounts and Coupon Make Whole Payments with respect to the new 4% notes while any existing 13% notes are still outstanding. This would result in the new 4% notes not constituting “subordinated debt” for purposes of the indenture for the existing 13% notes as described above. If either of these events were to occur, holders of existing 13% notes would continue to be able to require us to repurchase their existing 13% notes in April 2013, which is prior to the maturity of the new notes and the existing 4% notes.

The existing 4% notes have a maturity date prior to the maturity dates of the existing 13% notes, the new 4% notes and the new 7.5% notes.

The existing 4% notes will mature on July 15, 2013. The existing 13% notes will mature on April 15, 2015, the new 7.5% notes will mature on April 15, 2017 and the new 4% notes will mature on July 15, 2020. Therefore, the existing 4% notes will mature prior to the maturity date for the existing 13% notes (subject to the rights of the holders of the existing 13% notes to require us to repurchase their notes in April 2013 described above, unless this right terminates upon completion of the 4% exchange offer as described above), the new 7.5% notes and the new 4% notes. In the event we are unable to repay or refinance the existing 4% notes at or prior to their maturity, we would be in default under the indentures governing the existing 13% notes and the new notes. In addition, we cannot assure you that sufficient assets will remain after paying off the existing 4% notes at maturity to make any payments on the existing 13% notes and the new notes.

The price of our common stock may be volatile, which may affect the trading price of the new notes.

In the past, the price of our common stock has experienced volatility due to a number of factors, some of which are beyond our control. See “— Risks Related to Our Common Stock— The price of our common stock may fluctuate significantly, which could result in substantial losses for our stockholders and subject us to litigation.” Because the conversion value of the new notes will be based upon the value of shares of our common stock, any adverse effect on the trading price of our common stock would, in turn, adversely affect the trading price of the new notes.

Conversion of the new notes will dilute the ownership interest of existing stockholders, including holders who had previously converted their new notes, or may otherwise depress the price of our shares of common stock. The conversion of some or all of the new notes will dilute the ownership interests of existing stockholders. Any sales in the public market of the common stock issuable upon such conversion of the new notes could adversely affect prevailing market prices of our common stock. In addition, the existence of the new notes may encourage short selling by marker participants because the conversion of the new notes could be used to satisfy short positions, or anticipated conversion of the new notes into shares of our common stock could depress the price of our common stock.

Conversion of the new notes at the option of the Company may not adequately compensate you for the lost option time value of your notes as a result of such conversion.

The new notes are convertible at our option in certain circumstances as described under “Description of New 4% Notes — Conversion at the Option of the Company” and “Description of New 7.5% Notes — Conversion at the Option of the Company.” Although you will receive a Coupon Make Whole Payment for the New 4% Notes being converted on or prior to January 15, 2015 and for the new 7.5% notes being converted on or prior to April 15, 2015, and, in the case of any conversions of the new 4% notes, the Additional Amount, unless and until we exercise our right to terminate our obligations to pay the Additional Amount, the Coupon Make Whole Payment and the Additional Amount may not adequately compensate you for the lost option value of your notes as a result of the conversion. In addition, the Trigger Price, for conversion of the new 4% notes at our option is intended to provide for conversion of the new 4% notes at our option only when, based on the trading price of our common stock for at least 20 trading days during the 30 consecutive trading day period ending within five trading days prior to the date of the notice of conversion, the value of the shares of our common stock issuable to holders of the new 4% notes upon conversion together with the Additional Amount (assuming for such purposes that the Additional Amount is then payable by us) but not including any Coupon Make Whole Payment, is equal to or greater than the face amount of the existing 4% notes tendered by holders in the 4% exchange offer in exchange for each $1,000 principal amount of new 4% notes issued in the 4% exchange offer. We cannot assure you that the Trigger Price will provide holders of new 4% notes with shares of common stock upon conversion with a value equal to the face amount of such holders’ existing 4% notes tendered for exchange.

If we elect to convert the new notes, there is a risk of fluctuation in the price of our common stock from the date we elect to convert the new notes to the conversion date.

The new notes are convertible at our option in certain circumstances. We may elect to convert (i) the new 4% notes on or prior to maturity if the last reported sale price of our common stock is greater than or equal to the Trigger Price (as defined in “Description of New 4% Notes”) for at least 20 trading days during any 30 consecutive trading day period ending within five trading days prior to the notice of our election to convert and (ii) the new 7.5% notes on or prior to maturity if the last reported sale price of our common stock has exceeded 150% of the conversion price of the new 7.5% notes then in effect during the measurement period described above. The notes will not be converted, however, until 15 to 30 days after our notice of conversion. Therefore, there is a risk of fluctuation in the price of our common stock between the time when we may first elect to convert the new notes and the conversion date. As a result of any such fluctuation in the price of our common stock, the aggregate conversion value you actually receive upon any conversion of the new notes at our election may be less than the principal amount of the new notes.

The fundamental change purchase feature of the new notes may delay or prevent an otherwise beneficial attempt to take over our company.

The terms of the new notes allow holders to require us to purchase the new notes for cash in the event of a fundamental change. A takeover of our company that constitutes a fundamental change would trigger an option of the holder of the new notes to require us to purchase the new notes. This may have the effect of delaying or preventing a takeover of our company that would otherwise be beneficial to investors in the new notes and our common stock.

Rating agencies may provide unsolicited ratings on the new notes that could cause the market value or liquidity of the new notes to decline.

We have not requested a rating of the new notes from any rating agency and believe it is unlikely that the new notes will be rated. However, if one or more rating agencies rate the new notes and assign the notes a rating lower than the rating expected by investors, or reduce their rating in the future, the market price or liquidity of the new notes and our common stock could be harmed.

The U.S. federal income tax consequences of the exchange of the existing notes for the new notes are uncertain.

The U.S. federal income tax consequences of the exchange offers and of the ownership and disposition of the new notes are uncertain. Depending on whether the existing notes and the new notes are “securities” for U.S. federal income tax purposes, the exchange may be a “recapitalization” or a taxable exchange. See “Material U.S. Federal Income Tax Considerations — Tax Consequences to U.S. Holders — Treatment of Exchange Offers.”

We will characterize the new notes as contingent payment debt instruments for U.S. federal income tax purposes.

The new notes will be characterized by us as contingent payment debt instruments for U.S. federal income tax purposes. U.S. federal income tax regulations applicable to contingent payment debt instruments generally require a holder that is a U.S. taxpayer to accrue original issue discount at a hypothetical interest rate that generally is substantially higher than the actual stated interest rate on the new notes. In addition, these regulations recharacterize as interest income (taxable at ordinary income rates) virtually all of the payments that would be made under the new notes and any gain realized upon the sale or other disposition (including a redemption or conversion) of the new notes.

For a more detailed summary of these potential adverse tax consequences, see “Material U.S. Federal Income Tax Considerations — Tax Consequences to U.S. Holders — Treatment of Ownership and Disposition of the New Notes and Common Stock — Characterization as Contingent Payment Debt Instruments.” Investors considering the exchange of existing notes for new notes should consult with their own tax advisors concerning such consequences and the potential impact in their particular circumstances.

We will recognize cancellation of debt income for U.S. federal income tax purposes as a result of the exchange offers.

We will recognize cancellation of debt income for U.S. federal income tax purposes upon the issuance of the new notes in satisfaction of the existing notes. We expect that substantially all of such cancellation of debt income will be offset by our available net operating losses for U.S. federal income and state tax purposes. As described above, the use of such net operating losses may be subject to limitations.

You may be subject to tax upon an adjustment to, or a failure to adjust, the conversion rate of the new notes even though you do not receive a corresponding cash distribution.

The conversion rates of the new notes are subject to adjustment in certain circumstances, including the payment of certain cash dividends. If the conversion rate is adjusted as a result of a distribution that is taxable to our common stockholders, such as a cash dividend, you will be deemed to have received for U.S. federal income tax purposes a taxable dividend to the extent of our earnings and profits without the receipt of any cash. In addition, a failure to adjust (or adjust adequately) the conversion rate after an event that increases your proportionate interest in us could be treated as a deemed taxable dividend to you. Any such deemed dividend may be subject to U.S. federal withholding tax or backup withholding, which may be set off against subsequent payments on the notes. See “Material U.S. Federal Income Tax Considerations.”

The accounting for convertible debt securities is complex and requires significant judgment.

The accounting treatment for convertible debt securities that may be settled in cash is complex and impacts our reported interest expense.

Based on the cash settlement features of the debt, we must classify a portion of the principal amount of the new notes as debt and a portion of the new notes as equity. Valuation of these components requires us to make certain significant estimates and judgments. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Some of the assumptions are not readily apparent or available and therefore actual results may differ from these estimates under different assumptions or conditions.

In addition, the accounting treatment for complex convertible debt securities is subject to frequent scrutiny by the accounting authorities and is subject to change. Currently, we do not expect any changes in the accounting requirements; however, we cannot predict whether or when any change could be made. Any change could have an adverse effect on our reported interest expense, which could adversely affect the trading price of our new notes or our common stock.

In addition, if we do not receive approval from our stockholders at the special meeting to increase our authorized shares to 240,000,000 shares (after giving effect to the 1-for-6 reverse stock split), then we may be required to separately account for the holder’s ability to convert the new notes into our shares at the option’s fair value and we would then be required to record mark-to-market adjustments to the carrying value of the option in our financial statements each reporting period. Such mark-to-market adjustments require a significant amount of judgment and could materially impact our reported financial results as long as the new notes are outstanding.

We may be unable to deduct for tax purposes the interest or original issue discount, paid or accrued on the new notes.

No deduction is allowed for U.S. federal income tax purposes for interest paid on a disqualified debt instrument. A disqualified debt instrument generally includes any indebtedness of a corporation which is payable in equity of the issuer. Although we believe and intend to take the position that the new notes are not disqualified debt instruments, the new notes may be treated as disqualified debt instruments, and we may be prohibited from deducting the interest due on the new notes. In addition, under the rules applicable to certain high yield debt obligations, deductions for interest expense and original issue discount may be deferred or disallowed for U.S. federal income tax purposes.

The new notes initially will be held in book-entry form, and therefore, you must rely on the procedures and the relevant clearing systems to exercise your rights and remedies.

Unless certificated new notes are issued in exchange for book-entry interests in the new notes, owners of the book-entry interests will not be considered owners or holders of new notes. Instead, DTC, or its nominee, will be the sole holder of the new notes. Payments of principal, interest and additional amounts or coupon make whole payments owing on or in respect of the new notes in global form will be made to the paying agent, which will make payments to DTC. Thereafter, such payments will be credited to DTC participants’ accounts that hold book-entry interests in the new notes in global form and credited by such participants to indirect participants. Unlike holders of the new notes themselves, owners of book-entry interests will not have the direct right to act upon our solicitations for consents or requests for waivers or other actions from holders of the new notes. Instead, if you own a book-entry interest, you will be permitted to act only to the extent you received appropriate proxies to do so from DTC or, if applicable, a participant. We cannot assure you that procedures implemented for the granting of such proxies will be sufficient to enable you to vote on any requested actions on a timely basis.

Risks Related to the New 4% Notes.

The new 4% notes will be subordinated to the existing 13% notes, the new 7.5% notes and any other senior indebtedness we may incur and will be structurally subordinated to any existing and future debt and other obligations of our subsidiaries.

The new 4% notes are not secured by our assets and will be subordinated to the new 7.5% notes, the existing 13% notes and any other senior indebtedness we may incur. The new 4% notes will not be subordinated to the existing 4% notes. The new 4% notes will also be effectively subordinated to the existing 13% notes and to all of our existing and future secured indebtedness to the extent of the value of the collateral securing such debt. The effect of this subordination is that, in the event of our bankruptcy, liquidation, dissolution, reorganization or similar proceeding, our assets could not be used to pay holders of the new 4% notes until after the claims of the holders of the new 7.5% notes, the existing 13% notes, any other senior indebtedness to the secured claims of the holders of the existing 13% notes and any other secured indebtedness outstanding at such time had been fully paid. In addition, the new 4% notes will rank pari passu with the existing 4% notes. As a result, there may not be sufficient assets remaining to pay amounts due on any or all of the outstanding new 4% notes.

In addition, the new 4% notes are obligations exclusively of Evergreen Solar and will not be guaranteed by any of our existing or future subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due with respect to the new notes or to make any funds available therefor, whether by dividends, loans or other payments. Any payment of dividends, distributions, loans or advances by our subsidiaries will also be contingent upon our subsidiaries’ earnings and could be subject to contractual restrictions. In the event of the insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up of the business of any of our subsidiaries, creditors of our subsidiaries generally will have the right to be paid in full before any distribution is made to us or the holders of the new 4% notes. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us. Accordingly, the new 4% notes will be structurally subordinated in right of payment to all of the existing and future debt and other obligations of our subsidiaries. This subordination could adversely affect our ability to pay our obligations on the new 4% notes.

As of October 2, 2010, on a pro forma basis as if the exchange offers, consent solicitation and new 4% notes financing had occurred as of such date (assuming that the 4% exchange offer was completed at the 4% maximum amount and at a $500 exchange ratio and that all of the existing 13% notes were tendered in the 13% exchange offer), we would have had no secured indebtedness outstanding, we would have had approximately $165.0 million of senior indebtedness outstanding (not including the existing 4% notes, which will not constitute senior debt under the new 4% indenture) we would have had $49.2 million of existing 4% notes outstanding, which will be pari passu with the new 4% notes, and our subsidiaries would have had existing indebtedness and other liabilities (including trade payables but excluding intercompany liabilities) of approximately $43.9 million, all of which would be effectively senior in right of payment to the new 4% notes. See “Unaudited Pro Forma Financial Data.”

In addition, the indenture governing the new 4% notes does not restrict us or our subsidiaries from incurring debt (including senior debt) in the future. The incurrence by us of additional senior debt or by our subsidiaries of additional debt and other liabilities will increase the risks described above.

You may lose the right to receive the Additional Amount upon conversion of the new 4% notes.

At any time after the one year anniversary of the date of original issuance of the new 4% notes, we may, at our option, terminate the right of holders of new 4% notes to receive an Additional Amount of $300 for every $1,000 principal amount of new 4% notes converted, subject to 20 trading days prior notice, which notice can be given prior to the one year anniversary of the issue date. Therefore, if we elect to terminate this right, you will not be able to receive the Additional Amount unless you convert your new 4% notes prior to such termination.

Risks Related to the New 7.5% Notes

Although the new 7.5% notes are referred to as our senior notes, they will be effectively subordinated to any secured indebtedness we may incur to the extent of the value of the collateral securing such indebtedness, will be structurally subordinated in right of payment to any existing and future debt and other obligations of our subsidiaries and will rank pari passu to our existing 4% notes and existing 13% notes that remain outstanding following the exchange offers.

The new 7.5% notes are not secured by our assets, will be our general senior unsecured obligations, will rank senior in right of payment to all of our existing and future indebtedness that is, by its terms, expressly subordinated in right of payment to the new 7.5% notes, and will rank pari passu in right of payment with all of our existing and future indebtedness that is not so subordinated, but will be effectively subordinated to all of our existing and future secured indebtedness to the extent of the value of the collateral securing such debt. The effect of this subordination is that, in the event of our bankruptcy, liquidation, dissolution, reorganization or similar proceeding, our assets could not be used to pay holders of the new 7.5% notes until after the secured claims of any other secured indebtedness outstanding at such time had been fully paid. As a result, there may not be sufficient assets remaining to pay amounts due on any or all of the outstanding new 7.5% notes.

In addition, the new 7.5% notes are obligations exclusively of Evergreen Solar and, unlike the existing 13% notes, will not be guaranteed by any of our existing or future subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due with respect to the new notes or to make any funds available therefor, whether by dividends, loans or other payments. Any payment of dividends, distributions, loans or advances by our subsidiaries will also be contingent upon our subsidiaries’ earnings and could be subject to contractual restrictions. In the event of the insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up of the business of any of our subsidiaries, creditors of our subsidiaries generally will have the right to be paid in full before any distribution is made to us or the holders of the new 7.5% notes. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us. Accordingly, the new 7.5% notes will be structurally subordinated in right of payment to all of the existing and future debt and other obligations of our subsidiaries. This subordination could adversely affect our ability to pay our obligations on the new 7.5% notes.

As of October 2, 2010, on a pro forma basis as if the exchange offers, consent solicitation and new 4% notes financing had occurred as of such date (assuming that the 4% exchange offer was completed at the 4% maximum amount and at a $500 exchange ratio and that all of the existing 13% notes were tendered in the 13% exchange offer), we would have had no secured indebtedness outstanding, we would have had approximately $49.2 million of unsecured and unsubordinated indebtedness (in the form of the existing 4% notes still outstanding) that would be pari passu in right of payment to the new 7.5% notes outstanding, and our subsidiaries would have had approximately $43.9 million of existing indebtedness and other liabilities outstanding (including trade payables but excluding inter-company obligations). See “Unaudited Pro Forma Financial Data.”

In addition, the indenture governing the new 7.5% notes does not restrict us or our subsidiaries from incurring debt (including secured debt) in the future except for the restriction on creating liens with respect to certain indebtedness existing under or with respect to equity and equity linked securities. The incurrence by us of additional secured debt or by our subsidiaries of additional debt and other liabilities will increase the risks described above.

Risks Related to the Exchange Offers and Consent Solicitation

Risks To Holders Tendering in the Exchange Offers

Your decision to tender your existing notes for new notes exposes you to the risk of nonpayment for a longer period of time.

The existing 4% notes and the existing 13% notes mature in 2013 and 2015, respectively. The new 4% notes and the new 7.5% notes will mature in 2020 and 2017 respectively. If, following the maturity date of your existing notes but prior to the maturity date of the new notes, we were to become subject to a bankruptcy or similar proceeding, the holders of existing notes who did not exchange their existing notes for new notes could have been paid in full and there would exist a risk that holders of existing notes who exchanged their existing notes for new notes would not be paid in full, if at all. Your decision to tender your existing notes should be made with the understanding that the lengthened maturity of the new notes exposes you to the risk of nonpayment for a longer period of time.

You may not receive new notes in the exchange offers if the procedures for the exchange offers are not followed.

We will issue the new notes in exchange for your existing notes only if you tender the existing notes and deliver a properly completed and duly executed letter of transmittal and consent or the electronic transmittal through DTC’s ATOP, which binds holders of the existing notes to the terms of the applicable letter of transmittal and consent, and other required documents before expiration of the exchange offers. You should allow sufficient time to ensure timely delivery of the necessary documents. Neither the exchange agent nor we are under any duty to give notification of defects or irregularities with respect to the tenders of existing notes for exchange. If you are the beneficial owner of existing notes that are registered in the name of your broker, dealer, commercial bank, trust company or other nominee, and you wish to tender in the exchange offers, you should promptly contact the person in whose name your existing notes are registered and instruct that person to tender and provide consents (if applicable) on your behalf.

If you do not specify the 4% exchange ratio, you will be treated as having accepted the 4% clearing exchange ratio.

A holder should specify the exchange ratio for the 4% existing notes tendered by such holder in the letter of transmittal and consent described in a “Description of the Exchange Offers and Consent Solicitation — Procedures for Tendering Existing Notes and Delivering Consents.” If a holder of existing 4% notes does not specify the exchange ratio, the holder will be treated as accepting the 4% clearing exchange ratio, which may have the effect of lowering the 4% clearing exchange ratio and could result in a holder’s existing 4% notes being exchanged at the minimum $425 exchange ratio.

The consummation of the 4% exchange offer is not contingent on the consummation of the 13% exchange offer.

If we consummate the 4% exchange offer without also consummating the 13% exchange offer and the consent solicitation, the existing 13% notes will continue to have the benefit of the security interest and the indenture governing the existing 13% notes will continue to contain the restrictive covenants and events of default that would be eliminated in the 13% exchange offer and consent solicitation. These restrictive covenants include covenants that would prevent us from redeeming the new 4% notes at our option or making Coupon Make Whole Payments or payment of the Additional Amount upon conversion in cash. In addition, the existing 13% notes mature on April 15, 2015, five years prior to the maturity date of the new 4% notes. Even if we consummate the 13% exchange offer and related consent solicitation and eliminate these restrictive covenants and provisions, we can redeem the existing 4% notes at our option and make Coupon Make Whole Payments or payment of the Additional Amount upon conversion in cash only after our existing 13% notes are no longer outstanding, and subject to the subordination provisions of the new 4% notes indenture.

The consummation of the 13% exchange offer is not contingent on the consummation of the 4% exchange offer.

If we consummate the 13% exchange offer without also consummating the 4% exchange offer, we will continue to have a high level of debt outstanding, including $249.2 million of existing 4% notes, which could adversely affect our ability to operate our business and service our debt. See “— Risks Related to Our Industry, Products, Financial Results and Operations — Our high level of debt could adversely affect our ability to fulfill our obligations under the new notes and may place us at a competitive disadvantage in our industry.” In addition, holders of the existing 13% notes will continue to have the ability to require us to repurchase all or a portion of such holders’ notes on April 15, 2013 under the terms of the existing 13% notes indenture.

The consummation of the exchange offers and consent solicitation may be delayed or may not occur.

We are not obligated to complete the exchange offers and consent solicitation under certain circumstances and unless and until certain conditions are satisfied, as described more fully below in “Description of the Exchange Offers and Consent Solicitation — Conditions to the Exchange Offers and the Consent Solicitation.” Even if the exchange offers and consent solicitation are completed, they may not be completed on the schedule described in this prospectus. Accordingly, participating holders may have to wait longer than expected to receive their new notes, during which time those holders will not be able to effect transfers of their existing notes tendered in the exchange offers.

The consideration to be received in the exchange offers does not reflect any valuation of the existing notes or the new notes and is subject to market volatility.

Our board of directors has made no determination that the consideration to be received in the exchange offers represents a fair valuation of either the existing notes or the new notes. We have not obtained a fairness opinion from any financial advisor about the fairness to us or to you of the consideration to be received by holders of existing notes. Accordingly, none of Evergreen Solar, our officers, our board of directors, the dealer manager, the exchange agent, the information agent or any other person authorized by us is making any recommendation as to whether or not you should tender your existing notes for exchange pursuant to the exchange offers or deliver a consent pursuant to the consent solicitation.

We may repurchase any existing notes that are not tendered in the exchange offers on terms that are more favorable to the holders of the existing notes than the terms of the applicable exchange offer.

Although we do not currently intend to do so, following the expiration of the exchange offers, we may, to the extent permitted by applicable law, purchase existing notes in the open market, in privately negotiated transactions, through subsequent tender or exchange offers or otherwise. Any other purchases may be made on the same terms or on terms that are more or less favorable to holders than the terms of these exchange offers. We also reserve the right to repurchase any existing notes not tendered. If we decide to repurchase existing notes on terms that are more favorable than the terms of the applicable exchange offer, those holders who decide not to participate in the applicable exchange offer could be better off than those that participated in the applicable exchange offer.

Risks to Holders Who Do Not Tender in the Exchange Offers

If the proposed amendments become effective, holders of existing 13% notes will no longer be entitled to a security interest and will no longer benefit from the protections provided by the existing restrictive covenants, certain events of default and other provisions.

The proposed amendments to the indenture governing the existing 13% notes would eliminate the security interest in favor of the holders and would delete many of the restrictive covenants and certain events of default in the indenture governing the existing 13% notes. If the proposed amendments become effective, holders of existing 13% notes that remain outstanding after the completion of the exchange offers and consent solicitation will no longer be entitled to the benefit of a secured position or any of those covenants, events of default and other provisions. The elimination or modification of these provisions will permit us to take certain actions previously prohibited without needing to obtain the consent of any holder of the existing 13% notes. Those actions could increase the credit risks associated with us, as well as adversely affect the market price and credit rating of the existing notes that remain outstanding.

The existing 4% notes will not constitute senior debt for purposes of the subordination provisions of the new 4% notes.

The subordination provisions of the new 4% notes will provide that the new 4% notes rank pari passu with the existing 4% notes. The effect of this ranking is that, in the event of our bankruptcy, liquidation, dissolution, reorganization or similar proceeding, holders of existing 4% notes will participate ratably with holders of our new 4% notes.

If more than $199,207,000 in aggregate principal amount of existing 4% notes are tendered and accepted in the 4% exchange offer, and if we receive approval from our stockholders at the special meeting to increase our authorized shares of common stock, holders of existing 13% notes will no longer have the ability to require us to purchase such holder’s existing 13% notes as provided for in the indenture governing the existing 13% notes.

The indenture governing the existing 13% notes provides that a holder of existing 13% notes may require us to repurchase all or a portion of such holder’s notes on April 15, 2013, unless less than $50,000,000 in aggregate principal amount of existing 4% notes and any other debt (other than “subordinated debt” (as defined in the indenture for the existing 13% notes for this purpose)) used to refinance the existing 4% notes is outstanding. If more than $199,207,000 in aggregate principal amount of existing 4% notes is exchanged in the 4% exchange offer, less than $50,000,000 aggregate principal amount of existing 4% notes will remain outstanding after the close of the exchange offers. In addition, if we receive approval from our stockholders at the special meeting to increase our authorized shares to 240,000,000 shares (after giving effect to the 1-for-6 reverse stock split), we will not be permitted to pay in cash Additional Amounts and Coupon Make Whole Payments with respect to the new 4% notes while any existing 13% notes are still outstanding. This would result in the new 4% notes constituting “subordinated debt” for purposes of the indenture for the existing 13% notes as described above. If both of these events were to occur, holders of existing 13% notes would not be able to require us to repurchase their existing 13% notes in April 2013 and may have to hold such notes until maturity in 2015, if not converted into shares of common stock prior to such date.

You may have difficulty selling the existing notes you do not exchange.

The trading market for existing notes that are not exchanged could become more limited than the existing trading market for the existing notes and could cease to exist altogether due to the reduction in the principal amount of the existing notes outstanding upon consummation of the exchange offers. A more limited trading market might adversely affect the liquidity, market price and price volatility of the existing notes. If a market for existing notes that are not exchanged exists or develops, the existing notes may trade at a discount to the price at which they would trade if the principal amount outstanding were not reduced. There can, however, be no assurance that an active market in the existing notes will exist, develop or be maintained, or as to the prices at which the existing notes may trade, after the exchange offers are consummated.

Risks Related to Our Common Stock

The issuance or sale of equity, convertible or exchangeable securities in the market, or the perception of such future sales or issuances, could lead to a decline in the price of our common stock.

Any issuance of equity, convertible or exchangeable securities, including for the purposes of financing acquisitions, expanding our business or restructuring our outstanding indebtedness, may have a dilutive effect on our existing stockholders. In addition, the perceived risk associated with the possible issuance of a large number of shares or securities convertible or exchangeable into a large number of shares of common stock could cause some of our stockholders to sell their stock, thus causing the price of our stock to decline. Subsequent sales of our common stock in the open market or the private placement of our common stock or securities convertible or exchangeable into our common stock could also have an adverse effect on the market price of the shares. If our stock price declines, it may be more difficult for us to, or we may be unable to, raise additional capital.

In addition, future sales of substantial amounts of our currently outstanding common stock in the public market, or the perception that such sales could occur, could adversely affect prevailing trading prices of our common stock and could impair our ability to raise capital through future offerings of equity or equity-related securities. We cannot predict what effect, if any, future sales of our common stock, or the availability of shares for future sales, will have on the market price of our stock. As of October 2, 2010, we had:

•	approximately 208.9 million shares of common stock outstanding;

•	approximately 3.9 million shares of common stock underlying options outstanding at a weighted average exercise price of $4.10 per share;

•	approximately 10.5 million shares of common stock available and reserved for future issuance or future grant under our Amended and Restated 2000 Stock Option and Incentive Plan;

•	approximately 1.0 million shares of common stock available and reserved for future issuance or future grant under our Amended and Restated 2000 Employee Stock Purchase Plan;

•	approximately 20.6 million shares of common stock issuable upon the conversion of our outstanding senior convertible notes in the aggregate principal amount of $249.2 million at an initial conversion rate of approximately 82.56 shares of common stock per $1,000 principal amount of notes (equivalent to a conversion price of approximately $12.11 per share); and

•	approximately 86.7 million shares of common stock issuable upon the conversion of our outstanding senior secured convertible notes in the aggregate principal amount of $165.0 million at an initial conversion rate of approximately 525.2462 shares of common stock per $1,000 principal amount of notes (equivalent to a conversion price of approximately $1.90 per share).

In connection with a multi-year polysilicon supply agreement and pursuant to a stockholders agreement, each of which we entered into with OCI Company Ltd., formerly DC Chemical Co., Ltd, or OCI, in April 2007, OCI owned approximately 15,698,125 shares of our common stock as of May 14, 2010, many of which were originally subject to transfer restrictions. The restrictions on such shares of common stock recently lapsed and all of OCI’s shares are freely tradable. In addition, we are obligated to file a registration statement covering OCI’s shares unless we obtain a waiver of such obligation from OCI.

Conversion of the new notes, or certain other occurrences with respect to our currently outstanding series of notes, will dilute the ownership interest of existing stockholders, including holders who had previously converted their notes.

To the extent we issue common stock upon conversion of the notes, such conversion could dilute the ownership interests of existing stockholders, including holders who had previously converted their notes. Sales of our common stock in the public market or sales of any of our other securities could dilute ownership and earnings per share, and even the perception that such sales could occur could cause the market price of our common stock to decline. In addition, the existence of our new notes and existing notes may encourage short selling of our common stock by market participants who expect that the conversion of the notes could depress the prices of our common stock. The market price of our common stock could also decline as a result of sales of shares of our common stock made after this offering or the perception that such sales could occur.

The price of our common stock may fluctuate significantly, which could result in substantial losses for our stockholders and subject us to litigation.

The trading price of our common stock has been and may continue to be volatile. The closing sale prices of our common stock, as reported by The Nasdaq Global Market, have ranged from $0.60 to $1.80 for the 52-week period from December 18, 2009 to December 17, 2010. Our operating performance will significantly affect the market price of our common stock. To the extent we are unable to compete effectively and gain market share or the other factors described in this risk factors section affect us, our stock price will likely decline. The market price of our common stock also may be adversely impacted by broad market and industry fluctuations regardless of our operating performance, including general economic and technology trends. The Nasdaq Global Market has, from time to time, experienced extreme price and trading volume fluctuations, and the market prices of technology companies such as ours have been extremely volatile. In addition, some companies that have experienced volatility in the market price of their stock have been the subject of securities class action litigation. We may be involved in securities class action litigation in the future. This litigation often results in substantial costs and a diversion of management’s attention and resources.

Our quarterly revenue, operating results and market price of our common stock have fluctuated significantly in the past and may fluctuate significantly from quarter to quarter in the future due to a variety of factors, including:

•	the size and timing of orders from distribution partners for shipments of our products;

•	the rate and cost at which we are able to expand our manufacturing capacity to meet product demand, including the rate and cost at which we are able to implement advances in our manufacturing technology;

•	our ability to establish and expand key distribution partners and supplier relationships;

•	our ability and the terms upon which we are able to raise capital sufficient to finance the expansion of our manufacturing capacity and our sales and marketing efforts;

•	our ability to complete our Wuhan, China facility and other potential capacity expansions within budget and within the time frame that we expect;

•	the amount and timing of expenses associated with our research and development programs and our ability to develop enhancements to our manufacturing processes and our products;

•	delays associated with the supply of specialized materials necessary for the manufacture of our solar power products;

•	our ability to execute our cost reduction programs;

•	charges resulting from replacing existing equipment or technology with new or improved equipment or technology as part of our strategy to expand our manufacturing capacity and to decrease our per unit manufacturing cost;

•	developments in the competitive environment, including the introduction of new products or technological advancements by our competitors;

•	the timing of adding the personnel necessary to execute our growth plan; and

•	the other risks and uncertainties described in “Risk Factors.”

We anticipate that our operating expenses will continue to increase significantly, particularly as we develop our internal infrastructure to support our anticipated growth in China. If our product revenues in any quarter do not increase correspondingly, our net losses for that period will increase. Moreover, given that a significant portion of our operating expenses is largely fixed in nature and cannot be quickly reduced, if our product revenues are delayed or below expectations, our operating results are likely to be adversely and disproportionately affected. For these reasons, quarter-to-quarter comparisons of our results of operations are not necessarily meaningful and you should not rely on results of operations in any particular quarter as an indication of future performance. If our quarterly revenue or results of operations fall below the expectations of investors or public market analysts in any quarter, the market value of our common stock would likely decrease, and it could decrease rapidly and substantially.

If we fail to regain compliance with the listing requirements of The Nasdaq Global Market and Nasdaq delists our common stock, the market liquidity and price of our common stock will likely decline and such delisting will permit the holders of our existing notes to require us to repurchase their notes, which we likely would be unable to do.

Our common stock is currently quoted on The Nasdaq Global Market under the symbol “ESLR”. On July 1, 2010, we received a deficiency letter from The Nasdaq Global Market stating that, based on the closing bid price of our common stock for the 30 consecutive business days preceding such date, we no longer meet the minimum $1.00 per share requirement for continued listing on The Nasdaq Global Market under Marketplace Rule 5450(a)(1). We have a 180 calendar day grace period in which to regain compliance with the minimum bid price rule and we continue to monitor the bid price for our common stock and consider options available to achieve compliance with the Nasdaq listing standards. We have submitted an application to Nasdaq to move our common stock from The Nasdaq Global Market to The Nasdaq Capital Market and expect the move to become effective on December 29, 2010. By switching markets, we will have an additional 180-day grace period to regain compliance with the minimum bid price rule.

We have sought and obtained approval from our stockholders to effect a 1-for-6 reverse stock split, which is intended to increase the per share trading price of our common stock. It is possible, however, that the reverse stock split will not accomplish our objective permanently or for a meaningful period of time. If the reverse stock split fails to adequately increase the trading price of our common stock for a meaningful period of time or our stock does not otherwise appreciate to meet the Nasdaq requirement, and we are therefore unable to meet the listing requirements of The Nasdaq Global Market, or The Nasdaq Capital Market if our application is approved, for that or any other reason, our stockholders will be adversely affected.

Among other adverse consequences of a delisting, there will likely cease to be a trading market for our shares other than in the Pink Sheets or the OTC Bulletin Board. It could become more difficult to dispose of, or obtain accurate quotations for the price of, our common stock, and there would likely also be a reduction in our coverage by security analysts and the news media, which could cause the price of our common stock to decline further. In addition, in the event that our common stock is delisted, the holders of our existing notes will have the right to require us to repurchase their notes, which we likely would be unable to do.

The issuance of equity or debt securities under our shelf registration statement could have a negative impact on the price of our common stock.

On May 13, 2010, we filed a registration statement on Form S-3 to register our debt and equity securities, including shares of our common stock, preferred stock, warrants to purchase common stock and/or preferred stock, and units consisting of two or more of these classes or series of securities. We may sell any combination of these securities in one or more offerings, over a period of up to 3 years, up to an aggregate offering price of $200,000,000, on terms to be determined at the time of offering. We expect to complete the proposed new 4% notes financing using this shelf registration statement. If we issue all of the securities included in the shelf registration in one or more offerings, there could be a substantial dilutive effect on our common stock and an adverse effect on the price of our common stock. Even without our selling any shares, the existence of the shelf registration could also have an adverse impact on our share price if the market expects an increase in our shares outstanding.

If securities or industry analysts adversely change their recommendations regarding our stock, our stock price and trading volume could decline.

The trading market for our common stock is influenced by the research and reports that industry or securities analysts publish about us, our business or our market. If one or more of the analysts who cover us were to adversely change their recommendation regarding our stock, our stock price would likely decline. If one or more of these analysts ceases coverage of our company or fails to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

Because we do not intend to pay dividends on our common stock, stockholders will benefit from an investment in our common stock only if it appreciates in value.

We have never declared or paid any cash dividends on our common stock. We anticipate that we will retain our future earnings, if any, to support our operations and to finance the growth and development of our business and do not expect to pay cash dividends in the foreseeable future. As a result, the success of an investment in our common stock will depend upon any future appreciation in the value of our common stock. There is no guarantee that our common stock will appreciate in value or even maintain its current price.

We are subject to anti-takeover provisions in our charter and by-laws and under Delaware law that could delay or prevent an acquisition of our company, even if the acquisition would be beneficial to our stockholders.

Provisions of our certificate of incorporation and by-laws, each as amended, as well as Delaware law, could make it more difficult and expensive for a third party to pursue a tender offer, change in control transaction or takeover attempt that is opposed by our board of directors. Stockholders who wish to participate in these transactions may not have the opportunity to do so. We also have a staggered board of directors, which makes it difficult for stockholders to change the composition of our board of directors in any one year. If a tender offer, change in control transaction, takeover attempt or change in our board of directors is prevented or delayed, the market price of our common stock could decline. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of our common stock if they are viewed as discouraging takeover attempts in the future.

We can issue shares of preferred stock that may adversely affect the rights of stockholders of our common stock.

Our certificate of incorporation authorizes us to issue up to 27,227,668 shares of preferred stock, including up to 26,227,668 shares of Series A Convertible Preferred Stock and up to 375 shares of Series B Convertible Preferred Stock, or, collectively, the Series Preferred Stock, with designations, rights and preferences determined from time-to-time by our board of directors. Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights superior to those of stockholders of our common stock. For example, an issuance of shares of preferred stock, including the Series Preferred Stock, could:

•	adversely affect the voting power of the stockholders of our common stock;

•	discourage bids for our common stock at a premium and make it more difficult for a third party to acquire a majority of our common stock;

•	limit or eliminate any payments that the stockholders of our common stock could expect to receive upon our liquidation; or

•	otherwise adversely affect the market price of our common stock.

QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFERS AND CONSENT SOLICITATION

The following answers to questions that you may have as a holder of existing notes highlight selected information included elsewhere or incorporated by reference in this prospectus. To fully understand the exchange offers and consent solicitation and the other considerations that may be important to your decision about whether to participate, you should carefully read this prospectus in its entirety, including the section captioned “Risk Factors,” as well as the information incorporated by reference in this prospectus. See “Incorporation of Certain Documents by Reference.” For further information about us, see the section of this prospectus captioned “Where You Can Find More Information.”

Who is making the exchange offers?

Evergreen Solar, Inc., a Delaware corporation, is offering to exchange (i) an aggregate principal amount of up to $100,000,000 of new 4.0% Convertible Subordinated Additional Cash Notes due 2020, or new 4% notes, for an aggregate principal amount of up to $200,000,000 of our outstanding 4.0% Senior Convertible Notes due 2013, or existing 4% notes and (ii) an aggregate principal amount of up to $165,000,000 of new 7.5% Convertible Senior Notes due 2017, or new 7.5% notes, for an aggregate principal amount of up to $165,000,000 of our outstanding 13.0% Convertible Senior Secured Notes due 2015, or existing 13% notes.

Why is the Company undertaking the exchange offers and consent solicitation?

We believe that the exchange offers are an important component of our recapitalization plan to strengthen our balance sheet to enable us to better execute our business strategy. The exchange offers will allow us to substantially reduce our outstanding indebtedness and annual interest expense, exchange a portion of our existing debt for new debt with longer maturities, create a capital structure that we believe is more likely to cause the holders of our convertible debt to convert into common stock (which would further accomplish our long term goal of substantially reducing outstanding debt) and increase our flexibility to manage our business by eliminating certain restrictive covenants and the security interest contained in the existing 13% notes. If more than $199,207,000 in aggregate principal amount of our existing 4% notes are tendered and accepted in the 4% exchange offer the right of holders of existing 13% notes to require us to repurchase such holders’ notes in April 2013 would also be eliminated. The purpose of the consent solicitation is to adopt the proposed amendments, which will release the security interest and all of the collateral securing our obligations under the existing 13% notes, terminate the existing collateral documents and eliminate many of the restrictive covenants and certain events of default in the indenture governing the existing 13% notes.

Who may participate in the exchange offers and consent solicitation?

Any holder of existing 4% notes may participate in the 4% exchange offer and any holder of existing 13% notes may participate in the 13% exchange offer and consent solicitation, subject to the limits of those exchange offers.

What will I receive in exchange for my existing 4% notes?

The 4% exchange offer is being conducted as a modified “Dutch auction” pursuant to which holders of existing 4% notes will have the opportunity to specify an exchange ratio at which they would be willing to exchange existing 4% notes for new 4% notes. Holders must submit tenders in the range from $425 principal amount (referred to as the 4% minimum exchange ratio) to $500 principal amount of new 4% notes that would be issued for each $1,000 principal amount of existing 4% notes surrendered for exchange by such holder. If the 4% clearing exchange ratio is $425, we will issue $85,000,000 aggregate principal amount of new 4% notes, and if the 4% clearing exchange ratio is $500, we will issue $100,000,000 aggregate principal amount of new 4% notes, in each case assuming that at least $200,000,000 principal amount of existing 4% notes are tendered.

We will accept existing 4% notes tendered beginning with the 4% minimum exchange ratio and continuing in order of increasing increments of $2.50 in new 4% notes per $1,000 principal amount of existing

4% notes, until the aggregate principal amount of accepted existing 4% notes tendered equals $200,000,000 (including any subsequent increase in such amount, referred to as the 4% maximum amount). The highest exchange ratio specified with respect to existing 4% notes accepted for exchange in this process is referred to as the 4% clearing exchange ratio. If the aggregate principal amount of existing 4% notes tendered in the 4% exchange offer exceeds the 4% maximum amount, all existing 4% notes tendered at or below the 4% clearing exchange ratio will be accepted on a pro rata basis up to the 4% maximum amount and existing 4% notes tendered above the 4% clearing exchange ratio will be rejected. If the aggregate principal amount of existing 4% notes tendered in this exchange offer is less than the 4% maximum amount, we will accept all existing 4% notes tendered, and the highest exchange ratio specified with respect to any existing 4% notes tendered will be the 4% clearing exchange ratio. All existing 4% notes tendered that we accept will be paid in new 4% notes based on the same 4% clearing exchange ratio. We reserve the right, but are not obligated, to increase the 4% maximum amount.

If your existing 4% notes are accepted for exchange in the 4% exchange offer, you will receive new 4% notes with the characteristics described under “Summary — Summary of the New 4% Notes” and “Description of New 4% Notes.” For a description of the material differences between the new 4% notes and the existing 4% notes, see “Description of Material Differences between the New 4% Notes and Existing 4% Notes.”

What will I receive in exchange for my existing 13% notes?

If your existing 13% notes are accepted for exchange in the 13% exchange offer, you will receive new 7.5% notes with the characteristics described under “Summary — Summary of the New 7.5% Notes” and “Description of New 7.5% Notes.” For a description of the material differences between the new 7.5% notes and the existing 13% notes, see “Description of Material Differences between the New 7.5% Notes and Existing 13% Notes.”

How do I specify the 4% exchange ratio I will accept?

As part of the modified “Dutch auction” procedures being used for the existing 4% notes, in order to specify the amount of new 4% notes for which you are willing to exchange your existing 4% notes, you must indicate the 4% exchange ratio (between $425 and $500, in multiples of $2.50 per $1,000 principal amount) at which you wish to tender your existing 4% notes in the section of the letter of transmittal and consent captioned “Description of Existing 4% Notes Tendered — Principal Amount of New 4% Notes per $1,000 Principal Amount of Existing 4% Notes in Increments of $2.50 (not less than $425 or greater than $500)” (if you hold the existing 4% notes in physical form) or by instructing the registered holder of your existing 4% notes (if you hold your existing 4% notes through a broker, dealer, commercial bank, trust company or other nominee). Alternatively, if you wish to maximize the chance that we will exchange your existing 4% notes, you should refrain from specifying the 4% exchange ratio at which you are tendering your existing 4% notes, in which case you will be treated as accepting the 4% clearing exchange ratio. You should understand that not specifying the 4% exchange ratio at which your existing 4% notes are being tendered may have the effect of lowering the 4% clearing exchange ratio for existing 4% notes in the 4% exchange offer, and could result in your existing 4% notes being exchanged at the minimum $425 exchange ratio. See “Description of the Exchange Offers and Consent Solicitation — Procedures for Tendering Existing Notes and Delivering Consents.”

What will happen if more existing 4% notes are tendered than the maximum amount we are seeking to exchange?

In the event that the aggregate principal amount of existing 4% notes validly tendered on or prior to the expiration date exceeds $200,000,000, then we will accept for exchange the existing 4% notes that are validly tendered and not properly withdrawn at or below the 4% clearing exchange ratio on a pro rata basis up to the 4% maximum amount from among such tendered existing 4% notes. We will make appropriate adjustments to avoid exchanging existing 4% notes in a principal amount other than an integral multiple of $1,000. See “Description of the Exchange Offers and Consent Solicitation — Procedures for Tendering Existing Notes and Delivering Consents.”

Existing 4% notes not exchanged in the 4% exchange offer will be returned to the registered holder at our expense promptly after the expiration or termination of the 4% exchange offer. See “Description of the Exchange Offers and Consent Solicitation — Procedures for Tendering Existing Notes and Delivering Consents.”

You may select which of your tendered existing 4% notes you would like exchanged first in the event of such a pro rata acceptance of tendered existing notes by indicating such preference in the section of the letter of transmittal and consent captioned “Description of Existing 4% Notes Tendered” (if you hold the existing notes in physical form) or by instructing the registered holder of your existing notes (if you hold your existing notes through a broker, dealer, commercial bank, trust company or other nominee).

What will happen if less than $200,000,000 aggregate principal amount of existing 4% notes are tendered for exchange?

If the aggregate principal amount of existing 4% notes tendered in this exchange offer is less than the 4% maximum amount, we will accept all existing 4% notes tendered, and the highest exchange ratio specified with respect to any existing 4% notes tendered will be the 4% clearing exchange ratio. In addition, if $199,207,000 or less in aggregate principal amount of existing 4% notes is exchanged in the 4% exchange offer, at least $50,000,000 million aggregate principal amount of existing 4% notes will remain outstanding after the close of the 4% exchange offer. If this occurs, holders of existing 13% notes would continue to have the ability to require us to purchase all or a portion of such holder’s existing 13% notes on April 15, 2013, as provided for in the indenture governing the existing 13% notes.

What consents are required to effect the proposed amendments to the indenture governing the existing 13% notes?

In order for the proposed amendments to the existing 13% notes to be adopted, we must receive valid consents, not validly withdrawn, from holders of at least seventy-five percent, or $123,750,000, in aggregate principal amount of the existing 13% notes.

May I tender my existing 13% notes without consenting to the proposed amendment to the existing 13% notes, or consent to the proposed amendments without tendering my existing 13% notes?

No. Holders of existing 13% notes may not deliver consents to the proposed amendments without tendering their existing 13% notes in the 13% exchange offer, nor may they tender their existing 13% notes in the 13% exchange offer without also delivering their consents to the proposed amendments.

Are there any conditions of the exchange offers?

Our obligation to complete the exchange offers and consent solicitation is conditioned upon, among other things, (i) the effectiveness of the registration statement of which this prospectus forms a part, (ii) with respect to the 13% exchange offer and the consent solicitation our receipt of valid tenders and consents, not validly withdrawn or revoked, of at least $123,750,000 in aggregate principal amount of the existing 13% notes and (iii) the other conditions described in “Description of the Exchange Offers and Consent Solicitation — Conditions to the Exchange Offers and Consent Solicitation — Registration and Combined General Conditions.”

Subject to applicable law, we may terminate or withdraw the exchange offers or consent solicitation if any of the conditions are not satisfied or waived prior to the expiration date. We may also extend the exchange offers and consent solicitation from time to time until the conditions are satisfied or waived.

Although we have no present plans or arrangements to do so, we reserve the right to amend, modify or waive, at any time, the terms and conditions of the exchange offers and consent solicitation (with the exception of the registration conditions, minimum consent condition and the Nasdaq stockholder approval condition), subject to applicable law. We will give you notice of any amendments, modifications or waivers as and if required by applicable law.

Is the 4% exchange offer conditioned on the consummation of the 13% exchange offer?

No. The 4% exchange offer is not conditioned on the consummation of the 13% exchange offer and we may complete the 4% exchange offer without completing the 13% exchange offer.

Is the 13% exchange offer conditioned on the consummation of the 4% exchange offer?

No. The 13% exchange offer is not conditioned on the consummation of the 4% exchange offer and we may complete the 13% exchange offer without completing the 4% exchange offer.

Is there a requirement that a certain number of existing notes are tendered in either exchange offer?

Yes. The 13% exchange offer is conditioned on our receipt of valid tenders, not validly withdrawn, of at least $123,750,000 in aggregate principal amount of existing 13% notes.

The 4% exchange offer does not have a minimum tender condition.

What is the market value of the existing notes?

There is no established reporting or trading system for the existing notes, nor will there be for the new notes. We believe that trading in the existing notes has been limited. Our common stock is currently listed on The Nasdaq Global Market under the symbol “ESLR.” On July 1, 2010, we received a deficiency letter from The Nasdaq Global Market stating that, based on the closing bid price of our common stock for the 30 consecutive business days preceding such date, we no longer meet the minimum $1.00 per share requirement for continued listing on The Nasdaq Global Market under Marketplace Rule 5450(a)(1). We have submitted an application to Nasdaq to move our common stock from The Nasdaq Global Market to The Nasdaq Capital Market and expect the move to become effective on December 29, 2010. By switching markets, we will have an additional 180-day grace period to regain compliance with the minimum bid price rule. On December 17, 2010, the last reported sale price of our common stock, as reported on The Nasdaq Global Market, was $0.60 per share.

How soon must I act if I decide to participate in the exchange offers and consent solicitation?

Unless we extend the expiration date, the exchange offers will expire on           at 11:59 p.m., New York City time. The exchange agent must receive all required documents and instructions on or before the expiration of the applicable exchange offer or you will not be able to participate in the exchange offers.

What happens if I do not participate in the exchange offers and consent solicitation?

Existing notes not tendered in the applicable exchange offer will remain outstanding and continue to earn interest. Holders of those outstanding existing notes will continue to have all the rights associated with those existing notes and remain subject to existing terms of the applicable indenture governing the applicable existing notes, subject to the amended terms of the existing 13% notes indenture if the proposed amendments, described under “Description of the Proposed Amendments,” are adopted. If a significant number of the existing notes are tendered and accepted in the applicable exchange offer, the liquidity and the trading market for the existing notes that remain outstanding will likely be impaired. You should read the section titled “Description of Other Indebtedness” and “Risk Factors — Risks Related to the Exchange Offers and Consent Solicitation — Risks to Holders Who Do Not Tender in the Exchange Offers.”

Are you making a recommendation regarding whether I should participate in the exchange offers and consent solicitation?

Neither we, our officers, our board of directors, the dealer manager, the exchange agent or the information agent is making any recommendation as to whether or not you should tender your existing notes for exchange pursuant to the exchange offers, or deliver a consent pursuant to the consent solicitation. Further, neither we nor they have authorized anyone to make any such recommendation. Accordingly, you must make your own determination as to whether to tender your existing notes and, if so, the aggregate principal amount of existing notes to tender and, in the case of existing 4% notes, the exchange ratio at which to tender your notes. Before making your decision, we urge you to read this prospectus carefully in its entirety, including the information set forth in the section of this prospectus captioned “Risk Factors,” and the other documents incorporated by reference herein.

How do I tender my existing notes for exchange in the exchange offers and deliver consents pursuant to the consent solicitation?

If you are a holder of existing notes and you wish to tender your existing notes for exchange and, with respect to existing 13% notes, deliver consents pursuant to the 13% exchange offer and consent solicitation, on or prior to the expiration date you must:

(1) agree to be bound by the letter of transmittal and consent by transmitting either:

•	a computer-generated message transmitted by means of DTC’s ATOP and received by the exchange agent in which you acknowledge and agree to be bound by the terms of the letter of transmittal and consent which accompanies this prospectus; or

•	a properly completed and duly executed letter of transmittal and consent or a facsimile of the letter of transmittal and consent, with all signature guarantees and other documents required by the letter of transmittal and consent, to the exchange agent at the address set forth on the back cover of this prospectus; and

(2) deliver the existing notes to the exchange agent by either:

•	transmitting a timely confirmation of book-entry transfer of your existing notes into the exchange agent’s account at DTC; or

•	if the existing notes are held in physical form, delivering certificates representing the existing notes to the exchange agent.

With respect to the letter of transmittal and consent or DTC ATOP submission referred to in (1) above, a holder of 4% notes should specify the exchange ratio for the 4% existing notes tendered by such holder in the letter of transmittal and consent described in “Description of the Exchange Offers and Consent Solicitation — Procedures for Tendering Existing Notes and Delivering Consents.” If a holder of existing 4% notes does not specify the exchange ratio, the holder will be treated as accepting the 4% clearing exchange ratio, which may have the effect of lowering the 4% clearing exchange ratio clearing exchange ratio and could result in a holder’s existing 4% notes being exchanged at the minimum $425 exchange ratio.

We have not provided guaranteed delivery procedures in connection with the exchange offers and consent solicitation. Holders must timely tender their existing notes and deliver the related consents in accordance with the procedures set forth herein.

For more information regarding the procedures for tendering your existing notes and delivering the related consents pursuant to the exchange offers and consent solicitation, see “Description of the Exchange Offers and Consent Solicitation — Procedures for Tendering Existing Notes and Delivering Consents.”

When do the exchange offers expire?

The exchange offers expire at 11:59 p.m., New York City time, on          , 2011, unless extended. We refer to such date, as may be extended, as the expiration date. We may extend the 4% exchange offer without also extending the 13% exchange offer or extend the 13% exchange offer without also extending the 4% exchange offer.

Under what circumstances can the exchange offers and consent solicitation be extended, amended or terminated?

We reserve the right, in our absolute discretion, by giving oral or written notice to the exchange agent, to extend the exchange offers and consent solicitation or to amend or modify the exchange offers or consent solicitation, or waive any condition to the exchange offers or consent solicitation (with the exception of the registration conditions, minimum consent condition and the Nasdaq stockholder approval condition). Further, we may be required by applicable law to extend the exchange offers if we make a material change in the terms of the exchange offers or in the information contained in this prospectus or waive a material condition to the exchange offers. If we increase the 4% maximum amount by no more than 2% of the outstanding principal amount of the existing 4% notes, pursuant to Exchange Act Rule 13e-4(f)(1)(ii) this will not be deemed a material change to the terms of the 4% exchange offers, and we will not be required to amend or extend the 4% exchange offer. During any extension of the exchange offers and consent solicitation, existing notes previously validly tendered for exchange and not validly withdrawn, and consents previously validly delivered and not validly revoked, will remain subject to the exchange offers and consent solicitation, but any such existing notes and related consents may be withdrawn or revoked at any time prior to the extended expiration date. Any waiver, amendment or modification of the exchange offers and consent solicitation, including any change in the consideration, will apply to all existing notes previously validly tendered and not validly withdrawn and to all consents previously validly delivered and not validly revoked. We reserve the right, in our absolute discretion, to terminate the exchange offers or consent solicitation if a condition to our obligation to exchange existing notes for new notes or to accept the related consents is not satisfied or waived on or prior to the expiration date. In addition, because the consummation of the 4% exchange offer is not conditioned on the closing of the 13% exchange offer, we may extend the 13% exchange offer without extending the 4% exchange offer. Similarly, because the consummation of the 13% exchange offer is not conditioned on the closing of the 4% exchange offer, we may extend the 4% exchange offer without extending the 13% exchange offer. For more information regarding our right to extend, amend or terminate the exchange offers and consent solicitation, see “Description of the Exchange Offers and Consent Solicitation — Expiration Date; Extensions; Amendments; Termination.”

How do I deliver my consent to the proposed amendments to the indenture governing the existing 13% notes?

Any holder that tenders existing 13% notes, and whose existing 13% notes are accepted for exchange by us pursuant to the 13% exchange offer, will be deemed to have delivered a valid consent to the proposed amendments to the indenture.

When will the proposed amendments to the indenture governing the existing 13% notes become effective?

If we receive the requisite consents to the proposed amendments, the proposed amendments to the indenture will become effective upon the settlement of the exchange offers, which will occur on or about the third business day following the expiration date.

When will holders receive new notes?

Once all of the conditions to the exchange offers are satisfied or waived prior to the expiration date, we will accept, promptly after the expiration date, all existing notes properly tendered and not withdrawn, and will issue the new notes promptly after acceptance of the existing notes.

What do you intend to do with the existing notes that are exchanged in the exchange offers?

Existing notes that are accepted in the exchange offers will be retired and cancelled.

How will I receive the new notes?

The new notes will be issued in book-entry only form and will be represented by one or more permanent global securities deposited with a custodian for, and registered in the name of a nominee of, DTC.

What are my rights if I change my mind after I tender my existing notes and deliver my consent?

Tenders of existing notes as well as consents to the proposed amendments may be validly withdrawn and revoked at any time prior to the expiration date. Note that consents may be revoked only by withdrawing the related existing 13% notes and the withdrawal of any existing 13% notes will automatically constitute a revocation of the related consents.

Once withdrawal rights have expired on the expiration date, tenders of existing notes and the delivery of consents may not be validly withdrawn or revoked unless the expiration date is extended or Evergreen Solar is required by law to permit withdrawal. In addition, if not previously returned, you may withdraw any existing notes tendered in the exchange offers that are not accepted by us for exchange after the expiration of 40 business days from          . Any withdrawn existing notes will be credited to the tendering holder’s account at DTC or, if the withdrawn existing notes are held in physical form, will be returned to the tendering holder.

How do I withdraw existing notes previously tendered and revoke my consent to the proposed amendments to the indenture governing the existing 13% notes?

For a withdrawal of a tender and a revocation of a consent to be effective, a written facsimile transmission notice of withdrawal, or a properly transmitted “request message” through ATOP, must be received by the exchange agent prior to the expiration date. For more information, see the section of this prospectus captioned “Description of the Exchange Offers and Consent Solicitation — Withdrawal of Tenders and Revocation of Consents.”

Will the new notes be freely tradable?

Yes. Generally, the new notes you receive in the exchange offers and consent solicitation will be freely tradable, subject to market conditions, unless you are an affiliate of Evergreen Solar, as that term is defined in the Securities Act of 1933, as amended, or the Securities Act, in which case you must comply with Rule 144 or another available exemption under the Securities Act. We do not intend to list the new notes on any securities exchange and there can be no assurance as to the development or liquidity of any market for the new notes. See “Risk Factors — Risks Related to the New Notes.”

Do holders have to pay a brokerage commission for tendering existing notes?

No brokerage commissions are payable by holders to Evergreen Solar, the dealer manager, the trustee, DTC or the exchange agent in connection with the tender of your existing notes in the exchange offers. Except as set forth in the letter of transmittal and consent, we will pay any transfer taxes with respect to the transfer and exchange of existing notes pursuant to the exchange offers.

What should I do if I have additional questions about the exchange offers?

If you have any questions or otherwise need assistance, please contact Lazard Capital Markets LLC, the dealer manager, at 30 Rockefeller Plaza, New York, New York, 10020, Attention: Susan Schwab, Telephone: (212) 632-1960.

If you need additional copies of the offering materials please contact The Proxy Advisory Group, LLC®, the information agent, at (212) 616-2180.

To receive copies of our recent SEC filings, you can contact us by mail or refer to the other sources described under “Where You Can Find More Information.”

USE OF PROCEEDS

We will not receive any cash proceeds from the exchange of the existing notes for the new notes pursuant to the exchange offers.

PRICE RANGE OF COMMON STOCK

Our common stock is currently traded on The Nasdaq Global Market under the symbol “ESLR.” We have submitted an application to Nasdaq to move our common stock from The Nasdaq Global Market to The Nasdaq Capital Market and expect the move to become effective on December 29, 2010. As of November 30, 2010 there were approximately 542 stockholders of record of our common stock (not including beneficial holders of stock held in street name). The table below sets forth the range of high and low sale prices for the periods indicated. On December 17, 2010, the last reported sale price of our common stock on The Nasdaq Global Market was $0.60 per share.

	High	Low

Fiscal year ended December 31, 2008
First Quarter	$18.62	$7.52
Second Quarter	12.64	8.08
Third Quarter	10.63	3.30
Fourth Quarter	6.14	1.89
Fiscal year ended December 31, 2009
First Quarter	$3.79	$1.00
Second Quarter	2.96	1.70
Third Quarter	2.45	1.57
Fourth Quarter	1.86	1.37
Fiscal year ended December 31, 2010
First Quarter	$1.87	$1.08
Second Quarter	1.27	0.62
Third Quarter	0.80	0.60
Fourth Quarter (through December 17, 2010)	1.19	0.60

DIVIDEND POLICY

We have not paid any dividends since our inception and presently anticipate that all earnings, if any, will be retained for development of our business and that no dividends on our common stock will be declared in the foreseeable future. Any future dividends will be subject to the discretion of our Board of Directors and will depend upon, among other things, future earnings, the operating and financial condition of our company, our capital requirements and general business conditions.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following selected historical consolidated financial data should be read in conjunction with, and are qualified by reference to, our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements, including the related notes, incorporated by reference into this prospectus.

The summary historical consolidated financial data in this section are not intended to replace the consolidated financial statements. The data presented for the fiscal years ended December 31, 2005 and 2006 and as of December 31, 2005, 2006 and 2007 are derived from our audited consolidated financial statements not included in this prospectus or incorporated by reference herein. The data presented for the fiscal years ended December 31, 2007, 2008 and 2009 and as of December 31, 2008 and 2009 are derived from our audited consolidated financial statements incorporated by reference herein. The data presented as of October 3, 2009 are derived from our unaudited condensed consolidated financial statements not included in this prospectus or incorporated by reference herein. The historical consolidated financial information as of October 2, 2010 and for the year-to-date periods ended October 3, 2009 and October 2, 2010 has been derived from, and should be read together with, our unaudited condensed consolidated financial statements and accompanying notes incorporated by reference herein. Historical results are not necessarily indicative of future results.

						For the Year-to-Date Period Ended
	For the Year Ended December 31,					October 3,	October 2,
	2005	2006	2007	2008	2009	2009	2010
	(In thousands, except per share data)

Consolidated Statement of Operations Data:
Revenue	$43,627	$102,252	$69,866	$111,959	$271,848	$197,302	$249,524
Cost of revenue	39,954	90,310	52,838	93,073	253,484	187,842	229,725

Gross profit	3,673	11,942	17,028	18,886	18,364	9,460	19,799

Operating Expenses:
Research and development	10,622	18,390	20,594	22,039	18,058	13,307	15,078
Selling, general and administrative	12,708	21,890	20,608	23,868	26,260	18,990	28,713
Write-off of loan receivable from silicon supplier	—	—	—	—	43,882	43,882	—
Facility start-up and equipment write-offs	—	1,526	1,404	38,657	16,115	6,639	14,481
Restructuring charges	—	—	—	30,413	11,940	3,394	13,780

	—
Total operating expenses	23,330	41,806	42,606	114,977	116,255	86,212	72,052

Operating loss	(19,657)	(29,864)	(25,578)	(96,091)	(97,891)	(76,752)	(52,253)
Other income (expense):
Foreign exchange gains (losses), net	5	3,322	444	(4,078)	2,650	3,460	(2,845)
Gain on investment in Sovello AG	527	—	—	—	—	—	—
Interest income	3,140	4,613	9,774	12,695	4,728	3,672	1,612
Interest expense	(2,526)	(6,084)	(3,412)	(8,874)	(27,992)	(20,101)	(29,002)
Loss on share lending	—	—	—	(140,706)	—	—	—
Gain on early extinguishment of debt	—	—	—	—	—	—	24,777

Other income (expense), net	1,146	1,851	6,806	(140,963)	(20,614)	(12,969)	(5,458)

						For the Year-to-Date Period Ended
	For the Year Ended December 31,					October 3,	October 2,
	2005	2006	2007	2008	2009	2009	2010
	(In thousands, except per share data)

Loss before noncontrolling interest, equity income (loss) from interest in Sovello AG, (impairment) recovery of equity investment and income tax benefit	(18,511)	(28,013)	(18,772)	(237,054)	(118,505)	(89,721)	(57,711)
Equity income (loss) from interest in Sovello AG		495	2,170	8,435	(29,748)	(16,202)	—
Impairment and other charges associated with equity investment in Sovello AG	—	—	—	—	(126,057)	(69,713)	—
Recovery of impairment charges associated with Sovello AG	—	—	—	—	—	—	3,227
Income tax benefit	—	—	—	—	(8,090)	(7,805)	—

Net loss including noncontrolling interest	(18,511)	(27,518)	(16,602)	(228,619)	(266,220)	(167,831)	(54,484)
Net loss attributable to noncontrolling interest	1,195	849	—	—	—	—	—

Net loss attributable to Evergreen Solar, Inc.	$(17,316)	$(26,669)	$(16,602)	$(228,619)	$(266,220)	$(167,831)	$(54,484)

Net loss per share attributable to Evergreen Solar, Inc. (basic and diluted)	$(0.29)	$(0.41)	$(0.19)	$(1.75)	$(1.42)	$(0.92)	$(0.27)
Weighted average shares used in computing basic and diluted net loss per share	59,631	65,662	86,799	130,675	187,777	182,250	205,361
Consolidated Statement of Cash Flows Data:
Net cash flows provided by (used in):
Operating activities	$(7,263)	$(10,328)	$(11,996)	$(65,881)	$(37,094)	$(54,043)	$(24,101)
Investing activities	(137,273)	(85,543)	(140,541)	(355,445)	(57,179)	(42,196)	(71,145)
Financing activities	171,160	74,985	175,137	492,786	105,753	86,311	76,153
Other Data:
Capital expenditures(4)	57,729	107,667	50,744	345,256	110,820	101,331	40,042
Ratio of earnings to fixed charges	(A )	(A )	(A )	(A )	(A )	(A )	(A )
Supplemental information:
Additional earnings required to achieve 1:1 ratio of earnings to fixed charges	$18,511	$28,363	$19,755	$244,581	$121,174	$92,286	$58,574

(A)	Earnings were inadequate to cover fixed charges; additional earnings required presented in supplemental information in above table.

						As of	As of
	As of December 31,					October 3,	October 2,
	2005	2006	2007	2008	2009	2009	2010
	(In thousands)

Consolidated Balance Sheet Data:
Cash, cash equivalents and marketable securities(5)	$116,207	$49,421	$140,703	$177,509	$112,368	$90,960	$93,275
Total current assets	144,853	81,994	182,190	258,319	237,638	217,481	259,330
Investment in and advances to Sovello AG	—	70,460	87,894	115,553	—	50,000	—
Total assets	228,959	207,251	553,255	1,008,511	827,633	876,204	835,051
Total current liabilities	20,449	24,404	69,962	100,517	65,623	38,585	57,132
Subordinated convertible notes	90,000	90,000	90,000	—	—	—	—
Senior convertible notes, net of discount	—	—	—	311,531	323,276	320,262	386,899
Loan and related interest payable	—	—	—	—	34,152	14,115	36,786
Total liabilities	130,286	114,404	159,962	420,873	428,447	375,143	486,213
Total stockholders’ equity	98,673	92,847	393,293	587,638	399,186	501,061	348,838

(1)	Cost of revenues, research and development expenses, selling, general and administrative expenses and facility start-up expenses each include stock based compensation expense as follows:

						For the Year-to-Date
						Period Ended
	For the Fiscal Year Ended December 31,					October 3,	October 2,
	2005	2006	2007	2008	2009	2009	2010
	(In thousands)

Cost of revenues	—	$420	$617	$1,214	$1,785	$1,502	$633
Research and development expenses	—	1,562	1,633	1,538	1,415	1,111	549
Selling general and administrative expenses	—	3,080	4,008	3,548	3,167	2,477	1,842
Facility start-up	—	—	124	946	302	163	452

Total	—	$5,062	$6,382	$7,246	$6,669	$5,253	$3,476

(2)	Other income expenses net consists of interest income primarily from interest earned on the holding of short-term marketable securities, bond premium amortization (or discount accretion), interest expense on outstanding debt, gains on investment in Sovello AG, gain on early extinguishment of debt, net foreign exchange gains and losses and loss on share lending.

(3)	The calculation of diluted net loss per common share for the years ended December 31, 2005, 2006, 2007, 2008, and 2009 does not include approximately 22.9 million, 19.4 million, 19.7 million, 38.2 million and 37.9 million potential shares of common stock equivalents outstanding as of December 31, 2005, 2006, 2007, 2008 and 2009, respectively, and the calculation of diluted net loss per common share for the quarter and year-to-date periods ended October 3, 2009 and October 2, 2010 does not include approximately 38.1 million and 114.7 million, respectively, potential shares of common stock equivalents outstanding at both October 3, 2009 and October 2, 2010, as their inclusion would be antidilutive. Common stock equivalents include outstanding common stock options, common stock warrants and convertible debt.

(4)	Capital expenditures as used herein represent purchases of fixed assets and deposits on fixed assets under construction.

(5)	Includes short-term restricted cash at December 31, 2007 of $41.0 million.

CAPITALIZATION

The following table sets forth our cash, cash equivalents and marketable securities and our capitalization as of October 2, 2010:

•	on an actual basis; and

•	on an as adjusted basis to give effect to the exchange offers and consent solicitation and the new 4% notes financing, as if they had occurred on October 2, 2010.

This table should be read in conjunction with our consolidated financial statements and the accompanying notes, which are incorporated by reference into this prospectus.

	As of October 2, 2010
	Actual	As Adjusted
	(Dollars in thousands, except par value)

Cash, cash equivalents and marketable securities	$93,275	$120,547
Restricted cash	6,710	6,710
Existing 4% Notes	221,899	43,815
Existing 13% Notes	165,000	—
Loan and related interest payable	36,786	36,786
New 4% Notes(1)	—	72,794
New 7.5% Notes(2)	—	72,508

Total long-term debt	423,685	225,903
Stockholder’s equity:
Common stock, $0.01 par value, 450,000,000 shares authorized, 208,908,066 issued and outstanding, actual(3)	2,089	2,089
Preferred stock, $0.01 par value, 27,227,668 shares authorized, none issued and outstanding, actual and as adjusted	—	—
Additional paid-in capital	1,032,108	1,196,419
Accumulated deficit	(685,603)	(612,132)
Accumulated other comprehensive income(4)	244	244

Total stockholder’s equity	348,838	586,620

Total capitalization	$772,523	$812,523

(1)	Assumes $200,000,000 principal amount of Existing 4% Notes are tendered and accepted and $100,000,000 principal amount of new 4% notes are issued in the 4% exchange offer and $40,000,000 principal amount of new 4% notes are issued in the new 4% notes financing. We cannot provide any assurance that we will complete the new 4% notes financing, which is not a condition to the exchange offers.

(2)	Assumes $165,000,000 principal amount of new 7.5% notes issued in the 13% exchange offer.

(3)	Excludes (i) shares issuable upon exercise of outstanding options; (ii) shares issuable under our stock option and incentive plan and our employee stock purchase plan; (iii) shares potentially issuable upon conversion of the existing notes; and (iv) shares potentially issuable upon conversion of the new notes. The foregoing numbers do not reflect the 1-for-6 reverse stock split we will implement prior to the closing of the exchange offers. After we file the amendment to our certificate of incorporation that will effect the reverse stock split, we will have 120,000,000 shares authorized and approximately 34,818,011 shares issued and outstanding. In addition, in connection with our recapitalization plan, we are asking our stockholders to approve an increase to our authorized shares of common stock from 120,000,000 to 240,000,000.

(4)	Comprehensive loss consists of cumulative foreign currency translation adjustments.

Book Value

As of October 2, 2010, we had a net book value of $348.8 million, or approximately $1.67 per share of our outstanding common stock. Net book value per share is equal to our total assets less total liabilities, divided by the outstanding number of shares of our common stock.

After giving effect to the exchange offers as described above, our pro forma net book value as adjusted as of October 2, 2010 will be approximately $567.4 million or approximately $2.72 per share of our common stock outstanding. Common stock outstanding excludes stock options and shares of our stock issuable under all convertible notes outstanding.

UNAUDITED PRO FORMA FINANCIAL DATA

The following unaudited pro forma financial information is based on, and should be read in conjunction with our audited consolidated financial statements and related notes that are contained in our Current Report on Form 8-K dated August 12, 2010 and our unaudited consolidated financial statements and related notes that are contained in our Quarterly Report on Form 10-Q for the period ended October 2, 2010, and with our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in these documents, incorporated by reference into this prospectus. The unaudited pro forma financial information gives effect to the following transactions, as if such transactions were consummated as of January 1, 2009 for statement of operations purposes and October 2, 2010 for balance sheet purposes including:

•	the tender and cancellation of $200,000,000 aggregate principal amount of existing 4% notes, the maximum amount that we will accept for exchange pursuant to the 4% exchange offer;

•	the tender and cancellation of $165,000,000 aggregate principal amount of existing 13% notes, the maximum amount that we will accept for exchange pursuant to the 13% exchange offer;

•	the issuance of $100,000,000 aggregate principal amount of new 4% notes in exchange for the existing 4% notes;

•	the issuance of $165,000,000 aggregate principal amount of new 7.5% notes in exchange for the existing 13% notes;

•	the payment of an estimated $7.8 million in fees and expenses related to the exchange offers; and

•	payment of approximately $2.5 million in accrued but unpaid interest associated with existing 4% notes and existing 13% notes that are tendered in accordance with the terms of the exchange offers.

The unaudited pro forma financial information set forth below is based on estimates and assumptions which have been made solely for purposes of developing such pro forma information and is for informational purposes only, is not an indication of future performance, and should not be considered indicative of actual results that would have been achieved had the Exchange Offers actually been consummated on the dates or at the beginning of the periods presented. The estimated pro forma adjustments arising from the exchange offers are derived from the preliminary accounting of the transactions. However, no pro forma adjustments have been presented with respect to any potential impact of troubled debt restructuring accounting requirements, any potential embedded derivatives with respect to the new notes or any conversions of notes during the periods presented. The final accounting for the exchange offers will not be completed until the final terms are known.

Unaudited Consolidated Pro Forma Balance Sheets

	Historical
	October 2,	Exchange
	2010	Adjustment	Pro Forma
	(In thousands, except per share data)

Assets
Current assets:
Cash and cash equivalents	$93,275	$(10,328)	$82,947	(1)
Accounts receivable, net of allowances for doubtful accounts	59,390	—	59,390
Inventory	47,140	—	47,140
Prepaid cost of inventory	34,524	—	34,524
Other current assets	25,001	—	25,001

Total current assets	259,330	(10,328)	249,002
Restricted cash	6,710	—	6,710
Deferred financing costs	10,249	7,798	18,047	(2)
Loan receivable from Jiawei and related interest	13,311	—	13,311
Prepaid cost of inventory	121,213	—	121,213
Fixed assets, net	423,936	—	423,936
Other assets	302	—	302

Total assets	$835,051	$(2,530)	$832,521

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$37,712	$—	$37,712
Due to Sovello AG and related guarantees	—	—	—
Accrued employee compensation	4,533	—	4,533
Accrued interest	11,372	(2,530)	8,842	(3)
Accrued warranty	3,515	—	3,515

Total current liabilities	57,132	(2,530)	54,602
Convertible notes, net of discount	386,899	(218,580)	168,319	(4)
Loan and related interest payable	36,786	—	36,786
Deferred income taxes	5,396	—	5,396

Total liabilities	486,213	(221,110)	265,103
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value, 450,000,000 shares authorized, 208,908,066 shares issued and outstanding at October 2, 2010	2,089	—	2,089
Additional paid-in capital	1,032,108	145,109	1,177,217	(4)
Accumulated deficit	(685,603)	73,471	(612,132	)(5)
Accumulated other comprehensive income (loss)	244	—	244

Total stockholders’ equity	348,838	218,580	567,418

Total liabilities and stockholders’ equity	$835,051	$(2,530)	$832,521

(1)	Represents the payment of an estimated $7.8 million in fees and expenses related to the exchange offers and payment of approximately $2.5 million in accrued but unpaid interest associated with existing 4% notes and existing 13% notes that are tendered in accordance with the terms of the exchange offers.

(2)	We are currently evaluating the accounting for the exchange offers with respect to troubled debt restructuring in accordance with ASC 470-60-55, the final accounting for which will be dependent upon the final terms of the exchange offers. If the new notes issued under the exchange offers are to be accounted for as a troubled debt restructuring, the approximately $18 million of estimated financing costs would be treated as a reduction of the gain on extinguishment of the existing 4% notes.

(3)	As part of the exchange offers, holders of the existing 4% notes and existing 13% notes will receive accrued and unpaid interest on any notes accepted in the exchange offers. The adjustment of $2.5 million reflects the payment of all accrued and unpaid interest on the existing 4% notes and existing 13% notes as of October 2, 2010.

(4)	Primarily represents the discounts as a result of the existence of the cash settlement provisions of the new notes. No pro forma adjustments have been presented for any potential embedded derivatives of the new notes issued in the exchange offers. The final accounting for the exchange offers will not be completed until the final terms are known.

(5)	Represents the estimated gain on extinguishment of debt associated with the exchange of the existing 4% notes. As previously noted, the estimated gain is subject to further adjustment upon final accounting determination of troubled debt restructuring (ASC 470-60-55) or any potential embedded derivates of the notes issued in the exchange offers.

Unaudited Consolidated Pro Forma Statements of Operations

	Year Ended December 31, 2009			Year-to-date Period Ending October 2, 2010
		Pro forma			Pro forma
	Historical	Adjustment	Pro forma	Historical	Adjustment	Pro forma
	(In thousands, except per share data)

Consolidated Statement of Operations Data:
Revenue	$271,848	$—	$271,848	$249,524	$—	$249,524
Cost of revenue	253,484	—	253,484	229,725	—	229,725

Gross profit	18,364	—	18,364	19,799	—	19,799

Operating Expenses:
Research and development	18,058	—	18,058	15,078	—	15,078
Selling, general and administrative	26,260	—	26,260	28,713	—	28,713
Write-off of loan receivable from silicon supplier	43,882	—	43,882	—	—	—
Facility start-up and equipment write-offs	16,115	—	16,115	14,481	—	14,481
Restructuring charges	11,940	—	11,940	13,780	—	13,780

Total operating expenses	116,255	—	116,255	72,052	—	72,052

Operating loss	(97,891)	—	(97,891)	(52,253)	—	(52,253)
Other income (expense):
Foreign exchange gains (losses), net	2,650	—	2,650	(2,845)	—	(2,845)
Interest income	4,728	—	4,728	1,612	—	1,612
Interest expense	(27,992)	(12,386)	(40,378)	(29,002)	(23,141)	(52,143	)(1)
Gain on early extinguishment of debt	—	—	—	24,777	—	24,777	(2)

Other income (expense), net	(20,614)	(12,386)	(33,000)	(5,458)	(23,141)	(28,599)

Loss before noncontrolling interest, equity income (loss) from interest in Sovello AG, (impairment) recovery of equity investment and income tax benefit	(118,505)	(12,386)	(130,891)	(57,711)	(23,141)	(80,852)
Equity income (loss) from interest in Sovello AG	(29,748)	—	(29,748)	—	—	—
Impairment and other charges associated with equity investment in Sovello AG	(126,057)	—	(126,057)	—	—	—
Recovery of impairment charges associated with Sovello AG	—	—	—	3,227	—	3,227
Income tax benefit	(8,090)	—	(8,090)	—	—	—	(3)

Net loss including noncontrolling interest	$(266,220)	(12,386)	$(278,606)	$(54,484)	(23,141)	$(77,625)

Net loss per share attributable to Evergreen Solar, Inc. (basic and diluted)	$(1.42)		$(1.48)	$(0.27)		$(0.38)
Weighted average shares used in computing basic and diluted net loss per share	187,777	—	187,777	205,361	—	205,361

(1)	— Adjustments to interest expense are comprised of the following components:

	Year Ended December 31, 2009			Year-to-date Period Ending October 2, 2010
		Pro forma			Pro forma
	Historical	Adjustment	Pro forma	Historical	Adjustment	Pro forma

Coupon	$16,194	$(4,192)	$12,002	$20,305	$(3,781)	$16,524
Amortization of original issue discount and deferred financing costs (non-cash)	14,126	18,620	32,746	9,625	27,572	37,197
Capitalized interest and other	(2,328)	(2,041)	(4,369)	(928)	(650)	(1,578)

	$27,992	$12,386	$40,378	$29,002	$23,141	$52,143

(2)	— The gain on extinguishment of debt associated with the exchange of the existing 4% notes in not included as an adjustment to the pro forma amounts because it is not considered to have a continuing impact on our results of operations.

(3)	— No adjustments were made for income tax adjustments to account for the changes in pre-tax loss as we recorded a valuation allowance recorded against all net operating losses.

Ratio of Earnings to Fixed Charges

	Year Ended December 31, 2009			Year-to-date Period Ending October 2, 2010
		Pro forma			Pro forma
	Historical	Adjustment	Pro forma	Historical	Adjustment	Pro forma
	(In thousands, except per share data)

Loss before noncontrolling interest, equity income (loss), (impairment) recovery of equity investment and income tax benefit	$(118,505)	$(12,386)	$(130,891)	$(57,711)	$(23,141)	$(80,852)
Fixed charges:
Interest portion of operating lease(1)	846	—	846	606	—	606
Debt interest(2)	30,661	12,386	43,047	29,865	23,141	53,006

Total fixed charges	$31,507	$12,386	$43,894	$30,471	$23,141	$53,613

Loss before noncontrolling interest, equity income (loss), (impairment) recovery of equity investment and income tax benefit plus fixed charges	$(89,667)	$—	$(89,667)	$(28,103)	$—	$(28,103)

Accretion and dividends on preferred stock	$—	$—	$—	$—	$—	$—
Total fixed charges and preferred accretion and dividends	31,507	12,386	43,894	30,471	23,141	53,613
Ratio of earnings to fixed charges and accretion and dividends on preferred stock	(3)	(3)	(3)	(3)	(3)	(3)

Supplemental Information:
Additional earnings required to achieve 1:1 ratio of earnings to fixed charges and accretion and dividends on preferred stock	$121,174	$12,386	$133,560	$58,574	$23,141	$81,715

(1)	Represents an approximate interest factor of 1/3 of operating rentals.

(2)	Includes interest capitalized.

(3)	Earnings are inadequate to cover fixed charges and preferred accretion and dividends; additional earnings required presented in supplemental information in above table.

DESCRIPTION OF THE EXCHANGE OFFERS AND CONSENT SOLICITATION

Purpose of the Exchange Offers and Consent Solicitation

The purpose of the exchange offers is to substantially reduce our outstanding indebtedness and annual interest expense, exchange a portion of our existing debt for new debt with longer maturities, and create a capital structure that we believe is more likely to cause the holders of our convertible debt to convert into common stock (which would further accomplish our long term goal of substantially reducing outstanding debt) and increase our flexibility to manage our business by eliminating certain restrictive covenants and the security interest contained in our existing 13% notes. The purpose of the consent solicitation is to adopt the proposed amendments, which will eliminate many of the restrictive covenants, the security interest and certain events of default in the indenture governing the existing 13% notes.

Terms of the Exchange Offers

Upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal and consent, we are offering to exchange (1) an aggregate principal amount of up to $200,000,000 of our outstanding 4.0% Senior Convertible Notes due 2013 (CUSIP No. 30033RAC2), or existing 4% notes, for an aggregate principal amount of up to $100,000,000 of our new 4.0% Convertible Subordinated Additional Cash Notes due 2020, or the new 4% notes, described below and (2) an aggregate principal amount of up to $165,000,000 of our outstanding 13.0% Convertible Senior Secured Notes due 2015 (CUSIP No. 30033RAD0), or existing 13% notes, for an aggregate principal amount of up to $165,000,000 of our new 7.5% Convertible Senior Notes due 2017, or the new 7.5% notes, described below. As of December 3, 2010, $249,207,000 aggregate principal amount of existing 4% notes and $165,000,000 aggregate principal amount of existing 13% notes are outstanding.

The exchange offer relating to the existing 4% notes is referred to in this prospectus as the 4% exchange offer, the exchange offer relating to the existing 13% notes is referred to in this prospectus as the 13% exchange offer, and they are collectively referred to as the exchange offers.

Consideration

The 4% exchange offer is being conducted as a modified “Dutch auction” pursuant to which holders of existing 4% notes will have the opportunity to specify an exchange ratio at which they would be willing to exchange existing 4% notes for new 4% notes. Holders must submit tenders in the range from $425 principal amount (referred to as the 4% minimum exchange ratio) to $500 principal amount of new 4% notes that would be issued for each $1,000 principal amount of existing 4% notes surrendered for exchange by each holder. If the 4% clearing exchange ratio is $425, we will issue $85,000,000 aggregate principal amount of new 4% notes, and if the 4% clearing exchange ratio is $500, we will issue $100,000,000 aggregate principal amount of new 4% notes, in each case assuming that at least $200,000,000 principal amount of existing 4% notes are tendered.

We will accept existing 4% notes tendered beginning with the 4% minimum exchange ratio and continuing in order of increasing increments of $2.50 in new 4% notes per $1,000 principal amount of existing 4% notes, until the aggregate principal amount of accepted existing 4% notes tendered equals $200,000,000 (including any subsequent increase in such amount, referred to as the 4% maximum amount). The highest exchange ratio specified with respect to existing 4% notes accepted for exchange in this process is referred to as the 4% clearing exchange ratio. If the aggregate principal amount of existing 4% notes tendered in the 4% exchange offer exceeds the 4% maximum amount, all existing 4% notes tendered at or below the 4% clearing exchange ratio will be accepted on a pro rata basis up to the 4% maximum amount, and existing 4% notes tendered above the 4% clearing exchange ratio will be rejected. If the aggregate principal amount of existing 4% notes tendered in this exchange offer is less than the 4% maximum amount, we will accept all existing 4% notes tendered, and the highest exchange ratio specified with respect to any existing 4% notes tendered will be the 4% clearing exchange ratio. All existing 4% notes tendered that we accept will be paid in new 4% notes based on the same 4% clearing exchange ratio. We reserve the right, but are not obligated, to increase the 4% maximum amount.

In exchange for each $1,000 principal amount of existing 13% notes that is tendered and accepted, holders of existing 13% notes will receive $1,000 principal amount of new 7.5% notes.

In all cases, we will make appropriate adjustments to avoid exchanges of existing notes in a principal amount other than $1,000 and integral multiples of $1,000 and issuances of new 4% notes and new 7.5% notes in a principal amount other than $1,000 or integral multiples of $1,000. The aggregate principal amount of new notes to be issued to any holder in the exchange offers and consent solicitation will be rounded to the nearest $1,000. Any fractional portion of new notes will be paid in cash.

All holders whose existing notes are validly tendered and accepted will also receive a cash payment equal to the accrued and unpaid interest on their existing notes accepted for exchange from the last applicable interest payment date to but excluding the settlement date.

Consent Solicitation

As part of the 13% exchange offer, we are soliciting the consent of holders of the requisite principal amount outstanding of the existing 13% notes necessary to amend certain terms and conditions of the indenture governing the existing 13% notes. For a description of the proposed amendments to the indenture governing the existing 13% notes, see “Description of the Proposed Amendments.” Holders of existing 13% notes may not deliver consents to the proposed amendments without tendering their existing 13% notes in the 13% exchange offer, nor may they tender their existing 13% notes in the 13% exchange offer without also delivering their consents to the proposed amendments. In connection with a valid tender of existing 13% notes, the completion, execution and delivery of the accompanying letter of transmittal and consent by a holder of existing 13% notes, or the electronic transmittal through DTC’s ATOP, which binds holders of the existing 13% notes to the terms of the letter of transmittal and consent, will constitute the delivery of consents with respect to the tendered notes.

Expiration Date; Extensions; Amendments; Termination

For purposes of the exchange offers and consent solicitation, the expiration date will be 11:59 p.m., New York City time, on          , 2011, subject to our right to extend that time and date in our absolute discretion, in which case the expiration date means the latest time and date to which the exchange offers and consent solicitation are extended.

We reserve the right, in our absolute discretion, by giving oral or written notice to the exchange agent, to, subject to applicable law:

•	extend the exchange offers and consent solicitation;

•	terminate the exchange offers or consent solicitation if a condition to our obligation to exchange existing notes for new notes or to accept the related consents is not satisfied or waived on or prior to the expiration date; and

•	amend or modify the exchange offers or consent solicitation, or waive any condition to the exchange offers or consent solicitation other than the registration conditions, the minimum consent condition and the Nasdaq stockholder approval condition.

If we make a material change in the terms of the exchange offers or the information concerning the exchange offers, or waive a material condition of the exchange offers, we will promptly disseminate disclosure regarding the changes to the exchange offers and extend the exchange offers, if required by law. If we increase the 4% maximum amount by no more than 2% of the outstanding principal amount of the existing 4% notes, pursuant to Exchange Act Rule 13e-4(f)(1)(ii) this will not be deemed a material change to the terms of the 4% exchange offer, and we will not be required to amend or extend the 4% exchange offer.

During any extension of the exchange offers and consent solicitation, all existing notes previously validly tendered and not validly withdrawn, and consents previously validly delivered and not validly revoked, will remain subject to the exchange offers and consent solicitation, but any such existing notes and related consents may be withdrawn or revoked at any time prior to the extended expiration date. Any waiver, amendment or modification of the exchange offers and consent solicitation, including any change in the consideration, will apply to all existing notes previously validly tendered and not validly withdrawn and to all consents previously validly delivered and not validly revoked.

We will promptly announce any extension, amendment or termination of the exchange offers by issuing a press release. We will announce any extension of the expiration date no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration date.

Pursuant to Exchange Act Rule 13e-4, we will file with the SEC a Tender Offer Statement on Schedule TO, which we refer to as the Schedule TO, which contains additional information with respect to the exchange offers. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as set forth under “Incorporation of Certain Documents by Reference” in this prospectus.

Proration With Respect to Existing 4% Notes

Subject to satisfaction of the conditions of the exchange offers, we will accept for exchange up to $200,000,000 aggregate principal amount of our outstanding existing 4% notes.

In the event that the amount of 4% existing notes validly tendered on or prior to the expiration date at or below the 4% clearing exchange ratio exceeds $200,000,000, then we will accept for exchange the existing 4% notes that are validly tendered and not properly withdrawn at or below the 4% clearing exchange ratio on a pro rata basis from among such tendered existing 4% notes, up to the 4% maximum amount. Holders should therefore tender the maximum amount of existing 4% notes that they wish to be accepted. We intend to promptly return tendered existing 4% notes which may not be accepted due to proration to the holders thereof.

If the aggregate principal amount of existing 4% notes tendered in this exchange offer is less than the 4% maximum amount, we will accept all existing 4% notes tendered, and the highest exchange ratio specified with respect to any existing 4% notes tendered will be the 4% clearing exchange ratio.

In the event that proration of tendered existing 4% notes is required, we will determine the final proration factor promptly after the expiration date. Although we do not expect to be able to announce the final results of the proration of such series of existing notes until approximately three business days after the expiration date, we will announce preliminary results of proration by press release promptly after the expiration date. Holders may obtain such preliminary proration information from the information agent. Exchange Act Rule 14e-1(c) requires that we deliver the consideration offered or return the existing notes deposited pursuant to the applicable exchange offer promptly after the termination or withdrawal of the 4% exchange offer.

Any principal amount of existing notes tendered but not exchanged pursuant to the exchange offers, including existing 4% notes tendered pursuant to the 4% exchange offer that was rejected pursuant to the modified “Dutch auction” procedures and existing 4% notes not exchanged because of proration, will be returned to the tendering holders at our expense promptly after the expiration or termination of the exchange offers.

Acceptance of Existing Notes

Subject to the terms and conditions of the exchange offers, and assuming we do not otherwise terminate the exchange offers, we will be deemed to accept validly tendered existing notes that have not been validly withdrawn at or prior to the expiration date when, and if, we give oral or written notice of acceptance to the exchange agent, subject to the proration as described above under “— Proration With Respect to Existing 4% Notes.” If any tendered existing notes are not accepted for any reason described in the terms and conditions of the exchange offers, such unaccepted existing notes will be returned to the tendering holder at our expense promptly after the expiration or termination of the exchange offers. Any withdrawn or unaccepted existing notes will be credited to the tendering holder’s account at DTC or, if the tendered existing notes are held in physical form, by delivering the withdrawn or unaccepted existing notes to the tendering holder. Under no circumstances will we be required to accept existing notes for exchange that have not been validly tendered at or prior to the expiration date in accordance with the procedures set forth in this prospectus. We reserve the absolute right to reject any and all tenders of existing notes and deliveries of related consents not in proper form or any existing notes the acceptance for exchange of which may, in the opinion of counsel, be unlawful. See “— Procedures for Tendering Existing Notes and Delivering Consents.”

Settlement Date; Delivery of Consideration

The settlement date will occur promptly following the expiration date. We anticipate that the settlement date will occur on or about the third business day following the expiration date.

Subject to the terms and conditions of the exchange offers and consent solicitation, and assuming that the exchange offers or consent solicitation are not otherwise terminated by us, on the settlement date:

•	existing notes validly tendered and not validly withdrawn in accordance with the procedures set forth in this prospectus and the letter of transmittal and consent at or prior to the expiration of the exchange offers that are accepted by us will be exchanged for new notes, subject in the case of the existing 4% notes to the proration as described above under “— Proration With Respect to Existing 4% Notes;” and

•	the supplemental indenture setting forth the terms of the new 4% notes, and the new indenture setting forth the terms of the new 7.5% notes will be executed and the supplemental indenture implementing the proposed amendments to the indenture governing the existing 13% notes will become operative, unless in the case of the indenture governing the new 7.5% notes and the amendments to the indenture governing the existing 13% notes, Evergreen Solar fails to receive the requisite consents to the proposed amendments.

New notes issued in partial or full exchange for existing notes in the exchange offers will be delivered in book-entry form by deposit with DTC. Any cash payments for accrued and unpaid interest from the last applicable interest payment date to but excluding the settlement date on any existing notes accepted in the exchange offers and any cash payments for fractional portions of new notes to be issued in the exchange offers will be made by deposit of funds with DTC. DTC will transmit the new notes and cash payments to holders.

Conditions to the Exchange Offers and the Consent Solicitation

Registration and Combined General Conditions.  Notwithstanding any other provisions of the exchange offers and the consent solicitation, or any extension of the exchange offers and the consent solicitation, the exchange offers and the consent solicitation are each subject to the following conditions, which we refer to as the registration conditions and which we cannot waive:

•	the registration statement of which this prospectus forms a part shall have been declared effective by the SEC;

•	no stop order suspending the effectiveness of the registration statement will have been issued; and

•	no proceedings for that purpose will have been instituted or be pending or, to our knowledge, be contemplated or threatened by the SEC.

Notwithstanding any other provisions of the exchange offers and the consent solicitation, or any extension of the exchange offers and the consent solicitation, we will not be required to deliver any consideration, and we may terminate the exchange offers and the consent solicitation or, at our option, modify, extend or otherwise amend the exchange offers and the consent solicitation, unless each of the following conditions, which we refer to as the combined general conditions, are satisfied or waived:

(1) with respect to the 13% exchange offer, we have received valid tenders and consents, not validly withdrawn or revoked, of at least $123,750,000 in aggregate principal amount of existing 13% notes;

(2) approval by Evergreen Solar’s stockholders under the applicable provisions of Nasdaq Marketplace Rule 5635 of the issuance of the new notes (and the issuance of common stock issuable upon conversion of the new notes) pursuant to the exchange offers and the new 4% notes financing, referred to as the Nasdaq stockholder approval condition;

(3) approval by Evergreen Solar’s stockholders of the increase in our authorized shares of common stock to 240,000,000 shares (after giving effect to the 1-for-6 reverse stock split);

(4) no action or event shall have occurred or been threatened (including a default that is outside of our control under an agreement, indenture or other instrument or obligation to which we or one of our affiliates is a party or by which we or one of our affiliates is bound), nor shall any action, proceeding, application, claim, counterclaim or investigation (whether formal or informal) be pending or have been taken, nor shall any statute, rule, regulation, judgment, order, stay, decree or injunction have been proposed, promulgated, enacted, entered, enforced or deemed to be applicable to the exchange offers or the exchange of existing notes under the exchange offers by or before any court or governmental, regulatory or administrative agency or instrumentality, domestic or foreign, authority or tribunal, or by any other person, domestic or foreign, that either:

(a) challenges the exchange offers or the exchange of existing notes under the exchange offers or might, directly or indirectly, prohibit, prevent, restrict or delay consummation of, or might otherwise adversely affect in any material manner, the exchange offers or the exchange of existing notes under the exchange offers; or

(b) in our reasonable judgment, could materially affect the business, condition (financial or otherwise), income, operations, properties, assets, liabilities or prospects of Evergreen Solar and its subsidiaries, taken as a whole, or materially impair the contemplated benefits to us of the exchange offers, consent solicitation and the new 4% notes financing or the exchange of existing notes under the exchange offers, or might be material to holders of existing notes in deciding whether to accept the exchange offers;

(5) none of the following has occurred:

•	any general suspension of or limitation on trading in securities on any United States national securities exchange or in the over-the-counter market (whether or not mandatory);

•	any material decrease in the trading price of the existing notes;

•	a material impairment in the general trading market for debt securities;

•	a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United States (whether or not mandatory);

•	a commencement or escalation of a war, armed hostilities, terrorist act or other national or international crisis directly or indirectly relating to the United States;

•	any limitation (whether or not mandatory) by any governmental authority on, or other event having a reasonable likelihood of affecting, the extension of credit by banks or other lending institutions in the United States;

•	any material disruption has occurred in securities settlement or clearance services in the United States;

•	any amalgamation, merger, acquisition or other business combination proposal involving us shall have been proposed, announced or made by any person or entity;

•	any material adverse change in U.S. securities or financial markets generally; or

•	in the case of any of the foregoing existing at the time of the commencement of the exchange offers, a material acceleration or worsening thereof; and

(6) the trustees under the indentures governing the existing notes shall not have objected in any respect to, nor have taken any action that could in our reasonable judgment adversely affect the consummation of, the exchange offers or the exchange of existing notes under the exchange offers nor shall the trustee have taken any action that challenges the validity or effectiveness of the procedures used by us in making the exchange offers or the exchange of the existing notes under the exchange offers.

The 4% exchange offer is not conditioned on the receipt of any minimum amount of tenders or on the completion of the 13% exchange offer. The 13% exchange offer is not conditioned on completion of the 4% exchange offer.

The foregoing conditions (but not the registration conditions and the Nasdaq stockholder approval condition) are for our sole benefit and may be waived by us, in whole or in part, with respect to one or both exchange offers, at our absolute discretion. Any determination made by us concerning an event, development or circumstance described or referred to above will be conclusive and binding. Our failure at any time to exercise any of our rights will not be deemed a waiver of any other right, and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

If any of the registration and combined general conditions are not satisfied, we may, at any time on or prior to the expiration date:

•	terminate the exchange offers and the consent solicitation and return all tendered existing notes, in which case the delivered consents will be of no further force or effect;

•	modify, extend or otherwise amend the exchange offers or the consent solicitation and retain all tendered existing notes and delivered consents until the expiration date, as extended, subject, however, to the withdrawal and revocation rights of holders; or

•	waive any unsatisfied conditions other than the registration condition, the minimum consent condition and the Nasdaq stockholder approval condition with respect to the exchange offers and the consent solicitation and accept all existing notes tendered and consents delivered and not previously validly withdrawn or revoked.

Consent General Conditions.  As described above, the consent solicitation is conditioned on the registration conditions and the combined general conditions. The consent solicitation is further subject to the following conditions, which we refer to as the consent general conditions:

(1) with respect to the 13% exchange offer, our receipt of valid consents, not validly revoked, from holders of at least seventy-five percent, or $123,750,000, in aggregate principal amount of existing 13% notes, which is the consent required to effect all of the proposed amendments to the indenture governing the existing 13% notes and which we refer to as the minimum consent condition;

(2) no action or event shall have occurred or been threatened (including a default that is outside of our control under an agreement, indenture or other instrument or obligation to which we or one of our affiliates is a party or by which we or one of our affiliates is bound), nor shall any action, proceeding, application, claim, counterclaim or investigation (whether formal or informal) be pending or have been taken, nor shall any statute, rule, regulation, judgment, order, stay, decree or injunction have been proposed, promulgated, enacted, entered, enforced or deemed to be applicable to the consent solicitation or the proposed amendments, by or before any court or governmental, regulatory or administrative agency or instrumentality, domestic or foreign, authority or tribunal, or by any other person, domestic or foreign, that either:

(a) challenges the consent solicitation or the proposed amendments or might, directly or indirectly, prohibit, prevent, restrict or delay consummation of, or might otherwise adversely affect in any material manner, the consent solicitation or the proposed amendments; or

(b) in our reasonable judgment, could materially impair the contemplated benefits to us of the consent solicitation or the proposed amendments, or might be material to holders of existing notes in deciding whether to give their consents; and

(3) the trustee under the indenture governing the existing 13% notes shall not have objected in any respect to, nor have taken any action that could in our reasonable judgment adversely affect, the consummation of the consent solicitation or our ability to effect the proposed amendments, nor shall the trustee have taken any action that challenges the validity or effectiveness of the procedures used by us in soliciting consents (including the form thereof) or in making the consent solicitation.

If any of the consent general conditions are not satisfied but the registration and combined general conditions have been satisfied or waived, we may, at any time on or prior to the date on which the supplemental indenture becomes operative:

•	terminate the consent solicitation, in which case the delivered consents will be of no further force or effect; or

•	waive the unsatisfied conditions with respect to the consent solicitation (other than with respect to the receipt of valid consents from holders of at least seventy-five percent, or $123,750,000, in aggregate principal amount of existing 13% notes), in which case the supplemental indenture setting forth the proposed amendments to the indenture governing the existing 13% notes will become operative.

We will not complete the 13% exchange offer without completing the consent solicitation. The consent general conditions (other than with respect to the receipt of valid consents from holders of at least seventy-five percent, or $123,750,000, in aggregate principal amount of existing 13% notes, which we refer to as the minimum consent condition) are for our sole benefit and may be waived by us, in whole or in part, at our absolute discretion. Any determination made by us concerning an event, development or circumstance described or referred to above will be conclusive and binding. Our failure at any time to exercise any of our rights will not be deemed a waiver of any other right, and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

Future Purchases and Exchanges of Existing Notes by Us

Although we have no plans to do so, following completion of the exchange offers and consent solicitation, we may acquire additional existing notes that remain outstanding in the open market, in privately negotiated transactions, in new exchange offers, by redemption or otherwise. Future purchases, exchanges or redemptions of existing notes that remain outstanding after the exchange offers may be on terms that are more or less favorable than the exchange offers. Future purchases, exchanges and redemptions, if any, will depend on many factors, which include market conditions and the condition of our business.

Certain Consequences to Holders of Existing Notes Not Participating in the Exchange Offers and Consent Solicitation

Consummation of the exchange offers and consent solicitation may have adverse consequences to holders of existing notes who elect not to participate. In particular, the trading market for existing notes that are not exchanged could become more limited than the existing trading market for the existing notes and could cease to exist altogether due to the reduction in the amount of the existing notes outstanding upon consummation of the exchange offers. A more limited trading market might adversely affect the existing notes. The proposed amendments to the indenture governing the existing 13% notes would release the security interest and all of the collateral securing our obligations under the existing 13% notes, terminate the existing collateral documents and eliminate many of the restrictive covenants and certain events of default in the indenture governing the existing 13% notes. If the proposed amendments become effective, holders of existing 13% notes that remain outstanding after the completion of the exchange offers and consent solicitation will no longer be entitled to the benefit of those covenants, security interest, events of default and other provisions. The elimination or modification of these provisions will permit us to take certain actions previously prohibited without needing to obtain the consent of any holder of the existing 13% notes. Those actions could increase the credit risks associated with us, as well as adversely affect the market price and credit rating of the existing 13% notes that remain outstanding. In addition, the indenture governing the existing 13% notes provides that a holder of existing 13% notes may require us to repurchase all or a portion of such holder’s notes on April 15, 2013, unless less than $50,000,000 in aggregate principal amount of existing 4% notes and any debt (other than subordinated debt) used to refinance the existing 4% notes is outstanding. If more than $199,207,000 in aggregate principal amount of existing 4% notes or such other debt is exchanged (other than “subordinated debt” (as defined in the indenture for the existing 13% notes for this purpose)) in the 4% exchange offer, less than $50,000,000 million aggregate principal amount of existing 4% notes will remain outstanding after the close of the 4% exchange offer. In addition, if we receive approval from our stockholders at the special meeting to increase our authorized shares to 240,000,000 shares (after giving effect to the 1-for-6 reverse stock split), we will not be permitted to pay in cash Additional Amounts and Coupon Make Whole Payments with respect to the new 4% notes while any existing 13% notes are still outstanding. This would result in the new 4% notes constituting “subordinated debt” for purposes of the indenture for the existing 13% notes as described above. If both of these events were to occur, holders of existing 13% notes would no longer have the ability to require us to purchase all or a portion of such holder’s existing 13% notes on April 15, 2013, as provided for in the indenture governing the existing 13% notes.

See “Risk Factors — Risks Related to the Exchange Offers and Consent Solicitation.”

Procedures for Tendering Existing Notes and Delivering Consents

General.  If you wish to participate in the exchange offers and consent solicitation you must validly tender (and not validly withdraw) your existing notes and, if you are a holder of existing 13% notes, deliver (and not validly revoke) consents to the exchange agent at or prior to the expiration date in accordance with the procedures described below. In order to meet this deadline, custodians and clearing systems may require you to act on a date prior to the expiration date. Additionally, they may require further information in order to process all requests to tender. Holders are urged to contact their custodians and clearing systems as soon as possible to ensure compliance with their procedures and deadlines.

The method of delivery of the existing notes, the letter of transmittal and consent and all other required documents to the exchange agent is at the election and risk of the holder. Where applicable, holders should use an overnight or hand delivery service, properly insured. In all cases, sufficient time should be allowed to ensure delivery to and receipt by the exchange agent at or prior to the expiration date. Do not send the letter of transmittal and consent or any existing notes to anyone other than the exchange agent.

Questions about the terms of the exchange offers or consent solicitation should be directed to the dealer manager. If you have questions regarding tender or consent procedures or require additional copies of this prospectus or the letter of transmittal and consent, please contact the information agent. Contact information for the dealer manager and the information agent are set forth on the back cover of this prospectus. Holders whose existing notes are held by a custodial entity such as a broker, dealer, commercial bank, trust company or other nominee can also contact such custodial entity for assistance in tendering their existing notes.

The valid tender of existing notes at or prior to the expiration date upon the terms and subject to the terms and conditions of the 13% exchange offer and consent solicitation and in accordance with the procedures described below will be deemed to constitute delivery of a consent with respect to the existing 13% notes tendered.

Specification of Exchange Consideration for Existing 4% Notes.  As part of the modified “Dutch auction” procedures being used for the existing 4% notes, in order to specify the amount of new 4% notes for which you are willing to exchange your existing 4% notes, you must indicate the 4% exchange ratio (between $425 and $500, in multiples of $2.50 per $1,000 principal amount) at which you wish to tender your existing 4% notes in the section of the letter of transmittal and consent captioned “Description of Existing 4% Notes Tendered — Principal Amount of New 4% Notes per $1,000 Principal Amount of Existing 4% Notes in Increments of $2.50 (not less than $425 or greater than $500)” (if you hold the existing 4% notes in physical form) or by instructing the registered holder of your existing 4% notes (if you hold your existing 4% notes through a broker, dealer, commercial bank, trust company or other nominee). Alternatively, if you wish to maximize the chance that we will exchange your existing 4% notes, you should refrain from specifying the 4% exchange ratio at which you are tendering your existing 4% notes, in which case, you will be treated as accepting the 4% clearing exchange ratio. You should understand that not specifying the 4% exchange ratio at which your existing 4% notes are being tendered may have the effect of lowering the 4% clearing exchange ratio for existing 4% notes in the 4% exchange offer, and could result in your existing 4% notes being exchanged at the minimum $425 exchange ratio. See “— Procedures for Tendering Existing Notes and Delivering Consents.”

In the event that the aggregate principal amount of existing 4% notes validly tendered on or prior to the expiration date exceeds $200,000,000, then we will accept for exchange the existing 4% notes that are validly tendered and not properly withdrawn at or below the 4% clearing exchange ratio on a pro rata basis from among such tendered existing 4% notes, up to the 4% maximum amount. We will make appropriate adjustments to avoid exchanging existing 4% notes in a principal amount other than an integral multiple of $1,000. See “— Procedures for Tendering Existing Notes and Delivering Consents”.

Existing 4% notes not exchanged in the 4% exchange offer will be returned to the registered holders at our expense promptly after the expiration or termination of the 4% exchange offer. See “— Procedures for Tendering Existing Notes and Delivering Consents”.

You may select which of your tendered existing 4% notes you would like exchanged first in the event of such a pro rata acceptance of tendered existing notes by indicating such preference in the section of the letter of transmittal and consent captioned “Description of Existing 4% Notes Tendered” (if you hold the existing notes in physical form) or by instructing the registered holder of your existing notes (if you hold your existing notes through a broker, dealer, commercial bank, trust company or other nominee).

Valid Tender of Existing Notes and Delivery of Consents.  If you are a holder of existing notes and you wish to tender your existing notes for exchange and, with respect to existing 13% notes, deliver consents pursuant to the exchange offers and consent solicitation, on or prior to the expiration date you must:

(1) agree to be bound by the letter of transmittal and consent by transmitting either:

•	a computer-generated message transmitted by means of DTC’s ATOP, as described below, and received by the exchange agent in which you acknowledge and agree to be bound by the terms of the letter of transmittal and consent; or

•	a properly completed and duly executed letter of transmittal and consent, which accompanies this prospectus, or a facsimile of the letter of transmittal and consent, with all signature guarantees and other documents required by the letter of transmittal and consent, to the exchange agent at the address set forth on the back cover of this prospectus; and

(2) deliver the existing notes to the exchange agent by either:

•	transmitting a timely confirmation of book-entry transfer of your existing notes into the exchange agent’s account at DTC pursuant to the procedure for book-entry transfers described below; or

•	if the existing notes are held in physical form, delivering the existing notes to the exchange agent as described below.

With respect to the letter of transmittal and consent or DTC ATOP submission referred to in (1) above, a holder should specify the exchange ratio for the 4% existing notes tendered by such holder, as described above under “— Specification of Exchange Consideration for Existing 4% Notes”. If a holder does not specify one of these items, the holder will be treated as accepting the 4% clearing exchange ratio, which may have the effect of lowering the 4% clearing exchange ratio and could result in a holder’s existing notes being exchanged at the minimum $425 exchange ratio.

We have not provided guaranteed delivery procedures in connection with the exchange offers and consent solicitation. Holders must timely tender their existing notes in accordance with the procedures set forth herein.

Delivery of Letter of Transmittal and Consent Through ATOP.  In lieu of physically completing and signing the letter of transmittal and consent and delivering it to the exchange agent, DTC participants that have the existing notes credited to their DTC account and held of record by DTC’s nominee may electronically transmit their acceptance of the applicable exchange offer and deliver consents pursuant to the consent solicitation through ATOP, for which the transaction will be eligible. In accordance with ATOP procedures, DTC will then verify the acceptance of the applicable exchange offer and the delivery of consents and send an agent’s message to the exchange agent for its acceptance. An agent’s message is a message transmitted by DTC, and received by the exchange agent, which states that DTC has received an express acknowledgement from you that you have received the exchange offer documents and agree to be bound by the terms of the letter of transmittal and consent, and that we may enforce such agreement against you.

Delivery of documents to DTC does not constitute delivery to the exchange agent. If you desire to tender your existing notes through DTC, you must allow sufficient time for completion of the ATOP procedures during the normal procedures of DTC. We will have the right, which may be waived, to reject the defective tender of existing notes as invalid and ineffective.

Holders whose existing notes are held by DTC should be aware that DTC may have deadlines earlier than the expiration date for DTC to be advised of the action that you may wish for them to take with respect to your existing notes and, accordingly, such holders are urged to contact DTC as soon as possible in order to determine DTC’s applicable deadlines.

Book-Entry Delivery of Existing Notes.  The exchange agent has or will establish an account with respect to the existing notes at DTC for purposes of the exchange offers and consent solicitation, and any financial institution that is a participant in the DTC system and whose name appears on a security position listing as the record owner of the existing notes may make book-entry delivery of existing notes by causing DTC to transfer the existing notes into the exchange agent’s account at DTC in accordance with DTC’s procedure for transfer.

Delivery of Existing Notes Held in Physical Form.  We do not believe any existing notes exist in physical form. If you believe you hold existing notes in physical form, please contact the exchange agent regarding procedures for participating in the exchange offers and consent solicitation. Any existing notes in physical form must be tendered using a letter of transmittal and consent and such existing notes must be delivered to the exchange agent at its address set forth on the back cover of this prospectus.

Tendering and Consenting with Respect to Existing Notes Held Through a Custodian.  Any holder whose existing notes are held by a custodial entity such as a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender existing notes and, with respect to existing 13% notes, deliver consents should contact such custodial entity promptly and instruct such custodial entity to tender the existing notes and deliver consents on such holder’s behalf.

A custodial entity cannot tender existing notes and deliver consents on behalf of a holder of existing notes without such holder’s instructions. Holders whose existing notes are held by a custodial entity such as a broker, dealer, commercial bank, trust company or other nominee should be aware that such nominee may have deadlines earlier than the expiration date for such nominees to be advised of the action that you may wish for them to take with respect to your existing notes and, accordingly, such holders are urged to contact any custodial entity such as a broker, dealer, commercial bank, trust company or other nominee through which they hold their existing notes as soon as possible in order to learn of the applicable deadlines of such nominees.

Effect of Letter of Transmittal and Consent

Subject to and effective upon the acceptance of and the exchange of the existing notes validly tendered thereby, by executing and delivering a letter of transmittal and consent, a tendering holder, among other things:

•	irrevocably sells, assigns and transfers to or upon our order, all right, title and interest in and to all the existing notes tendered thereby;

•	if such holder is tendering existing 13% notes, consents to the proposed amendments to the indenture governing the existing 13% notes;

•	waives any and all rights with respect to the existing notes (including any existing or past defaults and their consequences in respect of the existing notes);

•	releases and discharges us and the trustee under the indentures governing the existing notes from any and all claims such holder may have, now or in the future, arising out of or related to the existing notes, including any claims that such holder is entitled to receive additional principal or interest payments with respect to the existing notes (other than as expressly provided in this prospectus and the letter of transmittal and consent) or to participate in any redemption or defeasance of the existing notes;

•	represents and warrants, among other things, that the existing notes tendered were owned as of the date of tender, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind;

•	irrevocably appoints the exchange agent as its true and lawful agent and attorney-in-fact (with full knowledge that the exchange agent also acts as our agent with respect to the tendered existing notes, with full power coupled with an interest) to:

•	deliver certificates representing the existing notes, or transfer ownership of the existing notes on the account books maintained by DTC, together with all accompanying evidences of transfer and authenticity, to or upon our order;

•	if such holder is tendering existing 13% notes, deliver to us and the trustee under the indenture governing the existing 13% notes such holder’s letter of transmittal and consent as evidence of the holders’ consent to the proposed amendments with respect to their tendered existing 13% notes and as certification that validly delivered and not revoked consents from holders of the requisite aggregate principal amount of outstanding existing 13% notes to adopt the proposed amendments, duly executed by holders of such existing 13% notes, have been received, all in accordance with the terms and conditions of the exchange offers and consent solicitation as described in this prospectus; and

•	receive all benefits and otherwise exercise all rights of beneficial ownership of such existing notes, all in accordance with the terms and conditions of the exchange offers and consent solicitation.

The agreement between us and a holder set forth in the letter of transmittal and consent (and any agent’s message in lieu thereof) will be governed by, and construed in accordance with, the laws of the State of New York.

Signature Guarantees.  Signatures on all letters of transmittal and consent must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange, Inc. Medallion Signature Program or the Stock Exchange Medallion Program (each, a “Medallion Signature Guarantor”), unless the existing notes tendered thereby are tendered (i) by a holder of existing notes (or by a participant in DTC whose name appears on a security position listing as the owner of such existing notes) who has not completed the box entitled “Special Delivery Instructions” on the letter of transmittal and consent, or (ii) for the account of a member firm of a registered national securities exchange, a member of FINRA or a commercial bank or trust company having an office or correspondent in the United States.

If the existing notes not accepted for exchange are to be returned to a person other than the registered holder, then the signatures on the letter of transmittal and consent accompanying the tendered existing notes must be guaranteed by a Medallion Signature Guarantor as described above.

Determination of Validity.  All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tendered existing notes and delivered consents pursuant to any of the procedures described above, and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by us in our sole discretion, which determination will be final and binding, absent a finding to the contrary by a court of competent jurisdiction. We reserve the absolute right to reject any or all tenders of any existing notes and delivery of consents determined by us not to be in proper form, or if the acceptance of or exchange of such existing notes or validation of such consents may, in the opinion of our counsel, be unlawful or result in a breach of contract. A waiver of any defect or irregularity with respect to the tender of one existing note shall not constitute a waiver of the same or any other defect or irregularity with respect to the tender of any other existing note.

Your tender of existing notes and delivery of consents will not be deemed to have been validly made until all defects or irregularities in your tender and delivery have been cured or waived. None of us, the dealer manager and solicitation agent, the information agent, the exchange agent or any other person or entity is under any duty to give notification of any defects or irregularities in any tender or withdrawal of any existing notes or consents, or will incur any liability for failure to give any such notification.

Withdrawal of Tenders and Revocation of Consents

Tenders of existing notes may be validly withdrawn at any time prior to the expiration date, as the same may be extended by us. In addition, if not previously returned, you may withdraw any existing notes tendered in the exchange offers that are not accepted by us for exchange after the expiration of 40 business days from          . Any withdrawn existing notes will be credited to the tendering holder’s account at DTC or, if the withdrawn existing notes are held in physical form, will be returned to the tendering holder.

Consents may be revoked at any time prior to the expiration date, as the same may be extended by us. Consents may be revoked only by withdrawing the related existing 13% notes and the withdrawal of any existing 13% notes will automatically constitute a revocation of the related consents.

For a withdrawal of a tender and revocation of a consent to be effective, a written or facsimile transmission notice of withdrawal, or a properly transmitted “request message” through ATOP, must be received by the exchange agent prior to the expiration date at its address listed on the back cover of this prospectus. Any such written or facsimile-transmitted notice must:

•	specify the name of the tendering holder of existing notes;

•	bear a description of the existing notes to be withdrawn;

•	specify, in the case of existing notes tendered by physical delivery of certificates for those existing notes, the certificate numbers shown on the particular certificates evidencing those existing notes;

•	specify the aggregate principal amount represented by those existing notes;

•	specify, in the case of existing notes tendered by physical delivery of certificates for those existing notes, the name of the registered holder, if different from that of the tendering holder, or specify, in the case of existing notes tendered by book-entry transfer, the name and number of the account at DTC to be credited with the withdrawn existing notes;

•	specify, in the case of existing notes tendered by physical delivery of certificates for those existing notes, mailing instructions for the return of such notes to the tendering holder; and

•	be signed by the holder of those existing notes in the same manner as the original signature on the letter of transmittal and consent, including any required signature guarantees, or be accompanied by evidence satisfactory to us that the person withdrawing the tender has succeeded to the beneficial ownership of those existing notes.

Withdrawal of tenders of existing notes and revocations of consents may not be rescinded, and any existing notes validly withdrawn and consents validly revoked will thereafter be deemed not to have been validly tendered for purposes of the exchange offers and consent solicitation. Validly withdrawn existing notes and revoked consents may, however, be re-tendered and re-submitted by again following the procedures described in “— Procedures for Tendering Existing Notes and Delivering Consents” on or prior to the expiration date.

Exchange Agent

U.S. Bank National Association has been appointed as the exchange agent for the exchange offers and consent solicitation. The letters of transmittal and consent and all correspondence in connection with the exchange offers and consent solicitation should be sent or delivered by each holder of existing notes, or a beneficial owner’s broker, dealer, commercial bank, trust company or other nominee, to the exchange agent at the address listed on the back cover of this prospectus. We have agreed to pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. We have agreed to indemnify the exchange agent against certain liabilities, including liabilities arising under the federal securities laws.

Information Agent

The Proxy Advisory Group, LLC® has been appointed as the information agent for the exchange offers and consent solicitation. Questions concerning tender or consent procedures and requests for additional copies of this prospectus or the letter of transmittal and consent should be directed to the information agent at the address and telephone numbers listed on the back cover of this prospectus. Holders of existing notes may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the exchange offers and consent solicitation. We will pay the information agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses. We have agreed to indemnify the information agent against certain liabilities, including liabilities arising under the federal securities laws.

Dealer Manager and Solicitation Agent

We have retained Lazard Capital Markets LLC to act as dealer manager for the exchange offers and solicitation agent for the consent solicitation (the “dealer manager”). We will pay a fee to the dealer manager for soliciting acceptances of the exchange offers and consents in the consent solicitation. We will also reimburse the dealer manager for its reasonable out-of-pocket expenses, including the reasonable expenses and disbursements of its legal counsel. The obligations of the dealer manager to perform its functions are subject to various conditions. We have agreed to indemnify the dealer manager against various liabilities, including various liabilities under the federal securities laws. Questions regarding the terms of the exchange offers and consent solicitation may be directed to Susan Schwab at the address and telephone number listed on the back cover of this prospectus.

The dealer manager, Lazard Frères & Co. LLC and their respective affiliates have provided, from time to time, and in the future may provide, certain investment banking and financial advisory services to us and our affiliates, for which they have received, and in the future will receive, customary fees. We have engaged Lazard Frères & Co. LLC to provide investment banking services in connection with the exchange offers and consent solicitation. The relationship between Lazard Frères & Co. LLC and the dealer manager is governed by a business alliance agreement between their respective parent companies. Lazard Frères & Co. LLC referred this transaction to the dealer manager and will receive a referral fee from the dealer manager in connection therewith. In addition, the dealer manager, Lazard Frères & Co. LLC and their respective affiliates may have owned, currently own or may own, equity or equity-like securities of us.

In the ordinary course of their businesses, the dealer manager, Lazard Frères & Co. LLC and their respective affiliates may at any time hold long or short positions, and may trade for their own account or the accounts of customers, in our securities, including in the existing notes and the new notes. To the extent that the dealer manager, Lazard Frères & Co. LLC and their respective affiliates own existing notes during the exchange offers and consent solicitation, they may tender such existing notes pursuant to the terms of the exchange offers and consent solicitation. Such participation, if any, will be on the same terms and subject to the same conditions set forth in this prospectus applicable to other holders of the existing notes.

Announcements

We may make any announcement required pursuant to the terms of this prospectus or required or permitted by the Exchange Act or the rules promulgated thereunder through a reasonable press release or other public announcement in our sole discretion; provided, that, if any such announcement is made by issuing a press release to PR Newswire or to the Dow Jones News Service, such announcement shall be deemed reasonable and sufficient.

Other Fees and Expenses

We will bear the fees and expenses of soliciting tenders and consents for the exchange offers and consent solicitation. Tendering holders of existing notes will not be required to pay any fee or commission to the dealer manager, information agent or exchange agent. If, however, a tendering holder handles the transaction through its broker, dealer, commercial bank, trust company or other nominee, that holder may be required to pay brokerage fees or commissions.

The principal solicitation is being made by mail. However, additional solicitations may be made by facsimile transmission, telephone or in person by the dealer manager as well as by our officers and other employees.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of existing notes pursuant to the exchange offers. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•	certificates representing existing notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of existing notes tendered;

•	new notes are to be registered in the name of any person other than the person signing the letter of transmittal and consent; or

•	a transfer tax is imposed for any reason other than the exchange of existing notes under the exchange offers.

If satisfactory evidence of payment of transfer taxes is not submitted with the letter of transmittal and consent, the amount of any transfer taxes will be billed to the tendering holder.

Accounting Treatment

We are still evaluating the accounting treatment for the exchange offers. If the transaction is considered to be a troubled debt restructuring or an extinguishment, we will recognize a gain for accounting purposes upon consummation of the exchange offers and the existing debt issuance costs would be written off reducing the gain recorded. The gain will be calculated as the difference between the fair value of the new debt and the carrying value of debt immediately prior to the consummation of the exchange offers. Alternatively, if the transaction is accounted for as a modification, the new notes would be recorded at the same carrying value as the existing notes and no gain or loss would be recorded. We would be expected to accrete the difference in the carrying amount of the existing notes and the principal of the new notes as additional interest expense over the life of the new notes using the effective interest rate method. The direct costs of the exchange offers incurred with third parties will be expensed.

Source of Funds for the Exchange Offers and Consent Solicitations

We intend to fund all cash payments to holders pursuant to the exchange offers, represented by an amount equal to accrued and unpaid interest from the last applicable interest payment date to but excluding the settlement date on any existing notes accepted in the exchange offers with cash on hand. We intend to make payments for fractional portions of new notes with cash on hand.

Compliance with Securities Laws

We are making the exchange offers to all holders of outstanding existing notes, subject to modified “Dutch action” procedures with respect to the existing 4% notes described above under “— Consideration” and the proration as described above under “— Proration With Respect to Existing 4% Notes.” In any jurisdiction where the securities, blue sky or other laws require the exchange offers to be made by a licensed broker or dealer, the exchange offers will be deemed to be made on our behalf by the dealer manager or one or more registered brokers or dealers licensed under the laws of that jurisdiction.

This prospectus does not constitute an offer to sell or a solicitation of any offer to buy in any jurisdiction where we have made good faith efforts to comply with state statutes but have been prohibited by administrative or judicial action from making offers and sales. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to this exchange offers and the distribution of this prospectus.

DESCRIPTION OF THE PROPOSED AMENDMENTS

The proposed amendments to the indenture for the existing 13% notes, or 13% notes indenture, will be contained in a first supplemental indenture, or the 13% supplemental indenture. The proposed amendments, if adopted and effected, will release the security interest and all of the collateral securing our obligations under the existing 13% notes, terminate the existing collateral documents and eliminate many of the restrictive covenants and certain events of default in the 13% notes indenture. The following is a summary of the proposed amendments. Capitalized terms used but not defined in the following summary have the meanings assigned to them in the 13% notes indenture. For more complete information regarding the effects of the proposed amendments, reference is made to the 13% notes indenture, a copy of which is available from the information agent at the address set forth on the back cover of the prospectus.

The proposed amendments will release the existing security interest and all of the collateral securing our obligations under the existing 13% notes indenture and terminate the existing collateral documents. The 13% supplemental indenture would, in substance, eliminate the following restrictive covenants and provisions, and all such references thereto in their entirety, from the 13% notes indenture:

•	the provision titled “Limitation on Debt and Disqualified or Preferred Stock” (Section 4.15 of the 13% notes indenture);

•	the provision titled “Limitation on Liens” (Section 4.16 of the 13% notes indenture);

•	the provision titled “Limitation on Asset Sales” (Section 4.17 of the 13% notes indenture);

•	the provision titled “Limitation on Investments and Restricted Payments” (Section 4.18 of the 13% notes indenture); and

•	the provision titled “Security Interest” (Article IX of the 13% notes indenture).

The proposed amendments will eliminate as an event of default (as that term is defined in the 13% notes indenture) the failure of Evergreen Solar or its subsidiaries, as the case may be, to comply with the restrictive covenants and provisions that are eliminated in their entirety by the 13% supplemental indenture.

Adoption of the proposed amendments requires the receipt of properly executed and unrevoked consents to the proposed amendments from holders representing at least 75% in aggregate principal amount of existing 13% notes then outstanding under the 13% notes indenture. As of the date of this prospectus, an aggregate of $165,000,000 in principal amount of the existing 13% notes are considered outstanding under the existing 13% notes indenture. Accordingly, we must receive consents from holders holding at least $123,750,000 aggregate principal amount of existing 13% notes to approve the proposed amendments. Evergreen Solar and the trustee for the 13% notes indenture intend to execute and deliver the 13% supplemental indenture in respect of the existing 13% notes on or promptly after the expiration of the exchange offers. The 13% supplemental indenture will not become operative until the settlement date. The existing 13% notes indenture, without giving effect to the proposed amendments, will remain in effect until the proposed amendments become operative. If the 13% exchange offer and consent solicitation are terminated or withdrawn, or existing 13% notes are not purchased thereunder, the proposed amendments will not become operative. See “Description of the Exchange Offers and Consent Solicitation — Conditions to the Exchange Offers and the Consent Solicitation.”

The proposed amendments constitute a single proposal and a tendering holder must consent to the proposed amendments as an entirety and may not consent selectively with respect to certain of the proposed amendments. If the proposed amendments become operative, they will govern all existing 13% notes that remain outstanding following completion of the exchange offers.

The completion, execution and delivery of the letter of transmittal and consent by a holder of the existing 13% notes in connection with the exchange offers and consent solicitation will constitute the consent of the tendering holder to the proposed amendments with respect to such 13% existing notes.

DESCRIPTION OF OTHER INDEBTEDNESS

4% Senior Convertible Notes

On July 2, 2008 and July 8, 2008, we issued our existing 4% notes in the aggregate principal amounts of $325,000,000 and $48,750,000, respectively. On the date of this prospectus, $249,207,000 in aggregate principal amount of the existing 4% notes is outstanding. The annual interest on the existing 4% notes is 4%, payable semi-annually in arrears on January 15 and July 15 of each year. The existing 4% notes will mature on July 15, 2013, unless previously repurchased by us or converted in accordance with their terms prior to such date. The existing 4% notes are not redeemable at our option prior to the stated maturity date. If certain fundamental change transactions occur at any time prior to maturity, holders of the existing 4% notes may require us to repurchase their existing 4% notes in whole or in part for cash equal to 100% of the principal amount of the existing 4% notes to be repurchased, plus accrued and unpaid interest to, but excluding, the date of repurchase. The existing 4% notes constitute senior unsecured obligations. The existing 4% notes are effectively subordinated to all of our existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness, and structurally subordinated to the existing and future indebtedness and other liabilities (including trade liabilities) of our subsidiaries.

Holders of the existing 4% notes may convert their existing 4% notes at their option at any time beginning on April 15, 2013, and prior to the close of business on the scheduled trading day immediately preceding the maturity date and also under any of the following circumstances:

•	during any fiscal quarter beginning after September 27, 2008 (but only during such fiscal quarter), if the closing sale price of the Company’s common stock was more than 130% of the then applicable conversion price for at least 20 trading days during the period of the 30 consecutive trading days ending on, and including, the last trading day of the previous fiscal quarter;

•	during a specified period, if certain distributions to holders of the Company’s common stock are made or certain corporate transactions occur; or

•	during the five consecutive business-day period following any five consecutive trading-day period in which the trading price per $1,000 principal amount of the existing 4% notes for each trading day during such five trading-day period was less than the product of (i) 98% of the closing sale price of the Company’s common stock on such trading day and (ii) the then applicable conversion rate.

The existing 4% notes are convertible into cash up to their principal amount and shares of our common stock for the remainder, if any, of the conversion value in excess of such principal amount at the conversion rate of 82.5593 shares of common stock per $1,000 principal amount of existing 4% notes (equivalent to a conversion price of $12.1125 per share), subject to adjustment. Subject to certain adjustments, exceptions and limitations, the holder of an existing 4% note, for each $1,000 principal amount that is converted when our common stock is trading at the conversion price of $12.1125 (or lower), would receive $1,000 (or less) in cash, and the holder of an existing 4% note, for each $1,000 principal amount that is converted when our common stock is trading above the conversion price of $12.1125, would receive $1,000 in cash and shares of our common stock to the extent that the market value of our common stock multiplied by the conversion rate, which is initially 82.5593, exceeds $1,000. If a fundamental change that constitutes a non-stock change of control occurs and a holder elects to convert existing 4% notes in connection with such non-stock change of control, such holder may be entitled to an increase in the conversion rate. The conversion rate may also be adjusted under certain other circumstances, including, but not limited to, the issuance of stock dividends and payment of cash dividends.

13% Convertible Senior Secured Notes

On April 26, 2010, we issued our existing 13% notes in the aggregate principal amount of $165,000,000. On the date of this prospectus, $165,000,000 in aggregate principal amount of existing 13% notes is outstanding. The existing 13% notes bear interest at the rate of 13% per year, payable semi-annually in arrears on April 15 and October 15 of each year, beginning on October 15, 2010. The existing 13% notes will mature on April 15, 2015, unless previously repurchased by the us or converted in accordance with their terms prior to such date. If certain fundamental change transactions occur at any time prior to maturity or if more than $50 million in principal amount of the Company’s existing 4% notes and any debt (other than subordinated debt) used to refinance the existing 4% notes remains outstanding on April 15, 2013, holders of the existing 13% notes may require us to repurchase their existing 13% notes in whole or in part for cash equal to 100% of the principal amount of the existing 13% notes to be repurchased, plus accrued and unpaid interest to, but excluding, the date of repurchase.

The existing 13% notes are senior secured obligations. The existing 13% notes are fully and unconditionally guaranteed on a senior secured basis by each of our existing and future direct and indirect wholly-owned domestic subsidiaries, subject to certain exceptions. Pursuant to the terms of the indenture, the pledge and security agreement and the collateral trust agreement, the existing 13% notes and the guarantees are secured by a first-priority lien on substantially all of our and the guarantors’ assets, subject to certain exceptions.

The existing 13% notes are convertible into shares of our common stock at a conversion rate of 525.2462 shares of common stock per $1,000 principal amount of existing 13% notes (which is equivalent to a conversion price of approximately $1.90 per share), subject to adjustment upon occurrence of certain events. If holders elect to convert in connection with certain fundamental changes, we will, if approval of our stockholders has been obtained, increase the conversion rate applicable to such existing 13% notes.

China Expansion Funding

On July 24, 2009 we entered into an investment agreement with HSTIC related to HSTIC’s investment in our subsidiary, Evergreen Solar (China) Co., Ltd., or Evergreen China. Pursuant to the investment agreement, HSTIC invested the RMB equivalent of $33 million in Evergreen China in exchange for 66% of Evergreen China’s shares. We invested approximately $17 million in cash and equipment for the remaining 34% of Evergreen China’s shares. Immediately upon HSTIC’s investment, we agreed to purchase HSTIC’s shares and we are required to pay for the shares no later than July 2014. This payment obligation will require the Company to pay to HSTIC for its shares in Evergreen China an amount equal to HSTIC’s aggregate investment of $33 million plus interest of 7.5% compounded annually.

The investment agreement also sets forth certain negative and affirmative covenants that we must comply with to avoid accelerating our obligation to pay for HSTIC’s shares. Covenants include, but are not limited to, reporting obligations and approval requirements for certain affiliate transactions and other extraordinary business activities. If we fail to meet our obligation to pay for HSTIC’s shares at the end of five years, or upon the possible acceleration of the payment term, we will be required to relinquish our board and management control over Evergreen China.

DESCRIPTION OF NEW 4% NOTES

The 4% Convertible Subordinated Additional Cash Notes due 2020 (the “New 4% Notes”) will be issued under an indenture and a first supplemental indenture, to be dated on or about the issue date (as defined below) (collectively, the “New 4% Notes indenture”), each between Evergreen Solar, Inc., as issuer, and U.S. Bank National Association, as trustee. The terms of the New 4% Notes include those expressly set forth in the New 4% Notes indenture and those made part of the New 4% Notes indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). Any terms incorporated by reference in the New 4% Notes indenture that are defined by the Trust Indenture Act, defined by any Trust Indenture Act reference to another statute or defined by SEC rule under the Trust Indenture Act, have the meanings so assigned to them therein.

The following description is a summary of the material provisions of the New 4% Notes and the New 4% Notes indenture. It does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the New 4% Notes and the New 4% Notes indenture, including the definitions of certain terms used therein. Capitalized terms used but not otherwise defined herein are used herein as defined in the New 4% Notes and the New 4% Notes indenture. We urge you to read the New 4% Notes and the New 4% Notes indenture in their entirety because they, and not this description, defines your rights as a holder of the New 4% Notes. You may request copies of these documents from us upon written request at our address, which is listed in this prospectus under “Where You Can Find More Information.”

For purposes of this “Description of New 4% Notes,” references to “the Company,” “we,” “our” and “us” refer only to Evergreen Solar, Inc. and not to Evergreen Solar’s subsidiaries, and references to “holders” refer to the holders of New 4% Notes.

The information in this “Description of New 4% Notes” does not reflect the implementation of the 1-for-6 reverse stock split described elsewhere in this prospectus, which will become effective prior to the closing of the exchange offerings. Upon implementation of the 1-for-6 reverse stock split, appropriate adjustments will be made to the initial conversion rate, initial conversion price and other share price-based terms applicable to the New 4% Notes that are described in this “Description of New 4% Notes” to give effect to the reverse stock split.

General

The New 4% Notes will:

•	initially be limited to an aggregate principal amount of up to $140,000,000 (including an aggregate principal amount of up to $40,000,000 issuable in connection with the new 4% notes financing), with the aggregate principal amount of New 4% Notes to be issued determined based on the modified “Dutch auction” procedures described under “Description of the Exchange Offers and Consent Solicitation — Consideration;”

•	mature on July 15, 2020, unless earlier converted, repurchased or redeemed;

•	bear interest at a rate of 4% per annum on the principal amount, payable semiannually, in arrears, on each January 15 and July 15, beginning on July 15, 2011, to holders of record at the close of business on the preceding January 1 and July 1, respectively;

•	be our unsecured subordinated obligations, will be contractually subordinated in right of payment to all of our existing and future senior indebtedness, will be effectively subordinated to all of our existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness, and will be structurally subordinated in right of payment to all existing and future indebtedness and other liabilities of our subsidiaries;

•	be convertible at your option into shares of our common stock at any time from the issue date until the close of business on the business day immediately preceding the stated maturity date, with an initial conversion rate of 1,000 shares of common stock per $1,000 principal amount of New 4% Notes

(equivalent to an initial conversion price of $1.00 per share), and will be subject to adjustment as described herein, as set forth under “— Conversion Rights;”

•	provide for an Additional Amount (as defined below) upon conversion of $300 per $1,000 principal amount of converted New 4% Notes, paid at our option (subject to certain limitations) in cash or in shares of our common stock, to the extent that, at the time of such conversion, we have a sufficient number of shares of authorized and unissued shares that have not been reserved for other purposes, with such common stock valued, for conversions at your option, pursuant to the Trailing Pricing Mechanism (as defined below) and, for conversions at the option of the Company, pursuant to the Subsequent Pricing Mechanism (as defined below), provided that we have the option to terminate your right to receive the Additional Amount at any time after the one year anniversary of the issue date, as set forth under “— Conversion Rights — General;”

•	provide, upon conversion at your option on or prior to January 15, 2015, for a Coupon Make Whole Payment (as defined below) equal to the aggregate amount of interest payments that would have been payable on such converted New 4% Notes from the last day through which interest was paid on the New 4% Notes, or the issue date if no interest has been paid, to and including January 15, 2015, paid in shares of our common stock, to the extent that, at the time of such conversion, we have a sufficient number of shares of authorized and unissued shares that have not been reserved for other purposes, with such common stock valued pursuant to the Trailing Pricing Mechanism, or, at our option (subject to certain limitations), in cash, subject to 11 trading days having elapsed following notice of any election to pay in cash or, following any such cash election, notice of any election to pay in shares of our common stock, as set forth under “— Coupon Make Whole Payment in Connection with a Voluntary Conversion;”

•	be subject to mandatory conversion at our option on or prior to the stated maturity date if the last reported sale price of our common stock is greater than or equal to the Trigger Price (as defined below) for at least 20 trading days during any 30 consecutive trading day period ending within five trading days prior to the notice of conversion, and, if we elect to convert on or prior to January 15, 2015, will provide for a Coupon Make Whole Payment upon such conversion equal to the aggregate amount of interest payments that would have been payable on such converted New 4% Notes from the last day through which interest was paid on the New 4% Notes, or the issue date if no interest has been paid, to and including January 15, 2015, paid in shares of our common stock, to the extent that, at the time of such conversion, we have a sufficient number of shares of authorized and unissued shares that have not been reserved for other purposes, with such common stock valued pursuant to the Subsequent Pricing Mechanism, or, at our option (subject to certain limitations and with notice of such election in the notice of conversion), in cash, as set forth under “— Conversion at the Option of the Company;”

•	be subject to purchase by us, in whole or in part, for cash at the option of holders upon the occurrence of a “fundamental change” (as defined under “— Fundamental Change Permits Holders to Require Us to Purchase New 4% Notes”) at a purchase price equal to 100% of the principal amount of the New 4% Notes being purchased, plus accrued and unpaid interest (including additional interest, if any) to, but excluding, the purchase date as set forth under “— Fundamental Change Permits Holders to Require Us to Purchase New 4% Notes;”

•	be subject to redemption by us at our option on or after January 15, 2015 (subject to certain limitations), for cash at a price equal to 100% of the principal amount of the New 4% Notes being redeemed, plus accrued and unpaid interest (including additional interest, if any) to, but excluding, the redemption date, as set forth under “— Optional Redemption;”

•	be issued in denominations of $1,000 and integral multiples of $1,000; and

•	be represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in definitive form. See “Book Entry System.”

Neither we nor any of our subsidiaries will be subject to any financial covenants under the New 4% Notes indenture. In addition, neither we nor any of our subsidiaries will be restricted under the New 4% Notes indenture from paying dividends, incurring debt or issuing or purchasing our securities, but we and our subsidiaries will be subject to the restriction under the New 7.5% Notes indenture on granting Liens as described under “Description of New 7.5% Notes — Certain Covenants — Limitations on Liens with respect to Equity, Equity Linked Securities and Related Indebtedness.” You are not afforded protection under the New 4% Notes indenture in the event of a highly leveraged transaction or a change in control of us, except to the extent described below under “— Conversion Rights — Conversion Rate Adjustments,” “— Treatment of Reference Property,” “— Fundamental Change Permits Holders to Require Us to Purchase New 4% Notes” and “— Consolidation, Merger and Sale of Assets.”

We use the term “New 4% Note” in this prospectus to refer to each $1,000 principal amount of notes. The registered holder of a New 4% Note will be treated as the owner of such New 4% Note for all purposes.

We do not intend to list the New 4% Notes on any national securities exchange or automated quotation system.

“Business day” means any day except a Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to close or be closed.

“Issue date” means the date on which the New 4% Notes are originally issued under the New 4% Notes indenture.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, including a government or political subdivision or an agency or instrumentality thereof.

Subordination of the New 4% Notes

The payment of the principal of, interest (including additional interest, if any) on, or the Fundamental Change Purchase Price, Redemption Price or cash payments in respect of the Additional Amount or Coupon Make Whole Payments, if any, upon conversion of, the New 4% Notes is subordinated to the extent provided in the New 4% Notes indenture to the prior payment in full, in cash or other payment satisfactory to the holders of senior indebtedness, of all existing and future senior indebtedness.

If we dissolve, wind-up, liquidate or reorganize, or if we are the subject of any bankruptcy, insolvency, receivership or similar proceedings, we must pay the holders of senior indebtedness in full before we pay the New 4% Notes and until all senior indebtedness is paid in full in cash or in other consideration satisfactory to the holders of senior indebtedness, any distribution to which the holders of the New 4% Notes would be entitled but for these subordination provisions shall be made to the holders of senior indebtedness. If the New 4% Notes are accelerated because of an event of default under the New 4% Notes indenture, we must pay the holders of senior indebtedness in full, in cash or other payment satisfactory to the holders of senior indebtedness, all amounts due and owing thereunder before we pay the principal of, interest (including additional interest, if any) on, or the Fundamental Change Purchase Price, Redemption Price or cash payments in respect of the Additional Amount or Coupon Make Whole Payments, if any, upon conversion of, the New 4% Notes. The New 4% Notes indenture will require that we promptly notify holders of senior indebtedness if payment of the New 4% Notes is accelerated because of an event of default under the New 4% Notes indenture.

We may not make any payment on account of the principal of, cash payments in respect of the Additional Amount or Coupon Make Whole Payments, if any, upon conversion, or interest (including additional interest, if any) on the New 4% Notes, and no redemption, purchase or other acquisition of the New 4% Notes, including payment of the Fundamental Change Purchase Price or Redemption Price, shall be made by us or on our behalf, if:

•	a default in the payment of any senior indebtedness occurs and is continuing beyond any applicable period of grace, or

•	any other default under the terms of designated senior indebtedness occurs and is continuing that permits (or with the giving of notice or passage of time would permit) holders of the designated senior indebtedness to accelerate its maturity and the trustee receives a payment blockage notice from us or any other person permitted to give such notice under the New 4% Notes indenture.

We are required to resume payments on the New 4% Notes:

•	in case of a payment default with respect to senior indebtedness, upon the date on which such default is cured or waived or ceases to exist, and

•	in case of a nonpayment default under the terms of designated senior indebtedness, the earliest to occur of (i) the date on which such nonpayment default is cured or waived or ceases to exist and (ii) 179 days after the date on which the payment blockage notice is received; provided, however, that if the maturity of such designated senior indebtedness is accelerated, no payment may be made on the New 4% Notes until such designated senior indebtedness has been paid in full or such acceleration has been cured or waived.

In addition, if any judicial proceeding is pending with respect to any payment default with respect to senior indebtedness, or non-payment default with respect to any designated senior indebtedness, then notwithstanding anything to the contrary in the New 4% Notes indenture, no payment on account of the principal of, cash payments in respect of the Additional Amount or Coupon Make Whole Payments, if any, upon conversion, or interest (including additional interest, if any) on the New 4% Notes, and no redemption, purchase or other acquisition of the New 4% Notes, including payment of the Fundamental Change Purchase Price or Redemption Price, shall be made by us or on our behalf. No new period of payment blockage may be commenced for a nonpayment default unless 365 days have elapsed since effectiveness of the prior payment blockage notice. No nonpayment default that existed or was continuing on the date of delivery of any payment blockage notice to the trustee, unless such default was waived, cured or otherwise ceased to exist and thereafter subsequently reoccurred, shall be, or can be made, the basis for a subsequent payment blockage notice.

Notwithstanding these subordination provisions, the holders of the New 4% Notes will be entitled to receive shares of common stock or other junior securities upon conversion of the New 4% Notes.

As a result of these subordination provisions, in the event of our bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of the New 4% Notes may receive less, ratably, than our other creditors. These subordination provisions will not prevent the occurrence of any event of default under the New 4% Notes indenture.

If either the trustee or any holder of New 4% Notes receives any payment or distribution of our assets in contravention of these subordination provisions before all senior indebtedness is paid in full, then such payment or distribution will be held by the recipient in trust for the benefit of holders of senior indebtedness to the extent necessary to make payment in full of all senior indebtedness remaining unpaid.

The New 4% Notes will not be guaranteed by any of our existing or future subsidiaries. Our subsidiaries are separate legal entities and have no obligation, contingent or otherwise, to pay any amount due pursuant to the New 4% Notes or to make any funds available for that purpose. As a result, the New 4% Notes will be effectively subordinated in right of payment to all existing and future indebtedness and other liabilities (including trade payables) of our subsidiaries.

As of October 2, 2010, on a pro forma basis as if the exchange offers, consent solicitation and new 4% notes financing had occurred as of such date (assuming that the 4% exchange offer was completed at the 4% maximum amount and at a $500 exchange ratio and that all of the existing 13% notes were tendered in the 13% exchange offer), we would have had no secured indebtedness outstanding; we would have had approximately $165.0 million of senior unsecured indebtedness outstanding that would be senior in right of payment to the New 4% Notes; and our subsidiaries would have had approximately $43.9 million of existing indebtedness outstanding we would have had $49.2 million of existing 4% notes outstanding, which will be pari passu with the new 4% notes, (including trade payables but excluding inter-company obligations). Neither we nor our subsidiaries will be restricted under the New 4% Notes indenture from incurring additional senior indebtedness or other additional indebtedness. See “Unaudited Pro Forma Financial Data.”

We are obligated to pay reasonable compensation to the trustee. We will indemnify the trustee against any losses, liabilities or expenses incurred by it in connection with its duties. The trustee’s claims for such payments will be senior to the claims of the holders of New 4% Notes.

“Designated senior indebtedness” means (i) our existing 13% notes, (ii) our New 7.5% Notes, and (iii) any senior indebtedness that is specifically identified by us in the instrument governing or evidencing the indebtedness or the assumption or guarantee thereof (or related agreements or documents to which we are a party) as “designated senior indebtedness” for purposes of the New 4% Notes indenture, provided that such instrument, agreement or other document may place limitations and conditions on the right of such senior indebtedness to exercise the rights of designated senior indebtedness.

“Indebtedness” means:

(1) all of our indebtedness, obligations and other liabilities, contingent or otherwise, (A) for borrowed money, including overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements, and any loans or advances from banks, whether or not evidenced by notes or similar instruments, or (B) evidenced by credit or loan agreements, bonds, debentures, notes, indentures or similar instruments, or incurred in connection with the acquisition of any property, services or assets, whether or not the recourse of the lender is to the whole of our assets or to only a portion thereof, other than any account payable or other accrued current liability or obligation to trade creditors representing the purchase price or cost of materials or services obtained in the ordinary course of business;

(2) all of our reimbursement obligations and other liabilities, contingent or otherwise, with respect to letters of credit, bank guarantees, bankers’ acceptances, surety bonds, performance bonds or other guaranty of contractual performance;

(3) all of our obligations and other liabilities, contingent or otherwise, in respect of leases required, in conformity with generally accepted accounting principles in the United States, to be accounted for as capitalized lease obligations on our balance sheet or for a financing purpose;

(4) all of our obligations and other liabilities, contingent or otherwise, under any lease or related document, including a purchase agreement, conditional sale or other title retention agreement, in connection with the lease of real property or improvements thereon (or any personal property included as part of any such lease) which provides that we are contractually obligated to purchase or cause a third party to purchase the leased property or pay an agreed upon residual value of the leased property, including our payment obligations under such lease or related document to purchase or cause a third party to purchase such leased property or pay an agreed upon residual value of the leased property to the lessor;

(5) all of our obligations, contingent or otherwise, with respect to an interest rate or other swap, cap, floor or collar agreement or hedge agreement, forward contract or other similar instrument or agreement or foreign currency hedge, exchange, purchase or similar instrument or agreement;

(6) all of our direct or indirect guaranties or similar agreements by us in respect of, and all of our payment obligations or monetary liabilities, contingent or otherwise, to purchase or otherwise acquire or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of another person of the kinds described in clauses (1) through (5);

(7) all indebtedness or other obligations of the kinds described in clauses (1) through (5) secured by any mortgage, pledge, lien or other encumbrance existing on property that is owned or held by us, regardless of whether the indebtedness or other obligation secured thereby shall have been assumed by us; and

(8) any and all deferrals, renewals, extensions, refinancings and refundings of, or amendments, modifications or supplements to, any indebtedness, obligation or liability of the kinds described in clauses (1) through (7).

“Junior securities” mean (a) shares of our common stock and (b) our securities which are subordinated in right of payment to all senior indebtedness (and any guarantees in respect thereof) and any securities issued in exchange for, or on account of, senior indebtedness (and any guarantees with respect thereof) to substantially the same extent as, or to a greater extent than, the New 4% Notes, have a stated maturity date that is the same or greater than the existing 13% notes, and do not require any prepayment, repurchase or redemption prior to the stated maturity date of the existing 13% notes (other than redemptions or repurchases in respect of changes in control on terms that are market terms on the date of issuance).

“Senior indebtedness” means the principal of, premium, if any, interest, including any interest accruing after the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowed as a claim in the proceeding, and termination payment with respect to or in connection with, and all fees, costs, expenses and other amounts accrued or due on or in connection with, (i) our existing 13% notes (and any guarantees with respect thereof), (ii) our New 7.5% Notes (and any guarantees with respect thereof), and (iii) our indebtedness, whether secured or unsecured, absolute or contingent, due or to become due, outstanding on the date of the New 4% Notes indenture, other than our existing 4% notes, or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by us, including all deferrals, renewals, extensions or refundings of, or amendments, modifications or supplements to, the foregoing. Senior indebtedness does not include:

(1) our existing 4% notes,

(2) indebtedness that expressly provides that such indebtedness will not be senior in right of payment to the New 4% Notes or expressly provides that such indebtedness is on parity with or junior in right of payment to the New 4% Notes; and

(3) any indebtedness to any of our subsidiaries, other than indebtedness to such subsidiaries arising by reason of guarantees by us of indebtedness of any such subsidiary to a person that is not our subsidiary.

Additional New 4% Notes

We may, without notice to or consent of the holders of the New 4% Notes, issue additional New 4% Notes (“Additional New 4% Notes”), which shall have substantially identical terms as the New 4% Notes, other than with respect to (i) the date of issuance, (ii) the issue price, and (iii) the amount of interest payable on the first interest payment date applicable thereto; provided that such issuance shall be made in compliance with the New 4% Notes indenture; provided, further, that no Additional New 4% Notes may be issued with the same “CUSIP”, “ISIN” or “Common Code” number as other New 4% Notes unless it is so permitted in accordance with applicable law and such Additional New 4% Notes are fungible with the New 4% Notes for U.S. federal tax purposes. The New 4% Notes issued on the issue date and any Additional New 4% Notes shall be treated as a single class for all purposes under the New 4% Notes indenture, including without limitation in determining the necessary holders who may take the actions or consent to the taking of actions as specified in the New 4% Notes indenture.

Payments on the New 4% Notes; Paying Agent and Registrar

We will make all payments on the New 4% Notes exclusively in such coin or currency of the United States as at the time of payment will be legal tender for the payment of public and private debts. The trustee will initially act as the registrar and the paying agent for New 4% Notes. We may, however, change the paying agent or registrar without prior notice to the holders of the New 4% Notes, and we may act as paying agent or registrar.

We will pay principal of, and interest on, New 4% Notes in global form registered in the name of or held by The Depository Trust Company, or DTC, or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global notes.

We will pay the principal of certificated notes in cash at the corporate trust office and at any other office or agency maintained by us for such purpose. We will pay interest on certificated notes (i) to registered holders having an aggregate principal amount of $1,000,000 or less, by check mailed to the registered holders of these notes and (ii) to registered holders having an aggregate principal amount of more than $1,000,000, either by check mailed to each holder or, upon application by a holder to the registrar not later than the relevant record date, by wire transfer in immediately available funds to that holder’s account within the United States, which application shall remain in effect until the holder notifies, in writing, the registrar to the contrary.

If any payment date with respect to the New 4% Notes falls on a day that is not a business day, we will make the payment on the next succeeding business day. The payment made on the next succeeding business day will be treated as though it had been made on the original payment date, and no interest will accrue on the payment for the additional period of time.

Interest

The New 4% Notes will bear interest at a rate of 4% per annum from the issue date, or from the most recent date to which interest has been paid or duly provided for. Interest will be payable semiannually in arrears on January 15 and July 15 of each year, beginning on July 15, 2011.

Interest (including additional interest, if any) will be paid to the person in whose name a New 4% Note is registered at the close of business on January 1 or July 1, as the case may be, immediately preceding the relevant interest payment date (each such date, a “regular record date”); provided, however, that:

•	prior to January 15, 2015, we will not pay accrued interest on any New 4% Notes when they are converted, except as described under “— Conversion Rights”; and

•	on the stated maturity date, we will pay accrued interest to the person to whom we pay the principal amount, regardless of whether such person is such holder of record.

Interest on the New 4% Notes will be computed on the basis of a 360-day year composed of twelve 30-day months.

Interest will cease to accrue on a New 4% Note upon its maturity, conversion, redemption or repurchase.

We will pay additional interest on the New 4% Notes under certain circumstances described under “— Events of Default.”

Conversion Rights

General

At any time from the issue date until the close of business on the business day immediately preceding the stated maturity date and subject to the terms of the New 4% Notes indenture, holders may convert each of their New 4% Notes into shares of our common stock at an initial conversion rate of 1,000 shares per $1,000 principal amount of New 4% Notes (equivalent to an initial conversion price of $1.00 per share).

You will also receive an additional amount upon conversion of $300 per $1,000 principal amount of converted New 4% Notes (the “Additional Amount”), paid at our option, in cash or in shares of our common stock, to the extent that, at the time of such conversion, we have a sufficient number of shares of authorized and unissued shares that have not been reserved for other purposes, with such common stock valued, for conversions at your option, at a price per share equal to 90% of the lesser of (i) the average of the daily VWAP for the 10 trading days ending on and including the trading day prior to the conversion date and (ii) the daily VWAP on the trading day prior to the conversion date (the “Trailing Pricing Mechanism”), and, for conversions at the option of the Company, at a price per share equal to the average of the daily VWAP for the 10 trading days beginning two trading days following the date of the notice of conversion (the “Subsequent Pricing Mechanism”). Notwithstanding the foregoing, in no event will the per share value used to calculate the number of shares issuable in connection with the Additional Amount be less than $0.50, subject to a proportionate inverse adjustment in the event of any adjustment to the conversion rate described below under “— Conversion Rate Adjustments.” At any time after the one year anniversary of the issue date, we may, at our option, terminate your right to receive the Additional Amount upon conversion. If we elect to terminate your right to receive the Additional Amount, we will provide notice of such election 20 trading days prior to the termination date, which notice can be given prior to the one year anniversary of the issue date. We may only pay this Additional Amount in cash after our existing 13% notes are no longer outstanding, unless we did not receive approval from our stockholders at the special meeting to increase our authorized shares of common stock to 240,000,000 shares (after giving effect to the 1-for-6 reverse stock split), and in any event subject to the subordination provisions of the New 4% Notes indenture.

The conversion rate and the equivalent conversion price in effect at any given time are referred to as the “applicable conversion rate” and the “applicable conversion price,” respectively, and will be subject to adjustment as described below. The applicable conversion price at any given time will be computed by dividing $1,000 by the applicable conversion rate at such time. A holder may convert fewer than all of such holder’s New 4% Notes so long as the New 4% Notes converted are an integral multiple of $1,000 principal amount.

Upon any conversion on or prior to January 15, 2015, you will not receive any separate cash payment for accrued and unpaid interest (including additional interest, if any) in connection with the conversion of any New 4% Notes, unless the conversion date occurs after the close of business on a record date but prior to the open of business on the related interest payment date, in which case the holder of record of the converted New 4% Notes at the close of business on such record date will receive the interest (including additional interest, if any) payable on such New 4% Notes on the corresponding interest payment date, notwithstanding the conversion. Upon any conversion after January 15, 2015, on the conversion date you will receive a separate cash payment for accrued and unpaid interest (including additional interest, if any) through and including the conversion date. However, if the conversion date falls after the close of business on a record date but prior to the open of business on the corresponding interest payment date, you will not receive a payment for the accrued and unpaid interest on the conversion date. Instead, on the interest payment date, the holder of record of converted New 4% Notes at the close of business on such record date will receive the interest (including additional interest, if any) payable on such New 4% Notes on the corresponding interest payment date, notwithstanding the conversion.

Our settlement of conversions as described below under “— Settlement upon Conversion” will be deemed to satisfy our obligation to pay:

•	the principal amount of the converted New 4% Notes; and

•	accrued and unpaid interest (including additional interest, if any) on such New 4% Notes.

As a result, accrued and unpaid interest (including additional interest, if any) on the New 4% Notes will be deemed to be paid in full rather than cancelled, extinguished or forfeited.

We will pay any documentary, stamp or similar issue or transfer tax due on the issuance and delivery of any common stock upon conversion, unless the tax is due because a holder requests any common stock to be issued in a name other than the holder’s name, in which case the holder will pay that tax. In addition, we will pay any other costs or expenses incurred in connection with the issuance and delivery of any common stock upon conversion.

The “last reported sale price” of our common stock on any trading day means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one, the average of the average bid and the average ask prices) on that day as reported on The Nasdaq Stock Market or other principal U.S. securities exchange on which shares of our common stock are traded. If our common stock is not listed for trading on a United States national or regional securities exchange on the relevant date, the “last reported sale price” of our common stock will be the last quoted bid price per share for our common stock in the over-the-counter market on the relevant date as reported by the Pink OTC Markets Inc. or similar organization selected by us. If shares of our common stock are not so quoted, the “last reported sale price” of our common stock will be as determined by a U.S. nationally recognized securities dealer retained by us for that purpose (which may be an underwriter of or dealer manager with respect to securities of the Company, or one of such underwriter’s or dealer manager’s affiliates). The “last reported sale price” of our common stock will be determined without reference to extended or after hours trading.

“Market disruption event” means (a) a failure by the primary U.S. exchange or quotation system on which our common stock trades or is quoted to open for trading during its regular trading session or (b) the occurrence or existence for more than one-half hour period in the aggregate on any trading day for our common stock of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in our common stock or in any options, contracts or future contracts relating solely to our common stock, and such suspension or limitation occurs or exists at any time before 1:00 p.m. (New York City time) on such day.

“Trading day” means a day during which (i) trading in our common stock generally occurs, (ii) there is no market disruption event and (iii) a last reported sale price for our common stock (other than a last reported sale price referred to in the third sentence of such definition) is available for such day; provided that if our common stock is not admitted for trading or quotation on or by any exchange, bureau or other organization referred to in the second preceding paragraph (excluding the third sentence of that paragraph), “trading day” will mean any business day.

The “VWAP” of our common stock on any trading day means such price as is displayed under the heading “Bloomberg VWAP” on Bloomberg page “ESLR <equity> AQR” (or its equivalent successor service or page if such service or page is not available) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such trading day; or, if such price is not available, the VWAP means the market value of one share of our common stock on such trading day as determined by a nationally recognized independent investment banking firm (which may be an underwriter of or dealer manager with respect to securities of the Company, or one of such underwriter’s or dealer or manager’s affiliates) retained for this purpose by us.

Conversion Procedures

You will not be required to pay transfer taxes or duties relating to the issuance or delivery of our common stock if you exercise your conversion right, but you will be required to pay any transfer tax or duties that may be payable relating to any transfer involved in the issuance or delivery of the common stock in a name other than your own. Certificates representing shares of our common stock will be issued or delivered after all applicable transfer taxes and duties, if any, payable by you have been paid.

If you hold a beneficial interest in a global note and elect to voluntarily convert all or any portion of your beneficial interest, to convert you must comply with DTC’s procedures for converting a beneficial interest in a global note.

If you hold a certificated New 4% Note and elect to voluntarily convert all or any portion of such certificated New 4% Note, to convert you must:

•	complete and manually sign the conversion notice on the back of the New 4% Note, or a facsimile of the conversion notice;

•	deliver the conversion notice, which is irrevocable, and the New 4% Note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents; and

•	pay any required transfer taxes or duties payable by you.

The date you comply with these requirements in connection with a voluntary conversion is the “conversion date” under the New 4% Notes indenture.

If we elect to mandatorily convert the New 4% Notes as described below under “— Conversion at the Option of the Company”, the New 4% Notes converted pursuant to such election will be converted automatically, with no further action by the holders thereof, on the conversion date specified in the notice of conversion, which will be deemed the “conversion date” for such mandatory conversion under the New 4% Notes indenture. We will cause the settlement of the conversion to occur (including the payment of the

Additional Amount, if any, the Coupon Make Whole Payment, if any, and any interest payable upon conversion) on the conversion date specified in the notice of conversion.

In the event of any voluntary or mandatory conversion, the New 4% Notes will be deemed to have been converted immediately prior to 5:00 p.m. (New York City time) on the applicable conversion date.

If a holder has already delivered a fundamental change purchase notice (as defined below) as described under “— Fundamental Change Permits Holders to Require Us to Purchase New 4% Notes,” the holder may not surrender that New 4% Note for conversion until the holder has withdrawn the notice in accordance with the New 4% Notes indenture. If the New 4% Notes are called for redemption, your conversion rights on the New 4% Notes called for redemption will expire at the close of business on the business day immediately preceding the redemption date, unless we default in the payment of the redemption price.

Settlement Upon Conversion

Settlement upon conversion will be solely in shares of our common stock (other than cash in lieu of fractional shares and cash payments made in respect of the Additional Amount, Coupon Make Whole Payments and accrued and unpaid interest upon conversion described under “— Conversion Rights — General,” “— Coupon Make Whole Payment in Connection with a Voluntary Conversion” and “— Conversion at the Option of the Company”). With respect to the aggregate principal amount of the New 4% Notes to be converted, we will deliver to the holder a number of shares equal to (i) (A) the aggregate principal amount of New 4% Notes to be converted, divided by (B) 1,000, multiplied by (ii) the conversion rate in effect on the relevant conversion date (provided that we will deliver cash in lieu of fractional shares as described below). If we deliver shares in respect of the Additional Amount or the Coupon Make Whole Payment, if any, the number of shares to be delivered will be determined as set forth in “— Conversion Rights — General,” “— Coupon Make Whole Payment in Connection with a Voluntary Conversion” and “— Conversion at the Option of the Company,” respectively. Such settlement will occur as soon as practicable, and in accordance with the procedures, forms and cut-off times of DTC for owners of a beneficial interest in a global note, but in any event (x) in the case of a voluntary conversion by a holder, within three business days of the relevant conversion date and (y) in the case of a mandatory conversion at our election, on the conversion date specified in our notice of conversion. See “Book Entry System.”

Any newly issued shares of our common stock will be accepted into the book-entry system maintained by DTC, and no person receiving shares shall receive or be entitled to receive physical delivery of shares, except in the limited circumstances set forth in the New 4% Notes indenture.

We will deliver cash in lieu of any fractional shares issuable in connection with payment of the amounts above (based on the last reported sale price of our common stock on the relevant conversion date).

Conversion Rate Adjustments

The conversion rate will be adjusted as described below, except that we will not make any adjustments to the conversion rate if holders of the New 4% Notes are permitted to participate (as a result of holding the New 4% Notes and contemporaneously with common stock holders) in any of the transactions described below as if such holders of the New 4% Notes held a number of shares of our common stock equal to (i) (A) the principal amount of New 4% Notes held by such holder, divided by (B) 1,000, multiplied by (ii) the applicable conversion rate in effect five business days prior to the ex-dividend date, expiration date or other effective date of the applicable transaction, without having to convert their New 4% Notes (without regard to any limitations on conversion described under “— Limitations on Conversion” or otherwise).

Adjustment Events

(1) Issuances by us of our common stock to all or substantially all holders of our common stock as a dividend or distribution, in which event the conversion rate will be adjusted based on the following formula:

CR’ = CR0 X	OS’ OS0

where,

CR0	=	the conversion rate in effect at 5:00 p.m. (New York City time) on the trading day immediately preceding the ex-dividend date for such dividend or distribution;

CR’	=	the conversion rate in effect on the ex-dividend date for such dividend or distribution;

OS0	=	the number of shares of our common stock outstanding at 5:00 p.m. (New York City time) on the trading day immediately preceding the ex-dividend date for such dividend or distribution; and

OS’	=	the number of shares of our common stock that would be outstanding immediately after, and solely as a result of, such dividend or distribution.

Any adjustment made pursuant to this clause (1) shall become effective immediately prior to 9:00 a.m. (New York City time) on the ex-dividend date for such dividend or distribution. If any dividend or distribution of the type described in this clause (1) is declared but not so paid or made, the conversion rate shall be readjusted, effective as of the date we publicly announce our decision not to make such dividend or distribution, to the conversion rate that would then be in effect if such dividend or distribution had not been declared. For purposes of this clause (1), the number of shares of our common stock outstanding at 5:00 p.m. (New York City time) on the trading day immediately preceding the ex-dividend date for such dividend or distribution shall not include our common stock held in treasury, if any. We will not pay any dividend or make any distribution on our common stock held in treasury, if any.

(2) Subdivisions or combinations of our common stock, in which event the conversion rate will be adjusted based on the following formula:

CR’ = CR0 X	OS’ OS0

where,

CR0	=	the conversion rate in effect at 5:00 p.m. (New York City time) on the trading day immediately preceding the effective date of such subdivision or combination;

CR’	=	the conversion rate in effect on the effective date of such subdivision or combination;

OS0	=	the number of shares of our common stock outstanding at 5:00 p.m. (New York City time) on the trading day immediately preceding the effective date of such subdivision or combination; and

OS’	=	the number of shares of our common stock that would be outstanding immediately after, and solely as a result of, such subdivision or combination.

Any adjustment made pursuant to this clause (2) shall become effective immediately prior to 9:00 a.m. (New York City time) on the effective date of such subdivision or combination.

(3) Issuances by us to all or substantially all holders of our common stock of rights (other than rights issued pursuant to a stockholder rights plan) or warrants to purchase, for a period expiring within 45 calendar days of the date of announcement, our common stock at an aggregate price per share less than the average of the last reported sale prices of our common stock during the 10 consecutive trading day period ending on the trading day immediately preceding the date that the issuance of the rights or warrants was first publicly announced, in which event the conversion rate will be adjusted based on the following formula:

CR’ = CR0 X	OS0 + X OS0 + Y

where,

CR0	=	the conversion rate in effect at 5:00 p.m. (New York City time) on the trading day immediately preceding the ex-dividend date for such issuance;

CR’	=	the conversion rate in effect on the ex-dividend date for such issuance;

OS0	=	the number of shares of our common stock outstanding at 5:00 p.m. (New York City time) on the trading day immediately preceding the ex-dividend date for such issuance;

X	=	the total number of shares of our common stock issuable pursuant to such rights or warrants; and

Y	=	the number of shares of our common stock equal to the quotient of (x) the aggregate price payable to exercise such rights or warrants divided by (y) the average of the last reported sale prices of our common stock during the 10 consecutive trading day period ending on the trading day immediately preceding the date such issuance was first publicly announced.

Any adjustment made pursuant to this clause (3) shall become effective immediately prior to 9:00 a.m. (New York City time) on the ex-dividend date for such issuance. In the event that such rights or warrants described in this clause (3) are not so issued, the conversion rate shall be readjusted, effective as of the date we publicly announce our decision not to issue such rights or warrants, to be the conversion rate that would then be in effect if such issuance had not been declared. To the extent that such rights or warrants are not exercised prior to their expiration or common stock is otherwise not delivered pursuant to such rights or warrants upon the exercise of such rights or warrants, the conversion rate shall be readjusted to the conversion rate that would then be in effect had the adjustments made upon the issuance of such rights or warrants been made on the basis of the delivery of only the number of shares of our common stock actually delivered. In determining the aggregate price payable to exercise such rights or warrants, there shall be taken into account any consideration received for such rights or warrants and the value of such consideration (if other than cash, to be determined by our board of directors). For purposes of this clause (3), the number of shares of our common stock outstanding at 5:00 p.m. (New York City time) on the trading day immediately preceding the ex-dividend date for such issuance shall not include common stock held in treasury, if any. We will not issue any rights or warrants in respect of our common stock held in treasury, if any.

(4) Distributions by us, to all or substantially all holders of our common stock, shares of our capital stock, evidences of our indebtedness or assets, including securities, but excluding:

•	any dividends or distributions referred to in clause (1) above;

•	shares delivered in connection with subdivisions of our common stock referred to in clause (2) above;

•	the rights and warrants referred to in clause (3) above;

•	the rights or warrants referred to in the last paragraph of this clause (4) below (to the extent and as specified therein);

•	any dividends and distributions referred to in clause (5) below; and

•	any spin-off to which the provisions set forth in the next paragraph below in this clause (4) shall apply;

then, for these non-excluded transactions and events, the conversion rate will be adjusted based on the following formula:

CR’ = CR0 X	SP0 SP0 - FMV

where,

CR0	=	the conversion rate in effect at 5:00 p.m. (New York City time) on the trading day immediately preceding the ex-dividend date for such distribution;

CR’	=	the conversion rate in effect on the ex-dividend date for such distribution;

SP0	=	the average of the last reported sale prices of our common stock during the 10 consecutive trading day period ending on the trading day immediately preceding the ex-dividend date for such distribution; and

FMV	=	the fair market value (as determined by our board of directors) on the ex-dividend date for such distribution of shares of our capital stock, evidences of our indebtedness or assets, including securities, so distributed, expressed as an amount per share of common stock.

If the transaction that gives rise to an adjustment pursuant to this clause (4) is, however, one pursuant to which the payment of a dividend or other distribution on our common stock consists of shares of capital stock of, or similar equity interests in, a subsidiary or other business unit of ours (i.e. a “spin-off”) that are, or, when issued, will be, traded or listed on The Nasdaq Stock Market, the New York Stock Exchange or any other U.S. national securities exchange or market (a “public spin-off”), then the conversion rate will be adjusted based on the following formula:

CR’ = CR0 X	FMV0 + MP0 MP0

where,

CR0	=	the conversion rate in effect at 5:00 p.m. (New York City time) on the trading day immediately preceding the ex-dividend date for such distribution;

CR’	=	the conversion rate in effect on the ex-dividend date for such distribution;

FMV0	=	the average of the last reported sale prices of the capital stock or similar equity interests distributed to holders of our common stock applicable to one share of common stock during the 10 consecutive trading day period commencing on and including the effective date of the spin-off; and

MP0	=	the average of the last reported sale prices of our common stock during the 10 consecutive trading day period commencing on and including the effective date of the spin-off.

Any adjustment made pursuant to this clause (4) shall become effective immediately prior to 9:00 a.m. (New York City time) on the ex-dividend date for such distribution. In the event that such distribution described in this clause (4) is not so made, the conversion rate shall be readjusted, effective as of the date we publicly announce our decision not to pay such dividend or distribution, to the conversion rate that would then be in effect if such distribution had not been declared. If an adjustment to the conversion rate is required pursuant to this clause (4) during any settlement period in respect of New 4% Notes that have been tendered for conversion, delivery of the related conversion consideration will be delayed to the extent necessary in order to complete the calculations provided for in this clause (4).

For purposes of “— Conversion Rate Adjustments,” rights or warrants distributed by us to all or substantially all holders of our common stock entitling the holders thereof to subscribe for or purchase shares of our capital stock (either initially or under certain circumstances), which rights or warrants, until the occurrence of a specified event or events (a “trigger event”): (i) are deemed to be transferred with such shares of common stock; (ii) are not exercisable; and (iii) are also issued in respect of future issuances of shares of common stock, shall be deemed not to have been distributed for purposes of “— Conversion Rate Adjustments” (and no adjustment to the conversion rate under “— Conversion Rate Adjustments” will be required) until the occurrence of the earliest trigger event, whereupon such rights and warrants shall be deemed to have been distributed and an appropriate adjustment (if any is required) to the conversion rate shall be made under this clause (4), except as set forth under “— Treatment of Rights Plan.” If any such rights or warrants are subject to events, upon the occurrence of which such rights or warrants become exercisable to purchase or exchangeable for additional or different securities, evidences of indebtedness or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and trigger event with respect to new rights or warrants with such rights (and a termination or expiration of the existing rights or warrants to the extent not exercised by any of the holders thereof), except as set forth in “— Treatment of Rights Plan.” In addition, except as set forth in “— Treatment of Rights Plan”, in the event of any distribution (or deemed distribution) of rights or warrants, or any trigger event or other event (of the type described in the preceding sentence) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the conversion rate under “— Conversion Rate Adjustments” was made (including any adjustment contemplated by “— Treatment of Rights Plan”), (1) in the case of any such rights or warrants that shall all have been redeemed or repurchased without exercise by any holders thereof, the conversion rate shall be readjusted upon such final redemption or repurchase to give effect to such distribution or trigger event, as the case may be, as though it were a cash distribution, equal to the per share redemption or repurchase price received by a holder or holders of our common stock with respect to such rights or warrants (assuming such holder had retained such rights or warrants), made to all holders of our common stock as of the date of such redemption or repurchase, and (2) in the case of such rights or warrant that shall have expired or been terminated without exercise by any holders thereof, the conversion rate shall be readjusted as if such rights and warrants had not been issued.

(5) Dividends or other distributions by us consisting exclusively of cash to all or substantially all holders of our common stock (other than dividends or distributions made in connection with our liquidation, dissolution or winding up), in which the conversion rate will be adjusted based on the following formula:

CR’ = CR0 X	SP0 SP0 - C

where,

CR0	=	the conversion rate in effect at 5:00 p.m. (New York City time) on the trading day immediately preceding the ex-dividend date for such dividend or distribution;
CR’	=	the conversion rate in effect on the ex-dividend date for such dividend or distribution;
SP0	=	the average of the last reported sale prices of our common stock during the 10 consecutive trading day period ending on, and including, the trading date immediately preceding the ex-dividend date for such dividend or distribution; and
C	=	the amount in cash per share of common stock we pay as a dividend or otherwise distribute to holders of our common stock.

Any adjustment made pursuant to this clause (5) shall become effective immediately prior to 9:00 a.m. (New York City time) on the ex-dividend date for such dividend or distribution. In the event that such dividend or distribution described in this clause (5) is not so made, the conversion rate shall be readjusted, effective as of the date we publicly announce our decision not to pay such dividend or distribution, to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(6) Purchases of our common stock pursuant to a tender offer or exchange offer made by us or any of our subsidiaries for all or any portion of our common stock, to the extent that the fair market value (as determined below) of the cash and any other consideration included in the payment per share of common stock, exceeds the last reported sale price of our common stock on the trading date immediately after the last date on which tenders or exchanges may be made pursuant to such tender offer or exchange offer (the “expiration date”), as it may be amended, in which event the conversion rate will be adjusted based on the following formula:

CR’ = CR0 X	AC + (SP’ x OS’) SP’ x OS0

where,

CR0	=	the conversion rate in effect at 5:00 p.m. (New York City time) on the expiration date;

CR’	=	the conversion rate in effect on the trading day immediately following the expiration date;

AC	=	the fair market value (as determined by our board of directors), on the expiration date, of the aggregate value of all cash and other consideration paid or payable for the common stock validly tendered or exchanged and not withdrawn as of the expiration date;

OS0	=	the number of shares of our common stock outstanding immediately before the last time tenders or exchanges may be made pursuant to such tender or exchange offer (the “expiration time”) (prior to giving effect to such tender or exchange offer);

OS’	=	the number of shares of our common stock outstanding immediately after the expiration time (after giving effect solely to such tender or exchange offer); and

SP’	=	the average of the last reported sale prices of our common stock during the 10 consecutive trading day period commencing on, and including, the trading day immediately after the expiration date.

Any adjustment pursuant to clause (6) shall become effective immediately prior to 9:00 a.m. (New York City time) on the 10th trading day from, and including, the trading day immediately after the expiration date. In the event that we are, or one of our subsidiaries is, obligated to purchase common stock pursuant to any such tender offer or exchange offer, but we are, or such subsidiary is, permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the conversion rate shall be readjusted to be the conversion rate that would then be in effect if such tender offer or exchange offer had not been made. Except as set forth in the preceding sentence, if the application of this clause (6) to any tender offer or exchange offer would result in a decrease in the conversion rate, no adjustment shall be made for such tender offer or exchange offer under this clause (6). If an adjustment to the conversion rate is required pursuant to this clause (6) during any settlement period in respect of New 4% Notes that have been tendered for conversion, delivery of the related conversion consideration will be delayed to the extent necessary in order to complete the calculations provided for in this clause (6).

If we adjust the conversion rate pursuant to any of the above provisions, we will promptly publicly announce through a reputable national newswire in the United States the relevant information and make this information available on our website.

As used in this section, “ex-dividend date” means the first date on which shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the relevant distribution, dividend or issuance.

Events that Will Not Result in Adjustments

If we distribute to holders of our common stock assets (including cash), capital stock, evidences of indebtedness, securities or rights, warrants or options to purchase our securities, other than with respect to a public spin-off, as to which clauses (4) and (5) under “— Adjustment Events” above apply, if the fair market value of the assets (including cash), capital stock, evidences of indebtedness, securities or rights, warrants or options so distributed applicable to one share of common stock equals or exceeds the average of the last reported sale prices of our common stock during the 10 consecutive trading day period ending on the trading day immediately preceding the ex-dividend date for such distribution, rather than being entitled to an adjustment in the conversion rate, a holder of New 4% Notes will be entitled to receive upon conversion, in addition to shares of common stock, and, if applicable, cash payable on conversion, the kind and amount of assets (including cash), capital stock, evidences of indebtedness, securities or rights, warrants or options to purchase our securities, as applicable, that such holder would have received if such holder had converted such New 4% Notes immediately prior to the record date for determining the stockholders entitled to receive the distribution (without regard to any limitations on conversion described under “— Limitations on Conversion” or otherwise).

Adjustments to the applicable conversion rate will be calculated to the nearest 1/10,000th of a share.

Except as stated herein, we will not adjust the conversion rate for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or carrying the right to purchase any of the foregoing.

Treatment of Reference Property

If we:

•	reclassify or change our common stock (other than changes in par value or changes resulting from a subdivision or combination); or

•	consolidate or merge with or into any person or sell, lease, transfer, convey or otherwise dispose of all or substantially all of our assets to another person,

and, in either case holders of our common stock receive stock, other securities or other property or assets (including cash or any combination thereof), with respect to or in exchange for their common stock, then from and after the effective date of such transaction, each outstanding New 4% Note will, without the consent of any holders of the New 4% Notes, become convertible into (including payments in shares of common stock made in respect of the Additional Amount and Coupon Make Whole Payments upon conversion described under “— Conversion Rights — General,” “— Coupon Make Whole Payment in Connection with a Voluntary

Conversion” and “— Conversion at the Option of the Company”), in lieu of common stock otherwise deliverable, the same type (in the same proportions and without regard to any limitations on conversion described under “— Limitations on Conversion” or otherwise) of consideration received by holders of our common stock in such reclassification, change, consolidation, merger, sale, lease, transfer, conveyance or other disposition (such consideration, the “reference property”). Appropriate provisions will be made, as determined in good faith by our board of directors, to preserve the value, and give effect to the intent of, the Additional Amount and Coupon Make Whole Payment provisions set forth under “— Conversion Rights — General,” “— Coupon Make Whole Payment in Connection with a Voluntary Conversion” and “— Conversion at the Option of the Company” following such transaction and without regard to any limitations on conversion described under “— Limitations on Conversion” or otherwise. If the transaction causes our common stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the reference property into which the New 4% Notes will become convertible (including payments in shares of common stock made in respect of the Additional Amount and Coupon Make Whole Payments upon conversion) will be deemed to be the kind and amount of consideration elected to be received by a majority of our common stock voting for such election (if electing between two types of consideration) or a plurality of our common stock voting for such an election (if electing between more than two types of consideration), as the case may be and without regard to any limitations on conversion described under “— Limitations on Conversion” or otherwise. The occurrence of an event described in the bullets in the first sentence hereof that results in an adjustment to the consideration into which the New 4% Notes become convertible pursuant to “— Treatment of Reference Property” shall not result in an adjustment to the Conversion Rate pursuant to “— Conversion Rate Adjustments.” We may not become a party to any such transaction unless its terms are consistent with the foregoing in all material respects.

The amount of cash and any reference property a holder of New 4% Notes receives will be based on the conversion value of the reference property and the applicable conversion rate, as described above.

Treatment of Rights Plan

We do not currently have a stockholder rights plan relating to our common stock. If we have a stockholder rights plan in effect upon conversion of the New 4% Notes into common stock, you will receive, in addition to such common stock, rights under our stockholder rights plan, unless prior to such conversion, the rights have separated from our common stock, in which case the conversion rate will be adjusted at the time of separation as if we distributed to all or substantially all holders of our common stock, shares of our capital stock, evidences of indebtedness or assets as described in clause (4) under “— Adjustment Events” above (with such separation being deemed the occurrence of a trigger event for purposes of clause (4) under “— Adjustment Events” above). For purposes of calculating the per share fair market value of the shares of the Company’s capital stock, evidences of indebtedness or assets, including securities, distributed with respect to each outstanding share of our common stock under clause (4) under “— Adjustment Events” above, any shares of our common stock held by any person who is ineligible to receive such distribution under the terms of the rights plan shall not be deemed outstanding. We agree that any rights plan adopted by us shall provide for the foregoing rights upon conversion of the New 4% Notes. Any distribution of rights or warrants pursuant to a rights plan that would allow you to receive upon conversion, in addition to shares of common stock, the rights described therein with respect to such shares of common stock (unless such rights or warrants have separated from the common stock) shall not constitute a distribution of rights or warrants that would entitle you to an adjustment to the conversion rate.

Voluntary Increases of Conversion Rate

In addition to the adjustments pursuant to clauses (1) through (6) under “— Adjustment Events” above, we may from time to time, to the extent permitted by law and subject to the applicable rules of The Nasdaq Global Market or the applicable rules of any stock exchange on which the Company’s Common Stock is listed at the relevant time, increase the conversion rate of the New 4% Notes by a specified amount for a period of at least 20 business days, if the increase is irrevocable during the period and our board of directors has made a determination that such increase would be in our best interest. In that case, we will give at least 15 calendar days’ prior notice of the effective date of such increase. We may also (but are not required to) make such increases in the conversion rate, in addition to those set forth above, as our board of directors deems advisable to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of common stock (or rights to acquire common stock) or from any event treated as such for income tax purposes.

Tax Effect

A holder may, in some circumstances, including the distribution of cash dividends to holders of our common stock, be deemed to have received a distribution or dividend subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. For a discussion of the U.S. federal income tax treatment of an adjustment to the conversion rate, see “Material U.S. Federal Income Tax Considerations — Constructive Distributions.”

Adjustments of Prices

Whenever any provision of the New 4% Notes indenture requires us to calculate an average of last reported sale prices over multiple days, we will make appropriate adjustments to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate occurs at any time during the period during which the average is to be calculated. In addition, if during a period applicable for calculating the VWAP or last reported sale price of our common stock an event occurs that requires an adjustment to the conversion rate, the VWAP or last reported sale price of our common stock shall be calculated for such period in a manner determined in good faith by us to appropriately reflect the impact of such event on the price of our common stock during such period.

Coupon Make Whole Payment in Connection with a Voluntary Conversion

If you elect to convert some or all of your New 4% Notes on or prior to January 15, 2015, in addition to the consideration received as described above under “— Conversion Rights — General” and “— Settlement Upon Conversion,” you will receive a Coupon Make Whole Payment for the New 4% Notes being converted. This Coupon Make Whole Payment will be equal to the aggregate amount of interest payments that would have been payable on such converted New 4% Notes from the last day through which interest was paid on the New 4% Notes, or the issue date if no interest has been paid, to and including January 15, 2015. However, if the conversion date falls after a record date and on or prior to the corresponding interest payment date, the amount of the Coupon Make Whole Payment will be reduced by the amount of interest payable on such interest payment date to the holder of record of the converted New 4% Notes at the close of business on the corresponding record date.

The Coupon Make Whole Payment payable upon a voluntary conversion will initially be paid in shares of our common stock, to the extent that, at the time of such conversion, we have a sufficient number of shares of authorized and unissued shares that have not been reserved for other purposes, with such common stock valued pursuant to the Trailing Pricing Mechanism. Notwithstanding the foregoing, in no event will the per share value used to calculate the number of shares issuable in connection with the Coupon Make Whole Payment be less than $0.50, subject to a proportionate inverse adjustment in the event of any adjustment to the conversion rate described above under “— Conversion Rate Adjustments.” We may, at our option, pay the Coupon Make Whole Payment payable upon a voluntary conversion in cash or, following any such election to pay in cash, in shares of our common stock, subject to 11 trading days having elapsed following notice of any election to pay in cash or, following any such cash election, notice of any election to pay in shares of our common stock. We may only make this Coupon Make Whole Payment in cash after our existing 13% notes are no longer outstanding, unless we did not receive approval from our stockholders at the special meeting to increase our authorized shares of common stock to 240,000,000 shares (after giving effect to the 1-for-6 reverse stock split), and in any event subject to the subordination provisions of the New 4% Notes indenture.

Conversion at the Option of the Company

At any time on or prior to the stated maturity date, we may elect to mandatorily convert some or all of the New 4% Notes if the last reported sale price of our common stock is greater than or equal to the Trigger

Price (as defined below) for at least 20 trading days during any 30 consecutive trading day period ending within five trading days prior to the notice of conversion. If we elect to convert less than all of the New 4% Notes, the trustee will select the New 4% Notes to be converted (in principal amounts of $1,000 or an integral multiple of $1,000) by lot or on a pro rata basis or by any other method the trustee considers fair and appropriate. If any New 4% Note is to be converted in part only, a new note in principal amount equal to the unconverted principal portion will be issued.

If we elect to exercise our mandatory conversion right, we will provide a notice of conversion to all record holders of the New 4% Notes on or before the fifth trading day following the 30 consecutive trading day period described in the preceding paragraph at their addresses shown in the register of the registrar, with a copy to the trustee, the conversion agent and the paying agent. The conversion notice shall specify:

•	the conversion date for such mandatory conversion, which shall be not less than 20 nor more than 30 days following the date of the notice of conversion;

•	the applicable conversion rate in effect on the date of the conversion notice;

•	the amount of the New 4% Notes that we are electing to convert; and

•	whether we will be paying the Additional Amount or Coupon Make Whole Payment, if any, in cash or in shares of our common stock.

Simultaneously with providing such notice, we will promptly publicly announce through a reputable national newswire in the United States the relevant information and make this information available on our website.

The “Trigger Price” means a price per share of our common stock determined based on the following formula:

TP	=	($1000	X	$1000)	− $300
XR

CR0

where,

TP	=	the Trigger Price;
CR0	=	the applicable conversion rate then in effect; and
XR	=	the 4% clearing exchange ratio for the 4% exchange offer determined based on the modified “Dutch auction” procedures described under “Description of the Exchange Offers and Consent Solicitation--Consideration.”

By way of illustration only, if the applicable conversion rate then in effect was 1,000 shares of common stock per $1,000 principal amount of New 4% Notes, and the 4% clearing exchange ratio was $500 principal amount of New 4% Notes issued for each $1,000 principal amount of existing 4% Notes surrendered for exchange, the resulting Trigger Price would be $1.70. The Trigger Price is intended to provide that we may only elect to mandatorily convert the New 4% Notes when, based on the trading price of our common stock for at least 20 trading days during the 30 consecutive trading day period ending within five trading days prior to the notice of conversion, the value of the shares of our common stock issuable to holders of the New 4% Notes upon conversion together with the Additional Amount (assuming for such purposes that the Additional Amount is then payable by us) but not including any Coupon Make Whole Payment, is equal to or greater than the face amount of the existing 4% notes tendered by holders in the 4% exchange offer in exchange for each $1,000 principal amount of New 4% Notes issued in the 4% exchange offer. We cannot assure you that the Trigger Price will provide holders of New 4% Notes with shares of common stock upon conversion with a value equal to the face amount of such holders’ existing 4% notes tendered for exchange.

Coupon Make Whole Payment in Connection with Conversion at the Option of the Company

If we elect to convert some or all of your New 4% Notes on or prior to January 15, 2015, you will receive a Coupon Make Whole Payment for the New 4% Notes being converted. This Coupon Make Whole Payment will be equal to the aggregate amount of interest payments that would have been payable on such converted New 4% Notes from the last day through which interest was paid on the New 4% Notes, or the issue date if no interest has been paid, to and including January 15, 2015. However, if the conversion date falls after a record date and on or prior to the corresponding interest payment date, the amount of the Coupon Make Whole Payment will be reduced by the amount of interest payable on such interest payment date to the holder of record of the converted New 4% Notes at the close of business on the corresponding record date.

The Coupon Make Whole Payment payable in connection with a mandatory conversion will initially be paid in shares of our common stock, to the extent that, at the time of such conversion, we have a sufficient number of shares of authorized and unissued shares that have not been reserved for other purposes, with such common stock valued pursuant to the Subsequent Pricing Mechanism. Notwithstanding the foregoing, in no event will the per share value used to calculate the number of shares issuable in connection with the Coupon Make Whole Payment be less than $0.50, subject to a proportionate inverse adjustment in the event of any adjustment to the conversion rate described above under “— Conversion Rate Adjustments.” We may, at our option (with notice of such election in the notice of conversion), pay the Coupon Make Whole Payment payable in connection with a mandatory conversion in cash. We may only make this Coupon Make Whole Payment in cash after our existing 13% notes are no longer outstanding, unless we did not receive approval from our stockholders at the special meeting to increase our authorized shares of common stock to 240,000,000 shares (after giving effect to the 1-for-6 reverse stock split), and in any event subject to the subordination provisions of the New 4% Notes indenture.

Limitations on Conversion

We will not effect any conversion of the New 4% Notes (including any conversion described above under “— Conversion at the Option of the Company”), and holders of the New 4% Notes will not have the right to convert any portion of the New 4% Notes, to the extent that after giving effect to such conversion, a holder (together with such holder’s affiliates) would beneficially own in excess of 9.9% (the “Maximum Percentage”) of the number of shares of our common stock outstanding immediately after giving effect to such conversion. For purposes of determining the Maximum Percentage, the number of shares of our common stock beneficially owned by a holder and its affiliates shall include the number of shares of our common stock issuable upon conversion of the New 4% Notes with respect to which such determination is being made, but shall exclude the number of shares of our common stock which would be issuable upon (1) conversion of the remaining, unconverted portion of the New 4% Notes beneficially owned by such holder or any of its affiliates and (2) exercise, conversion or exchange of the unexercised, unconverted or unexchanged portion of any of our other securities (including, without limitation, any New 7.5% Notes or warrants) subject to a limitation on conversion, exercise or exchange analogous to the limitation described in this paragraph beneficially owned by such holder or any of its affiliates. Except as set forth in the preceding sentence, for purposes of this “— Limitations on Conversion,” beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act. For purposes of this “— Limitations on Conversion,” in determining the number of outstanding shares of our common stock, a holder may rely on the number of outstanding shares of common stock as reflected in (x) our most recent document or report, as the case may be, filed by the Company with the Commission, (y) a more recent public announcement by us or (z) any other recent notice by us, in each case setting forth the number of shares of our common stock outstanding. Upon the written request of a holder, we will within two business days confirm in writing to such holder the number of shares of our common stock then outstanding. In any case, the number of outstanding shares of our common stock will be determined after giving effect to the conversion or exercise of our securities, including the New 4% Notes, by a holder or its affiliates since the date as of which such number of outstanding shares of our common stock was reported or announced.

Fundamental Change Permits Holders to Require Us to Purchase New 4% Notes

If a fundamental change (as defined below) occurs at any time prior to the stated maturity date, each holder will have the right (the “fundamental change purchase right”), at that holder’s option, to require us to purchase for cash all or a portion of that holder’s New 4% Notes in integral multiples of $1,000, on a date of our choosing that is not less than 20 nor more than 35 business days after the date of the fundamental change notice described below, subject to extension to comply with applicable laws (the “fundamental change purchase date”). The price we are required to pay is equal to 100% of the principal amount of the New 4% Notes to be purchased plus accrued and unpaid interest (including additional interest, if any) to, but excluding, the fundamental change purchase date (the “fundamental change purchase price”). However, if the fundamental change purchase date occurs after a record date and on or prior to the corresponding interest payment date, we will pay the full amount of accrued and unpaid interest (including additional interest, if any) due on such interest payment date to the record holder on the record date corresponding to such interest payment date, and the fundamental change purchase price payable to the holder who presents a New 4% Note for purchase will be 100% of the principal amount of such New 4% Note.

A “fundamental change” will be deemed to have occurred upon a change in control or a termination of trading.

A “change in control” means any of the following events:

(i) the consummation of any transaction the result of which is that any “person” or “group” of related “persons” is or becomes the “beneficial owner” of more than 50% of the voting power of our capital stock entitled to vote generally in the election of our board of directors (or comparable body), other than solely by virtue of ownership of the New 4% Notes, the New 7.5% Notes, the existing 4% notes and the existing 13% notes; or

(ii) the first day on which a majority of the members of our board of directors (or comparable body) are not continuing directors (or comparable persons if we are not a corporation on the date of determination); or

(iii) the consolidation or merger of us with or into any other person, or the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of our assets and those of our subsidiaries taken as a whole to any “person,” other than:

(a) in any transaction:

•	that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock; and

•	pursuant to which the holders of 50% or more of the total voting power of all outstanding shares of our capital stock entitled to vote generally in the election of directors (or comparable body) immediately prior to such transaction have the right to exercise, directly or indirectly, 50% or more of the total voting power of all outstanding shares of the capital stock entitled to vote generally in the election of directors (or comparable body) of the continuing, surviving or transferee person (or any parent thereof) immediately after giving effect to such transaction; or

(b) any consolidation, merger or sale, lease, conveyance or other disposition to any person the primary purpose of which is to effect our redomiciling; or

(iv) our stockholders approve any plan for our liquidation or dissolution.

For purposes of defining a change in control:

“Continuing directors” means, as of any date of determination, any member of our board of directors (or comparable body) who:

•	was a member of our board of directors on the date of the New 4% Notes indenture; or

•	was nominated for election or elected to our board of directors (or comparable body) with the approval of a majority of the continuing directors (or comparable persons if we are not a corporation on the date of determination) who were members of the board of directors (or comparable body) at the time of the nomination or election of such new director (or comparable person if we are not a corporation on the date of determination).

“Person” is used with the same meaning as that used within Rule 13d-3 under the Exchange Act. “Beneficial owner” is used as defined in Rules 13d-3 and 13d-5 under the Exchange Act. “Group” has the meaning it has in Sections 13(d) and 14(d) of the Exchange Act.

The definition of “change in control” includes a phrase relating to the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of our assets and those of our subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under New York law, which governs the New 4% Notes indenture and the New 4% Notes, or under the laws of Delaware, our jurisdiction of organization. Accordingly, the ability of a holder of New 4% Notes to require us to purchase its New 4% Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets and those of our subsidiaries taken as a whole to another person or group may be uncertain.

Notwithstanding the foregoing, in the case of a consolidation or merger, it will not constitute a change in control if at least 90% of the consideration for our common stock in the transaction or transactions (excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) which otherwise would constitute a change in control consists of common stock or certificates representing common equity interests traded or to be traded immediately following such transaction on a U.S. national securities exchange and, as a result of the transaction or transactions, the New 4% Notes become convertible solely into such securities (and any rights attached thereto) and other applicable consideration as provided under “— Treatment of Reference Property.”

A “termination of trading” means the termination of trading of our common stock (or other common equity interests (or certificates representing common equity interests) into which the New 4% Notes are then convertible), which will be deemed to have occurred if our common stock (or other common equity interests (or certificates representing common equity interests) into which the New 4% Notes are then convertible) is not listed on a U.S. national securities exchange.

On or before the 20th calendar day after the occurrence of a fundamental change, and promptly following any extension of the fundamental change purchase date, we will provide or cause to be provided to all record holders of the New 4% Notes on the date of the fundamental change at their addresses shown in the register of the registrar, with a copy to the trustee, the conversion agent and the paying agent, a written notice of the occurrence of the fundamental change and the resulting purchase right (the “fundamental change notice”). Such notice shall state, among other things, the event causing the fundamental change and the procedures you must follow to require us to purchase your New 4% Notes. Simultaneously with providing such notice, we will promptly publicly announce through a reputable national newswire in the United States the relevant information and make this information available on our website.

In no event shall we be obligated to make an offer to purchase the New 4% Notes after the stated maturity date.

To exercise your purchase right, you must deliver at any time after the occurrence of the fundamental change and prior to 5:00 p.m. (New York City time) on the business day immediately preceding the fundamental change purchase date, a written notice to the paying agent of your exercise of your fundamental change purchase right in the form entitled “Form of Fundamental Change Purchase Notice” provided as an exhibit to the New 4% Notes indenture duly completed (the “fundamental change purchase notice”) (together with the New 4% Notes to be purchased, if certificated New 4% Notes have been issued). The fundamental change purchase notice must state:

•	if you hold certificated New 4% Notes, the certificate numbers of the New 4% Notes to be delivered for purchase;

•	the portion of the principal amount of the New 4% Notes to be purchased, which must be $1,000 or integral multiples thereof; and

•	that the New 4% Notes are to be purchased by us pursuant to the applicable provisions of the New 4% Notes indenture.

If you hold a beneficial interest in a global note, the fundamental change purchase notice must comply with appropriate DTC procedures.

You may withdraw your fundamental change purchase notice in whole or in part at any time prior to 5:00 p.m. (New York City time) on the business day immediately preceding the purchase date by delivering a written notice of withdrawal to the paying agent. If a fundamental change purchase notice is given and withdrawn during that period, we will not be obligated to purchase the New 4% Notes listed in the fundamental change purchase notice. The withdrawal notice must state:

•	if you hold certificated New 4% Notes, the certificate numbers of the withdrawn New 4% Notes;

•	the principal amount of the withdrawn New 4% Notes, which must be $1,000 or integral multiples thereof; and

•	the principal amount, if any, which remains subject to the fundamental change purchase notice, which must be $1,000 or integral multiples thereof.

If you hold a beneficial interest in a global note, your withdrawal notice must comply with appropriate DTC procedures.

Payment of the fundamental change purchase price for New 4% Notes for which a fundamental change purchase notice has been delivered and not withdrawn is conditioned upon book-entry transfer or delivery of the New 4% Notes, together with necessary endorsements, to the paying agent, as the case may be. Payment of the fundamental change purchase price for the New 4% Notes will be made promptly following the later of the fundamental change purchase date and the time of book-entry transfer or delivery of the New 4% Notes, as the case may be.

If the paying agent holds on the fundamental change purchase date cash sufficient to pay the fundamental change purchase price of the New 4% Notes that holders have elected to require us to purchase, then, as of the fundamental change purchase date:

•	the New 4% Notes that holders have elected to require us to purchase will cease to be outstanding and interest, including additional interest, if any, will cease to accrue, whether or not book-entry transfer of the New 4% Notes has been made or the New 4% Notes have been delivered to the paying agent, as the case may be; and

•	all other rights of the holders of New 4% Notes that holders have elected to require us to purchase will terminate, other than the right to receive the fundamental change purchase price and, subject to the provisions described above, accrued and unpaid interest (including additional interest, if any) upon delivery or transfer of the New 4% Notes.

In connection with any purchase pursuant to exercise of the fundamental change purchase right, we will, to the extent required:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 (or any successor provision) and any other tender offer rules under the Exchange Act that may be applicable at the time of the offer to purchase the New 4% Notes;

•	file a Schedule TO or any other schedule required in connection with any offer by us to purchase the New 4% Notes; and

•	comply with all other federal and state securities laws in connection with any offer by us to purchase the New 4% Notes.

This fundamental change purchase right could discourage a potential acquirer of us. However, this fundamental change purchase feature is not the result of management’s knowledge of any specific effort to obtain control of us by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions.

The term fundamental change is limited to specified transactions and may not include other events that might adversely affect our financial condition. Our obligation to purchase the New 4% Notes upon a fundamental change would not necessarily afford you protection in the event of a highly leveraged or other transaction involving us that may adversely affect holders. In addition, our obligations to purchase New 4% Notes on a fundamental changes will be subject to the subordination provisions of the New 4% Notes indenture. We also could, in the future, enter into certain transactions, including certain recapitalizations, that would not constitute a fundamental change but would increase the amount of our (or our subsidiaries’) outstanding debt. The incurrence of significant amounts of additional debt could adversely affect our ability to service our then existing debt, including the New 4% Notes.

If a fundamental change were to occur, we may not have enough funds to pay the fundamental change purchase price. See “Risk Factors — Risks Related to the New Notes — We may not be able to repay the new notes when due or as otherwise required pursuant to the terms of the applicable indenture.” The subordination provisions of the New 4% Notes indenture, and provisions in any future debt agreements or instruments relating to our or our subsidiaries’ indebtedness could prohibit our purchase of the New 4% Notes under certain circumstances. If we fail to purchase the New 4% Notes when required following a fundamental change, we will be in default under the New 4% Notes indenture. In addition, we may in the future incur other indebtedness with change in control provisions permitting the holders thereof to accelerate or to require us to purchase such indebtedness upon the occurrence of specified change in control events or on some specific dates.

No New 4% Notes may be purchased at the option of holders upon a fundamental change if there has occurred and is continuing an event of default other than an event of default that is cured by the payment of the fundamental change purchase price of the New 4% Notes.

Optional Redemption

Prior to January 15, 2015, we may not redeem the New 4% Notes. At any time on or after January 15, 2015, we will have the right, at our option, to redeem the New 4% Notes in whole or in part for cash at a redemption price equal to 100% of the principal amount of the New 4% Notes to be redeemed, together with accrued and unpaid interest (including additional interest, if any), on the principal amount of the New 4% Notes redeemed, to but excluding the date of redemption. However, if the redemption date falls after a record date and on or prior to the corresponding interest payment date, we will pay the full amount of accrued and unpaid interest (including additional interest, if any), due on such interest payment date to the holder of record at the close of business on the corresponding record date, and not to the holder submitting the New 4% Notes for redemption, if different.

If fewer than all of the New 4% Notes are to be redeemed, the trustee will select the New 4% Notes to be redeemed (in principal amounts of $1,000 or a integral multiple of $1,000) by lot, on a pro rata basis or by any other method the trustee considers fair and appropriate. The trustee shall make such election within seven calendar days from its receipt of a notice of redemption from us. If any New 4% Note is to be redeemed in part only, a new note in principal amount equal to the unredeemed principal portion will be issued. If a portion of a holder’s New 4% Notes is selected for partial redemption and the holder converts a portion of its New 4% Notes after the redemption notice is given and prior to the redemption date, the converted portion will be deemed to be from the portion selected for redemption.

We are required to give notice of redemption on a date that is not less than 20 nor more than 60 calendar days before the redemption date to each holder of New 4% Notes to be redeemed.

In the event of any redemption in part, we will not be required to:

•	issue, register the transfer of or exchange any New 4% Note during a period of 15 days before the mailing of the redemption notice; or

•	register the transfer of or exchange any New 4% Note so selected for redemption, in whole or in part, except the unredeemed portion of any New 4% Note being redeemed in part.

In connection with any redemption, we will, to the extent required:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act that may be applicable at the time of the offer to purchase the New 4% Notes;

•	file a Schedule TO or any other schedule required in connection with any offer by us to purchase the New 4% Notes; and

•	comply with all other federal and state securities laws in connection with any offer by us to purchase the New 4% Notes.

We may only redeem the New 4% Notes after our existing 13% notes are no longer outstanding, and subject to the subordination provisions of the New 4% Notes indenture.

Reports

The New 4% Notes indenture governing the New 4% Notes will provide that any information, documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act must be filed by us with the trustee within 15 days after the same are required to be filed with the SEC. We also shall be required to comply with the other provisions of Section 314(a)(1) of the Trust Indenture Act. Documents filed by us with the SEC via the Electronic Data Gathering, Analysis and Retrieval (EDGAR) system will be deemed to be filed with the trustee as of the time such documents are filed via EDGAR.

Consolidation, Merger and Sale of Assets

The New 4% Notes indenture will provide as follows regarding consolidation, merger or sale of all or substantially all of our assets:

(a) We will not:

•	consolidate with or merge with or into any Person, or

•	sell, convey, transfer, lease or dispose of, all or substantially all of the assets of us and our subsidiaries as an entirety or substantially as an entirety, in one transaction or a series of related transactions, to any Person, or

•	permit any Person to merge with or into us unless

(1)	either (x) we are the continuing or surviving Person or (y) the resulting, surviving or transferee Person is a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof and expressly assumes by supplemental indenture (or other joinder agreement, as applicable) all of our obligations under the New 4% Notes indenture and the New 4% Notes;

(2)	immediately after giving effect to the transaction no default or event of default has occurred and is continuing; and

(3)	we deliver to the trustee an officers’ certificate and an opinion of counsel (subject to customary exceptions and qualifications), each stating that the consolidation, merger or transfer and the supplemental indenture (if any) comply with the New 4% Notes indenture.

Any sale or other disposition of assets by subsidiaries which would constitute substantially all of the assets of us and our subsidiaries, taken as a whole, would be subject to the provisions set forth above.

(b) Upon the consummation of any transaction effected in accordance with these provisions, the resulting, surviving or transferee Person, if other than us, will succeed to, and be substituted for, and may exercise every right and power of, us under the New 4% Notes indenture and the New 4% Notes with the same effect as if such successor Person had been named as the Company in the New 4% Notes indenture. Upon such substitution, unless the successor is one or more of our subsidiaries, we will be released from our obligations under the New 4% Notes indenture and the New 4% Notes; provided that, in the case of a lease of all or substantially all of the assets of us and our subsidiaries, the predecessor company shall not be released from any of the obligations or covenants under the New 4% Notes indenture and the New 4% Notes, including with respect to the payment of the New 4% Notes.

Although these types of transactions are permitted under the New 4% Notes indenture, certain of the foregoing transactions could constitute a fundamental change (as defined above) permitting each holder to require us to purchase the New 4% Notes of such holder as described above.

Events of Default

Each of the following is an event of default:

(1)	default in any payment of interest (including additional interest, if any) on any New 4% Note when due and payable and the default continues for a period of 30 calendar days;

(2)	default in the payment of principal of any New 4% Note, or any Fundamental Change Purchase Price or Redemption Price, when due and payable at the stated maturity date, upon declaration or otherwise;

(3)	our failure to comply with our obligations to convert the New 4% Notes in accordance with the New 4% Notes indenture upon exercise of a holder’s conversion right and such failure continues for five calendar days;

(4)	default in the payment of the Additional Amount or Coupon Make Whole Payments described under “— Conversion Rights — General,” “— Coupon Make Whole Payment in Connection with a Voluntary Conversion” and “— Conversion at the Option of the Company” when due and payable upon conversion and the default continues for a period of 30 calendar days;

(5)	our failure to issue a fundamental change notice in accordance with the terms of the New 4% Notes indenture and such failure continues for five calendar days;

(6)	our failure to comply with the covenant described under the caption “— Consolidation, Merger and Sale of Assets;”

(7)	our failure for 60 calendar days after written notice from the trustee or the holders of not less than 25% in aggregate principal amount of the New 4% Notes then outstanding has been received to comply with any of our other covenants or agreements contained in the New 4% Notes or the New 4% Notes indenture;

(8)	failure by us or any of our Significant Subsidiaries to make any payment of the principal or interest on any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any debt for money borrowed in excess of $10 million (or its equivalent in any other currency or currencies) in the aggregate of ours and/or any Significant Subsidiary, whether such debt now exists or shall hereafter be created, resulting in such debt becoming or being declared due and payable, and such acceleration shall not have been rescinded or annulled within 30 calendar days after written notice of such acceleration has been received by us and/or any Significant Subsidiary; or

(9)	certain events of bankruptcy, insolvency, or reorganization with respect to us or any of our Significant Subsidiaries.

“Significant Subsidiary” means any subsidiary of the Company that would be a “significant subsidiary” within the meaning specified in Rule 1-02(w) of Regulation S-X promulgated by the SEC under the Exchange Act as in effect as of the issue date.

Notwithstanding anything in this “Description of New 4% Notes” to the contrary, if in connection with purchases described under “— Fundamental Change Permits Holders to Require Us to Purchase New 4% Notes” or redemptions described above under “— Optional Redemption,” we are required to comply with Rule 13e-4, Rule 14e-1 and any other tender offer rule under the Exchange Act or applicable state securities laws and such compliance contravenes the terms of the New 4% Notes indenture or New 4% Notes, such compliance will not, standing alone, constitute an event of default.

If an event of default occurs and is continuing, the trustee by written notice to us, or the holders of not less than 25% in principal amount of the outstanding New 4% Notes by notice to us and the trustee, may, and the trustee at the request of such holders shall, declare 100% of the principal of and accrued and unpaid interest (including additional interest, if any) on all the New 4% Notes to be due and payable. Upon such a declaration, such principal and accrued and unpaid interest (including additional interest, if any) will be due and payable immediately. However, upon an event of default arising out of the bankruptcy provisions relating to us or any of our Significant Subsidiaries, the aggregate principal amount and accrued and unpaid interest (including additional interest, if any) will automatically become due and payable.

Notwithstanding the foregoing, the New 4% Notes indenture will provide that, to the extent elected by us, the sole remedy for an event of default relating to the failure to comply with the reporting obligations in the New 4% Notes indenture (including reporting obligations that arise under Section 314(a)(1) of the Trust Indenture Act), which are described above under “— Certain Covenants — Reports” will (i) for the first 90 days after the occurrence of such an event of default consist exclusively of the right to receive additional interest on the New 4% Notes at an annual rate equal to 0.25% of the principal amount of the New 4% Notes and (ii) for the next 90 days after the expiration of such 90-day period consist exclusively of the right to receive additional interest on the New 4% Notes at an annual rate equal to 0.50% of the principal amount of the New 4% Notes. If we so elect, such additional interest will be payable on all outstanding New 4% Notes from and including the date on which such event of default first occurs to, but excluding, the 180th day thereafter (or such earlier date on which the event of default relating to a failure to comply with such requirements has been cured or waived or ceases to exist). On the 181st day following the event of default relating to the reporting obligations under the New 4% Notes indenture (including reporting obligations that arise under Section 314(a)(1) of the Trust Indenture Act), if such event of default has not been cured or waived prior to such 181st day, the New 4% Notes will be subject to acceleration as provided above. The provisions of the New 4% Notes indenture described in this paragraph will not affect the rights of holders of New 4% Notes in the event of the occurrence of any other event of default. To the extent we elect to pay additional interest, it will be payable at the same time, in the same manner and to the same persons as ordinary interest.

In order to elect to pay additional interest on the New 4% Notes as the sole remedy during the first 180 days after the occurrence of an event of default relating to the failure to comply with the reporting obligations in the New 4% Notes indenture (including reporting obligations that arise under Section 314(a)(1) of the Trust Indenture Act) in accordance with the immediately preceding paragraph, we must notify all holders of New 4% Notes and the trustee and paying agent of such election on or before the close of business on the date on which such event of default first occurs. If we fail to timely give such notice, the New 4% Notes will be immediately subject to acceleration as provided above.

The holders of not less than a majority in aggregate principal amount of the outstanding New 4% Notes may, on behalf of the holders of the New 4% Notes waive all past defaults (except with respect to nonpayment of principal or interest, including additional interest, if any or in respect of any covenant or provision of the New 4% Notes indenture that cannot be modified or amended without the consent of each affected holder) and rescind any such acceleration with respect to the New 4% Notes and its consequences if (i) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (ii) all existing events of default, other than the nonpayment of the principal of and interest (including additional interest, if any) on the New 4% Notes that have become due solely by such declaration of acceleration, have been cured or waived.

Subject to the provisions of the New 4% Notes indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the New 4% Notes indenture at the request or direction of any of the holders unless such holders have offered to the trustee indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest (including additional interest, if any) when due, no holder may pursue any remedy with respect to the New 4% Notes indenture or the New 4% Notes unless:

(1)	such holder has previously given the trustee written notice that an event of default is continuing;

(2)	holders of not less than 25% in aggregate principal amount of the outstanding New 4% Notes have made a written request to the trustee to pursue the remedy;

(3)	such holders have offered the trustee indemnity or security satisfactory to it against any loss, liability or expense;

(4)	the trustee has not complied with such request within 60 days after the receipt of the request and the offer of indemnity or security; and

(5)	the holders of a majority in aggregate principal amount of the outstanding New 4% Notes have not given the trustee a direction that, in the opinion of the trustee, is inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in aggregate principal amount of the outstanding New 4% Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The New 4% Notes indenture will provide that if an event of default has occurred and is continuing, the trustee will exercise its powers and rights vested in it by the New 4% Notes indenture to use the degree of care that a prudent person would use in the conduct of its own affairs. The trustee, however, may refuse to follow any direction that conflicts with law or the New 4% Notes indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Prior to taking any action under the New 4% Notes indenture, the trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The New 4% Notes indenture will provide that if a default occurs and is continuing and is known to the trustee, the trustee must mail to each holder notice of the default within 90 days after it occurs. Except in the case of a default in the payment of principal of or interest on any New 4% Note, the trustee may withhold notice if and so long as a committee of trust officers of the trustee in good faith determines that withholding notice is in the interests of the holders. In addition, we are required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether or not to the knowledge of the signers we are or were at all times during the completed fiscal year in compliance with all of the conditions and covenants of the New 4% Notes indenture. We also are required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute events of default, their status and what action we are taking or propose to take in respect thereof. If any portion of the amount payable on the New 4% Notes upon acceleration is considered by a court to be unearned interest (through the allocation of a portion of the value of the instrument to the embedded warrant or otherwise), the court could disallow recovery of any such portion.

Modification and Amendment

Subject to certain exceptions, the New 4% Notes indenture and the New 4% Notes may be amended with the consent of the holders of not less than a majority in aggregate principal amount of the New 4% Notes then outstanding (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the New 4% Notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority in aggregate principal amount of the New 4% Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the New 4% Notes). However, without the consent of each holder of an outstanding New 4% Note affected, no amendment may, among other things:

(1)	reduce the percentage in aggregate principal amount of New 4% Notes whose holders must consent to an amendment of the New 4% Notes indenture or to waive any past default;

(2)	reduce the rate, or extend the stated time for payment of interest (including additional interest) on any New 4% Note, or change our obligation to pay additional interest, the Additional Amount or Coupon Make Whole Payments;

(3)	reduce the principal amount, additional interest, Additional Amount or Coupon Make Whole Payments, if any, or extend the stated maturity, of any New 4% Note;

(4)	change the place or currency of payment of principal or interest in respect of any New 4% Note;

(5)	make any change that adversely affects the conversion rights of any New 4% Notes, including any change to the provisions described under “— Conversion Rights,” “— Coupon Make Whole Payment in Connection with Voluntary Conversion” or “— Conversion at the Option of the Company;”

(6)	reduce the fundamental change purchase price or redemption price of any New 4% Note or amend or modify in any manner adverse to the holders of New 4% Notes our obligation to make such payments, including any extension of the related payment dates or any change to the provisions described under “— Fundamental Change Permits Holders to Require Us to Purchase New 4% Notes” or under “— Optional Redemption;”

(7)	impair the right of any holder to receive payment of principal of and interest (including additional interest) on such holder’s New 4% Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s New 4% Notes; or

(8)	make any change in the amendment provisions which require each holder’s consent or in the waiver provisions.

Notwithstanding the foregoing, without the consent of any holder, we and the trustee, subject to the requirements of the New 4% Notes indenture, may amend the New 4% Notes indenture and the New 4% Notes to:

(1)	cure any ambiguity or omission or correct any defect or inconsistency contained in the New 4% Notes indenture or the New 4% Notes, so long as such action will not adversely affect the interests of the holders;

(2)	provide for the assumption by a successor corporation, partnership, trust or limited liability company of our obligations as permitted under the New 4% Notes indenture;

(3)	provide for or add guarantees of the New 4% Notes,

(4)	secure the New 4% Notes;

(5)	add to the covenants for the benefit of the holders or surrender any right or power conferred upon us by the New 4% Notes indenture;

(6)	provide for uncertificated New 4% Notes in addition to or in place of certificated New 4% Notes;

(7)	make any changes or modifications to the New 4% Notes indenture necessary in connection with the registration of the public offer and sale of the New 4% Notes under the Securities Act or the qualification of the New 4% Notes indenture under the Trust Indenture Act;

(8)	make any amendment to the provisions of the New 4% Notes indenture relating to the transferring and legending of New 4% Notes as permitted by the New 4% Notes indenture, including, without limitation, to facilitate the issuance and administration of the New 4% Notes; provided, however, that (a) compliance with the New 4% Notes indenture as so amended would not result in New 4% Notes being transferred in violation of the Securities Act or any applicable securities laws and (b) such amendment does not adversely affect the rights of the holders;

(9)	evidence and provide for the acceptance of the appointment of a successor trustee; or

(10)	make any change that does not materially adversely affect the rights of any holder, provided that any amendment made solely to conform the provisions of the New 4% Notes indenture or the New 4% Notes to the “Description of New 4% Notes” section in this prospectus will be deemed not to materially adversely affect the rights of any holder.

The consent of the holders is not necessary under the New 4% Notes indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the New 4% Notes indenture becomes effective, we are required to mail to the holders a notice briefly detailing such amendment within 20 days after execution thereof. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Discharge

We may satisfy and discharge our obligations under the New 4% Notes indenture by delivering to the trustee for cancellation all outstanding New 4% Notes or by depositing with the trustee or delivering to the holders, as applicable, after the New 4% Notes have become due and payable, whether at stated maturity, or any purchase date, or upon redemption, conversion or otherwise, cash or securities sufficient to pay all of the outstanding New 4% Notes and paying all other sums payable under the New 4% Notes indenture by us. Such discharge is subject to terms contained in the New 4% Notes indenture.

Calculations in Respect of New 4% Notes

Except as otherwise provided above, we will be responsible for making all calculations called for under the New 4% Notes indenture and the New 4% Notes. These calculations include, but are not limited to, determinations of the last reported sale prices of our common stock, accrued interest payable on the New 4% Notes, the conversion rate, the daily VWAP, and additional interest, Additional Amount or Coupon Make Whole Payments, if any. We or our agents will make all these calculations in good faith and, absent manifest error, such calculations will be final and binding on the trustee, paying agent, conversion agent and holders of New 4% Notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of New 4% Notes upon the written request of that holder.

Notices to the holders of the New 4% Notes shall be validly given if in writing and delivered in person, mailed using the U.S. postal system, first-class postage prepaid, delivered by facsimile, with confirmation of transmission, or delivered by overnight courier to them at the Company’s expense at their respective addresses in the register of the New 4% Notes. Any such notice shall be deemed to have been given at the time delivered, if delivered in person; on the fifth day after being mailed using the U.S. postal system; upon confirmation of transmission, if delivered by facsimile; or the next business day, if sent by overnight courier.

Trustee

U.S. Bank National Association is the trustee, registrar, conversion agent and the paying agent for the New 4% Notes. The trustee or its affiliates may also provide other services to us in the ordinary course of their business.

Transfer and Exchange

A holder of New 4% Notes may transfer or exchange New 4% Notes at the office of the registrar in accordance with the New 4% Notes indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by us, the trustee or the registrar for any registration of transfer or exchange of New 4% Notes, but we may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the New 4% Notes indenture. We are not required to transfer or exchange any New 4% Note selected for redemption or surrendered for conversion or purchase, except, in each case, for that portion of the New 4% Notes not being purchased, converted or redeemed.

Governing Law

The New 4% Notes indenture will provide that it and the New 4% Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Listing and Trading

We do not intend to list the New 4% Notes on any national securities exchange or automated quotation system.

Our common stock is currently traded on The Nasdaq Global Market under the symbol “ESLR.” We have submitted an application to Nasdaq to move our common stock from The Nasdaq Global Market to the Nasdaq Capital Market and expect the move to become effective on December 29, 2010. See “Prospectus Summary — Recent Events.”

DESCRIPTION OF NEW 7.5% NOTES

The 7.5% Convertible Senior Notes due 2017 (the “New 7.5% Notes”) will be issued under an indenture, to be dated on or about the issue date (as defined below) (the “New 7.5% Notes indenture”), between Evergreen Solar, Inc., as issuer, and U.S. Bank National Association, as trustee. The terms of the New 7.5% Notes include those expressly set forth in the New 7.5% Notes indenture and those made part of the New 7.5% Notes indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). Any terms incorporated by reference in the New 7.5% Notes indenture that are defined by the Trust Indenture Act, defined by any Trust Indenture Act reference to another statute or defined by SEC rule under the Trust Indenture Act, have the meanings so assigned to them therein.

The following description is a summary of the material provisions of the New 7.5% Notes and the New 7.5% Notes indenture. It does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the New 7.5% Notes and the New 7.5% Notes indenture, including the definitions of certain terms used therein. Capitalized terms used but not otherwise defined herein are used herein as defined in the New 7.5% Notes and the New 7.5% Notes indenture. We urge you to read the New 7.5% Notes and the New 7.5% Notes indenture in their entirety because they, and not this description, defines your rights as a holder of the New 7.5% Notes. You may request copies of these documents from us upon written request at our address, which is listed in this prospectus under “Where You Can Find More Information.”

For purposes of this “Description of New 7.5% Notes,” references to “the Company,” “we,” “our” and “us” refer only to Evergreen Solar, Inc. and not to Evergreen Solar’s subsidiaries, and references to “holders” refer to the holders of New 7.5% Notes.

The information in this “Description of New 7.5% Notes” does not reflect the implementation of the 1-for-6 reverse stock split described elsewhere in this prospectus, which will become effective prior to the closing of the exchange offers. Upon implementation of the 1-for-6 reverse stock split, appropriate adjustments will be made to the initial conversion rate, initial conversion price and other share price-based terms applicable to the New 7.5% Notes that are described in this “Description of New 7.5% Notes” to give effect to the reverse stock split.

General

The New 7.5% Notes will:

•	initially be limited to an aggregate principal amount of $165,000,000;

•	mature on April 15, 2017, unless earlier converted, repurchased or redeemed;

•	bear interest at a rate of 7.5% per annum on the principal amount, payable semiannually, in arrears, on each April 15 and October 15, beginning on April 15, 2011, to holders of record at the close of business on the preceding April 1 and October 1, respectively;

•	be our general senior unsecured obligations, will rank senior in right of payment to all of our existing and future indebtedness that is, by its terms, expressly subordinated in right of payment to the New 7.5% Notes, and will rank pari passu in right of payment with all of our existing and future indebtedness that is not so subordinated, will be effectively subordinated to all of our existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness, and will be structurally subordinated in right of payment to all existing and future indebtedness and other liabilities of our subsidiaries;

•	be convertible at your option into shares of our common stock at any time from the issue date until the close of business on the business day immediately preceding the stated maturity date, with the initial conversion rate of shares of common stock per $1,000 principal amount of New 7.5% Notes to be determined by dividing $1,000 by 120% of the average of the daily VWAP for the five trading days ending on (and including) the second trading day prior to the expiration date of the 13% exchange offer, provided that in no event will the initial conversion price be less than $0.75 or greater than $1.25, and will be subject to adjustment as described herein, as set forth under “— Conversion Rights;”

•	provide, upon conversion at your option on or prior to April 15, 2015, for a Coupon Make Whole Payment (as defined below) equal to the aggregate amount of interest payments that would have been payable on such converted New 7.5% Notes from the last day through which interest was paid on the New 7.5% Notes, or the issue date if no interest has been paid, to and including April 15, 2015, paid in shares of our common stock, to the extent that, at the time of such conversion, we have a sufficient number of shares of authorized and unissued shares that have not been reserved for other purposes, with such common stock valued pursuant to the Trailing Pricing Mechanism (as defined below), or, at our option, in cash, subject to 11 trading days having elapsed following notice of any election to pay in cash or, following any such cash election, notice of any election to pay in shares of our common stock, as set forth under “— Coupon Make Whole Payment in Connection with a Voluntary Conversion;”

•	be subject to mandatory conversion at our option on or prior to the stated maturity date if the last reported sale price of our common stock is greater than or equal to 150% of the applicable conversion price for at least 20 trading days during any 30 consecutive trading day period ending within five trading days prior to the notice of conversion, and, if we elect to convert on or prior to April 15, 2015, will provide for a Coupon Make Whole Payment upon such conversion equal to the aggregate amount of interest payments that would have been payable on such converted New 7.5% Notes from the last day through which interest was paid on the New 7.5% Notes, or the issue date if no interest has been paid, to and including April 15, 2015, paid in shares of our common stock, to the extent that, at the time of such conversion, we have a sufficient number of shares of authorized and unissued shares that have not been reserved for other purposes, with such common stock valued pursuant to the Subsequent Pricing Mechanism (as defined below), or, at our option (with notice of such election in the notice of conversion), in cash, as set forth under “— Conversion at the Option of the Company;”

•	be subject to purchase by us, in whole or in part, for cash at the option of holders upon the occurrence of a “fundamental change” (as defined under “— Fundamental Change Permits Holders to Require Us to Purchase New 7.5% Notes”) at a purchase price equal to 100% of the principal amount of the New 7.5% Notes being purchased, plus accrued and unpaid interest (including additional interest, if any) to, but excluding, the purchase date as set forth under “— Fundamental Change Permits Holders to Require Us to Purchase New 7.5% Notes;”

•	be subject to redemption by us at our option on or after April 15, 2015, for cash at a price equal to 100% of the principal amount of the New 7.5% Notes being redeemed, plus accrued and unpaid interest (including additional interest, if any) to, but excluding, the redemption date, as set forth under “— Optional Redemption;”

•	restrict our ability and the ability of our subsidiaries to incur or permit liens on property or assets with respect to or securing any Indebtedness arising under or with respect to any Equity, Equity Linked Securities or Indebtedness issued, incurred or entered into in a transaction or series of related transactions of which the issuance of Equity or Equity Linked Securities is a related part (subject to limitations and exceptions), as set forth under “— Certain Covenants — Limitations on Liens with respect to Equity, Equity Linked Securities and Related Indebtedness;”

•	be issued in denominations of $1,000 and integral multiples of $1,000; and

•	be represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in definitive form. See “Book Entry System.”

Neither we nor any of our subsidiaries will be subject to any financial covenants under the New 7.5% Notes indenture. In addition, neither we nor any of our subsidiaries will be restricted under the New 7.5% Notes indenture from paying dividends, incurring debt or issuing or purchasing our securities, except for the restriction on granting Liens as described below under “— Certain Covenants — Limitations on Liens with respect to Equity, Equity Linked Securities and Related Indebtedness.” You are not afforded protection under the New 7.5% Notes indenture in the event of a highly leveraged transaction or a change in control of us, except to the extent described below under “— Conversion Rights — Conversion Rate Adjustments,” “— Treatment of Reference Property,” “— Fundamental Change Permits Holders to Require Us to Purchase New 7.5% Notes” and “— Consolidation, Merger and Sale of Assets.”

We use the term “New 7.5% Note” in this prospectus to refer to each $1,000 principal amount of notes. The registered holder of a New 7.5% Note will be treated as the owner of such New 7.5% Note for all purposes.

We do not intend to list the New 7.5% Notes on any national securities exchange or automated quotation system.

“Business day” means any day except a Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to close or be closed.

“Issue date” means the date on which the New 7.5% Notes are originally issued under the New 7.5% Notes indenture.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, including a government or political subdivision or an agency or instrumentality thereof.

Ranking

The New 7.5% Notes will be our general senior unsecured obligations, rank senior in right of payment to all of our existing and future indebtedness that is, by its terms, expressly subordinated in right of payment to the New 7.5% Notes, rank pari passu in right of payment with all of our existing and future indebtedness that is not so subordinated, be effectively subordinated in right of payment to any of our secured indebtedness to the extent of the value of the collateral securing those obligations, and be structurally subordinated in right of payment to all existing and future indebtedness and other liabilities (including trade payables) of our subsidiaries.

As of October 2, 2010, on a pro forma basis as if the exchange offers, consent solicitation and new 4% notes financing had occurred as of such date (assuming that the 4% exchange offer was completed at the 4% maximum amount and at a $500 exchange ratio and that all of the existing 13% notes were tendered in the 13% exchange offer), we would have had approximately no secured indebtedness outstanding; we would have had approximately $49.2 million of senior unsecured indebtedness (in the form of the existing 4% notes) that would be pari passu in right of payment to the New 7.5% Notes outstanding; and our subsidiaries would have had approximately $43.9 million of existing indebtedness outstanding (including trade payables but excluding inter-company obligations). Neither we nor our subsidiaries will be restricted under the New 7.5% Notes indenture from incurring additional senior indebtedness or other additional indebtedness. See “Unaudited Pro Forma Financial Data.”

Additional New 7.5% Notes

We may, without notice to or consent of the holders of the New 7.5% Notes, issue additional New 7.5% Notes (“Additional New 7.5% Notes”), which shall have substantially identical terms as the New 7.5% Notes, other than with respect to (i) the date of issuance, (ii) the issue price, and (iii) the amount of interest payable on the first interest payment date applicable thereto; provided that such issuance shall be made in compliance with the New 7.5% Notes indenture; provided, further, that no Additional New 7.5% Notes may be issued with the same “CUSIP”, “ISIN” or “Common Code” number as other New 7.5% Notes unless it is so permitted in accordance with applicable law and such Additional New 7.5% Notes are fungible with the New 7.5% Notes for U.S. federal tax purposes. The New 7.5% Notes issued on the issue date and any Additional New 7.5% Notes shall be treated as a single class for all purposes under the New 7.5% Notes indenture, including without limitation in determining the necessary holders who may take the actions or consent to the taking of actions as specified in the New 7.5% Notes indenture.

Payments on the New 7.5% Notes; Paying Agent and Registrar

We will make all payments on the New 7.5% Notes exclusively in such coin or currency of the United States as at the time of payment will be legal tender for the payment of public and private debts. The trustee will initially act as the registrar and the paying agent for New 7.5% Notes. We may, however, change the paying agent or registrar without prior notice to the holders of the New 7.5% Notes, and we may act as paying agent or registrar.

We will pay principal of, and interest on, New 7.5% Notes in global form registered in the name of or held by The Depository Trust Company, or DTC, or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global notes.

We will pay the principal of certificated notes in cash at the corporate trust office and at any other office or agency maintained by us for such purpose. We will pay interest on certificated notes (i) to registered holders having an aggregate principal amount of $1,000,000 or less, by check mailed to the registered holders of these notes and (ii) to registered holders having an aggregate principal amount of more than $1,000,000, either by check mailed to each holder or, upon application by a holder to the registrar not later than the relevant record date, by wire transfer in immediately available funds to that holder’s account within the United States, which application shall remain in effect until the holder notifies, in writing, the registrar to the contrary.

If any payment date with respect to the New 7.5% Notes falls on a day that is not a business day, we will make the payment on the next succeeding business day. The payment made on the next succeeding business day will be treated as though it had been made on the original payment date, and no interest will accrue on the payment for the additional period of time.

Interest

The New 7.5% Notes will bear interest at a rate of 7.5% per annum from the issue date, or from the most recent date to which interest has been paid or duly provided for. Interest will be payable semiannually in arrears on April 15 and October 15 of each year, beginning on April 15, 2011.

Interest will be paid to the person in whose name a New 7.5% Note is registered at the close of business on April 1 or October 1, as the case may be, immediately preceding the relevant interest payment date (each such date, a “regular record date”); provided, however, that:

•	prior to April 15, 2015, we will not pay accrued interest on any New 7.5% Notes when they are converted, except as described under “— Conversion Rights”; and

•	on the stated maturity date, we will pay accrued interest to the person to whom we pay the principal amount, regardless of whether such person is such holder of record.

Interest (including additional interest, if any) on the New 7.5% Notes will be computed on the basis of a 360-day year composed of twelve 30-day months.

Interest will cease to accrue on a New 7.5% Note upon its maturity, conversion, redemption or repurchase.

We will pay additional interest on the New 7.5% Notes under certain circumstances described under “— Events of Default.”

Conversion Rights

General

At any time from the issue date until the close of business on the business day immediately preceding the stated maturity date and subject to the terms of the New 7.5% Notes indenture, holders may convert each of their New 7.5% Notes into shares of our common stock at the initial conversion rate of shares per $1,000 principal amount of New 7.5% Notes to be determined by dividing $1,000 by 120% of the average of the daily VWAP for the five trading days ending on (and including) the second trading day prior to the expiration date of the 13% exchange offer, as the same may be extended, provided that in no event will the initial conversion price be less than $0.75 or greater than $1.25. We will issue a press release announcing the initial conversion rate prior to 9:00 a.m. (New York City time) on the business day immediately preceding the expiration of the 13% exchange offer.

The conversion rate and the equivalent conversion price in effect at any given time are referred to as the “applicable conversion rate” and the “applicable conversion price,” respectively, and will be subject to adjustment as described below. The applicable conversion price at any given time will be computed by dividing $1,000 by the applicable conversion rate at such time. A holder may convert fewer than all of such holder’s New 7.5% Notes so long as the New 7.5% Notes converted are an integral multiple of $1,000 principal amount.

Upon any conversion on or prior to April 15, 2015, you will not receive any separate cash payment for accrued and unpaid interest (including additional interest, if any) in connection with the conversion of any New 7.5% Notes, unless the conversion date occurs after the close of business on a record date but prior to the open of business on the related interest payment date, in which case the holder of record of the converted New 7.5% Notes at the close of business on such record date will receive the interest (including additional interest, if any) payable on such New 7.5% Notes on the corresponding interest payment date, notwithstanding the conversion. Upon any conversion after April 15, 2015, on the conversion date you will receive a separate cash payment for accrued and unpaid interest (including additional interest, if any) through and including the conversion date. However, if the conversion date falls after the close of business on a record date but prior to the open of business on the corresponding interest payment date, you will not receive a payment for the accrued and unpaid interest on the conversion date. Instead, on the interest payment date, the holder of record of the converted New 7.5% Notes at the close of business on such record date will receive the interest (including additional interest, if any) payable on such New 7.5% Notes on the corresponding interest payment date, notwithstanding the conversion.

Our settlement of conversions as described below under “— Settlement upon Conversion” will be deemed to satisfy our obligation to pay:

•	the principal amount of the converted New 7.5% Notes; and

•	accrued and unpaid interest (including additional interest, if any) on such New 7.5% Notes.

As a result, accrued and unpaid interest (including additional interest, if any) on the New 7.5% Notes will be deemed to be paid in full rather than cancelled, extinguished or forfeited.

We will pay any documentary, stamp or similar issue or transfer tax due on the issuance and delivery of any common stock upon conversion, unless the tax is due because a holder requests any common stock to be issued in a name other than the holder’s name, in which case the holder will pay that tax. In addition, we will pay any other costs or expenses incurred in connection with the issuance and delivery of any common stock upon conversion.

The “last reported sale price” of our common stock on any trading day means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one, the average of the average bid and the average ask prices) on that day as reported on The Nasdaq Stock Market or other principal U.S. securities exchange on which shares of our common stock are traded. If our common stock is not listed for trading on a United States national or regional securities exchange on the relevant date, the “last reported sale price” of our common stock will be the last quoted bid price per share for our common stock in the over-the-counter market on the relevant date as reported by the Pink OTC Markets Inc. or similar organization selected by us. If shares of our common stock are not so quoted, the “last reported sale price” of our common stock will be as determined by a U.S. nationally recognized securities dealer retained by us for that purpose (which may be an underwriter of or dealer manager with respect to securities of the Company, or one of such underwriter’s or dealer manager’s affiliates). The “last reported sale price” of our common stock will be determined without reference to extended or after hours trading.

“Market disruption event” means (a) a failure by the primary U.S. exchange or quotation system on which our common stock trades or is quoted to open for trading during its regular trading session or (b) the occurrence or existence for more than one-half hour period in the aggregate on any trading day for our common stock of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in our common stock or in any options, contracts or future contracts relating solely to our common stock, and such suspension or limitation occurs or exists at any time before 1:00 p.m. (New York City time) on such day.

“Trading day” means a day during which (i) trading in our common stock generally occurs, (ii) there is no market disruption event and (iii) a last reported sale price for our common stock (other than a last reported sale price referred to in the third sentence of such definition) is available for such day; provided that if our common stock is not admitted for trading or quotation on or by any exchange, bureau or other organization referred to in the second preceding paragraph (excluding the third sentence of that paragraph), “trading day” will mean any business day.

The “VWAP” of our common stock on any trading day means such price as is displayed under the heading “Bloomberg VWAP” on Bloomberg page “ESLR <equity> AQR” (or its equivalent successor service or page if such service or page is not available) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such trading day; or, if such price is not available, the VWAP means the market value of one share of our common stock on such trading day as determined by a nationally recognized independent investment banking firm (which may be an underwriter of or dealer manager with respect to securities of the Company, or one of such underwriter’s or dealer manager’s affiliates) retained for this purpose by us.

Conversion Procedures

You will not be required to pay transfer taxes or duties relating to the issuance or delivery of our common stock if you exercise your conversion right, but you will be required to pay any transfer tax or duties that may be payable relating to any transfer involved in the issuance or delivery of the common stock in a name other than your own. Certificates representing shares of our common stock will be issued or delivered after all applicable transfer taxes and duties, if any, payable by you have been paid.

If you hold a beneficial interest in a global note and elect to voluntarily convert all or any portion of your beneficial interest, to convert you must comply with DTC’s procedures for converting a beneficial interest in a global note.

If you hold a certificated New 7.5% Note and elect to voluntarily convert all or any portion of such certificated New 7.5% Note, to convert you must:

•	complete and manually sign the conversion notice on the back of the New 7.5% Note, or a facsimile of the conversion notice;

•	deliver the conversion notice, which is irrevocable, and the New 7.5% Note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents; and

•	pay any required transfer taxes or duties payable by you.

The date you comply with these requirements in connection with a voluntary conversion is the “conversion date” under the New 7.5% Notes indenture.

If we elect to mandatorily convert the New 7.5% Notes as described below under “— Conversion at the Option of the Company”, the New 7.5% Notes converted pursuant to such election will be converted automatically, with no further action by the holders thereof, on the conversion date specified in the notice of conversion, which will be deemed the “conversion date” for such mandatory conversion under the New 7.5% Notes indenture. We will cause the settlement of the conversion to occur (including the payment of the Coupon Make Whole Payment, if any, and any interest payable upon conversion) on the conversion date specified in the notice of conversion.

In the event of any voluntary or mandatory conversion, the New 7.5% Notes will be deemed to have been converted immediately prior to 5:00 p.m. (New York City time) on the applicable conversion date.

If a holder has already delivered a fundamental change purchase notice (as defined below) as described under “— Fundamental Change Permits Holders to Require Us to Purchase New 7.5% Notes,” the holder may not surrender that New 7.5% Note for conversion until the holder has withdrawn the notice in accordance with the New 7.5% Notes indenture. If the New 7.5% Notes are called for redemption, your conversion rights on the New 7.5% Notes called for redemption will expire at the close of business on the business day immediately preceding the redemption date, unless we default in the payment of the redemption price.

Settlement Upon Conversion

Settlement upon conversion will be solely in shares of our common stock (other than cash in lieu of fractional shares and cash payments made in respect of the Coupon Make Whole Payments and accrued and unpaid interest upon conversion described under “— Coupon Make Whole Payment in Connection with a Voluntary Conversion” and “— Conversion at the Option of the Company”). With respect to the aggregate principal amount of New 7.5% Notes to be converted, we will deliver to the holder a number of shares equal to (i) (A) the aggregate principal amount of New 7.5% Notes to be converted, divided by (B) 1,000, multiplied by (ii) the conversion rate in effect on the relevant conversion date (provided that we will deliver cash in lieu of fractional shares as described below). If we deliver shares in respect of the Coupon Make Whole Payment, if any, the number of shares to be delivered will be determined as set forth in “— Coupon Make Whole Payment in Connection with a Voluntary Conversion” and “— Conversion at the Option of the Company,” respectively. Such settlement will occur as soon as practicable, and in accordance with the procedures, forms and cut-off times of DTC for owners of a beneficial interest in a global note, but in any event (x) in the case of a voluntary conversion by a holder, within three business days of the relevant conversion date and (y) in the case of a mandatory conversion at our election, on the conversion date specified in our notice of conversion. See “Book Entry System.”

Any newly issued shares of our common stock will be accepted into the book-entry system maintained by DTC, and no person receiving shares shall receive or be entitled to receive physical delivery of shares, except in the limited circumstances set forth in the New 7.5% Notes indenture.

We will deliver cash in lieu of any fractional shares issuable in connection with payment of the amounts above (based on the last reported sale price of our common stock on the relevant conversion date).

Conversion Rate Adjustments

The conversion rate will be adjusted as described below, except that we will not make any adjustments to the conversion rate if holders of the New 7.5% Notes are permitted to participate (as a result of holding the New 7.5% Notes and contemporaneously with common stock holders) in any of the transactions described below as if such holders of the New 7.5% Notes held a number of shares of our common stock equal to (i) (A) the principal amount of New 7.5% Notes held by such holder, divided by (B) 1,000, multiplied by (ii) the applicable conversion rate in effect five business days prior to the ex-dividend date, expiration date or other effective date of the applicable transaction, without having to convert their New 7.5% Notes (without regard to any limitations on conversion described under “— Limitations on Conversion” or otherwise).

Adjustment Events

(1) Issuances by us of our common stock to all or substantially all holders of our common stock as a dividend or distribution, in which event the conversion rate will be adjusted based on the following formula:

CR’ = CR0 X	OS’ OS0

where,

CR0	=	the conversion rate in effect at 5:00 p.m. (New York City time) on the trading day immediately preceding the ex-dividend date for such dividend or distribution;

CR’	=	the conversion rate in effect on the ex-dividend date for such dividend or distribution;

OS0	=	the number of shares of our common stock outstanding at 5:00 p.m. (New York City time) on the trading day immediately preceding the ex-dividend date for such dividend or distribution; and

OS’	=	the number of shares of our common stock that would be outstanding immediately after, and solely as a result of, such dividend or distribution.

Any adjustment made pursuant to this clause (1) shall become effective immediately prior to 9:00 a.m. (New York City time) on the ex-dividend date for such dividend or distribution. If any dividend or distribution of the type described in this clause (1) is declared but not so paid or made, the conversion rate shall be readjusted, effective as of the date we publicly announce our decision not to make such dividend or distribution, to the conversion rate that would then be in effect if such dividend or distribution had not been declared. For purposes of this clause (1), the number of shares of our common stock outstanding at 5:00 p.m. (New York City time) on the trading day immediately preceding the ex-dividend date for such dividend or distribution shall not include our common stock held in treasury, if any. We will not pay any dividend or make any distribution on our common stock held in treasury, if any.

(2) Subdivisions or combinations of our common stock, in which event the conversion rate will be adjusted based on the following formula:

CR’ = CR0 X	OS’ OS0

where,

CR0	=	the conversion rate in effect at 5:00 p.m. (New York City time) on the trading day immediately preceding the effective date of such subdivision or combination;

CR’	=	the conversion rate in effect on the effective date of such subdivision or combination;

OS0	=	the number of shares of our common stock outstanding at 5:00 p.m. (New York City time) on the trading day immediately preceding the effective date of such subdivision or combination; and

OS’	=	the number of shares of our common stock that would be outstanding immediately after, and solely as a result of, such subdivision or combination.

Any adjustment made pursuant to this clause (2) shall become effective immediately prior to 9:00 a.m. (New York City time) on the effective date of such subdivision or combination.

(3) Issuances by us to all or substantially all holders of our common stock of rights (other than rights issued pursuant to a stockholder rights plan) or warrants to purchase, for a period expiring within 45 calendar days of the date of announcement, our common stock at an aggregate price per share less than the average of the last reported sale prices of our common stock during the 10 consecutive trading day period ending on the trading day immediately preceding the date that the issuance of the rights or warrants was first publicly announced, in which event the conversion rate will be adjusted based on the following formula:

CR’ = CR0 X	OS0 + X OS0 + Y

where,

CR0	=	the conversion rate in effect at 5:00 p.m. (New York City time) on the trading day immediately preceding the ex-dividend date for such issuance;

CR’	=	the conversion rate in effect on the ex-dividend date for such issuance;

OS0	=	the number of shares of our common stock outstanding at 5:00 p.m. (New York City time) on the trading day immediately preceding the ex-dividend date for such issuance;

X	=	the total number of shares of our common stock issuable pursuant to such rights or warrants; and

Y	=	the number of shares of our common stock equal to the quotient of (x) the aggregate price payable to exercise such rights or warrants divided by (y) the average of the last reported sale prices of our common stock during the 10 consecutive trading day period ending on the trading day immediately preceding the date such issuance was first publicly announced.

Any adjustment made pursuant to this clause (3) shall become effective immediately prior to 9:00 a.m. (New York City time) on the ex-dividend date for such issuance. In the event that such rights or warrants described in this clause (3) are not so issued, the conversion rate shall be readjusted, effective as of the date we publicly announce our decision not to issue such rights or warrants, to be the conversion rate that would then be in effect if such issuance had not been declared. To the extent that such rights or warrants are not exercised prior to their expiration or common stock is otherwise not delivered pursuant to such rights or warrants upon the exercise of such rights or warrants, the conversion rate shall be readjusted to the conversion rate that would then be in effect had the adjustments made upon the issuance of such rights or warrants been made on the basis of the delivery of only the number of shares of our common stock actually delivered. In determining the aggregate price payable to exercise such rights or warrants, there shall be taken into account any consideration received for such rights or warrants and the value of such consideration (if other than cash, to be determined by our board of directors). For purposes of this clause (3), the number of shares of our common stock outstanding at 5:00 p.m. (New York City time) on the trading day immediately preceding the ex-dividend date for such issuance shall not include common stock held in treasury, if any. We will not issue any rights or warrants in respect of our common stock held in treasury, if any.

(4) Distributions by us, to all or substantially all holders of our common stock, shares of our capital stock, evidences of our indebtedness or assets, including securities, but excluding:

•	any dividends or distributions referred to in clause (1) above;

•	shares delivered in connection with subdivisions of our common stock referred to in clause (2) above;

•	the rights and warrants referred to in clause (3) above;

•	the rights or warrants referred to in the last paragraph of this clause (4) below (to the extent and as specified therein);

•	any dividends and distributions referred to in clause (5) below; and

•	any spin-off to which the provisions set forth in the next paragraph below in this clause (4) shall apply;

then, for these non-excluded transactions and events, the conversion rate will be adjusted based on the following formula:

CR’ = CR0 X	SP0 SP0 − FMV

where,

CR0	=	the conversion rate in effect at 5:00 p.m. (New York City time) on the trading day immediately preceding the ex-dividend date for such distribution;

CR’	=	the conversion rate in effect on the ex-dividend date for such distribution;

SP0	=	the average of the last reported sale prices of our common stock during the 10 consecutive trading day period ending on the trading day immediately preceding the ex-dividend date for such distribution; and

FMV	=	the fair market value (as determined by our board of directors) on the ex-dividend date for such distribution of shares of our capital stock, evidences of our indebtedness or assets, including securities, so distributed, expressed as an amount per share of common stock.

If the transaction that gives rise to an adjustment pursuant to this clause (4) is, however, one pursuant to which the payment of a dividend or other distribution on our common stock consists of shares of capital stock of, or similar equity interests in, a subsidiary or other business unit of ours (i.e. a “spin-off”) that are, or, when issued, will be, traded or listed on The Nasdaq Stock Market, the New York Stock Exchange or any other U.S. national securities exchange or market (a “public spin-off”), then the conversion rate will be adjusted based on the following formula:

CR’ = CR0 X	FMV0 + MP0 MP0

where,

CR0	=	the conversion rate in effect at 5:00 p.m. (New York City time) on the trading day immediately preceding the ex-dividend date for such distribution;

CR’	=	the conversion rate in effect on the ex-dividend date for such distribution;

FMV0	=	the average of the last reported sale prices of the capital stock or similar equity interests distributed to holders of our common stock applicable to one share of common stock during the 10 consecutive trading day period commencing on and including the effective date of the spin-off; and

MP0	=	the average of the last reported sale prices of our common stock during the 10 consecutive trading day period commencing on and including the effective date of the spin-off.

Any adjustment made pursuant to this clause (4) shall become effective immediately prior to 9:00 a.m. (New York City time) on the ex-dividend date for such distribution. In the event that such distribution described in this clause (4) is not so made, the conversion rate shall be readjusted, effective as of the date we publicly announce our decision not to pay such dividend or distribution, to the conversion rate that would then be in effect if such distribution had not been declared. If an adjustment to the conversion rate is required pursuant to this clause (4) during any settlement period in respect of New 7.5% Notes that have been tendered for conversion, delivery of the related conversion consideration will be delayed to the extent necessary in order to complete the calculations provided for in this clause (4).

For purposes of “— Conversion Rate Adjustments,” rights or warrants distributed by us to all or substantially all holders of our common stock entitling the holders thereof to subscribe for or purchase shares of our capital stock (either initially or under certain circumstances), which rights or warrants, until the occurrence of a specified event or events (a “trigger event”): (i) are deemed to be transferred with such shares of common stock; (ii) are not exercisable; and (iii) are also issued in respect of future issuances of shares of common stock, shall be deemed not to have been distributed for purposes of “— Conversion Rate Adjustments” (and no adjustment to the conversion rate under “— Conversion Rate Adjustments” will be required) until the occurrence of the earliest trigger event, whereupon such rights and warrants shall be deemed to have been distributed and an appropriate adjustment (if any is required) to the conversion rate shall be made under this clause (4), except as set forth under “— Treatment of Rights Plan.” If any such rights or warrants are subject to events, upon the occurrence of which such rights or warrants become exercisable to purchase or exchangeable for additional or different securities, evidences of indebtedness or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and trigger event with respect to new rights or warrants with such rights (and a termination or expiration of the existing rights or warrants to the extent not exercised by any of the holders thereof), except as set forth in “— Treatment of Rights Plan.” In addition, except as set forth in “— Treatment of Rights Plan”, in the event of any distribution (or deemed distribution) of rights or warrants, or any trigger event or other event (of the type described in the preceding sentence) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the conversion rate under “— Conversion Rate Adjustments” was made (including any adjustment contemplated by “— Treatment of Rights Plan”), (1) in the case of any such rights or warrants that shall all have been redeemed or repurchased without exercise by any holders thereof, the conversion rate shall be readjusted upon such final redemption or repurchase to give effect to such distribution or trigger event, as the case may be, as though it were a cash distribution, equal to the per share redemption or repurchase price received by a holder or holders of our common stock with respect to such rights or warrants (assuming such holder had retained such rights or warrants), made to all holders of our common stock as of the date of such redemption or repurchase, and (2) in the case of such rights or warrant that shall have expired or been terminated without exercise by any holders thereof, the conversion rate shall be readjusted as if such rights and warrants had not been issued.

(5) Dividends or other distributions by us consisting exclusively of cash to all or substantially all holders of our common stock (other than dividends or distributions made in connection with our liquidation, dissolution or winding-up), in which the conversion rate will be adjusted based on the following formula:

CR’ = CR0 X	SP0 SP0 − C

where,

CR0	=	the conversion rate in effect at 5:00 p.m. (New York City time) on the trading day immediately preceding the ex-dividend date for such dividend or distribution;

CR’	=	the conversion rate in effect on the ex-dividend date for such dividend or distribution;

SP0	=	the average of the last reported sale prices of our common stock during the 10 consecutive trading day period ending on, and including, the trading date immediately preceding the ex-dividend date for such dividend or distribution; and

C	=	the amount in cash per share of common stock we pay as a dividend or otherwise distribute to holders of our common stock.

Any adjustment made pursuant to this clause (5) shall become effective immediately prior to 9:00 a.m. (New York City time) on the ex-dividend date for such dividend or distribution. In the event that such dividend or distribution described in this clause (5) is not so made, the conversion rate shall be readjusted, effective as of the date we publicly announce our decision not to pay such dividend or distribution, to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(6) Purchases of our common stock pursuant to a tender offer or exchange offer made by us or any of our subsidiaries for all or any portion of our common stock, to the extent that the fair market value (as determined below) of the cash and any other consideration included in the payment per share of common stock, exceeds the last reported sale price of our common stock on the trading date immediately after the last date on which tenders or exchanges may be made pursuant to such tender offer or exchange offer (the “expiration date”), as it may be amended, in which event the conversion rate will be adjusted based on the following formula:

CR’ = CR0 X	AC + (SP’ × OS’) SP’ × OS0

where,

CR0	=	the conversion rate in effect at 5:00 p.m. (New York City time) on the expiration date;

CR’	=	the conversion rate in effect on the trading day immediately following the expiration date;

AC	=	the fair market value (as determined by our board of directors), on the expiration date, of the aggregate value of all cash and other consideration paid or payable for the common stock validly tendered or exchanged and not withdrawn as of the expiration date;

OS0	=	the number of shares of our common stock outstanding immediately before the last time tenders or exchanges may be made pursuant to such tender or exchange offer (the “expiration time”) (prior to giving effect to such tender or exchange offer);

OS’	=	the number of shares of our common stock outstanding immediately after the expiration time (after giving effect solely to such tender or exchange offer); and

SP’	=	the average of the last reported sale prices of our common stock during the 10 consecutive trading day period commencing on, and including, the trading day immediately after the expiration date.

Any adjustment pursuant to clause (6) shall become effective immediately prior to 9:00 a.m. (New York City time) on the 10th trading day from, and including, the trading day immediately after the expiration date. In the event that we are, or one of our subsidiaries is, obligated to purchase common stock pursuant to any such tender offer or exchange offer, but we are, or such subsidiary is, permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the conversion rate shall be readjusted to be the conversion rate that would then be in effect if such tender offer or exchange offer had not been made. Except as set forth in the preceding sentence, if the application of this clause (6) to any tender offer or exchange offer would result in a decrease in the conversion rate, no adjustment shall be made for such tender offer or exchange offer under this clause (6). If an adjustment to the conversion rate is required pursuant to this clause (6) during any settlement period in respect of New 7.5% Notes that have been tendered for conversion, delivery of the related conversion consideration will be delayed to the extent necessary in order to complete the calculations provided for in this clause (6).

If we adjust the conversion rate pursuant to any of the above provisions, we will promptly publicly announce through a reputable national newswire in the United States the relevant information and make this information available on our website.

As used in this section, “ex-dividend date” means the first date on which shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the relevant distribution, dividend or issuance.

Events that Will Not Result in Adjustments

If we distribute to holders of our common stock assets (including cash), capital stock, evidences of indebtedness, securities or rights, warrants or options to purchase our securities, other than with respect to a public spin-off, as to which clauses (4) and (5) under “— Adjustment Events” above apply, if the fair market value of the assets (including cash), capital stock, evidences of indebtedness, securities or rights, warrants or options so distributed applicable to one share of common stock equals or exceeds the average of the last reported sale prices of our common stock during the 10 consecutive trading day period ending on the trading day immediately preceding the ex-dividend date for such distribution, rather than being entitled to an adjustment in the conversion rate, a holder of New 7.5% Notes will be entitled to receive upon conversion, in addition to shares of common stock, and, if applicable, cash payable on conversion, the kind and amount of assets (including cash), capital stock, evidences of indebtedness, securities or rights, warrants or options to purchase our securities, as applicable, that such holder would have received if such holder had converted such New 7.5% Notes immediately prior to the record date for determining the stockholders entitled to receive the distribution (without regard to any limitations on conversion described under “— Limitations on Conversion” or otherwise).

Adjustments to the applicable conversion rate will be calculated to the nearest 1/10,000th of a share.

Except as stated herein, we will not adjust the conversion rate for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or carrying the right to purchase any of the foregoing.

Treatment of Reference Property

If we:

•	reclassify or change our common stock (other than changes in par value or changes resulting from a subdivision or combination); or

•	consolidate or merge with or into any person or sell, lease, transfer, convey or otherwise dispose of all or substantially all of our assets to another person,

and, in either case holders of our common stock receive stock, other securities or other property or assets (including cash or any combination thereof), with respect to or in exchange for their common stock, then from and after the effective date of such transaction, each outstanding New 7.5% Note will, without the consent of any holders of the New 7.5% Notes, become convertible into (including payments in shares of common stock made in respect of the Coupon Make Whole Payments upon conversion described under “— Coupon Make Whole Payment in Connection with a Voluntary Conversion” and “— Conversion at the Option of the Company”), in lieu of common stock otherwise deliverable, the same type (in the same proportions and without regard to any limitations on conversion described under “— Limitations on Conversion” or otherwise)

of consideration received by holders of our common stock in such reclassification, change, consolidation, merger, sale, lease, transfer, conveyance or other disposition (such consideration, the “reference property”). Appropriate provisions will be made, as determined in good faith by our board of directors, to preserve the value, and give effect to the intent of, the Coupon Make Whole Payment provisions set forth under “— Coupon Make Whole Payment in Connection with a Voluntary Conversion” and “— Conversion at the Option of the Company” following such transaction and without regard to any limitations on conversion described under “— Limitations on Conversion” or otherwise. If the transaction causes our common stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the reference property into which the New 7.5% Notes will become convertible (including payments in shares of common stock made in respect of Coupon Make Whole Payments upon conversion) will be deemed to be the kind and amount of consideration elected to be received by a majority of our common stock voting for such election (if electing between two types of consideration) or a plurality of our common stock voting for such an election (if electing between more than two types of consideration), as the case may be and without regard to any limitations on conversion described under “— Limitations on Conversion” or otherwise. The occurrence of an event described in the bullets in the first sentence hereof that results in an adjustment to the consideration into which the New 7.5% Notes become convertible pursuant to “— Treatment of Reference Property” shall not result in an adjustment to the Conversion Rate pursuant to “— Conversion Rate Adjustment.” We may not become a party to any such transaction unless its terms are consistent with the foregoing in all material respects.

The amount of cash and any reference property a holder of New 7.5% Notes receives will be based on the conversion value of the reference property and the applicable conversion rate, as described above.

Treatment of Rights Plan

We do not currently have a stockholder rights plan relating to our common stock. If we have a stockholder rights plan in effect upon conversion of the New 7.5% Notes into common stock, you will receive, in addition to such common stock, rights under our stockholder rights plan, unless prior to such conversion, the rights have separated from our common stock, in which case the conversion rate will be adjusted at the time of separation as if we distributed to all or substantially all holders of our common stock, shares of our capital stock, evidences of indebtedness or assets as described in clause (4) under “— Adjustment Events” above (with such separation being deemed the occurrence of a trigger event for purposes of clause (4) under “— Adjustment Events” above). For purposes of calculating the per share fair market value of the shares of the Company’s capital stock, evidences of indebtedness or assets, including securities, distributed with respect to each outstanding share of our common stock under clause (4) under “— Adjustment Events” above, any shares of our common stock held by any person who is ineligible to receive such distribution under the terms of the rights plan shall not be deemed outstanding. We agree that any rights plan adopted by us shall provide for the foregoing rights upon conversion of the New 7.5% Notes. Any distribution of rights or warrants pursuant to a rights plan that would allow you to receive upon conversion, in addition to shares of common stock, the rights described therein with respect to such shares of common stock (unless such rights or warrants have separated from the common stock) shall not constitute a distribution of rights or warrants that would entitle you to an adjustment to the conversion rate.

Voluntary Increases of Conversion Rate

In addition to the adjustments pursuant to clauses (1) through (6) under “— Adjustment Events” above, we may from time to time, to the extent permitted by law and subject to the applicable rules of The Nasdaq Global Market or the applicable rules of any stock exchange on which the Company’s Common Stock is listed at the relevant time, increase the conversion rate of the New 7.5% Notes by a specified amount for a period of at least 20 business days, if the increase is irrevocable during the period and our board of directors has made a determination that such increase would be in our best interest. In that case, we will give at least 15 calendar days’ prior notice of the effective date of such increase. We may also (but are not required to) make such increases in the conversion rate, in addition to those set forth above, as our board of directors deems advisable to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of common stock (or rights to acquire common stock) or from any event treated as such for income tax purposes.

Tax Effect

A holder may, in some circumstances, including the distribution of cash dividends to holders of our common stock, be deemed to have received a distribution or dividend subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. For a discussion of the U.S. federal income tax treatment of an adjustment to the conversion rate, see “Material U.S. Federal Income Tax Considerations — Constructive Distributions.”

Adjustments of Prices

Whenever any provision of the New 7.5% Notes indenture requires us to calculate an average of last reported sale prices over multiple days, we will make appropriate adjustments to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate occurs at any time during the period during which the average is to be calculated. In addition, if during a period applicable for calculating the VWAP or last reported sale price of our common stock an event occurs that requires an adjustment to the conversion rate, the VWAP or last reported sale price of our common stock shall be calculated for such period in a manner determined in good faith by us to appropriately reflect the impact of such event on the price of our common stock during such period.

Coupon Make Whole Payment in Connection with a Voluntary Conversion

If you elect to convert some or all of your New 7.5% Notes on or prior to April 15, 2015, in addition to the consideration received as described above under “— Settlement Upon Conversion,” you will receive a Coupon Make Whole Payment for the New 7.5% Notes being converted. This Coupon Make Whole Payment will be equal to the aggregate amount of interest payments that would have been payable on such converted New 7.5% Notes from the last day through which interest was paid on the New 7.5% Notes, or the issue date if no interest has been paid, to and including April 15, 2015. However, if the conversion date falls after a record date and on or prior to the corresponding interest payment date, the amount of the Coupon Make Whole Payment will be reduced by the amount of interest payable on such interest payment date to the holder of record of the converted New 7.5% Notes at the close of business on the corresponding record date.

The Coupon Make Whole Payment payable upon a voluntary conversion will initially be paid in shares of our common stock, to the extent that, at the time of such conversion, we have a sufficient number of shares of authorized and unissued shares that have not been reserved for other purposes, with such common stock valued at a price per share equal to 90% of the lesser of (i) the average of the daily VWAP for the 10 trading days ending on and including the trading day prior to the conversion date and (ii) the daily VWAP on the trading day prior to the conversion date (the “Trailing Pricing Mechanism”). Notwithstanding the foregoing, in no event will the per share value used to calculate the number of shares issuable in connection with the Coupon Make Whole Payment be less than $0.50, subject to a proportionate inverse adjustment in the event of any adjustment to the conversion rate described above under “— Conversion Rate Adjustments.” We may, at our option, pay the Coupon Make Whole Payment payable upon a voluntary conversion in cash or, following any such election to pay in cash, in shares of our common stock, subject to 11 trading days having elapsed following notice of any election to pay in cash or, following any such cash election, notice of any election to pay in shares of our common stock.

Conversion at the Option of the Company

At any time on or prior to the stated maturity date, we may elect to mandatorily convert some or all of the New 7.5% Notes if the last reported sale price of our common stock is greater than or equal to 150% of the applicable conversion price for at least 20 trading days during any 30 consecutive trading day period ending within five trading days prior to the notice of conversion. If we elect to convert less than all of the New 7.5% Notes, the trustee will select the New 7.5% Notes to be converted (in principal amounts of $1,000 or an integral multiple of $1,000) by lot or on a pro rata basis or by any other method the trustee considers fair and appropriate. If any New 7.5% Note is to be converted in part only, a new note in principal amount equal to the unconverted principal portion will be issued.

If we elect to exercise our mandatory conversion right, we will provide a notice of conversion to all record holders of the New 7.5% Notes on or before the fifth trading day following the 30 consecutive trading day period described in the preceding paragraph at their addresses shown in the register of the registrar, with a copy to the trustee, the conversion agent and the paying agent. The conversion notice shall specify:

•	the conversion date for such mandatory conversion, which shall be not less than 20 nor more than 30 days following the date of the notice of conversion;

•	the applicable conversion rate in effect on the date of the conversion notice;

•	the amount of New 7.5% Notes we are electing to convert; and

•	whether we will be paying the Coupon Make Whole Payment, if any, in cash or in shares of our common stock.

Simultaneously with providing such notice, we will promptly publicly announce through a reputable national newswire in the United States the relevant information and make this information available on our website.

Coupon Make Whole Payment in Connection with Conversion at the Option of the Company

If we elect to convert some or all of your New 7.5% Notes on or prior to April 15, 2015, you will receive a Coupon Make Whole Payment for the New 7.5% Notes being converted. This Coupon Make Whole Payment will be equal to the aggregate amount of interest payments that would have been payable on such converted New 7.5% Notes from the last day through which interest was paid on the New 7.5% Notes, or the issue date if no interest has been paid, to and including April 15, 2015. However, if the conversion date falls after a record date and on or prior to the corresponding interest payment date, the amount of the Coupon Make Whole Payment will be reduced by the amount of interest payable on such interest payment date to the holder of record of the converted New 7.5% Notes at the close of business on the corresponding record date.

The Coupon Make Whole Payment payable in connection with a mandatory conversion will initially be paid in shares of our common stock, to the extent that, at the time of such conversion, we have a sufficient number of shares of authorized and unissued shares that have not been reserved for other purposes, with such common stock valued at a price per share equal to the average of the daily VWAP for the 10 trading days beginning two trading days following the date of the notice of conversion (the “Subsequent Pricing Mechanism”). Notwithstanding the foregoing, in no event will the per share value used to calculate the number of shares issuable in connection with the Coupon Make Whole Payment be less than $0.50, subject to a proportionate inverse adjustment in the event of any adjustment to the conversion rate described above under “— Conversion Rate Adjustments.” We may, at our option (with notice of such election in the notice of conversion), pay the Coupon Make Whole Payment payable in connection with a mandatory conversion in cash.

We will not effect any conversion of the New 7.5% Notes (including any conversion described above under “— Conversion at the Option of the Company”), and holders of the New 7.5% Notes will not have the right to convert any portion of the New 7.5% Notes, to the extent that after giving effect to such conversion, a holder (together with such holder’s affiliates) would beneficially own in excess of 9.9% (the “Maximum Percentage”) of the number of shares of our common stock outstanding immediately after giving effect to such conversion. For purposes of determining the Maximum Percentage, the number of shares of our common stock beneficially owned by a holder and its affiliates shall include the number of shares of our common stock issuable upon conversion of the New 7.5% Notes with respect to which such determination is being made, but shall exclude the number of shares of our common stock which would be issuable upon (1) conversion of the remaining, unconverted portion of the New 7.5% Notes beneficially owned by such holder or any of its affiliates and (2) exercise, conversion or exchange of the unexercised, unconverted or unexchanged portion of any of our other securities (including, without limitation, any New 4% Notes or warrants) subject to a limitation on conversion, exercise or exchange analogous to the limitation described in this paragraph beneficially owned by such holder or any of its affiliates. Except as set forth in the preceding sentence, for purposes of this “— Limitations on Conversion,” beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act. For purposes of this “— Limitations on Conversion,” in determining the number of outstanding shares of our common stock, a holder may rely on the number of outstanding shares of common stock as reflected in (x) our most recent document or report, as the case may be, filed by the Company with the Commission, (y) a more recent public announcement by us or (z) any other recent notice by us, in each case setting forth the number of shares of our common stock outstanding. Upon the written request of a holder, we will within two business days confirm in writing to such holder the number of shares of our common stock then outstanding. In any case, the number of outstanding shares of our common stock will be determined after giving effect to the conversion or exercise of our securities, including the New 7.5% Notes, by a holder or its affiliates since the date as of which such number of outstanding shares of our common stock was reported or announced.

Fundamental Change Permits Holders to Require Us to Purchase New 7.5% Notes

If a fundamental change (as defined below) occurs at any time prior to the stated maturity date, each holder will have the right (the “fundamental change purchase right”), at that holder’s option, to require us to purchase for cash all or a portion of that holder’s New 7.5% Notes in integral multiples of $1,000, on a date of our choosing that is not less than 20 nor more than 35 business days after the date of the fundamental change notice described below, subject to extension to comply with applicable law (the “fundamental change purchase date”). The price we are required to pay is equal to 100% of the principal amount of the New 7.5% Notes to be purchased plus accrued and unpaid interest (including additional interest, if any) to, but excluding, the fundamental change purchase date (the “fundamental change purchase price”). However, if the fundamental change purchase date occurs after a record date and on or prior to the corresponding interest payment date, we will pay the full amount of accrued and unpaid interest (including additional interest, if any) due on such interest payment date to the record holder on the record date corresponding to such interest payment date, and the fundamental change purchase price payable to the holder who presents a New 7.5% Note for purchase will be 100% of the principal amount of such New 7.5% Note.

A “fundamental change” will be deemed to have occurred upon a change in control or a termination of trading.

A “change in control” means any of the following events:

(i) the consummation of any transaction the result of which is that any “person” or “group” of related “persons” is or becomes the “beneficial owner” of more than 50% of the voting power of our capital stock entitled to vote generally in the election of our board of directors (or comparable body), other than solely by virtue of ownership of the New 4% Notes, the New 7.5% Notes, the existing 4% notes and the existing 13% notes; or

(ii) the first day on which a majority of the members of our board of directors (or comparable body) are not continuing directors (or comparable persons if we are not a corporation on the date of determination); or

(iii) the consolidation or merger of us with or into any other person, or the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of our assets and those of our subsidiaries taken as a whole to any “person,” other than:

(a) in any transaction:

•	that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock; and

•	pursuant to which the holders of 50% or more of the total voting power of all outstanding shares of our capital stock entitled to vote generally in the election of directors (or comparable body) immediately prior to such transaction have the right to exercise, directly or indirectly, 50% or more of the total voting power of all outstanding shares of the capital stock entitled to vote generally in the election of directors (or comparable body) of the continuing, surviving or transferee person (or any parent thereof) immediately after giving effect to such transaction; or

(b) any consolidation, merger or sale, lease, conveyance or other disposition to any person the primary purpose of which is to effect our redomiciling; or

(iv) our stockholders approve any plan for our liquidation or dissolution.

For purposes of defining a change in control:

“Continuing directors” means, as of any date of determination, any member of our board of directors (or comparable body) who:

•	was a member of our board of directors on the date of the New 7.5% Notes indenture; or

•	was nominated for election or elected to our board of directors (or comparable body) with the approval of a majority of the continuing directors (or comparable persons if we are not a corporation on the date of determination) who were members of the board of directors (or comparable body) at the time of the nomination or election of such new director (or comparable person if we are not a corporation on the date of determination).

“Person” is used with the same meaning as that used within Rule 13d-3 under the Exchange Act. “Beneficial owner” is used as defined in Rules 13d-3 and 13d-5 under the Exchange Act. “Group” has the meaning it has in Sections 13(d) and 14(d) of the Exchange Act.

The definition of “change in control” includes a phrase relating to the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of our assets and those of our subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under New York law, which governs the New 7.5% Notes indenture and the New 7.5% Notes, or under the laws of Delaware, our jurisdiction of organization. Accordingly, the ability of a holder of New 7.5% Notes to require us to purchase its New 7.5% Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets and those of our subsidiaries taken as a whole to another person or group may be uncertain.

Notwithstanding the foregoing, in the case of a consolidation or merger, it will not constitute a change in control if at least 90% of the consideration for our common stock in the transaction or transactions (excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) which otherwise would constitute a change in control consists of common stock or certificates representing common equity interests traded or to be traded immediately following such transaction on a U.S. national securities exchange and, as a result of the transaction or transactions, the New 7.5% Notes become convertible solely into such securities (and any rights attached thereto) and other applicable consideration as provided under “— Treatment of Reference Property.”

A “termination of trading” means the termination of trading of our common stock (or other common equity interests (or certificates representing common equity interests) into which the New 7.5% Notes are then convertible), which will be deemed to have occurred if our common stock (or other common equity interests (or certificates representing common equity interests) into which the New 7.5% Notes are then convertible) is not listed on a U.S. national securities exchange.

On or before the 20th calendar day after the occurrence of a fundamental change, and promptly following any extension of the fundamental change purchase date to comply with applicable law, we will provide or cause to be provided to all record holders of the New 7.5% Notes on the date of the fundamental change at their addresses shown in the register of the registrar, with a copy to the trustee, the conversion agent and the paying agent, a written notice of the occurrence of the fundamental change and the resulting purchase right (the “fundamental change notice”). Such notice shall state, among other things, the event causing the fundamental change and the procedures you must follow to require us to purchase your New 7.5% Notes.

Simultaneously with providing such notice, we will promptly publicly announce through a reputable national newswire in the United States the relevant information and make this information available on our website.

In no event shall we be obligated to make an offer to purchase the New 7.5% Notes after the stated maturity date.

To exercise your purchase right, you must deliver at any time after the occurrence of the fundamental change and prior to 5:00 p.m. (New York City time) on the business day immediately preceding the fundamental change purchase date, a written notice to the paying agent of your exercise of your fundamental change purchase right in the form entitled “Form of Fundamental Change Purchase Notice” provided as an exhibit to the New 7.5% Notes indenture duly completed (the “fundamental change purchase notice”) (together with the New 7.5% Notes to be purchased, if certificated New 7.5% Notes have been issued). The fundamental change purchase notice must state:

•	if you hold certificated New 7.5% Notes, the certificate numbers of the New 7.5% Notes to be delivered for purchase;

•	the portion of the principal amount of the New 7.5% Notes to be purchased, which must be $1,000 or integral multiples thereof; and

•	that the New 7.5% Notes are to be purchased by us pursuant to the applicable provisions of the New 7.5% Notes indenture.

If you hold a beneficial interest in a global note, the fundamental change purchase notice must comply with appropriate DTC procedures.

You may withdraw your fundamental change purchase notice in whole or in part at any time prior to 5:00 p.m. (New York City time) on the business day immediately preceding the purchase date by delivering a written notice of withdrawal to the paying agent. If a fundamental change purchase notice is given and withdrawn during that period, we will not be obligated to purchase the New 7.5% Notes listed in the fundamental change purchase notice. The withdrawal notice must state:

•	if you hold certificated New 7.5% Notes, the certificate numbers of the withdrawn New 7.5% Notes;

•	the principal amount of the withdrawn New 7.5% Notes, which must be $1,000 or integral multiples thereof; and

•	the principal amount, if any, which remains subject to the fundamental change purchase notice, which must be $1,000 or integral multiples thereof.

If you hold a beneficial interest in a global note, your withdrawal notice must comply with appropriate DTC procedures.

Payment of the fundamental change purchase price for New 7.5% Notes for which a fundamental change purchase notice has been delivered and not withdrawn is conditioned upon book-entry transfer or delivery of the New 7.5% Notes, together with necessary endorsements, to the paying agent, as the case may be. Payment of the fundamental change purchase price for the New 7.5% Notes will be made promptly following the later of the fundamental change purchase date and the time of book-entry transfer or delivery of the New 7.5% Notes, as the case may be.

If the paying agent holds on the fundamental change purchase date cash sufficient to pay the fundamental change purchase price of the New 7.5% Notes that holders have elected to require us to purchase, then, as of the fundamental change purchase date:

•	the New 7.5% Notes that holders have elected to require us to purchase will cease to be outstanding and interest (including additional interest, if any) will cease to accrue, whether or not book-entry transfer of the New 7.5% Notes has been made or the New 7.5% Notes have been delivered to the paying agent, as the case may be; and

•	all other rights of the holders of New 7.5% Notes that holders have elected to require us to purchase will terminate, other than the right to receive the fundamental change purchase price and, subject to the provisions described above, accrued and unpaid interest (including additional interest, if any) upon delivery or transfer of the New 7.5% Notes.

In connection with any purchase pursuant to exercise of the fundamental change purchase right, we will, to the extent required:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act that may be applicable at the time of the offer to purchase the New 7.5% Notes;

•	file a Schedule TO or any other schedule required in connection with any offer by us to purchase the New 7.5% Notes; and

•	comply with all other federal and state securities laws in connection with any offer by us to purchase the New 7.5% Notes.

This fundamental change purchase right could discourage a potential acquirer of us. However, this fundamental change purchase feature is not the result of management’s knowledge of any specific effort to obtain control of us by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions.

The term fundamental change is limited to specified transactions and may not include other events that might adversely affect our financial condition. Our obligation to purchase the New 7.5% Notes upon a fundamental change would not necessarily afford you protection in the event of a highly leveraged or other transaction involving us that may adversely affect holders. We also could, in the future, enter into certain transactions, including certain recapitalizations, that would not constitute a fundamental change but would increase the amount of our (or our subsidiaries’) outstanding debt. The incurrence of significant amounts of additional debt could adversely affect our ability to service our then existing debt, including the New 7.5% Notes.

If a fundamental change were to occur, we may not have enough funds to pay the fundamental change purchase price. See “Risk Factors — Risks Related to the New Notes — We may not be able to repay the new notes when due or as otherwise required pursuant to the terms of the applicable indenture.” Any future debt agreements or instruments relating to our or our subsidiaries’ indebtedness could contain provisions prohibiting our purchase of the New 7.5% Notes under certain circumstances. If we fail to purchase the New 7.5% Notes when required following a fundamental change, we will be in default under the New 7.5% Notes indenture. In addition, we may in the future incur other indebtedness with change in control provisions permitting the holders thereof to accelerate or to require us to purchase such indebtedness upon the occurrence of specified change in control events or on some specific dates.

No New 7.5% Notes may be purchased at the option of holders upon a fundamental change if there has occurred and is continuing an event of default other than an event of default that is cured by the payment of the fundamental change purchase price of the New 7.5% Notes.

Optional Redemption

Prior to April 15, 2015, we may not redeem the New 7.5% Notes. At any time on or after April 15, 2015, we will have the right, at our option, to redeem the New 7.5% Notes in whole or in part for cash at a redemption price equal to 100% of the principal amount of the New 7.5% Notes to be redeemed, together with accrued and unpaid interest (including additional interest, if any), on the principal amount of the New 7.5% Notes redeemed, to but excluding the date of redemption. However, if the redemption date falls after a record date and on or prior to the corresponding interest payment date, we will pay the full amount of accrued and unpaid interest (including additional interest, if any), due on such interest payment date to the holder of record at the close of business on the corresponding record date, and not to the holder submitting the New 7.5% Notes for redemption, if different.

If fewer than all of the New 7.5% Notes are to be redeemed, the trustee will select the New 7.5% Notes to be redeemed (in principal amounts of $1,000 or a integral multiple of $1,000) by lot, on a pro rata basis or by any other method the trustee considers fair and appropriate. The trustee shall make such election within seven calendar days from its receipt of a notice of redemption from us. If any New 7.5% Note is to be redeemed in part only, a new note in principal amount equal to the unredeemed principal portion will be issued. If a portion of a holder’s New 7.5% Notes is selected for partial redemption and the holder converts a portion of its New 7.5% Notes after the redemption notice is given and prior to the redemption date, the converted portion will be deemed to be from the portion selected for redemption.

We are required to give notice of redemption on a date that is not less than 20 nor more than 60 calendar days before the redemption date to each holder of New 7.5% Notes to be redeemed.

In the event of any redemption in part, we will not be required to:

•	issue, register the transfer of or exchange any New 7.5% Note during a period of 15 days before the mailing of the redemption notice; or

•	register the transfer of or exchange any New 7.5% Note so selected for redemption, in whole or in part, except the unredeemed portion of any New 7.5% Note being redeemed in part.

In connection with any redemption, we will, to the extent required:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 (or any successor provision) and any other tender offer rules under the Exchange Act that may be applicable at the time of the offer to purchase the New 7.5% Notes;

•	file a Schedule TO or any other schedule required in connection with any offer by us to purchase the New 7.5% Notes; and

•	comply with all other federal and state securities laws in connection with any offer by us to purchase the New 7.5% Notes.

Certain Covenants

Limitations on Liens with respect to Equity, Equity Linked Securities and Related Indebtedness

The Company will not, and will not permit any subsidiary to, incur or permit to exist any Lien of any nature whatsoever on any of its properties or assets, whether owned at the issue date or thereafter acquired, or upon any income or profits therefrom, with respect to or securing any Indebtedness, which is either (A) Indebtedness arising under or with respect to any Equity or Equity Linked Securities, or (B) Indebtedness issued, incurred or entered into in a transaction or series of related transactions of which the issuance of Equity or Equity Linked Securities is a related part, such as the issuance and sale of units comprised of Indebtedness and Equity or Equity Linked Securities or the issuance and sale of Indebtedness in connection with Equity or Equity Linked Securities in one or more related transactions, whether or not the purchasers of such Indebtedness and Equity and Equity Linked Securities are the same or related, other than:

(1) customary Liens granted in favor of a trustee to secure fees and other amounts owing to such trustee under an indenture which does not otherwise violate this covenant; and

(2) Liens securing any Indebtedness of the Company or any subsidiary issued or incurred under debt facilities or credit agreements with banking institutions providing for term loans, revolving credit loans or letters of credit for working capital purposes, including any such Indebtedness in connection with which warrants for common stock of the Company are issued, provided that in the case of any such agreement, such warrants do not have an aggregate value at the time of issuance in excess of 5% of the aggregate credit commitment under such agreement, with such value determined by an appraisal or valuation firm of national reputation in the United States.

These restrictions on the Company and its subsidiaries shall terminate at such time when less than 50% of the New 7.5% Notes originally issued on the issue date remain outstanding.

“Equity” of the Company means (i) if the Company is at that time a corporation, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated, whether voting or non-voting) equity of the Company, including common stock or preferred stock, and (ii) if the Company is at that time not a corporation, any and all partnership, limited liability company, membership or other equity interests (however designated, whether voting or non-voting) of the Company.

“Equity Linked Securities” of the Company means any instrument (i) convertible into or exchangeable for Equity of the Company, or contingently convertible into or exchangeable for Equity of the Company, or (ii) the value of which is or settlement obligations with respect to which are indexed to, or determined by or by reference to, in whole or in part, the value of the Equity of the Company, a basket of Equity related to or correlated with the Equity of the Company or an equity index related or correlated with the Equity of the Company.

“Indebtedness” means any indebtedness, obligation or liability, whether or not contingent, evidenced by or created, issued or incurred pursuant to bonds, notes, debentures, indentures or other instruments and any guarantee thereof.

“Lien” means any lien, mortgage, pledge, assignment for security, security interest or charge of any kind (including any conditional sale or other title retention agreement and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

Reports

The New 7.5% Notes indenture governing the New 7.5% Notes will provide that any information, documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act must be filed by us with the trustee within 15 days after the same are required to be filed with the SEC. We also shall be required to comply with the other provisions of Section 314(a)(1) of the Trust Indenture Act. Documents filed by us with the SEC via the Electronic Data Gathering, Analysis and Retrieval (EDGAR) system will be deemed to be filed with the trustee as of the time such documents are filed via EDGAR.

Consolidation, Merger and Sale of Assets

The New 7.5% Notes indenture will provide as follows regarding consolidation, merger or sale of all or substantially all of our assets:

(a) We will not:

•	consolidate with or merge with or into any Person, or

•	sell, convey, transfer, lease or dispose of, all or substantially all of the assets of us and our subsidiaries as an entirety or substantially as an entirety, in one transaction or a series of related transactions, to any Person, or

•	permit any Person to merge with or into us unless

(1)	either (x) we are the continuing or surviving Person or (y) the resulting, surviving or transferee Person is a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof and expressly assumes by supplemental indenture (or other joinder agreement, as applicable) all of our obligations under the New 7.5% Notes indenture and the New 7.5% Notes;

(2)	immediately after giving effect to the transaction no default or event of default has occurred and is continuing; and

(3)	we deliver to the trustee an officers’ certificate and an opinion of counsel (subject to customary exceptions and qualifications), each stating that the consolidation, merger or transfer and the supplemental indenture (if any) comply with the New 7.5% Notes indenture.

Any sale or other disposition of assets by subsidiaries which would constitute substantially all of the assets of us and our subsidiaries, taken as a whole, would be subject to the provisions set forth above.

(b) Upon the consummation of any transaction effected in accordance with these provisions, the resulting, surviving or transferee Person, if other than us, will succeed to, and be substituted for, and may exercise every right and power of, us under the New 7.5% Notes indenture and the New 7.5% Notes with the same effect as if such successor Person had been named as the Company in the New 7.5% Notes indenture. Upon such substitution, unless the successor is one or more of our subsidiaries, we will be released from our obligations under the New 7.5% Notes indenture and the New 7.5% Notes; provided that, in the case of a lease of all or substantially all of the assets of us and our subsidiaries, the predecessor company shall not be released from any of the obligations or covenants under the New 7.5% Notes indenture and the New 7.5% Notes, including with respect to the payment of the New 7.5% Notes.

Although these types of transactions are permitted under the New 7.5% Notes indenture, certain of the foregoing transactions could constitute a fundamental change (as defined above) permitting each holder to require us to purchase the New 7.5% Notes of such holder as described above.

Events of Default

Each of the following is an event of default:

(1)	default in any payment of interest (including additional interest, if any) on any New 7.5% Note when due and payable and the default continues for a period of 30 calendar days;

(2)	default in the payment of principal of any New 7.5% Note, or any Fundamental Change Purchase Price or Redemption Price, when due and payable at the stated maturity date, upon declaration or otherwise;

(3)	our failure to comply with our obligations to convert the New 7.5% Notes in accordance with the New 7.5% Notes indenture upon exercise of a holder’s conversion right and such failure continues for five calendar days;

(4)	default in the payment of Coupon Make Whole Payments described under “— Coupon Make Whole Payment in Connection with a Voluntary Conversion” and “— Conversion at the Option of the Company” when due and payable upon conversion and the default continues for a period of 30 calendar days;

(5)	our failure to issue a fundamental change notice in accordance with the terms of the New 7.5% Notes indenture and such failure continues for five calendar days;

(6)	our failure to comply with the covenant described under the caption “— Consolidation, Merger and Sale of Assets;”

(7)	our failure for 60 calendar days after written notice from the trustee or the holders of not less than 25% in aggregate principal amount of the New 7.5% Notes then outstanding has been received to comply with any of our other covenants or agreements contained in the New 7.5% Notes or the New 7.5% Notes indenture;

(8)	failure by us or any of our Significant Subsidiaries to make any payment of the principal or interest on any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any debt for money borrowed in excess of $10 million (or its equivalent in any other currency or currencies) in the aggregate of ours and/or any Significant Subsidiary, whether such debt now exists or shall hereafter be created, resulting in such debt becoming or being declared due and payable, and such acceleration shall not have been rescinded or annulled within 30 calendar days after written notice of such acceleration has been received by us and/or any Significant Subsidiary; or

(9)	certain events of bankruptcy, insolvency, or reorganization with respect to us or any of our Significant Subsidiaries.

“Significant Subsidiary” means any subsidiary of the Company that would be a “significant subsidiary” within the meaning specified in Rule 1-02(w) of Regulation S-X promulgated by the SEC under the Exchange Act as in effect as of the issue date.

Notwithstanding anything in this “Description of New 7.5% Notes” to the contrary, if in connection with purchases described under “— Fundamental Change Permits Holders to Require Us to Purchase New 7.5% Notes” or redemptions described above under “— Optional Redemption,” we are required to comply with Rule 13e-4, Rule 14e-1 and any other tender offer rule under the Exchange Act or applicable state securities laws and such compliance contravenes the terms of the New 7.5% Notes indenture or New 7.5% Notes, such compliance will not, standing alone, constitute an event of default.

If an event of default occurs and is continuing, the trustee by written notice to us, or the holders of not less than 25% in principal amount of the outstanding New 7.5% Notes by notice to us and the trustee, may, and the trustee at the request of such holders shall, declare 100% of the principal of and accrued and unpaid interest (including additional interest, if any) on all the New 7.5% Notes to be due and payable. Upon such a declaration, such principal and accrued and unpaid interest (including additional interest, if any) will be due and payable immediately. However, upon an event of default arising out of the bankruptcy provisions relating to us or any of our Significant Subsidiaries, the aggregate principal amount and accrued and unpaid interest (including additional interest, if any) will automatically become due and payable.

Notwithstanding the foregoing, the New 7.5% Notes indenture will provide that, to the extent elected by us, the sole remedy for an event of default relating to the failure to comply with the reporting obligations in the New 7.5% Notes indenture (including reporting obligations that arise under Section 314(a)(1) of the Trust Indenture Act), which are described above under “— Certain Covenants — Reports” will (i) for the first 90 days after the occurrence of such an event of default consist exclusively of the right to receive additional interest on the New 7.5% Notes at an annual rate equal to 0.25% of the principal amount of the New 7.5% Notes and (ii) for the next 90 days after the expiration of such 90-day period consist exclusively of the right to receive additional interest on the New 7.5% Notes at an annual rate equal to 0.50% of the principal amount of the New 7.5% Notes. If we so elect, such additional interest will be payable on all outstanding New 7.5% Notes from and including the date on which such event of default first occurs to, but excluding, the 180th day thereafter (or such earlier date on which the event of default relating to a failure to comply with such requirements has been cured or waived or ceases to exist). On the 181st day following the event of default relating to the reporting obligations under the New 7.5% Notes indenture (including reporting obligations that arise under Section 314(a)(1) of the Trust Indenture Act), if such event of default has not been cured or waived prior to such 181st day, the New 7.5% Notes will be subject to acceleration as provided above. The provisions of the New 7.5% Notes indenture described in this paragraph will not affect the rights of holders of New 7.5% Notes in the event of the occurrence of any other event of default. To the extent we elect to pay additional interest, it will be payable at the same time, in the same manner and to the same persons as ordinary interest.

In order to elect to pay additional interest on the New 7.5% Notes as the sole remedy during the first 180 days after the occurrence of an event of default relating to the failure to comply with the reporting obligations in the New 7.5% Notes indenture (including reporting obligations that arise under Section 314(a)(1) of the Trust Indenture Act) in accordance with the immediately preceding paragraph, we must notify all holders of New 7.5% Notes and the trustee and paying agent of such election on or before the close of business on the date on which such event of default first occurs. If we fail to timely give such notice, the New 7.5% Notes will be immediately subject to acceleration as provided above.

The holders of not less than a majority in aggregate principal amount of the outstanding New 7.5% Notes may, on behalf of the holders of the New 7.5% Notes waive all past defaults (except with respect to nonpayment of principal or interest, including additional interest, if any, or in respect of any covenant or provision of the New 7.5% Notes indenture that cannot be modified or amended without the consent of each affected holder) and rescind any such acceleration with respect to the New 7.5% Notes and its consequences if (i) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (ii) all existing events of default, other than the nonpayment of the principal of and interest (including additional interest, if any) on the New 7.5% Notes that have become due solely by such declaration of acceleration, have been cured or waived.

Subject to the provisions of the New 7.5% Notes indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the New 7.5% Notes indenture at the request or direction of any of the holders unless such holders have offered to the trustee indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest (including additional interest, if any) when due, no holder may pursue any remedy with respect to the New 7.5% Notes indenture or the New 7.5% Notes unless:

(1)	such holder has previously given the trustee written notice that an event of default is continuing;

(2)	holders of not less than 25% in aggregate principal amount of the outstanding New 7.5% Notes have made a written request to the trustee to pursue the remedy;

(3)	such holders have offered the trustee indemnity or security satisfactory to it against any loss, liability or expense;

(4)	the trustee has not complied with such request within 60 days after the receipt of the request and the offer of indemnity or security; and

(5)	the holders of a majority in aggregate principal amount of the outstanding New 7.5% Notes have not given the trustee a direction that, in the opinion of the trustee, is inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in aggregate principal amount of the outstanding New 7.5% Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The New 7.5% Notes indenture will provide that if an event of default has occurred and is continuing, the trustee will exercise its powers and rights vested in it by the New 7.5% Notes indenture to use the degree of care that a prudent person would use in the conduct of its own affairs. The trustee, however, may refuse to follow any direction that conflicts with law or the New 7.5% Notes indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Prior to taking any action under the New 7.5% Notes indenture, the trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The New 7.5% Notes indenture will provide that if a default occurs and is continuing and is known to the trustee, the trustee must mail to each holder notice of the default within 90 days after it occurs. Except in the case of a default in the payment of principal of or interest on any New 7.5% Note, the trustee may withhold notice if and so long as a committee of trust officers of the trustee in good faith determines that withholding notice is in the interests of the holders. In addition, we are required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether or not to the knowledge of the signers we are or were at all times during the completed fiscal year in compliance with all of the conditions and covenants of the New 7.5% Notes indenture. We also are required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute events of default, their status and what action we are taking or propose to take in respect thereof. If any portion of the amount payable on the New 7.5% Notes upon acceleration is considered by a court to be unearned interest (through the allocation of a portion of the value of the instrument to the embedded warrant or otherwise), the court could disallow recovery of any such portion.

Modification and Amendment

Subject to certain exceptions, the New 7.5% Notes indenture and the New 7.5% Notes may be amended with the consent of the holders of not less than a majority in aggregate principal amount of the New 7.5% Notes then outstanding (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the New 7.5% Notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority in aggregate principal amount of the New 7.5% Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the New 7.5% Notes). However, without the consent of each holder of an outstanding New 7.5% Note affected, no amendment may, among other things:

(1)	reduce the percentage in aggregate principal amount of New 7.5% Notes whose holders must consent to an amendment of the New 7.5% Notes indenture or to waive any past default;

(2)	reduce the rate, or extend the stated time for payment of interest (including additional interest) on any New 7.5% Note, or change our obligation to pay additional interest or Coupon Make Whole Payments;

(3)	reduce the principal amount, additional interest or Coupon Make Whole Payments, if any, or extend the stated maturity, of any New 7.5% Note;

(4)	change the place or currency of payment of principal or interest in respect of any New 7.5% Note;

(5)	make any change that adversely affects the conversion rights of any New 7.5% Notes, including any change to the provisions described under “— Conversion Rights,” “— Coupon Make Whole Payment in Connection with Voluntary Conversion” or “— Conversion at the Option of the Company;”

(6)	reduce the fundamental change purchase price or redemption price of any New 7.5% Note or amend or modify in any manner adverse to the holders of New 7.5% Notes our obligation to make such payments, including any extension of the related payment dates or any change to the provisions described under “— Fundamental Change Permits Holders to Require Us to Purchase New 7.5% Notes” or under “— Optional Redemption;”

(7)	impair the right of any holder to receive payment of principal of and interest (including additional interest) on such holder’s New 7.5% Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s New 7.5% Notes;

(8)	make any change in the amendment provisions which require each holder’s consent or in the waiver provisions; or

(9)	adversely affect the ranking of the New 7.5% Notes as our senior unsecured indebtedness.

Notwithstanding the foregoing, without the consent of any holder, we and the trustee, subject to the requirements of the New 7.5% Notes indenture, may amend the New 7.5% Notes indenture and the New 7.5% Notes to:

(1)	cure any ambiguity or omission or correct any defect or inconsistency contained in the New 7.5% Notes indenture or the New 7.5% Notes, so long as such action will not adversely affect the interests of the holders;

(2)	provide for the assumption by a successor corporation, partnership, trust or limited liability company of our obligations as permitted under the New 7.5% Notes indenture;

(3)	provide for or add guarantees of the New 7.5% Notes,

(4)	secure the New 7.5% Notes;

(5)	add to the covenants for the benefit of the holders or surrender any right or power conferred upon us by the New 7.5% Notes indenture;

(6)	provide for uncertificated New 7.5% Notes in addition to or in place of certificated New 7.5% Notes;

(7)	make any changes or modifications to the New 7.5% Notes indenture necessary in connection with the registration of the public offer and sale of the New 7.5% Notes under the Securities Act or the qualification of the New 7.5% Notes indenture under the Trust Indenture Act;

(8)	make any amendment to the provisions of the New 7.5% Notes indenture relating to the transferring and legending of New 7.5% Notes as permitted by the New 7.5% Notes indenture, including, without limitation, to facilitate the issuance and administration of the New 7.5% Notes; provided, however, that (a) compliance with the New 7.5% Notes indenture as so amended would not result in New 7.5% Notes being transferred in violation of the Securities Act or any applicable securities laws and (b) such amendment does not adversely affect the rights of the holders;

(9)	evidence and provide for the acceptance of the appointment of a successor trustee; or

(10)	make any change that does not materially adversely affect the rights of any holder, provided that any amendment made solely to conform the provisions of the New 7.5% Notes indenture or the New 7.5% Notes to the “Description of New 7.5% Notes” section in this prospectus will be deemed not to materially adversely affect the rights of any holder.

The consent of the holders is not necessary under the New 7.5% Notes indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the New 7.5% Notes indenture becomes effective, we are required to mail to the holders a notice briefly detailing such amendment within 20 days after execution thereof. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Neither we nor any of our subsidiaries or affiliates may, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the New 7.5% Notes indenture or the New 7.5% Notes unless such consideration is offered to be paid or agreed to be paid to all holders of the New 7.5% Notes that consent, waive or agree to amend such term or provision within the time period set forth in the solicitation documents relating to the consent, waiver or amendment.

Discharge

We may satisfy and discharge our obligations under the New 7.5% Notes indenture by delivering to the trustee for cancellation all outstanding New 7.5% Notes or by depositing with the trustee or delivering to the holders, as applicable, after the New 7.5% Notes have become due and payable, whether at stated maturity, or any purchase date, or upon redemption, conversion or otherwise, cash or securities sufficient to pay all of the outstanding New 7.5% Notes and paying all other sums payable under the New 7.5% Notes indenture by us. Such discharge is subject to terms contained in the New 7.5% Notes indenture.

Calculations in Respect of New 7.5% Notes

Except as otherwise provided above, we will be responsible for making all calculations called for under the New 7.5% Notes indenture and the New 7.5% Notes. These calculations include, but are not limited to, determinations of the last reported sale prices of our common stock, accrued interest payable on the New 7.5% Notes, the conversion rate, the daily VWAP, and additional interest or Coupon Make Whole Payments, if any. We or our agents will make all these calculations in good faith and, absent manifest error, such calculations will be final and binding on the trustee, paying agent, conversion agent and holders of New 7.5% Notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of New 7.5% Notes upon the written request of that holder.

Notices to the holders of the New 7.5% Notes shall be validly given if in writing and delivered in person, mailed using the U.S. postal system, first-class postage prepaid, delivered by facsimile, with confirmation of transmission, or delivered by overnight courier to them at the Company’s expense at their respective addresses in the register of the New 7.5% Notes. Any such notice shall be deemed to have been given at the time delivered, if delivered in person; on the fifth day after being mailed using the U.S. postal system; upon confirmation of transmission, if delivered by facsimile; or the next business day, if sent by overnight courier.

Trustee

U.S. Bank National Association is the trustee, registrar, conversion agent and the paying agent for the New 7.5% Notes. The trustee or its affiliates may also provide other services to us in the ordinary course of their business.

Transfer and Exchange

A holder of New 7.5% Notes may transfer or exchange New 7.5% Notes at the office of the registrar in accordance with the New 7.5% Notes indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by us, the trustee or the registrar for any registration of transfer or exchange of New 7.5% Notes, but we may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the New 7.5% Notes indenture. We are not required to transfer or exchange any New 7.5% Note selected for redemption or surrendered for conversion or purchase, except, in each case, for that portion of the New 7.5% Notes not being purchased, converted or redeemed.

Governing Law

The New 7.5% Notes indenture will provide that it and the New 7.5% Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Listing and Trading

We do not intend to list the New 7.5% Notes on any national securities exchange or automated quotation system.

Our common stock is currently traded on The Nasdaq Global Market under the symbol “ESLR.” We have submitted an application to Nasdaq to move our common stock from The Nasdaq Global Market to the Nasdaq Capital Market and expect the move to become effective on December 29, 2010. See “Prospectus Summary — Recent Events.”

DESCRIPTION OF COMMON STOCK

Our authorized capital stock consists of 450,000,000 shares of common stock, par value $0.01 per share, and 27,227,668 shares of preferred stock, par value $0.01 per share, 26,227,668 shares of which are currently designated as Series A convertible preferred stock and 375 shares of which are currently designated as Series B convertible preferred stock. We have no Series A convertible preferred stock or Series B convertible preferred stock outstanding, and we intend to restore these to the status of undesignated preferred stock. The following is a summary of the material provisions of the common stock contained in our certificate of incorporation and by-laws. For greater detail about our capital stock, please refer to our certificate of incorporation and by-laws. After we file the amendment to our certificate of incorporation that will effect the 1-for-6 reverse stock split, which we will do prior to the closing of the exchange offers, we will have 120,000,000 shares of common stock authorized. If our stockholders approve the increase in our common stock to be voted upon at the special meeting of stockholders, we will have 240,000,000 shares of common stock authorized. See “Summary — Recapitalization Plan.”

As of October 2, 2010, there were 208,908,066 shares of common stock issued and outstanding. The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

Delaware Anti-Takeover Law and Certain Provisions of Our Certificate of Incorporation and By-laws

Certain provisions of Delaware law and our certificate of incorporation and by-laws could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise and to remove of incumbent officers and directors. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

We are subject to Section 203 of the General Corporation Law of the State of Delaware, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless, with exceptions, the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an interested stockholder is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation’s voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Our certificate of incorporation and by-laws require that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of the stockholders and may not be effected by written consent. Special meetings of our stockholders may be called only by the Chairman of our board of directors, a majority of our board of directors or our president. Our certificate of incorporation and by-laws also provide that our board of directors will be divided into three classes, with each class serving staggered three-year terms. Except as otherwise set forth in our certificate of incorporation and by-laws, the stockholders may amend or repeal certain provisions of our certificate of incorporation and may amend, alter or repeal our by-laws only with the affirmative vote of the holders of 75% of the shares of capital stock issued and outstanding and entitled to vote at a general or special meeting of our stockholders, as applicable. These provisions may have the effect of deterring hostile takeovers or delaying changes in control of us or our management.

Transfer Agent

The transfer agent for our common stock is American Stock Transfer & Trust Company, New York, New York. Its address 59 Maiden Lane, Plaza Level, New York, NY 10038, and its telephone number is (800) 937-5449.

Listing

Our common stock is currently listed on The Nasdaq Global Market under the trading symbol “ESLR.” We have submitted an application to Nasdaq to move our common stock from The Nasdaq Global Market to The Nasdaq Capital Market and expect the move to become effective on December 29, 2010. See “Summary — Recent Events.”

BOOK ENTRY SYSTEM

We will issue the new notes in the form of one or more global securities in fully registered form initially in the name of Cede & Co., as nominee of DTC, or such other name as may be requested by an authorized representative of DTC. The global securities will be deposited with the trustee as custodian for DTC and may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee to a successor of DTC or a nominee of such successor.

DTC has advised us as follows:

•	DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended.

•	DTC holds securities that its participants deposit with DTC and facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities, through electronic computerized book-entry changes in direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

•	Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

•	DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc. and the Financial Industry Regulatory Authority, Inc.

•	Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

•	The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

Acquisitions of new notes in the exchange offers under the DTC system must be made by or through direct participants, which will receive a credit for the new notes on DTC’s records. The ownership interest of each actual acquiror of new notes is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners of the new notes will not receive written confirmation from DTC of their acquisition, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owner entered into the transaction. Transfers of ownership interests in the new notes are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners and will be settled in same-day funds. Beneficial owners will not be entitled to have certificates registered in their names, will not receive or be entitled to receive physical delivery of certificates representing their ownership interests in the new notes, and will not be considered holders thereof, except as described in “Certificated Notes” below. The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer a beneficial interest in the global securities to such persons may be limited.

To facilitate subsequent transfers, all new notes deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC, which for all purposes will be considered the sole holder of the global securities. The deposit of new notes with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the new notes; DTC’s records reflect only the identity of the direct participants to whose accounts such new notes are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the global securities. Under its usual procedures, DTC mails an omnibus proxy to the issuer as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the new notes are credited on the record date (identified in the listing attached to the omnibus proxy).

All payments on the global securities will be made to Cede & Co., as holder of record, or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the trustee on payment dates in accordance with their respective holdings shown on DTC’s records, unless DTC believes that it will not receive payment on the payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC, us or the trustee, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and interest to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) shall be the responsibility of us or the trustee. Disbursement of such payments to direct participants shall be the responsibility of DTC, and disbursement of such payments to the beneficial owners shall be the responsibility of direct and indirect participants. We, the trustee and any paying agent will have no responsibility for paying amounts due on the global securities to owners of beneficial interests in the global securities.

If an owner of a beneficial interest in a global security would like to convert notes into common stock pursuant to the terms of the notes, such owner should contact its broker or other direct or indirect DTC participant to obtain information on procedures, including proper forms and cut-off times, for submitting those requests.

Because DTC can only act on behalf of DTC participants, who in turn act on behalf of indirect DTC participants and other banks, the ability of an owner of a beneficial interest in a global security to pledge its interest in the notes represented by global securities to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate.

DTC has advised us that it will take any action permitted to be taken by a holder of notes, including the presentation of notes for conversion as described below, only at the direction of one or more direct DTC participants to whose account with DTC interests in the global securities are credited and only for the principal amount of the notes for which directions have been given.

DTC may discontinue providing its service as securities depositary with respect to the new notes at any time by giving reasonable notice to us or the trustee. In addition, we may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). Under such circumstances, in the event that a successor securities depositary is not obtained within 90 days, note certificates in fully registered form are required to be printed and delivered to beneficial owners of the new notes representing such new notes. None of the Company, the trustee or any of their respective agents will have any responsibility for the performance by DTC, direct or indirect DTC participants of their obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in global securities.

Neither we nor the trustee will have any responsibility or obligation to direct or indirect participants, or the persons for whom they act as nominees, with respect to the accuracy of the records of DTC, its nominee or any participant with respect to any ownership interest in the new notes, or payments to, or the providing of notice to participants or beneficial owners.

So long as the new notes are in DTC’s book-entry system, secondary market trading activity in the new notes will settle in immediately available funds. All payments on the new notes issued as global securities will be made by us in immediately available funds.

The information is subject to any changes to the arrangements between us and DTC and any changes to such procedures that may be instituted unilaterally by DTC. Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interest in the global securities among participants in DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee (nor any registrar, paying agent or conversion agent under the indenture) will have any responsibility for the performance by DTC or direct or indirect DTC participants of their obligations under the rules and procedures governing their operations.

Certificated Notes

We will issue the new notes in definitive certificated form if (i) DTC notifies us that it is unwilling or unable to continue as depositary, (ii) DTC ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days, or (iii) we, in our discretion, at any time determine not to have all of the applicable new notes represented by the global securities. In addition, beneficial interests in a global security may be exchanged for definitive certificated notes upon request by or on behalf of DTC in accordance with customary procedures. The indentures relating to the new 4% notes and new 13% notes permit us to determine at any time and in our sole discretion that the applicable new notes shall no longer be represented by global securities. DTC has advised us that, under its current practices, it would notify its participants of our request, but will only withdraw beneficial interests from the global securities at the request of each DTC participant. We would issue definitive certificates in exchange for any such beneficial interests withdrawn.

Any new note that is exchangeable pursuant to the preceding sentence is exchangeable for new notes registered in the names which DTC will instruct the trustee. It is expected that DTC’s instructions may be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in that global security. Subject to the foregoing, a global security is not exchangeable except for a global security or global securities of the same aggregate denominations to be registered in the name of DTC or its nominee.

DESCRIPTION OF MATERIAL DIFFERENCES BETWEEN THE NEW 4% NOTES
AND THE EXISTING 4% NOTES

The following is a brief summary of the terms of the new 4% notes and the existing 4% notes. For a more detailed description of the new 4% notes and existing 4% notes, see “Description of New 4% Notes” and “Description of Other Indebtedness.”

	New 4% Notes	Existing 4% Notes

Securities	Initially up to $140,000,000 aggregate principal amount (including an aggregate principal amount of up to $40,000,000 issuable in connection with the new 4% notes financing) of new 4.0% Convertible Subordinated Additional Cash Notes due 2020.	As of the date of this prospectus, $249,207,000 aggregate principal amount of our existing 4.0% Senior Convertible Notes due July 15, 2013 is outstanding.

Issuer	Evergreen Solar, Inc., a Delaware corporation.	Evergreen Solar, Inc., a Delaware corporation.

Maturity	July 15, 2020	July 15, 2013

Interest	Interest on the new 4% notes will bear interest at a rate of 4.0% per annum. Interest will be payable semiannually in arrears in cash on January 15 and July 15 of each year, beginning July 15, 2011.	Interest on the existing 4% notes is payable in arrears at a rate of 4.0% per year, payable semiannually in cash on January 15 and July 15 of each year.

Conversion Rights	You may convert the new 4% notes at any time from the issue date until the close of business on the business day immediately preceding the stated maturity date and subject to the terms of the indenture governing the new 4% notes, in multiples of $1,000 principal amount of new 4% notes. The initial conversion rate is 1,000 shares of common stock per $1,000 principal amount of new 4% notes (equivalent to an initial conversion price of $1.00 per share), subject to adjustment as described in “Description of New 4% Notes — Conversion Rights — Conversion Rate Adjustments.”	The existing 4% notes are convertible into cash and, if applicable, shares of our common stock, at the holder’s option, based on a conversion rate of 82.5593 shares of common stock per $1,000 principal amount of notes, equivalent to a conversion price of $12.11 per share, subject to adjustment, at any time on or prior to 5:00 p.m., New York City time, on the scheduled trading day immediately preceding the maturity date only under the following circumstances:

• during any fiscal quarter beginning after September 30, 2008 (but only during such fiscal quarter) if the closing sale price of our common stock was more than 130% of the then-applicable conversion price for at least 20 trading days in the period of the 30 consecutive trading days ending on, and including, the

New 4% Notes	Existing 4% Notes

last trading day of the previous fiscal quarter;

•     during a specified period, if we distribute to all or substantially all holders of our common stock rights (other than pursuant to a stockholder rights plan) or warrants entitling them to purchase, for a period expiring within 45 calendar days of the date of such distribution, our common stock at a price per share less than the average of the closing sale prices of our common stock during the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the declaration date for such distribution;

•   during a specified period, if we distribute to all or substantially all holders of our common stock cash or other assets, debt securities or rights to purchase our securities (other than pursuant to a stockholder rights plan or a dividend or distribution on common stock in common stock), which distribution has a per share value as determined by our board of directors exceeding 10% of the average of the closing sale prices of our common stock during the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the declaration date for such distribution;

• during a specified period, if we are a party to a consolidation, a merger or sale, lease, transfer, conveyance or other disposition of all or substantially all of our assets (subject to certain exceptions) that does not constitute a fundamental change, in each case pursuant to which our common stock would be

	New 4% Notes	Existing 4% Notes

converted into or exchanged for cash, securities and/or other property;

•     during a specified period, if a fundamental change occurs;

•   during the five consecutive business-day period immediately following any five consecutive trading-day period, or measurement period, in which the trading price per $1,000 principal amount of the existing 4% notes on each trading day of the measurement period was less than 98% of the product of the closing sale price of our common stock on such day and the then-applicable conversion rate; or

•   at any time on or after April 15, 2013.

Upon conversion, we will deliver cash and, if applicable, shares of our common stock equal to the sum of the daily settlement amounts for each of the 20 settlement period trading days during the applicable conversion period.

Payment of Interest Upon Conversion	Upon conversions on or prior to January 15, 2015, holders of converted new 4% notes will receive a Coupon Make Whole Payment (described below). For conversions after January 15, 2015, holders of converted new 4% notes will receive accrued and unpaid interest on such notes, subject to certain conditions.	Upon any conversion, subject to certain exceptions, holders of existing 4% notes will not receive any payment representing accrued and unpaid interest.

Additional Amount Upon Conversion	You will receive an Additional Amount upon conversion of $300 per $1,000 principal amount of converted new 4% notes paid at our option (subject to certain limitations) in cash or in shares of our common stock, to the extent that, at the time of such conversion, we have a sufficient	Not applicable

	New 4% Notes	Existing 4% Notes

number of shares of authorized and unissued shares that have not been reserved for other purposes, with such common stock valued, for conversions at your option, at a price per share equal to the Trailing Pricing Mechanism and, for conversions at the option of the Company, at a price per share equal to the Subsequent Pricing Mechanism. Notwithstanding the foregoing, in no event will the per share value used to calculate the number of shares issuable in connection with the Additional Amount be less than $0.50, subject to adjustment. At any time after the one year anniversary of the issue date, we may, at our option, terminate your right to receive the Additional Amount upon conversion, subject to 20 trading days having elapsed following notice of such termination. We may only make this $300 amount payment in cash after our existing 13% notes are no longer outstanding, unless we did not receive approval from our stockholders at the special meeting to increase our authorized shares of common stock to 240,000,000 shares (after giving effect to the 1- for-6 reverse stock split), and in any event subject to the subordination provisions of the new 4% notes indenture. See “Description of New 4% Notes — Conversion Rights — General.”

Adjustment to Conversion Rate Upon a Non-Stock Change of Control	Not applicable.	If and only to the extent holders elect to convert their existing 4% notes in connection with a transaction described under the first clause or fourth clause of the definition of fundamental change set forth in the indenture governing the existing 4% notes pursuant to which 10% or more of the consideration for our shares of common stock (other than cash

	New 4% Notes	Existing 4% Notes

payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) in such transaction consists of cash or securities (or other property) that are not shares of common stock or certificates representing other common equity interests traded or to be traded immediately following such transaction on a U.S. national securities exchange, which we refer to as a “non-stock change of control,” we will increase the conversion rate.

If holders of our common stock receive only cash in a non-stock change of control, the price paid will be the cash amount paid per share. Otherwise, the price paid will be the average of the closing sale prices for our common stock during the five consecutive trading day period ending on, and including, the trading day immediately preceding the effective date of such non-stock change of control.

Coupon Make Whole Payment in Connection with a Voluntary Conversion	If you elect to convert some or all of your new 4% notes on or prior to January 15, 2015, you will receive a Coupon Make Whole Payment for the new 4% notes being converted. This Coupon Make Whole Payment will be equal to the aggregate amount of interest payments that would have been payable on such converted new 4% notes from the last day through which interest was paid on the new 4% notes, or the issue date if no interest has been paid, to and including January 15, 2015.	Not applicable.

This Coupon Make Whole Payment payable upon a voluntary conversion, will initially be paid in shares of our common stock, to the extent that, at the time of such conversion, we have a sufficient number of shares of authorized and unissued shares that have not been

	New 4% Notes	Existing 4% Notes

reserved for other purposes, with such common stock valued pursuant to the Trailing Pricing Mechanism.

Notwithstanding the foregoing, in no event will the per share value used to calculate the number of shares issuable in connection with the Coupon Make Whole Payment be less than $0.50, subject to adjustment. We may, at our option, pay the Coupon Make Whole Payment payable upon a voluntary conversion in cash or, following any such election to pay in cash, in shares of our common stock, subject to 11 trading days having elapsed following notice of any election to pay in cash or, following any such cash election, notice of any election to pay in shares of our common stock. We may only make this Coupon Make Whole Payment in cash after our existing 13% notes are no longer outstanding, unless we did not receive approval from our stockholders at the special meeting to increase our authorized shares of common stock to 240,000,000 shares (after giving effect to the 1- for-6 reverse stock split), and in any event subject to the subordination provisions of the new 4% notes indenture. See “Description of New 4% Notes — Coupon Make Whole Payment in Connection with a Voluntary Conversion.”

Conversion at the Option of the Company	We may elect to mandatorily convert some or all of the new 4% notes if the last reported sale price of our common stock is greater than or equal to the Trigger Price (as defined) for at least 20 trading days during any 30 consecutive trading day period ending within five trading days prior to the notice of conversion. The Trigger Price is intended to	Not applicable.

New 4% Notes	Existing 4% Notes

provide that we may only elect to mandatorily convert the new 4% notes when, based on the trading price of our common stock during the measurement period described above, the value of the shares of our common stock issuable to holders of the new 4% notes upon conversion together with the Additional Amount (assuming for such purposes that the Additional Amount is then payable by us) but not including any Coupon Make Whole Payment, is equal to or greater than the face amount of the existing 4% notes tendered by holders in the 4% exchange offer in exchange for each $1,000 principal amount of new 4% notes issued in the 4% exchange offer.

If we elect to convert some or all of your new 4% notes on or prior to January 15, 2015, you will receive the Coupon Make Whole Payment for the new 4% notes being converted.

This Coupon Make Whole Payment payable in connection with a mandatory conversion will initially be paid in shares of our common stock, to the extent that, at the time of such conversion, we have a sufficient number of shares of authorized and unissued shares that have not been reserved for other purposes, with such common stock valued pursuant to the Subsequent Pricing Mechanism. Notwithstanding the foregoing, in no event will the per share value used to calculate the number of shares issuable in connection with the Coupon Make Whole Payment be less than $0.50, subject to adjustment. We may, at our option (with notice of such election in the notice of conversion), pay the Coupon Make Whole Payment payable in connection with a

	New 4% Notes	Existing 4% Notes

mandatory conversion in cash. We may only make this Coupon Make Whole Payment in cash after our existing 13% notes are no longer outstanding, unless we did not receive approval from our stockholders at the special meeting to increase our authorized shares of common stock to 240,000,000 shares (after giving effect to the 1- for-6 reverse stock split), and in any event subject to the subordination provisions of the new 4% notes indenture. See “Description of New 4% Notes — Conversion at the Option of the Company.”

Limitations on Conversion	We will not effect any conversion of the new 4% notes (including any conversion described under “Description of New 4% Notes — Conversion Rights — Conversion at the Option of the Company”), and holders of the new 4% notes will not have the right to convert any portion of the new 4% notes, to the extent that after giving effect to such conversion, a holder (together with such holder’s affiliates) would beneficially own in excess of 9.9% of the number of shares of our common stock outstanding immediately after giving effect to such conversion. See “Description of Notes — Limitations on Conversion.”	Not applicable.

Optional Redemption	Prior to January 15, 2015, we may not redeem the new 4% notes. On or after January 15, 2015, we may redeem for cash some or all of the new 4% notes at our option at a price equal to 100% of the principal amount of the new 4% notes being redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. We may only redeem the new 4% notes after our existing 13% notes are no longer	Not applicable.

	New 4% Notes	Existing 4% Notes

outstanding, and subject to the subordination provisions of the new 4% notes indenture. See “Description of New 4% Notes — Optional Redemption.”

Ranking	The new 4% notes will be our unsecured subordinated obligations and will:

•     be contractually subordinated in right of payment to all of our existing and future senior indebtedness;

•   be effectively subordinated to all of our existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness; and

•   be structurally subordinated in right of payment to all existing and future indebtedness and other liabilities of our subsidiaries.

The new 4% notes will not be subordinated to the existing 4% notes.	The existing 4% notes are senior unsecured obligations. The existing 4% notes rank equally in right of payment with all of our existing and future senior indebtedness and senior in right of payment to any of our existing and future indebtedness that is subordinated to the existing 4% notes, and are effectively subordinated to all of our existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness. In addition, the existing 4% notes are structurally subordinated to the existing and future indebtedness and other liabilities (including trade payables) of our subsidiaries.

The existing 4% notes will not constitute senior debt for purposes of the subordination provisions of the new 4% notes and the new 4% notes indenture.

Additional Interest	To the extent elected by us, if we fail to comply with our reporting obligations under the new 4% notes indenture, your sole remedy will (i) for the first 90 days after the occurrence of such an event of default consist exclusively of the right to receive additional interest on the new 4% notes at an annual rate equal to 0.25% of the principal amount of the new 4% notes and (ii) for the next 90 days after expiration of such 90 day period consist exclusively of the right to receive additional interest on the new 4% notes at an annual rate equal to 0.50% of the principal amount of the new 4% notes. See “Description of New 4% Notes — Events of Default.”	Should we fail to comply with the reporting obligations in the existing 4% notes indenture, your remedy for the 180 calendar days after the occurrence of such an event of default will consist exclusively of the right to receive additional amounts on the existing 4% notes at an annual rate equal to 0.50% of the principal amount of the existing 4% notes.

DESCRIPTION OF MATERIAL DIFFERENCES BETWEEN THE NEW 7.5% NOTES
AND THE EXISTING 13% NOTES

The following is a brief summary of the terms of the new 7.5% notes and the existing 13% notes. For a more detailed description of the new 7.5% notes and the existing 13% notes, see “Description of New 7.5% Notes” and “Description of Other Indebtedness.”

	New 7.5% Notes	Existing 13% Notes

Securities	Initially up to $165,000,000 aggregate principal amount of new up to 7.5% Convertible Senior Notes due 2017, is being offered in the 13% exchange offer.	As of the date of this prospectus, $165,000,000 aggregate principal amount of our existing 13.0% Convertible Senior Secured Notes due April 15, 2015 is outstanding.

Issuer	Evergreen Solar, Inc., a Delaware corporation.	Evergreen Solar, Inc., a Delaware corporation.

Maturity	April 15, 2017	April 15, 2015

Interest	The new 7.5% notes will bear interest at a rate of 7.5% per annum. Interest will be payable semi-annually in arrears in cash on April 15 and October 15 of each year, beginning April 15, 2011.	The existing 13% notes bear interest at a rate of 13% per annum. Interest is payable semi-annually in arrears in cash on April 15 and October 15 of each year, beginning October 15, 2010.

Purchase of Notes at the Holder’s Option on a Specified Date	Not applicable.	You may require us to purchase your existing 13% notes for cash on April 15, 2013 at a purchase price equal to 100% of the principal amount of the existing 13% notes, plus accrued and unpaid interest to, but excluding, the purchase date, unless:

•     the sum of (x) the aggregate outstanding principal amount of our existing 4% notes and (y) the aggregate outstanding principal amount of any debt (other than subordinated debt) used to “refinance” the existing 4% notes, in each case, as of the close of business on the business day immediately preceding April 15, 2013, is less than $50,000,000; or

•   the trading price per $1,000 principal amount of the existing 13% notes on the closing of business on the trading day immediately preceding April 15, 2013 exceeds $1,100.

	New 7.5% Notes	Existing 13% Notes

If more than $199,207,000 in aggregate principal amount of existing 4% notes are tendered and accepted in the 4% exchange offer, less than $50,000,000 aggregate principal amount of existing 4% notes will remain outstanding and holders of existing 13% notes will no longer have the ability to require us to purchase all or a portion of such holder’s existing 13% notes on April 15, 2013.

Conversion Rights	You may convert your new 7.5% notes at any time from the issue date until the close of business on the business day immediately preceding the stated maturity date and subject to the terms of the indenture governing the new 7.5% Notes, in multiples of $1,000 principal amount of new 7.5% notes. The initial conversion rate of shares of common stock per $1,000 principal amount of new 7.5% notes will be determined by dividing $1,000 by the initial conversion price, which will equal 120% of the average of the daily VWAP (as defined in “Description of New 7.5% Notes”) for the five trading days ending on (and including) the second trading day prior to the expiration date of the 13% exchange offer, as the same may be extended. However, in no event will the initial conversion price be less than $0.75 or greater than $1.25. We will issue a press release announcing the initial conversion rate for the new 7.5% notes prior to 9:00 a.m. (New York City time) on the business day immediately preceding the expiration of the 13% exchange offer. See “Description of New 7.5% Notes — Conversion Rights.”	A holder may convert its existing 13% notes at any time prior to the close of business on the business day immediately preceding the stated maturity date, in multiples of $1,000 principal amount of existing 13% notes at a conversion price of $1.90, subject to adjustment.

Payment of Interest Upon Conversion	Upon conversions on or prior to April 15, 2015, holders of converted new 7.5% notes will receive a Coupon Make Whole Payment (described below). For	Upon any conversion, subject to certain exceptions, holders of existing 7.5% notes will not receive any payment representing accrued and unpaid interest.

	New 7.5% Notes	Existing 13% Notes

conversions after April 15, 2015, holders of converted new 7.5% notes will receive accrued and unpaid interest on such notes, subject to certain conditions.

Conversion Rate Increase upon Fundamental Change	Not applicable.	If a holder elects to convert its existing 13% notes in connection with a certain fundamental changes pursuant to clause (iii) or clause (iv) of the definition of change in control set forth in the indenture governing the existing 13% notes, we will, to the extent described in the indenture, if approval from our stockholders has been obtained, increase the conversion rate applicable to the existing 13% notes.

The indenture governing the existing 13% notes provides that we agree not to take any action that would result in a fundamental change pursuant to clause (iii) or clause (iv) of the definition of change in control unless both the action resulting in the fundamental change and the adjustment to the conversion rate are approved by our stockholders.

The amount of the increase in the applicable conversion rate, if any, will be based on our common stock price and the effective date of the fundamental change.

Coupon Make Whole Payment in Connection with a Voluntary Conversion	If you elect to convert some or all of your new 7.5% notes on or prior to April 15, 2015, you will receive a Coupon Make Whole Payment for the new 7.5% notes being converted. This Coupon Make Whole Payment will be equal to the aggregate amount of interest payments that would have been payable on such converted new 7.5% notes from the last day through which interest was paid on the new 7.5% notes, or the issue date if no interest has been paid, to and including April 15, 2015.

	New 7.5% Notes	Existing 13% Notes

	This Coupon Make Whole Payment payable upon a voluntary conversion will be initially paid in shares of our common stock, to the extent that, at the time of such conversion, we have a sufficient number of shares of authorized and unissued shares that have not been reserved for other purposes, with such common stock valued at a price per share equal to 90% of the lesser of (i) the average of the daily VWAP for the 10 trading days ending on the date of conversion and (ii) the daily VWAP on the date of conversion (referred to herein as the Trailing Pricing Mechanism).	Not applicable.

Notwithstanding the foregoing, in no event will the per share value used to calculate the number of shares issuable in connection with the Coupon Make Whole Payment be less than $0.50, subject to adjustment. We may, at our option, pay the Coupon Make Whole Payment payable upon a voluntary conversion in cash or, following any such election to pay in cash, in shares of our common stock, subject to 11 trading days having elapsed following notice of any election to pay in cash or, following any such cash election, notice of any election to pay in shares of our common stock. See “Description of New 7.5% Notes — Coupon Make Whole Payment in Connection with a Voluntary Conversion.”

Conversion at the Option of the Company	We may elect to mandatorily convert some or all of the new 7.5% notes if the last reported sale price of our common stock is greater than or equal to 150% of the conversion price of the new 7.5% notes for at least 20 trading days during any 30 consecutive trading day period ending within five trading days prior to the notice of conversion.

	New 7.5% Notes	Existing 13% Notes

	If we elect to convert some or all of your new 7.5% notes on or prior to April 15, 2015, you will receive the Coupon Make Whole Payment for the new 7.5% notes being converted.	Not applicable.

This Coupon Make Whole Payment payable in connection with a mandatory conversion will be initially paid in shares of our common stock, to the extent that, at the time of such conversion, we have a sufficient number of shares of authorized and unissued shares that have not been reserved for other purposes, with such common stock valued at the Subsequent Pricing Mechanism. Notwithstanding the foregoing, in no event will the per share value used to calculate the number of shares issuable in connection with the Coupon Make Whole Payment be less than $0.50, subject to adjustment. We may, at our option (with notice of such election in the notice of conversion), pay the Coupon Make Whole Payment payable in connection with a mandatory conversion in cash. See “Description of New 7.5% Notes — Conversion at the Option of the Company.”

Limitations on Conversion	We will not effect any conversion of the new 7.5% notes (including any conversion described under “Description of New 7.5% Notes — Conversion Rights — Conversion at the Option of the Company”), and holders of the new 7.5% notes will not have the right to convert any portion of the new 7.5% notes, to the extent that after giving effect to such conversion, a holder (together with such holder’s affiliates) would beneficially own in excess of 9.9% of the number of shares of our common stock outstanding immediately after giving effect to such conversion. See “Description of Notes — Limitations on Conversion.”	Not applicable.

	New 7.5% Notes	Existing 13% Notes

Note guaranties	The new 7.5% notes will not be guaranteed by any of our subsidiaries.	The existing 13% notes are fully and unconditionally guaranteed on a senior secured basis by each of our existing and future direct and indirect wholly owned domestic subsidiaries that are not excluded subsidiaries. Currently, only ESLR1, LLC has provided a guaranty of the notes.

Security	The new 7.5% notes will not be secured.	The existing 13% notes and the note guaranties are secured by a first priority lien on substantially all of the assets of us and the guarantors, other than excluded property. If the exchange offers and consent solicitation are successful, the existing 13% notes and the note guaranties will no longer be secured obligations.

Ranking	The new 7.5% notes will be our general senior unsecured obligations and will:

•     rank senior in right of payment to all of our existing and future indebtedness that is, by its terms, expressly subordinated in right of payment to the new 7.5% notes, including the new 4% notes;

•   rank pari passu in right of payment with all of our existing and future indebtedness that is not so subordinated;

•   be effectively subordinated in right of payment to all of our secured indebtedness to the extent of the value of the collateral securing those obligations; and

• be structurally subordinated in right of payment to all existing and future indebtedness and other liabilities of our subsidiaries.	The existing 13% notes and the note guaranties are our and the guarantors’ general senior secured obligations and:

•     rank senior in right of payment to all of our and the guarantors’ existing and future indebtedness that is, by its terms, expressly subordinated in right of payment to the existing 13% notes;

•   rank pari passu in right of payment with all of our and the guarantors’ existing and future indebtedness that is not so subordinated;

•   rank effectively senior in right of payment to any of our and the guarantors’ unsecured indebtedness to the extent of the value of the collateral securing the existing 13% notes and the note guaranties;

• are effectively subordinated to any of our and the guarantors obligations that are either (i) secured by a lien on the collateral that is senior or prior to the liens securing the notes or the note guaranties, or (ii) secured by assets that are not part of the collateral securing the

	New 7.5% Notes	Existing 13% Notes

notes or the note guaranties, in each case to the extent of the value of the assets securing such obligations; and

• are structurally subordinated in right of payment to all existing and future indebtedness and other liabilities of our non-guarantor subsidiaries.

Optional Redemption	Prior to April 15, 2015, we may not redeem the new 7.5% notes. On or after April 15, 2015, we may redeem for cash some or all of the new 7.5% notes at our option at a price equal to 100% of the principal amount of the new 7.5% notes being redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. See “Description of New 7.5% Notes — Optional Redemption.”	Not applicable.

Certain Covenants	The new 7.5% notes indenture governing the new 7.5% notes will restrict our ability and the ability of our subsidiaries to incur or permit liens on property or assets with respect to certain indebtedness existing under or with respect to certain equity and equity linked securities. However, these limitations will be subject to a number of important qualifications and exceptions, as set forth in “Description of New 7.5% Notes — Certain Covenants.”	The indenture governing the existing 13% notes restricts our ability and the ability of our subsidiaries to:

•     Incur additional indebtedness and issue certain preferred stock;

•   Make certain payments or investments;

•   Sell assets;

•   Create liens on assets; and

•   Consolidate, merge, sell or otherwise dispose of all or substantially all of our subsidiaries’ assets taken as a whole.

However, these limitations are subject to a number of important qualifications and exceptions.

If the exchange offers and consent solicitation are successful, the existing 13% notes and note guaranties will no longer have the benefit of these covenants.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax considerations relevant to the exchange of existing notes for new notes pursuant to the exchange offers, the ownership and disposition (including a conversion into common stock) of the new notes and the ownership and disposition of common stock received upon a conversion of new notes. It is not, however, a complete analysis of all of the potential tax considerations. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis. There can be no assurance that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS or an opinion of counsel with respect to any such consequences.

Except as otherwise specifically described below, this summary deals only with holders that exchange their existing notes for new notes pursuant to the exchange offers, and that hold existing notes, new notes and common stock, as the case may be, as “capital assets” (generally, property held for investment) and assumes that the new notes will be treated as debt for U.S. federal income tax purposes. This summary does not deal with all aspects of U.S. federal income taxation that might be relevant to particular holders in light of their personal investment circumstances or special status, nor does it address tax considerations applicable to investors that may be subject to special tax rules, such as certain financial institutions, tax-exempt organizations, S corporations, partnerships (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes), insurance companies, broker-dealers, dealers or traders in securities or currencies, certain former citizens or residents of the United States and taxpayers subject to the alternative minimum tax. It also does not deal with existing notes, new notes or common stock held as part of a hedge, straddle, “synthetic security” or conversion transaction or with other integrated investments, or situations in which the functional currency of a U.S. Holder, as defined below, is not the U.S. dollar. Moreover, it does not discuss the effect of any other U.S. federal tax laws (such as estate and gift tax laws) or any state, local or non-U.S. tax laws which may be applicable.

As used herein, a “U.S. Holder” means a beneficial owner of existing notes, new notes or common stock received upon conversion of a new note that is, for U.S. federal income tax purposes: (1) an individual citizen or resident of the United States, (2) a corporation created or organized under the laws of the United States, any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust if (a) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all of the trust’s substantial decisions, or (b) it has a valid election in effect to be treated as a U.S. person. A “Non-U.S. Holder” means a beneficial owner of existing notes, new notes or common stock that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust that is not a U.S. Holder.

If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a holder of existing notes, new notes or common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships and investors in such partnerships should consult their own tax advisors.

The following discussion is for general information only and is not intended to be tax advice. Investors considering participating in the exchange offers should consult their own tax advisors with respect to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences which may arise under other U.S. federal tax laws or the laws of any state, local or non-U.S. taxing jurisdiction or under any applicable tax treaty.

Tax Consequences to U.S. Holders

Treatment of Exchange Offers

The exchange offers will constitute a significant modification of the existing notes (and therefore an exchange for U.S. federal income tax purposes) if, based on all facts and circumstances, the legal rights or obligations that are altered and the degree to which they are altered are economically significant. The applicable Treasury Regulations provide that a change in the yield generally will constitute a significant modification if the yield on the newly issued note varies from the yield on the existing note by more than the greater of 25 basis points or 5 percent of the annual yield on the existing notes. The change in yield in the case of each of the new 4% notes and the new 7.5% notes will exceed this threshold, and therefore the exchange offers of the existing notes for the new notes will be treated as an exchange for U.S. federal income tax purposes.

The U.S. federal income tax consequences of the exchange offers to U.S. Holders will depend in part on whether the existing notes and the new notes constitute “securities” for U.S. federal income tax purposes. The term “security” is not defined in the Code or in the Treasury Regulations, and has not been clearly defined by judicial decisions. An instrument is a “security” for these purposes if, based on all the facts and circumstances, the instrument constitutes a meaningful investment in the issuer of the instrument. Although there are a number of factors that may affect the determination of whether a debt instrument is a “security,” one of the most important factors is the original term of the instrument, or the length of time between the issuance of the instrument and its maturity. In general, instruments with an original term of more than ten years are likely to be treated as “securities,” and instruments with an original term of less than five years may not be treated as “securities.” The IRS has publicly ruled that a debt instrument with a term of two years may be a “security” if received in a reorganization in exchange for an instrument having substantially the same maturity date and terms (other than interest rate) that itself constituted a “security” upon initial issuance. The existing 4% notes were issued in 2008 with a term at issuance of approximately five years. The new 4% notes have a term of approximately ten years. The exchange of the new 4% notes for existing 4% notes is referred to as the “4% exchange”. The existing 13% notes were issued in 2010 with a term at issuance of approximately five years. The new 7.5% notes have a term of approximately seven years. The exchange of the new 7.5% notes for existing 13% notes is referred to as the “7.5% exchange”. In addition, the convertibility of a debt instrument into stock of the issuer may argue in favor of “security” treatment because of the holder’s possible equity participation in the issuer. Due to the inherently factual nature of the determination, U.S. Holders are urged to consult their own tax advisors regarding the classification of the existing notes and the new notes as “securities” for U.S. federal income tax purposes and the application of the recapitalization rules described below.

U.S. Federal Income Tax Consequences if Exchange Does Not Qualify as a Tax-Free Recapitalization

If the existing 4% notes, existing 13% notes, the new 4% notes or the new 7.5% notes do not constitute “securities” for U.S. federal income tax purposes, then the 4% exchange, 7.5% exchange, or both, as the case may be, would not be treated as a tax-free recapitalization, and a U.S. Holder generally would recognize gain or loss on the applicable exchange in an amount equal to the difference (if any) between the “issue price” of the applicable new notes (as described under “— Treatment of Ownership and Disposition of the New Notes and Common Stock — Accrual of Interest on the New Notes” below) and such U.S. Holder’s adjusted tax basis in the applicable existing notes.

U.S. Holders should consult their own tax advisors regarding whether the exchange offers would be subject to the wash sale rules of Section 1091 of the Code. If the 4% exchange or 7.5% exchange were treated as part of a wash sale, U.S. Holders would not be allowed to currently recognize any loss resulting from the applicable exchange. Instead, such loss would be deferred, and would be reflected as an increase in the basis of the new notes.

Subject to the application of the market discount rules discussed in the next paragraph, any gain or loss recognized if either of the 4% exchange or the 7.5% exchange were a taxable transaction generally would be capital gain or loss, and would be long-term capital gain or loss if, at the time of the exchange offers, the applicable existing notes were held for more than one year. Long-term capital gains of non-corporate taxpayers currently are taxed at a maximum 15% U.S. federal income tax rate. Short-term capital gains are taxed at ordinary income rates. The deductibility of capital losses is subject to limitations. A U.S. Holder’s holding period for a new note would commence on the date immediately following the date of the exchange offers, and the U.S. Holder’s initial tax basis in the new note would be the issue price of the new note.

Subject to a de minimis exception, if a U.S. Holder acquired existing notes (other than at original issue) at a discount from the adjusted issue price of such existing notes (i.e., a “market discount”), any gain recognized by the holder on the exchange offers of the existing notes would be recharacterized as ordinary interest income to the extent of accrued market discount that had not previously been included as ordinary income.

U.S. Federal Income Tax Consequences if Exchange Offers Qualify as a Tax-Free Recapitalization

If the applicable existing notes and the applicable new notes each constitute “securities” for U.S. federal income tax purposes, then the 4% exchange, the 7.5% exchange, or both, as applicable, generally would be treated as a tax-free recapitalization, in which generally no gain or loss would be recognized by a U.S. Holder on the applicable exchange. A U.S. Holder would have an initial tax basis in the new 4% notes and new 7.5% notes, as applicable, equal to the holder’s adjusted tax basis in the existing 4% notes and existing 13% notes, respectively, exchanged therefor. The U.S. Holder’s holding period for the new notes would include the period during which the holder held the existing notes surrendered in the applicable exchange.

Treatments of Payments of Cash Attributable to Accrued and Unpaid Interest on the Existing Notes

As described above under “Description of the Exchange Offers and Consent Solicitation — Acceptance of Existing Notes; and Settlement Date; Delivery of Consideration,” accrued and unpaid interest on existing notes that are accepted for exchange will be paid in cash at the closing. Such amounts will be included in the gross income of a U.S. Holder to the extent that the U.S. Holder has not previously included the accrued interest in income, and will be taxable as ordinary income.

Consequences to Non-Exchanging U.S. Holders of the 13% Notes

The tax consequences to U.S. Holders who do not exchange the existing 13% notes for new 7.5% notes will depend on whether the modifications resulting from the proposed amendments to the existing 13% notes are economically significant. If the modifications are not economically significant, then there should not be any U.S. federal income tax consequences to U.S. Holders who do not exchange the existing 13% notes for new 7.5% notes. If the modifications resulting from the proposed amendments to the existing 13% notes are economically significant, then the modifications will result in a deemed exchange for U.S. federal income tax purposes of the existing 13% notes for deemed new 13% notes, the tax consequences of which generally will be the same as those described above under “— Treatment of Exchange Offers.” A modification that releases, substitutes, adds or otherwise alters a substantial amount of the collateral for, a guarantee on, or other form of credit enhancement for a nonrecourse debt instrument generally is a significant modification. Any accrued but unpaid interest on the existing 13% notes would be treated as described above under “Tax Consequences to U.S. Holders — Treatment of Ownership and Disposition of the New Notes and Common Stock — Treatments of Payments of Cash Attributable to Accrued and Unpaid Interest on the Existing Notes.” We believe that the modifications resulting from the proposed amendments will be treated as economically significant for U.S. federal income tax purposes. However, there is no assurance that the IRS will agree, and U.S. Holders who do not exchange the existing 13% notes for new 7.5% notes are strongly encouraged to consult their own tax advisors.

Subject to statutory de minimis exception, if the issue price of the deemed new 13% notes treated as received in the deemed exchange described above were less than their stated redemption price at maturity, the deemed new 13% notes would be treated as issued with the original issue discount, which would cause a U.S. Holder to recognize interest income before receiving cash to which such income is attributable. The issue price of the deemed new notes will be determined as set forth below under “Tax Consequences to U.S. Holders — Treatment of Ownership and Disposition of the New Notes and Common Stock — Accrual of Interest on the New Notes.”

If the proposed amendments to the existing 13% notes do not become effective, there should not be any U.S. federal income tax consequences to U.S. Holders who do not exchange the existing 13% notes for new 7.5% notes.

Treatment of Ownership and Disposition of the New Notes and Common Stock

Characterization as Contingent Payment Debt Instruments

The Company may be required to make additional payments to the holders of the new notes (i) upon conversion in certain circumstances, (ii) if the Company fails to file certain annual or quarterly reports or (iii) if the Company does not comply with certain provisions of the Trust Indenture Act, as described under “Description of New 4% Notes — General” and “Description of New 7.5% Notes — General.” In addition, holders of the new notes may require that the Company repurchase the new notes following the occurrence of certain fundamental changes. If the amount or timing of any additional payments on a note is contingent, the note could be subject to special rules that apply to contingent payment debt instruments. Because there is more than a remote or incidental likelihood that certain additional payments will be made on the new notes upon conversion, we intend to treat the new notes as contingent payment debt instruments, subject to the Treasury Regulations governing contingent payment debt instruments, which we refer to herein as the “contingent debt regulations.” Our determination that the new notes are debt instruments subject to the contingent debt regulations, and our application of the contingent debt regulations to the new notes, including our determination of the rate at which interest will be deemed to accrue on the new notes and the related “projected payment schedule”, generally will be binding on all holders unless a holder discloses a contrary position to the IRS in a statement attached to its timely filed U.S. federal income tax return for the taxable year during which it acquired the new notes. Our position as to the characterization of the new notes is not binding on the IRS or any court of law.

The proper application of the contingent debt regulations to the new notes is uncertain, and no assurance can be given that the IRS will not assert that the new notes should be treated differently. A different treatment from that described below could affect the amount, timing, source and character of income, gain or loss with respect to the new notes. U.S. Holders should consult with their own tax advisors regarding the tax consequences of holding a new note.

The remainder of this discussion assumes that the new notes will be treated as debt instruments subject to the contingent debt regulations.

Accrual of Interest on the New Notes

Interest on a contingent payment debt instrument must be taken into account whether or not the amount of the relevant payment is fixed or determinable in the taxable year. Under the contingent debt regulations, the amount of interest that will be taken into account for each accrual period is determined by constructing a projected payment schedule for the debt instrument and applying rules similar to those for accruing original issue discount (“OID”) on a noncontingent debt instrument. If the actual amount of the contingent payment is not in fact equal to the projected amount, appropriate adjustments must be made to reflect the difference.

Under the contingent debt regulations, the Company will be required to determine a “comparable yield” for the new notes. The “comparable yield” is the yield at which the Company could issue a fixed-rate debt instrument with terms similar to those of the new notes, taking into account the level of subordination, term, timing of payments and general market conditions, but excluding any adjustments for the riskiness of the contingencies, the convertibility, or the liquidity of the notes. The “comparable yield” for the new notes may be obtained by submitting a written request for such information to the Company, 138 Bartlett Street, Marlboro, Massachusetts 01752, Attention: Paul Kawa. In addition to determining a comparable yield, the Company will be required, as of the issue date, to determine a “projected payment schedule” in respect of the new notes. The projected payment schedule is a schedule of noncontingent payments along with an estimate of all future contingent payments on the notes, including the payment at maturity taking into account the conversion feature, the amount and timing of which would produce a yield to maturity on the new notes equal to the comparable yield. The “projected payment schedule” in respect of the new notes may be obtained by submitting a written request for such information to the Company, 138 Bartlett Street, Marlboro, Massachusetts 01752, Attention: Paul Kawa. For U.S. federal income tax purposes, a U.S. Holder is required to use the Company’s determination of the comparable yield and projected payment schedule in determining interest accruals and adjustments in respect of a note, unless the Company does not create a projected payment schedule or such schedule is unreasonable and the U.S. Holder timely discloses and justifies the use of other estimates to the IRS. Regardless of a U.S. Holder’s accounting method, if the contingent debt regulations apply, the U.S. Holder will be required to accrue as interest income OID on the new notes at the comparable yield, adjusted upward or downward in each year to reflect the difference between actual and projected payments with respect to the new notes (as discussed below).

Accordingly, subject to a sale, exchange or retirement of the new notes, a U.S. Holder will be required to accrue an amount of ordinary interest income as OID for U.S. federal income tax purposes, for each accrual period prior to and including the stated maturity date of the new notes, that equals: (A) the product of (i) the adjusted issue price of the notes (as defined below) as of the beginning of the accrual period and (ii) the comparable yield of the notes, adjusted for the length of the accrual period; (B) divided by the number of days in the accrual period; and (C) multiplied by the number of days during the accrual period that the U.S. Holder held the notes. For U.S. federal income tax purposes, the “adjusted issue price” of a new note is its original issue price increased by the amount of interest income previously accrued by the holder under the projected payment schedule (without regard to any of the positive or negative adjustments described below) and decreased by the amount of any noncontingent payment and the projected amount of any contingent payment previously scheduled to have been made (without regard to the actual amount of any prior payments) with respect to the new note.

The original “issue price” of the new 4% notes will depend on whether the portion of the new 4% notes being sold for cash pursuant to the new 4% notes financing is considered a “substantial amount” of the total amount of the new 4% notes being issued (both in the new 4% notes financing and pursuant to the 4% exchange). If the portion of the new notes being sold for cash is considered a “substantial amount,” the issue price of all the new 4% notes (those issued in the new 4% notes financing and pursuant to the 4% exchange) would be the first price at which a substantial amount of the new 4% notes are sold for cash, excluding any sales to bond houses, brokers or similar persons acting in the capacity of underwriters, placement agents or wholesalers. While there is no guidance on what constitutes a “substantial amount,” we currently expect to sell an amount of new 4% notes for cash in the new 4% notes financing that we believe would be considered a “substantial amount” under the Code and the Treasury Regulations. If the amount of new 4% notes sold for cash in the new 4% notes financing does not equate to a “substantial amount” of the new 4% notes, the original “issue price” of all the new 4% notes would depend on whether the existing 4% notes or the new 4% notes are “publicly traded” within the meaning of the applicable Treasury Regulations, and would be determined in a manner consistent with the method used for determining the issue price of the new 7.5% notes described immediately below.

The original “issue price” of the new 7.5% notes will depend on whether the existing 13% notes or the new 7.5% notes received in the applicable exchange are “publicly traded” within the meaning of applicable Treasury Regulations. If neither the existing 13% notes nor the new 7.5% notes are publicly traded, the issue price of the new 7.5% notes will equal their stated principal amount. If either the existing 13% notes or the new 7.5% notes are publicly traded at any time during the 60-day period ending 30 days after the issue date of the new 7.5% notes, the issue price of the new 7.5% notes will equal the fair market value of the new 7.5% notes (if the new 7.5% notes are publicly traded) or the existing 13% notes (if the new 7.5% notes are not publicly traded and the existing 13% notes are publicly traded), in each case on the date of the 7.5% exchange.

Adjustments to Interest Accruals on the New Notes

If a U.S. Holder of new notes receives actual payments with respect to such notes that, in the aggregate, exceed the total amount of the projected payments for that taxable year, the U.S. Holder will incur a “net positive adjustment” under the contingent debt regulations equal to the amount of such excess. The holder will be required to treat the “net positive adjustment” as additional interest income. If a U.S. Holder receives in a taxable year actual payments with respect to the new notes that, in the aggregate, are less than the amount of projected payments for that taxable year, the U.S. Holder will incur a “net negative adjustment” under the contingent debt regulations equal to the amount of such deficit. This net negative adjustment will (a) reduce the U.S. Holder’s interest income on the new notes for that taxable year, and (b) to the extent of any excess after the application of (a), give rise to an ordinary loss to the extent of the U.S. Holder’s cumulative interest income on the new notes during prior taxable years, reduced to the extent such interest was offset by prior net negative adjustments. Any negative adjustment in excess of the amounts described in (a) and (b) will be carried forward to offset future interest income with respect to the new notes or to reduce the amount realized on a sale, exchange, conversion or redemption of the new notes. A net negative adjustment is not subject to the limitation imposed on miscellaneous itemized deductions under Section 67 of the Code.

Special rules will apply if one or more contingent payments on a contingent payment debt instrument become fixed more than six months prior to the date the payment is due. For purposes of the preceding sentence, a payment (including an amount payable at maturity) will be treated as fixed if (and when) all remaining contingencies with respect to it are remote or incidental within the meaning of the contingent debt regulations. If one or more contingent payments on a contingent payment debt instrument become fixed more than six months prior to the date the payment is due, a U.S. Holder would be required to make a positive or negative adjustment, as appropriate, equal to the difference between the present value of the amounts that are fixed, using the comparable yield as the discount rate, and the present value of the projected amounts of the relevant contingent payments as provided in the projected payment schedule. At this time, the contingent payment would no longer be treated as such and the projected payment schedule for the debt instrument would be modified prospectively to reflect the fixed amount of the payment. If all remaining scheduled contingent payments on a contingent payment debt instrument become fixed substantially contemporaneously, a U.S. Holder would be required to make adjustments to account for the difference between the amounts so treated as fixed and the projected payments in a reasonable manner over the remaining term of the debt instrument. A U.S. Holder’s tax basis in the debt instrument and the character of any gain or loss on the sale of the instrument would also be affected. U.S. Holders are urged to consult their tax advisors concerning the application of these special rules.

Applicable High Yield Debt Obligations

All or a portion of the deductions attributable to interest and OID on the new notes may be disallowed under the rules applicable to certain high yield debt obligations. In this event, a U.S. Holder that is a corporation may be entitled to a dividends received deduction with respect to the nondeductible amounts, to the extent such amounts would have been treated as dividends for U.S. federal income tax purposes if distributed by us with respect to our stock. Such deemed distributions would be treated as dividends to the extent of our current or accumulated earnings and profits as calculated for U.S. federal income tax purposes. U.S. Holders that are corporations are urged to consult their own tax advisors regarding the availability and amount of any dividends received deductions with respect to interest and OID.

Sale, Exchange, Conversion, Redemption or Other Taxable Disposition of New Notes

A U.S. Holder generally will recognize gain or loss if the holder disposes of a new note in a sale, exchange, conversion, redemption or other taxable disposition. As described above, our calculation of the comparable yield and projected payment schedule for the new notes includes the receipt of shares upon conversion as a contingent payment with respect to the new notes. Accordingly, we intend to treat the fair market value of common shares, plus any additional amounts (regardless of whether such additional amounts are paid in cash or common shares) received by a U.S. Holder upon the conversion of a new note as a payment under the contingent debt regulations. As described above, a U.S. Holder is bound by our determination of the comparable yield and projected payment schedule. Under this treatment, a conversion of the new notes into common shares will also result in a taxable gain or loss to a U.S. Holder. The U.S. Holder’s gain or loss will equal the difference between the proceeds received by the holder (other than amounts attributable to accrued but unpaid interest) and the holder’s adjusted tax basis in the new note. A U.S. Holder’s adjusted tax basis in a new note generally will equal the U.S. Holder’s adjusted tax basis in the existing notes (if the exchange offers qualify as a recapitalization) or the issue price of the new notes (if the exchange offers do not qualify as a recapitalization). The portion of any proceeds that is attributable to accrued interest will not be taken into account in computing the U.S. Holder’s gain or loss. Instead, that portion will be recognized as ordinary interest income to the extent that the U.S. Holder has not previously included the accrued interest in income.

Gain recognized upon a sale, exchange, conversion or redemption of a new note generally will be treated as ordinary interest income; any loss will be ordinary loss to the extent of interest previously included in income in excess of the total net negative adjustments on the debt taken into account by the holder as ordinary loss, and thereafter capital loss (which will be long-term if the holding period of the new note is more than one year). The deductibility of capital losses is subject to limitations. If at the time of the sale, exchange, conversion or retirement of the new notes there are no more remaining contingent payments due under the projected payment schedule, any gain or loss recognized by the holder will generally be treated as gain or loss from the sale, exchange, conversion or retirement of the debt instrument.

A U.S. Holder’s tax basis in common shares received upon conversion of a new note (including common shares received in payment of any additional amounts) will equal the then current fair market value of such common shares. The U.S. Holder’s holding period for the common stock received upon conversion will commence on the day immediately following the date of conversion.

In the event that we undergo a business consolidation or merger as described under “Description of New 4% Notes — Conversion Rights” and “Description of New 7.5% Notes — Conversion Rights,” the conversion obligation may be adjusted so that holders would be entitled to convert the new notes into the type of consideration that they would have been entitled to receive upon such business combination had the new notes been converted into our common stock immediately prior to such business combination. Depending on the facts and circumstances at the time of such business combination, such adjustment may result in a deemed exchange of the outstanding new notes, which may be a taxable event for U.S. federal income tax purposes.

Distributions

If, after a U.S. Holder acquires our common stock upon a conversion of a new note, we make a distribution in respect of such common stock from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), the distribution will be treated as a dividend and will be includible in a U.S. Holder’s income when paid. If the distribution exceeds our current and accumulated earnings and profits, the excess will be treated first as a tax-free return of the U.S. Holder’s investment, up to the U.S. Holder’s tax basis in its common stock, and any remaining excess will be treated as capital gain from the sale or exchange of the common stock. If the U.S. Holder is a U.S. corporation, it may be able to claim a dividends received deduction on a portion of any distribution taxed as a dividend, provided that certain holding period requirements are satisfied. Subject to certain exceptions, dividends received by non-corporate U.S. Holders currently are taxed at a maximum rate of 15%, provided that certain holding period requirements are met. This rate is scheduled to expire on December 31, 2012.

Constructive Distributions

The terms of the new notes allow for changes in the conversion rate of the new notes under certain circumstances. A change in conversion rate that allows holders of new notes to receive more shares of common stock on conversion may increase such holders’ proportionate interests in our earnings and profits or assets. In that case, the holders of new notes may be treated as though they received a taxable distribution in the form of our common stock. A taxable constructive stock distribution would result, for example, if the conversion rate is adjusted to compensate holders of new notes for distributions of cash or property to our stockholders. If an event occurs that dilutes the interests of stockholders and the conversion rate of the new notes is not adjusted (or not adequately adjusted), this also could be treated as a taxable stock distribution to holders of the new notes. Not all changes in the conversion rate that result in holders of new notes receiving more common stock on conversion, however, increase such holders’ proportionate interests in us. For instance, a change in conversion rate could simply prevent the dilution of the holders’ interests upon a stock split or other change in capital structure. Changes of this type, if made pursuant to a bona fide reasonable adjustment formula, are not treated as constructive stock distributions. Any taxable constructive stock distribution resulting from a change to, or failure to change, the conversion rate that is treated as a distribution of common stock would be treated for U.S. federal income tax purposes in the same manner as a distribution on our common stock paid in cash or other property. It would result in a taxable dividend to the recipient to the extent of our current or accumulated earnings and profits (with the recipient’s tax basis in its new note being increased by the amount of such dividend), with any excess treated as a tax-free return of the holder’s investment in its new note or as capital gain. U.S. Holders should consult their own tax advisors regarding whether any taxable constructive stock dividend would be eligible for the maximum 15% rate (which in any event is scheduled to expire on December 31, 2012) or the dividends received deduction described in the previous paragraph, as the requisite applicable holding period requirements might not be considered to be satisfied.

Sale, Exchange or Other Disposition of Common Stock

A U.S. Holder generally will recognize gain or loss on a sale, exchange or other disposition of common stock. The U.S. Holder’s gain or loss will equal the difference between the proceeds received by the holder and the holder’s tax basis in the stock. The proceeds received by the U.S. Holder will include the amount of any cash and the fair market value of any other property received for the stock. The gain or loss recognized by a U.S. Holder on a sale or exchange of common stock will be capital gain or loss, and will be long-term capital gain or loss if the holder’s holding period in the common stock is more than one year, or short-term capital gain or loss if the holder’s holding period in the common stock is one year or less, at the time of the transaction. Long-term capital gains of non-corporate taxpayers are currently taxed at a maximum 15% federal rate (which is expected to increase after December 31, 2012). Short-term capital gains are taxed at ordinary income rates. The deductibility of capital losses is subject to limitations.

New Legislation

Newly enacted legislation requires certain U.S. Holders who are individuals, trusts or estates to pay a 3.8% tax on, among other things, interest, dividends and capital gains from the sale or other disposition of new notes or common stock for taxable years beginning after December 31, 2012. U.S. Holders should consult their own advisors regarding the effect, if any, of this legislation on their ownership and disposition of the new notes and the common stock into which the new notes may be converted.

Tax Consequences to Non-U.S. Holders

Treatment of Exchange Offers

Any gain realized by a Non-U.S. Holder on the exchange offers of existing notes for new notes generally will not be subject to U.S. federal income tax, except as set forth below under “— Treatment of Ownership and Disposition of the New Notes and Common Stock — Sale, Exchange, Redemption, Conversion or Other Disposition of Notes or Common Stock.”

As described above under “Description of the Exchange Offers and Consent Solicitation — Acceptance of Existing Notes; and Settlement Date; Delivery of Consideration,” accrued and unpaid interest on existing notes that are accepted for exchange will be paid in cash at the closing. Such interest paid on the existing notes to a Non-U.S. Holder will be treated in the same manner as interest paid on the new notes, as described below under “— Tax Consequences to Non-U.S. Holders — Treatment of Ownership and Disposition of the New Notes and Common Stock — Taxation of Interest.”

Consequences to Non-Exchanging Non-U.S. Holders of 13% Notes

The tax consequences to Non-U.S. Holders who do not exchange their existing 13% notes for new 7.5% notes will depend in part on whether the proposed amendments to the existing 13% notes will result in a deemed exchange of the existing 13% notes for deemed new 13% notes, as described above under “Tax Consequences to U.S. Holders — Consequences to Non-Exchanging U.S. Holders of 13% Notes.” As noted therein, we believe that the modifications resulting from the proposed amendments will be treated as economically significant and so would result in a deemed exchange of the existing 13% notes for deemed new 13% notes for U.S. federal income tax purposes, although no actual exchange will occur.

Any gain recognized by Non-U.S. Holders upon such a deemed exchange of the 13% notes generally should be free from United States taxation, other than to the extent that any amount deemed received in such exchange is attributable to accrued but unpaid interest not yet included in income by such Non-U.S. Holder, which will be taxed as interest, as described below under “Tax Consequences to Non-U.S. Holders — Treatment of Ownership and Disposition of the New Notes and Common Stock — Taxation of Interest,” or as otherwise provided below under “Tax Consequences to Non-U.S. Holders — Treatment of Ownership and Disposition of the New Notes and Common Stock — Sale, Exchange, Redemption, Conversion or Other Disposition of Notes or Common Stock.”

The deemed new 13% notes treated as issued in such deemed exchange may be treated as having original issue discount, as described above under “Tax Consequences to U.S. Holders — Consequences to Non-Exchanging U.S. Holders of 13% Notes.” Payments attributable to accrued original issue discount generally are treated as interest for U.S. federal income tax purposes, as described below under “Tax Consequences to Non-U.S. Holders — Treatment of Ownership and Disposition of the New Notes and Common Stock — Taxation of Interest.”

If the proposed amendments to the existing 13% notes do not become effective, there should not be any U.S. federal income tax consequences to Non-U.S. Holders who do not exchange the existing 13% notes for new 7.5% notes.

Treatment of Ownership and Disposition of the New Notes and Common Stock

Taxation of Interest

Payments of interest to nonresident persons or entities, including payments treated as ordinary interest income as described under “— Tax Consequences to U.S. Holders — Treatment of Ownership and Disposition of the New Notes and Common Stock — Sale, Exchange, Conversion, Redemption or Other Taxable Disposition of New Notes” above, generally are subject to U.S. federal income tax at a rate of 30% (or a reduced or zero rate under the terms of an applicable income tax treaty between the United States and the Non-U.S. Holder’s country of residence), collected by means of withholding by the payor.

Payments of interest on the new notes to most Non-U.S. Holders, however, will qualify as “portfolio interest,” and thus will be exempt from U.S. federal income tax, including withholding of such tax, if the Non-U.S. Holders certify their nonresident status as described below.

The portfolio interest exemption will not apply to payments of interest or attributable to OID to a Non-U.S. Holder if the Non-U.S. Holder:

•	owns, actually or constructively, shares of our stock representing at least 10% of the total combined voting power of all classes of our stock entitled to vote;

•	is a “controlled foreign corporation” that is related, directly or indirectly, to us through stock ownership; or

•	is engaged in the conduct of a trade or business in the United States to which such interest payments are effectively connected, and, generally, if an income tax treaty applies, such interest payments are attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder (see the discussion under “— Tax Consequences to Non-U.S. Holders — Treatment of Ownership and Disposition of the New Notes and Common Stock — Income or Gains Effectively Connected with a U.S. Trade or Business” below).

In general, a foreign corporation is a controlled foreign corporation if more than 50% of its stock is owned, actually or constructively, by one or more U.S. persons that each owns, actually or constructively, at least 10% of the corporation’s voting stock.

The portfolio interest exemption, reduction of the withholding rate pursuant to the terms of applicable income tax treaty and several of the special rules for Non-U.S. Holders described below apply only if the holder certifies its nonresident status. A Non-U.S. Holder can meet this certification requirement by providing a properly executed IRS Form W-8BEN or appropriate substitute form to us or our paying agent prior to the payment. If the Non-U.S. Holder holds the new note through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to the agent. The Non-U.S. Holder’s agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries.

Sale, Exchange, Redemption, Conversion or Other Disposition of Notes or Common Stock

Non-U.S. Holders generally will not be subject to U.S. federal income or withholding tax on any gain realized on the sale, exchange, redemption, conversion or other disposition of new notes or common stock (other than with respect to payments treated as ordinary interest income as described under “— Tax Consequences to U.S. Holders — Treatment of Ownership and Disposition of the New Notes and Common

Stock— Sale, Exchange, Conversion, Redemption or Other Taxable Disposition of New Notes” above, which shall be taxed as described under “— Tax Consequences to Non-U.S. Holders — Treatment of Ownership and Disposition of the New Notes and Common Stock — Taxation of Interest”), unless:

•	the gain is effectively connected with the conduct by the Non-U.S. Holder of a U.S. trade or business (and, generally, if an income tax treaty applies, the gain is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder), in which case the gain would be subject to tax as described below under “— Tax Consequences to Non-U.S. Holders — Treatment of Ownership and Disposition of the New Notes and Common Stock — Income or Gains Effectively Connected with a U.S. Trade or Business”;

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the year of disposition and certain other conditions apply, in which case, except as otherwise provided by an applicable income tax treaty, the gain, which may be offset by U.S. source capital losses, would be subject to a flat 30% tax, even though the individual is not considered a resident of the United States; or

•	the rules of the Foreign Investment in Real Property Tax Act (or FIRPTA) (described below) treat the gain as effectively connected with a U.S. trade or business.

The FIRPTA rules may apply to a sale, exchange, redemption or other disposition of new notes or common stock by a Non-U.S. Holder if we currently are, or were at any time within five years before the sale, exchange, redemption, conversion or other disposition (or, if shorter, the Non-U.S. Holder’s holding period for the new notes or common stock disposed of), a “U.S. real property holding corporation” (or USRPHC). In general, we would be a USRPHC if interests in U.S. real estate comprised at least 50% of our assets. We believe that we currently are not, and will not become in the future, a USRPHC.

Dividends

Dividends paid to a Non-U.S. Holder on common stock received on conversion of a new note, including any taxable constructive stock dividends resulting from certain adjustments (or failures to make adjustments) to the number of shares of common stock to be issued on conversion (as described under “— Tax Consequences to U.S. Holders — Treatment of Ownership and Disposition of New Notes and Common Stock — Constructive Distributions” above) generally will be subject to U.S. withholding tax at a 30% rate. Withholding tax applicable to any taxable constructive stock dividends received by a Non-U.S. Holder may be withheld from interest on the new notes, distributions on the common stock, shares of common stock or proceeds subsequently paid or credited to the Non-U.S. Holder. The withholding tax on dividends (including any taxable constructive stock dividends), however, may be reduced under the terms of an applicable income tax treaty between the United States and the Non-U.S. Holder’s country of residence. A Non-U.S. Holder should demonstrate its eligibility for a reduced rate of withholding under an applicable income tax treaty by timely delivering a properly executed IRS Form W-8BEN or appropriate substitute form. A Non-U.S. Holder that is eligible for a reduced rate of withholding under the terms of an applicable income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Dividends on the common stock that are effectively connected with a Non-U.S. Holder’s conduct of a U.S. trade or business are discussed below under “— Tax Consequences to Non-U.S. Holders — Treatment of Ownership and Disposition of the New Notes and Common Stock — Income or Gains Effectively Connected with a U.S. Trade or Business.”

Income or Gains Effectively Connected with a U.S. Trade or Business

The preceding discussion of the U.S. federal income and withholding tax considerations of the purchase, ownership or disposition of new notes or common stock by a Non-U.S. Holder assumes that the holder is not engaged in a U.S. trade or business. If any interest or OID on the new notes, dividends on common stock, or gain from the sale, exchange, redemption, conversion or other disposition of the new notes or common stock is effectively connected with a U.S. trade or business conducted by the Non-U.S. Holder, then the income or gain will be subject to U.S. federal income tax on a net income basis at the regular graduated rates and in the same manner applicable to U.S. holders. If the Non-U.S. Holder is eligible for the benefits of a tax treaty between the United States and the holder’s country of residence, any “effectively connected” income or gain generally will be subject to U.S. federal income tax only if it is also attributable to a permanent establishment or fixed base maintained by the holder in the United States. Payments of interest or dividends that are effectively connected with a U.S. trade or business (and, if a tax treaty applies, attributable to a permanent establishment or fixed base), and therefore included in the gross income of a Non-U.S. Holder, will not be subject to 30% withholding, provided that the holder claims exemption from withholding by timely filing a properly executed IRS Form W-8ECI or appropriate substitute form. If the Non-U.S. Holder is a corporation (or an entity treated as a corporation for U.S. federal income tax purposes), that portion of its earnings and profits that is effectively connected with its U.S. trade or business generally also would be subject to a “branch profits tax.” The branch profits tax rate is generally 30%, although an applicable income tax treaty might provide for a lower rate.

Additional Withholding Tax

In addition, beginning after December 31, 2012, unless certain Non-U.S. Holders (generally foreign entities) meet certain conditions, then pursuant to recently enacted legislation, any payment of dividends and proceeds from the sale of common stock will generally be subject to a 30% U.S. federal withholding tax. Under certain circumstances, a Non-U.S. Holder may be eligible for refunds or credits of such taxes.

Backup Withholding and Information Reporting

The Code and the Treasury regulations require those who make specified payments to report the payments to the IRS. Among the specified payments are interest (including payments attributable to OID), dividends, and proceeds paid by brokers to their customers. This reporting regime is reinforced by “backup withholding” rules, which require the payor to withhold from payments subject to information reporting if the recipient has failed to provide a taxpayer identification number to the payor, furnished an incorrect identification number, or repeatedly failed to report interest or dividends on tax returns. The backup withholding rate is currently 28%.

Payments of interest (including payments attributable to OID) or dividends to U.S. Holders of Notes or common stock generally will be subject to information reporting, and will be subject to backup withholding, unless the holder (1) is an exempt payee, or (2) provides the payor with a correct taxpayer identification number and complies with applicable certification requirements. Payments made to U.S. Holders by a broker upon a sale of new notes or common stock will generally be subject to information reporting and backup withholding. If the sale is made through a foreign office of a foreign broker, however, the sale will generally not be subject to either information reporting or backup withholding. This exception may not apply if the foreign broker is owned or controlled by U.S. persons, or is engaged in a U.S. trade or business.

We must report annually to the IRS the dividends and/or interest (including payments attributable to OID) paid to each Non-U.S. Holder and the tax withheld, if any, with respect to such interest, OID and/or dividends, including any tax withheld pursuant to the rules described under ‘‘— Tax Consequences to Non-U.S. Holders — Treatment of Ownership and Disposition of the New Notes and Common Stock — Taxation of Interest” and “— Tax Consequences to Non-U.S. Holders — Treatment of Ownership and Disposition of the New Notes and Common Stock — Dividends” above. Copies of these reports may be made available to tax authorities in the country where the Non-U.S. Holder resides. Payments to Non-U.S. Holders of dividends on our common stock or interest on the new notes may be subject to backup withholding unless the non-U.S. holder certifies its non-U.S. status on a properly executed IRS Form W-8BEN or appropriate substitute form. Payments made to Non-U.S. Holders by a broker upon a sale of the new notes or our common stock will not be subject to information reporting or backup withholding as long as the Non-U.S. Holder certifies its non-U.S. status or otherwise establishes an exemption.

Any amounts withheld from a payment to a U.S. holder or Non-U.S. Holder of new notes or common stock under the backup withholding rules can be credited against any U.S. federal income tax liability of the holder, provided the required information is timely furnished to the IRS.

BENEFIT PLAN CONSIDERATIONS

The following is a summary of certain considerations associated with the exchange of the existing notes and the acquisition, holding and disposition of new notes by employee benefit plans (such plans, and entities deemed to hold the assets of such plans, “ERISA Plans”) that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and plans, accounts and other arrangements (such plans, accounts and other arrangements, and entities deemed to hold the assets of such plans, together with ERISA Plans, “Plans” and each a “Plan”) subject to Section 4975 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or provisions under any federal, state, local, non-U.S. or other laws or regulations that are substantially similar to such provisions of ERISA or the Code (collectively, “Similar Laws”).

The following summary is based on the provisions of ERISA and the Code and related guidance in effect as of the date of this prospectus. This summary is general in nature and is not intended as a complete summary of these considerations. Future legislation, court decisions, administrative regulations or other guidance may change the requirements summarized in this section. Any of these changes could be made retroactively and could apply to transactions entered into before the change is enacted. In addition, benefit plans that are not subject to ERISA or the Code might be subject to comparable requirements under applicable Similar Laws. We are not making any representation that the exchange of the existing notes and the acquisition, holding and disposition of the new notes by or on the behalf of a Plan meets the fiduciary requirements for investment by Plans generally or any particular Plan or that such an investment is appropriate for Plans generally or any particular Plan. We are not providing investment advice to any Plan, through this prospectus or otherwise, in connection with the exchange offering.

ERISA Fiduciary Responsibilities

ERISA imposes requirements on ERISA Plans and fiduciaries of ERISA Plans. Under ERISA, fiduciaries are identified by function rather than title, and generally include persons who exercise discretionary authority or control over the management of an ERISA Plan or the management and disposition of its assets, who render investment advice with respect to an ERISA Plan for compensation or who have discretionary authority or responsibility in the administration of an ERISA Plan. Before investing any ERISA Plan assets in any new notes offered in connection with this prospectus, you should determine whether the investment:

(1) is permitted under the plan document, trust agreement and other instruments governing the ERISA Plan; and

(2) is appropriate for the ERISA Plan in view of the requirement that plan assets be invested prudently and for the exclusive purpose of providing benefits to participants and their beneficiaries, the ERISA Plan’s overall investment policy and the composition and diversification of its portfolio, taking into account the limited liquidity of the notes.

You should consider all factors and circumstances of a particular investment in the new notes, including, for example, the risk factors discussed in “Risk Factors” and the fact that in the future there may not be a market in which you will be able to sell or otherwise dispose of your interest in the new notes.

Prohibited Transactions

ERISA and the Code prohibit a wide range of transactions involving Plans, on the one hand, and persons who have specified relationships to such Plans, on the other. These persons are called “parties in interest” under ERISA and “disqualified persons” under the Code. The transactions prohibited by ERISA and the Code are called “prohibited transactions.” If you are a party in interest or disqualified person who engages in a prohibited transaction, or a fiduciary who causes a Plan to engage in a prohibited transaction, you may be subject to excise taxes and other penalties and liabilities under ERISA and/or the Code. As a result, if you are considering exchanging existing notes and acquiring the new notes on behalf of a Plan or with Plan assets in the exchange offers, you should consider whether the investment might be a prohibited transaction under ERISA and/or the Code.

Prohibited transactions may arise, for example, if the new notes are acquired by a Plan with respect to which we, the dealer manager, the information agent, the exchange agent and/or any of our or their respective affiliates, are parties in interest or disqualified persons. Exemptions from the prohibited transaction provisions of ERISA and the Code may be available to exempt the exchange of the existing notes and the acquisition, holding and disposition of new notes, depending in part on the type of plan fiduciary making the decision to exchange the existing notes and acquire the new notes and the circumstances under which such decision is made, and provided all of the conditions of the exemption are satisfied. These exemptions include:

(1) Prohibited transaction class exemption (“PTCE”) 75-1 (relating to specified transactions involving employee benefit plans and broker dealers, reporting dealers, and banks);

(2) PTCE 84-14 (relating to specified transactions directed by independent qualified professional asset managers);

(3) PTCE 90-1 (relating to specified transactions involving insurance company pooled separate accounts);

(4) PTCE 91-38 (relating to specified transactions by bank collective investment funds);

(5) PTCE 95-60 (relating to specified transactions involving insurance company general accounts); and

(6) PTCE 96-23 (relating to specified transactions directed by in-house asset managers).

Certain of these exemptions do not, however, provide relief from the provisions of ERISA and the Code that prohibit self-dealing and conflicts of interest by plan fiduciaries. In addition, there is no assurance that any of these class exemptions or any other exemption will be available with respect to any particular transaction involving the new notes.

Because of the foregoing, the notes should not be purchased or held by any person investing assets of any Plan unless such purchase and holding will either not constitute a prohibited transaction under ERISA and the Code or Similar Laws or will be covered by an applicable statutory or administrative exemption.

Representations and Warranties

In view of the foregoing, if you acquire or accept an new note (or any interest therein) offered in connection with this prospectus, you will be deemed to have represented and warranted that either:

(1) you have not used the assets, directly or indirectly, of any Plan or any trust established with respect to a Plan to acquire such note; or

(2) your acquisition and holding of such note (A) is exempt from the prohibited transaction restrictions of ERISA and the Code under one or more prohibited transaction class exemptions or does not constitute a prohibited transaction under ERISA and the Code, (B) meets the applicable fiduciary requirements of ERISA and (C) does not violate any applicable Similar Law.

Any subsequent purchaser of such new notes will be required to make the same representations concerning the use of Plan assets to purchase the new notes.

LEGAL MATTERS

Bingham McCutchen LLP, Boston, Massachusetts will pass upon certain legal matters relating to the exchange offers. Certain legal matters will be passed upon for the dealer manager by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

EXPERTS

The financial statements incorporated in this prospectus by reference to Evergreen Solar Inc.’s Current Report on Form 8-K dated August 11, 2010 and the financial statement schedule and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K of Evergreen Solar Inc. for the year ended December 31, 2009 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements for Sovello AG for the year ended December 31, 2009, incorporated in this prospectus by reference from Evergreen Solar, Inc.’s Annual Report on Form 10-K/A, have been audited by Deloitte & Touche GmbH, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The Exchange Agent:

U.S. Bank National Association

By Hand, Overnight Delivery or Mail (Registered or Certified Mail Recommended):	By Facsimile Transmission (for eligible institutions only):

West Side Flats Operations Center 60 Livingston Avenue St Paul, MN 55107 Attn: Specialized Finance (Evergreen Solar)	(651) 495-8158 Attn: Specialized Finance Fax cover sheets should provide a call back number and request a call back, upon receipt. Confirm receipt by calling: (651) 495-3520

For Information Call

800-934-6802

Questions concerning tender or consent procedures and requests for additional copies of this prospectus or the letter of transmittal and consent or any of the other accompanying documents may be directed to the information agent at the address and telephone number set forth below.

The Information Agent:

The Proxy Advisory Group, LLC®
18 East 41st Street, Suite 2000
New York, New York 10017

Please Call (212) 616-2180

Questions regarding the terms of the exchange offers and consent solicitation should be directed to the dealer manager at the address and telephone number set forth below.

The Dealer Manager for the Exchange Offers and Consent Solicitation:

Lazard Capital Markets LLC
30 Rockefeller Plaza
New York, New York 10020
Attention: Susan Schwab
Telephone: (212) 632-1960

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

As permitted by Section 102 of the General Corporation Law of the State of Delaware, or the DGCL, our certificate of incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director as long as such director acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of Evergreen Solar, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Our certificate of incorporation also provides that:

•	we must indemnify our directors and officers to the fullest extent permitted by Delaware law;

•	we may advance expenses, as incurred, to our directors and executive officers in connection with a legal proceeding to the fullest extent permitted by Delaware law; and

•	we may, to the extent authorized from time to time by our board of directors, indemnify our other employees and agents to the same extent that we indemnify our officers and directors, unless otherwise determined by our board of directors.

Pursuant to Section 145(a) of the DGCL, we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, agent or employee of our company or is or was serving at our request as a director, officer, agent, or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgment, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. Pursuant to Section 145(b) of the DGCL, the power to indemnify also applies to actions brought by or in the right of the corporation as well, but only to the extent of defense expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit. Pursuant to Section 145(b), we shall not indemnify any person in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to us unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. The power to indemnify under Sections 145(a) and (b) of the DGCL applies (i) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (ii) if such person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

The indemnification provisions contained in our certificate of incorporation and by-laws are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise. In addition, we have entered into agreements to indemnify each of our directors and executive officers. These agreements require us to, among other things, indemnify each of our directors and executive officers for any and all expenses (including attorney fees), judgments, fines, penalties and amounts paid in settlement (if such settlement is approved in advance by us, which approval may not be unreasonably withheld), in connection with any action, suit or proceeding arising out of the individual’s status as our director or executive officer and to advance expenses incurred by the individual in connection with any proceeding against the individual with respect to which he or she may be entitled to indemnification by us.

In addition, we will maintain insurance on behalf of our directors and executive officers insuring them against any liability asserted against them in their capacities as directors or officers or arising out of such status.

ITEM 21.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits

Exhibit
Number	Description

1.1	Form of Dealer Manager Agreement***
3.1	Third Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-1/A, filed with the Commission on October 3, 2000, File No. 333-43140)
3.2	Certificate of the Powers, Designations, Preferences and Rights of the Series A Convertible Preferred Stock of the Registrant (incorporated by reference to Exhibit 4.4 to the Company’s Registration Statement on Form S-8, filed with the Commission on June 9, 2003, File No. 333-105963)
3.3	Certificate of Amendment of Third Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the Commission on December 14, 2009, File No. 000-31687)
3.4	Second Amended and Restated By-laws (incorporated by reference to Exhibit 3.4 to the Company’s Registration Statement on Form S-1/A, filed with the Commission on October 3, 2000, File No. 333-43140)
3.5	Amendment No. 1 to Second Amended and Restated By-laws (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the Commission on February 5, 2009, File No. 000-31687)
4.1	Form of Indenture for Subordinated Debt Securities*
4.2	Form of First Supplemental Indenture for New 4% Notes***
4.3	Form of Global New 4% Note (included in Exhibit 4.2)***
4.4	Form of First Supplemental Indenture for Existing 13% Notes***
4.5	Form of Indenture for New 7.5% Notes***
4.6	Form of Global New 7.5% Note (included in Exhibit 4.5)***
5.1	Legal Opinion of Bingham McCutchen LLP**
8.1	Tax Opinion of Bingham McCutchen LLP*
12.1	Statement re: computation of ratio of earnings to fixed charges*
21.1	List of Subsidiaries (incorporated by reference to Exhibit 21.1 to the Company’s Registration Statement on Form S-3, filed with the Commission on May 13, 2010, File No. 333-166777)
23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm*
23.2	Consent of Deloitte & Touche GmbH, Independent Registered Public Accounting Firm*
23.3	Consent of Bingham McCutchen LLP (included in Exhibit 5.1 and Exhibit 8.1)*
24.1	Power of Attorney (incorporated herein by reference to page II-4 of this Registration Statement as filed with the SEC on December 6, 2010)**
25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of U.S. Bank National Association for the Indenture for New 7.5% Notes*
99.1	Form of Letter of Transmittal and Consent*
99.2	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees*
99.3	Form of Letter to Clients*

*	Filed herewith

**	Previously filed

***	To be filed

ITEM 22.	UNDERTAKINGS

1. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

2. The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

3. The undersigned registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

4. The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

5. The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

6. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Marlboro, Commonwealth of Massachusetts, on December 22, 2010.

Evergreen Solar, Inc.

By:	/s/ Michael El-Hillow
Name:     Michael El-Hillow

Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

/s/ Michael El-Hillow Michael El-Hillow		President, Chief Executive Officer and Director (Principal Executive Officer)	December 22, 2010

/s/ Paul Kawa Paul Kawa		Interim Chief Financial Officer (Principal Financial and Accounting Officer)	December 22, 2010

* Edward C. Grady		Chairman of the Board	December 22, 2010

* Tom L. Caldwell		Director	December 22, 2010

* Allan H. Cohen		Director	December 22, 2010

* Dr. Peter W. Cowden		Director	December 22, 2010

* Dr. Susan F. Tierney		Director	December 22, 2010

*By:	/s/ Christian M. Ehrbar Christian M. Ehrbar Attorney-in-fact

EXHIBIT INDEX

(a) Exhibits

Exhibit
Number	Description

1.1	Form of Dealer Manager Agreement***
3.1	Third Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-1/A, filed with the Commission on October 3, 2000, File No. 333-43140)
3.2	Certificate of the Powers, Designations, Preferences and Rights of the Series A Convertible Preferred Stock of the Registrant (incorporated by reference to Exhibit 4.4 to the Company’s Registration Statement on Form S-8, filed with the Commission on June 9, 2003, File No. 333-105963)
3.3	Certificate of Amendment of Third Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the Commission on December 14, 2009, File No. 000-31687)
3.4	Second Amended and Restated By-laws (incorporated by reference to Exhibit 3.4 to the Company’s Registration Statement on Form S-1/A, filed with the Commission on October 3, 2000, File No. 333-43140)
3.5	Amendment No. 1 to Second Amended and Restated By-laws (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the Commission on February 5, 2009, File No. 000-31687)
4.1	Form of Indenture for Subordinated Debt Securities*
4.2	Form of First Supplemental Indenture for New 4% Notes***
4.3	Form of Global New 4% Note (included in Exhibit 4.2)***
4.4	Form of First Supplemental Indenture for Existing 13% Notes***
4.5	Form of Indenture for New 7.5% Notes***
4.6	Form of Global New 7.5% Note (included in Exhibit 4.5)***
5.1	Legal Opinion of Bingham McCutchen LLP**
8.1	Tax Opinion of Bingham McCutchen LLP*
12.1	Statement re: computation of ratio of earnings to fixed charges*
21.1	List of Subsidiaries (incorporated by reference to Exhibit 21.1 to the Company’s Registration Statement on Form S-3, filed with the Commission on May 13, 2010, File No. 333-166777)
23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm*
23.2	Consent of Deloitte & Touche GmbH, Independent Registered Public Accounting Firm*
23.3	Consent of Bingham McCutchen LLP (included in Exhibit 5.1 and Exhibit 8.1)*
24.1	Power of Attorney (incorporated by reference to page II-4 of this Registration Statement as filed with the SEC on December 6, 2010)**
25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of U.S. Bank National Association for the Indenture for New 7.5% Notes*
99.1	Form of Letter of Transmittal and Consent*
99.2	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees*
99.3	Form of Letter to Clients*

*	Filed herewith

**	Previously filed

***	To be filed